                                                       Registration No. 33------

================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C.  20549
                          -----------------------------
                                    FORM S-4
                             REGISTRATION STATEMENT
                                      Under
                           THE SECURITIES ACT OF 1933
                          -----------------------------
                           BOATMEN'S BANCSHARES, INC.
             (Exact name of registrant as specified in its charter)
          MISSOURI                          6712                   43-0672260
(State or other jurisdiction          (Primary Standard          (IRS Employer
      of incorporation            Industrial Classification      Identification
      or organization)                  Code Number)                Number)

                               One Boatmen's Plaza
                                800 Market Street
                           St. Louis, Missouri  63101
                                 (314) 466-7720
   (Address, including zip code and telephone number, including area code, of Registrant's principal executive offices)
                          -----------------------------
                                JAMES W. KIENKER
              Executive Vice President and Chief Financial Officer
                           Boatmen's Bancshares, Inc.
                               One Boatmen's Plaza
                                800 Market Street
                           St. Louis, Missouri  63101
                                 (314) 466-7718
 (Name, address, including zip code, and telephone number, including area code, of agent for service)
                          -----------------------------
                                   Copies to:
              Thomas C. Erb, Esq.                 Charles E. Greef, Esq.
              Lewis, Rice & Fingersh              Jenkens & Gilchrist, P.C.
              500 N. Broadway                     1445 Ross Avenue, Suite 3200
              St. Louis, Missouri  63102          Dallas, Texas  75202-2799
              (314) 444-7600                      (214) 855-4500
                          -----------------------------
      APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE OF THE SECURITIES
                                TO THE PUBLIC:
AS SOON AS PRACTICABLE AFTER THE EFFECTIVE DATE OF THIS REGISTRATION STATEMENT. IF THE SECURITIES BEING REGISTERED ON THIS FORM ARE BEING OFFERED IN CONNECTION
  WITH THE FORMATION OF A HOLDING COMPANY AND THERE IS COMPLIANCE WITH GENERAL
                  INSTRUCTION G, CHECK THE FOLLOWING BOX. / /
                          -----------------------------

                                              CALCULATION OF REGISTRATION FEE
=============================================================================================================================
                                                              PROPOSED MAXIMUM       PROPOSED MAXIMUM
       TITLE OF EACH CLASS OF               AMOUNT TO BE     OFFERING PRICE PER     AGGREGATE OFFERING        AMOUNT OF
     SECURITIES TO BE REGISTERED           REGISTERED(1)            UNIT                 PRICE(2)          REGISTRATION FEE
- -----------------------------------------------------------------------------------------------------------------------------
  Common stock, $1.00 par value(3)            763,254             $18.4703            $14,097,563.70          $4,861.23
=============================================================================================================================

(1) Based upon the assumed maximum number of shares of common stock of the Registrant issuable to holders of common stock of Dalhart Bancshares, Inc., a Texas corporation ("Dalhart"), in the proposed merger of Dalhart into Boatmen's Texas, Inc., a wholly-owned subsidiary of the Registrant ("Boatmen's-Texas"), and the assumed maximum number of shares of common stock of the Registrant issuable to the minority holders of common stock of Citizens State Bank of Dalhart ("Citizens Bank"), a Texas state-chartered banking association and 93.17 percent-owned subsidiary of Dalhart Bancshares of Delaware, Inc., a Delaware corporation and wholly-owned subsidiary of Dalhart, in the proposed merger of Citizens Bank into Boatmen's First National Bank of Amarillo, a national banking association and wholly-owned subsidiary of Boatmen's-Texas ("Boatmen's-Amarillo").
(2) Solely for purposes of calculating the registration fee in accordance with Rule 457(f)(2), the figure represents, as of June 30, 1994, the sum of the book value of the Dalhart securities to be received by the Registrant in the proposed merger of Dalhart into Boatmen's-Texas ($13,207,000.00) and the book value of the 6.83 percent minority interest in Citizens Bank securities to be received by the Registrant in the proposed merger of Citizens Bank into Boatmen's-Amarillo ($890,563.70).
(3) Each share includes one preferred share purchase right which may be exercised upon the occurrence of certain triggering events.

                      -----------------------------
    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE
OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE
REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT
THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN
ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE
COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
================================================================================

                         BOATMEN'S BANCSHARES, INC.

                     CROSS REFERENCE SHEET TO PROSPECTUS
            FORM S-4 HEADING                            PROSPECTUS LOCATION
- --------------------------------------------------------------------------------
 1. Forepart of Registration Statement and
      Outside Front Cover Page of Prospectus .       Forepart of Registration
                                                     Statement and Outside
                                                     Front Cover Page of
                                                     Prospectus

 2. Inside Front and Outside Back Cover Pages
      of Prospectus. . . . . . . . . . . . . .       Inside Front and Outside
                                                     Back Cover Pages of
                                                     Prospectus; Table of
                                                     Contents

 3. Risk Factors, Ratio of Earnings to Fixed
      Charges and Other Information. . . . . .       Summary Information

 4. Terms of the Transaction . . . . . . . . .       Summary Information; The
                                                     Acquisition; Description
                                                     of Boatmen's Capital
                                                     Stock; Comparison of
                                                     Shareholder Rights

 5. Pro Forma Financial Information. . . . . .       Pro Forma Financial Data

 6. Material Contacts with the Company Being
      Acquired . . . . . . . . . . . . . . . .       Summary Information; The
                                                     Acquisition

 7. Additional Information Required for
      Reoffering by Persons and Parties Deemed
      to Be Underwriters . . . . . . . . . . .       *

 8. Interests of Named Experts and Counsel . .       The Acquisition; Legal
                                                     Opinion; Experts

 9. Disclosure of Commission Position on
      Indemnification for Securities Act
      Liabilities. . . . . . . . . . . . . . .       *

10. Information with Respect to S-3
      Registrants. . . . . . . . . . . . . . .       Incorporation of Certain
                                                     Documents by Reference; The
                                                     Acquisition

11. Incorporation of Certain Information by
      Reference. . . . . . . . . . . . . . . .       Incorporation of Certain
                                                     Documents by Reference

12. Information with Respect to S-2 or S-3
      Registrants. . . . . . . . . . . . . . .       *

13. Incorporation of Certain Information by
      Reference. . . . . . . . . . . . . . . .       *


- ----------------------------------------------
*Indicates item not applicable




            FORM S-4 HEADING                            PROSPECTUS LOCATION
- --------------------------------------------------------------------------------

14. Information with Respect to Registrants
      Other than S-3 or S-2 Registrants. . . .       *

15. Information with Respect to S-3 Companies.       *

16. Information with Respect to S-2 or S-3
      Companies. . . . . . . . . . . . . . . .       *

17. Information with Respect to Companies
      Other than S-3 or S-2 Companies. . . . .       Summary Information; The
                                                     Acquisition; Information
                                                     About Dalhart and
                                                     Citizens Bank; Index to
                                                     Financial Statements of
                                                     Dalhart; Index to
                                                     Financial Statements of
                                                     Citizens Bank

18. Information if Proxies, Consents or
      Authorizations are to be Solicited . . .       Incorporation of Certain
                                                     Documents By Reference;
                                                     Summary Information; The
                                                     Special Meetings; The
                                                     Acquisition; Shareholder
                                                     Proposals

19. Information if Proxies, Consents or
      Authorizations are not to be Solicited
      or in an Exchange Offer. . . . . . . . .       *


- ----------------------------------------------
*Indicates item not applicable


                           DALHART BANCSHARES, INC.
                                      AND
                        CITIZENS STATE BANK OF DALHART
                             JOINT PROXY STATEMENT
                            ----------------------
                          BOATMEN'S BANCSHARES, INC.
                                  PROSPECTUS


     This Joint Proxy Statement/Prospectus ("Joint Proxy
Statement/Prospectus") is being furnished to the following:

     1. Shareholders of Dalhart Bancshares, Inc., a Texas corporation ("Dalhart"), in connection with the solicitation of proxies by the Board of Directors of Dalhart for use at the Special Meeting of Shareholders of Dalhart (the "Dalhart Special Meeting") to be held at ----------, local time, on ----------, 1994, at the offices of Citizens State Bank of Dalhart, 323 Denver Avenue, Dalhart, Texas, and any adjournments or postponements thereof; and

     2. Shareholders of Citizens State Bank of Dalhart ("Citizens Bank"), a Texas banking association and 93.17 percent-owned subsidiary of Dalhart Bancshares of Delaware, Inc., a Delaware corporation and wholly-owned subsidiary of Dalhart ("Dalhart-Delaware"), in connection with the solicitation of proxies by the Board of Directors of Citizens Bank for use at the Special Meeting of Shareholders of Citizens Bank (the "Citizens Bank Special Meeting") to be held at ----------, local time, on ----------, 1994, at the offices of Citizens Bank, 323 Denver Avenue, Dalhart, Texas, and any adjournments or postponements thereof.

     At the Dalhart Special Meeting, shareholders of Dalhart will consider and vote upon the Agreement and Plan of Merger (the "Holding Company Merger Agreement"), dated May 19, 1994, among Dalhart, Dalhart-Delaware, Boatmen's Bancshares, Inc., a Missouri corporation ("Boatmen's"), and Boatmen's Texas, Inc., a Missouri corporation and wholly-owned subsidiary of Boatmen's ("Boatmen's-Texas"), which provides for, among other things, the proposed merger of Dalhart-Delaware with and into Dalhart to be followed by the merger of Dalhart with and into Boatmen's-Texas (the "Holding Company Merger"). Upon consummation of the Holding Company Merger, each issued and outstanding share of common stock of Dalhart (other than shares held by any shareholder properly exercising dissenters' rights) will be converted into the right to receive shares of common stock of Boatmen's as described herein.

     At the Citizens Bank Special Meeting, shareholders of Citizens Bank will consider and vote upon the Agreement to Merge (the "Subsidiary Merger Agreement"), dated June 30, 1994, between Citizens Bank and Boatmen's First National Bank of Amarillo, a national banking association and wholly-owned subsidiary of Boatmen's-Texas ("Boatmen's-Amarillo"), which provides for, among other things, the proposed merger of Citizens Bank with and into Boatmen's-Amarillo (the "Subsidiary Bank Merger"). Upon consummation of the Subsidiary Bank Merger, each issued and outstanding share of common stock of Citizens Bank (other than shares held by any shareholder properly exercising dissenters' rights and shares owned by Dalhart-Delaware) will be converted into the right to receive shares of common stock of Boatmen's as described herein.

     This Joint Proxy Statement/Prospectus also constitutes a prospectus of Boatmen's with respect to up to 715,056 shares of common stock of Boatmen's issuable in the Holding Company Merger to holders of common stock of Dalhart and with respect to up to 48,198 shares of common stock of Boatmen's issuable in the Subsidiary Bank Merger to holders of common stock of Citizens Bank (other than Dalhart-Delaware).

     This Joint Proxy Statement/Prospectus and the accompanying form of proxy are first being mailed to shareholders of Dalhart and Citizens Bank on or about ----------, 1994 (the "Mailing Date").

(Continued on Next Page)

       THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY
          THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE
       SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE
       COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON
   THE ACCURACY OR ADEQUACY OF THIS JOINT PROXY STATEMENT/PROSPECTUS.
       ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                   -----------------------------------

      THE SHARES OF BOATMEN'S COMMON STOCK OFFERED HEREBY ARE NOT
        SAVINGS ACCOUNTS, DEPOSITS OR OTHER OBLIGATIONS OF ANY
        BANK OR SAVINGS ASSOCIATION AND ARE NOT INSURED BY THE
       FEDERAL DEPOSIT INSURANCE CORPORATION, THE BANK INSURANCE
                FUND OR ANY OTHER GOVERNMENTAL AGENCY.
                   -----------------------------------

THE DATE OF THIS JOINT PROXY STATEMENT/PROSPECTUS IS -----------, 1994

                         TABLE OF CONTENTS
                         -----------------
                                                              PAGE
                                                              ----
AVAILABLE INFORMATION . . . . . . . . . . . . . . . . . . . . .  1

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE . . . . . . . .  1

SUMMARY INFORMATION . . . . . . . . . . . . . . . . . . . . . .  3
    Introduction. . . . . . . . . . . . . . . . . . . . . . . .  3
    The Parties . . . . . . . . . . . . . . . . . . . . . . . .  3
    The Special Meetings. . . . . . . . . . . . . . . . . . . .  4
         The Dalhart Special Meeting (Applicable to Dalhart
             Shareholders). . . . . . . . . . . . . . . . . . .  4
             Date, Time and Place of Dalhart Special Meeting. .  4
             Matters to be Considered at the Dalhart Special
                  Meeting . . . . . . . . . . . . . . . . . . .  5
             Record Date for the Dalhart Special Meeting. . . .  5
             Vote Required to Approve Holding Company Merger
                  Agreement . . . . . . . . . . . . . . . . . .  5
                  Certain Holders of Dalhart Common . . . . . .  5
         The Citizens Bank Special Meeting (Applicable to
             Citizens Bank Shareholders). . . . . . . . . . . .  5
             Date, Time and Place of Citizens Bank Special
                  Meeting . . . . . . . . . . . . . . . . . . .  5
             Matters to be Considered at the Citizens Bank
                  Special Meeting . . . . . . . . . . . . . . .  5
             Record Date for the Citizens Bank Special
                  Meeting . . . . . . . . . . . . . . . . . . .  5
             Vote Required to Approve Subsidiary Merger
                  Agreement . . . . . . . . . . . . . . . . . .  5
                  Certain Holders of Citizens Bank Common . . .  6
    The Holding Company Merger (Applicable to Dalhart
         Shareholders). . . . . . . . . . . . . . . . . . . . .  6
         Dalhart Merger Consideration . . . . . . . . . . . . .  6
         Escrow of Dalhart Merger Consideration . . . . . . . .  6
         Stock Redemption Agreement; Stock Redemption
             Termination Agreement. . . . . . . . . . . . . . .  7
         Conditions to the Holding Company Merger; Regulatory
             Approvals. . . . . . . . . . . . . . . . . . . . .  8
         Conduct of Business Pending the Holding Company Merger;
             Dividends. . . . . . . . . . . . . . . . . . . . .  8
         Termination of the Holding Company Merger Agreement. .  8
         Payment Upon Occurrence of Certain Triggering Events .  9
         Dissenters' Rights . . . . . . . . . . . . . . . . . . 10
    The Subsidiary Bank Merger (Applicable to Citizens Bank
         Shareholders). . . . . . . . . . . . . . . . . . . . . 10
         Citizens Bank Merger Consideration . . . . . . . . . . 10
         Escrow of Citizens Bank Merger Consideration . . . . . 10
         Conditions to the Subsidiary Bank Merger; Regulatory
             Approvals. . . . . . . . . . . . . . . . . . . . . 11
         Conduct of Business Pending the Subsidiary Bank Merger;
             Dividends. . . . . . . . . . . . . . . . . . . . . 11
         Termination of Subsidiary Merger Agreement . . . . . . 11
         Dissenters' Rights . . . . . . . . . . . . . . . . . . 12
    Value of the Acquisition. . . . . . . . . . . . . . . . . . 12
    Reasons for the Acquisition and Recommendation of the
         Boards of Directors. . . . . . . . . . . . . . . . . . 12
    Management and Operations After the Acquisition . . . . . . 13
    Accounting Treatment. . . . . . . . . . . . . . . . . . . . 13
    Effective Time of the Acquisition . . . . . . . . . . . . . 13
    Interests of Certain Persons in the Acquisition . . . . . . 13
    Federal Income Tax Consequences . . . . . . . . . . . . . . 13
    Comparison of Shareholder Rights. . . . . . . . . . . . . . 14

                                    i

                                                              PAGE
                                                              ----
COMPARATIVE STOCK PRICES. . . . . . . . . . . . . . . . . . . . 15

SELECTED COMPARATIVE PER SHARE DATA . . . . . . . . . . . . . . 16

SELECTED FINANCIAL DATA . . . . . . . . . . . . . . . . . . . . 18

THE SPECIAL MEETINGS. . . . . . . . . . . . . . . . . . . . . . 22
    The Dalhart Special Meeting (Applicable to Dalhart
         Shareholders). . . . . . . . . . . . . . . . . . . . . 22
         Date, Time and Place of Dalhart Special Meeting. . . . 22
         Matters to be Considered at the Dalhart Special
             Meeting. . . . . . . . . . . . . . . . . . . . . . 22
         Record Date for Dalhart Special Meeting. . . . . . . . 22
         Vote Required to Approve the Holding Company Merger
             Agreement. . . . . . . . . . . . . . . . . . . . . 22
         Voting and Revocation of Proxies for Dalhart Special
             Meeting. . . . . . . . . . . . . . . . . . . . . . 23
         Solicitation of Proxies for the Dalhart Special
             Meeting. . . . . . . . . . . . . . . . . . . . . . 23
    The Citizens Bank Special Meeting (Applicable to Citizens
         Bank Shareholders) . . . . . . . . . . . . . . . . . . 23
         Date, Time and Place of Citizens Bank Special Meeting. 23
         Matters to be Considered at the Citizens Bank Special
             Meeting. . . . . . . . . . . . . . . . . . . . . . 23
         Record Date for Citizens Bank Special Meeting. . . . . 23
         Vote Required to Approve the Subsidiary Merger
             Agreement. . . . . . . . . . . . . . . . . . . . . 24
         Voting and Revocation of Proxies for Citizens Bank
             Special Meeting. . . . . . . . . . . . . . . . . . 24
         Solicitation of Proxies for the Citizens Bank Special
             Meeting. . . . . . . . . . . . . . . . . . . . . . 24
    Expenses for Preparation of Joint Proxy
         Statement/Prospectus . . . . . . . . . . . . . . . . . 25
    Mailing Date of Joint Proxy Statement/Prospectus. . . . . . 25

THE PARTIES . . . . . . . . . . . . . . . . . . . . . . . . . . 25
    Boatmen's Bancshares, Inc.. . . . . . . . . . . . . . . . . 25
         General. . . . . . . . . . . . . . . . . . . . . . . . 25
         Pending Acquisitions . . . . . . . . . . . . . . . . . 25
    Boatmen's Texas, Inc. . . . . . . . . . . . . . . . . . . . 27
    Boatmen's First National Bank of Amarillo . . . . . . . . . 27
    Dalhart Bancshares, Inc.. . . . . . . . . . . . . . . . . . 27
    Dalhart Bancshares of Delaware, Inc.. . . . . . . . . . . . 27
    Citizens State Bank of Dalhart. . . . . . . . . . . . . . . 27

THE ACQUISITION . . . . . . . . . . . . . . . . . . . . . . . . 28
    Background of the Acquisition . . . . . . . . . . . . . . . 28
    Reasons for the Acquisition . . . . . . . . . . . . . . . . 29
    Recommendation of the Boards of Directors . . . . . . . . . 29
    The Holding Company Merger (Applicable to Dalhart
         Shareholders). . . . . . . . . . . . . . . . . . . . . 29
         Dalhart Merger Consideration . . . . . . . . . . . . . 29
         Escrow of Dalhart Merger Consideration . . . . . . . . 30
         Stock Redemption Agreement; Stock Redemption
             Termination Agreement. . . . . . . . . . . . . . . 31
         Form of the Holding Company Merger . . . . . . . . . . 32
         Conduct of Business Pending the Holding Company Merger;
             Dividends. . . . . . . . . . . . . . . . . . . . . 32
         Conditions to Consummation of the Holding Company
             Merger . . . . . . . . . . . . . . . . . . . . . . 32
         Regulatory Approvals . . . . . . . . . . . . . . . . . 33
         Termination or Abandonment . . . . . . . . . . . . . . 33

                                    ii

                                                              PAGE
                                                              ----
         Payment Upon Occurrence of Certain Triggering Events . 33
         Dissenters' Rights . . . . . . . . . . . . . . . . . . 34
         Exchange of Dalhart Stock Certificates; Fractional
             Shares . . . . . . . . . . . . . . . . . . . . . . 36
         Representations and Warranties of Dalhart, Dalhart-
             Delaware, Boatmen's and Boatmen's-Texas. . . . . . 37
         Certain Other Agreements . . . . . . . . . . . . . . . 38
         No Solicitation. . . . . . . . . . . . . . . . . . . . 40
         Indemnification and Insurance. . . . . . . . . . . . . 40
         Waiver and Amendment . . . . . . . . . . . . . . . . . 41
         Expenses and Fees. . . . . . . . . . . . . . . . . . . 41
    The Subsidiary Bank Merger (Applicable to Citizens Bank
         Shareholders). . . . . . . . . . . . . . . . . . . . . 41
         Citizens Bank Merger Consideration . . . . . . . . . . 41
         Escrow of Citizens Bank Merger Consideration . . . . . 42
         Form of Subsidiary Bank Merger . . . . . . . . . . . . 43
         Conduct of Business Pending the Subsidiary Bank Merger;
             Limitations on Dividends and Sales of Assets . . . 43
         Certain Conditions to Consummation of the Subsidiary
             Bank Merger; Regulatory Approvals. . . . . . . . . 43
         Termination or Abandonment . . . . . . . . . . . . . . 43
         Dissenters' Rights . . . . . . . . . . . . . . . . . . 43
         Exchange of Citizens Bank Stock Certificates;
             Fractional Shares. . . . . . . . . . . . . . . . . 44
         Board Composition. . . . . . . . . . . . . . . . . . . 44
    Interests of Certain Persons in the Acquisition . . . . . . 44
    Effective Time. . . . . . . . . . . . . . . . . . . . . . . 45
    Federal Income Tax Consequences . . . . . . . . . . . . . . 45
    Accounting Treatment. . . . . . . . . . . . . . . . . . . . 47
    Management and Operations After the Acquisition . . . . . . 47
    Effect on Employee Benefit Plans. . . . . . . . . . . . . . 47
    Resale of Boatmen's Common. . . . . . . . . . . . . . . . . 47

PRO FORMA FINANCIAL DATA. . . . . . . . . . . . . . . . . . . . 49

DESCRIPTION OF BOATMEN'S CAPITAL STOCK. . . . . . . . . . . . . 57
    Boatmen's Common. . . . . . . . . . . . . . . . . . . . . . 57
    Boatmen's Series B Preferred Stock. . . . . . . . . . . . . 58

COMPARISON OF SHAREHOLDER RIGHTS. . . . . . . . . . . . . . . . 58
    Shareholder Vote Required for Certain Transactions. . . . . 59
    Special Meetings of Shareholders; Shareholder Action by
         Written Consent. . . . . . . . . . . . . . . . . . . . 61
    Notice of Shareholder Nominations of Directors. . . . . . . 62
    Shareholder Proposal Procedures . . . . . . . . . . . . . . 62
    Shareholder Rights Plan . . . . . . . . . . . . . . . . . . 62
    Dissenters' Rights. . . . . . . . . . . . . . . . . . . . . 65
    Takeover Statutes . . . . . . . . . . . . . . . . . . . . . 66
    Liability of Directors; Indemnification . . . . . . . . . . 66
    Consideration of Non-Shareholder Interests. . . . . . . . . 68

                                    iii

                                                              PAGE
                                                              ----
INFORMATION ABOUT DALHART AND CITIZENS BANK . . . . . . . . . . 68
    Business of Dalhart and Citizens Bank . . . . . . . . . . . 68
    Management's Discussion and Analysis of Financial Condition
         and Results of Operations of Dalhart . . . . . . . . . 69
    Management's Discussion and Analysis of Financial Condition
         and Results of Operations of Citizens Bank . . . . . .103
    Security Ownership of Certain Beneficial Owners and
         Management of Dalhart. . . . . . . . . . . . . . . . .138
    Security Ownership of Certain Beneficial Owners and
         Management of Citizens Bank. . . . . . . . . . . . . .140

LEGAL PROCEEDINGS . . . . . . . . . . . . . . . . . . . . . . .141

LEGAL OPINION . . . . . . . . . . . . . . . . . . . . . . . . .141

EXPERTS . . . . . . . . . . . . . . . . . . . . . . . . . . . .141
    Independent Auditors for Boatmen's  . . . . . . . . . . . .141
    Independent Auditors for Dalhart and Citizens Bank. . . . .142
    Presence at Special Meeting . . . . . . . . . . . . . . . .142

SHAREHOLDER PROPOSALS . . . . . . . . . . . . . . . . . . . . .142

INDEX TO FINANCIAL STATEMENTS OF DALHART. . . . . . . . . . . CF-1

INDEX TO FINANCIAL STATEMENTS OF CITIZENS BANK. . . . . . . . BF-1

EXHIBIT A . . . . . . . . . . . . . . . . . . . . . . . . . . .A-1
EXHIBIT B . . . . . . . . . . . . . . . . . . . . . . . . . . .B-1
EXHIBIT C . . . . . . . . . . . . . . . . . . . . . . . . . . .C-1
EXHIBIT D . . . . . . . . . . . . . . . . . . . . . . . . . . .D-1
EXHIBIT E . . . . . . . . . . . . . . . . . . . . . . . . . . .E-1

NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS JOINT PROXY STATEMENT/PROSPECTUS IN CONNECTION WITH THE OFFERING DESCRIBED HEREIN AND ANY SUCH INFORMATION OR REPRESENTATION, IF GIVEN OR MADE, MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY BOATMEN'S, DALHART OR CITIZENS BANK. THIS JOINT PROXY STATEMENT/PROSPECTUS DOES NOT CONSTITUTE A SOLICITATION OR AN OFFERING OF ANY SECURITIES OTHER THAN THE REGISTERED SECURITIES TO WHICH IT RELATES OR IN ANY JURISDICTION TO ANY PERSON TO WHOM IT WOULD BE UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION IN SUCH JURISDICTION. THE DELIVERY OF THIS JOINT PROXY STATEMENT/PROSPECTUS AT ANY TIME DOES NOT IMPLY THAT ANY INFORMATION HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.


                       AVAILABLE INFORMATION

    Boatmen's is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "S.E.C."). The reports, proxy statements and other information can be inspected and copied at the public reference facilities of the S.E.C., Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the regional offices of the S.E.C. located at 7 World Trade Center, New York, New York 10048, and Suite 1400, Northwestern Atrium Center, 500 West Madison Street, Chicago, Illinois 60661, and copies of such materials can be obtained from the public reference section of the S.E.C. at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. In addition, reports, proxy statements and other information concerning Boatmen's may be inspected at the offices of the National Association of Securities Dealers, Inc., 1735 K Street, N.W., Washington, D.C. 20006.

    Boatmen's has filed with the S.E.C. a Registration Statement on Form S-4 (together with any amendments thereto, the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the common stock of Boatmen's to be issued pursuant to the Holding Company Merger and the Subsidiary Bank Merger described herein. This Joint Proxy Statement/Prospectus does not contain all the information set forth in the Registration Statement and the exhibits thereto. Such additional information may be obtained from the S.E.C.'s principal office in Washington, D.C. Statements contained in this Joint Proxy Statement/Prospectus or in any document incorporated in this Joint Proxy Statement/Prospectus by reference as to the contents of any contract or other document referred to herein or therein are not necessarily complete, and in each instance where reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement or such other document, each such statement is qualified in all respects by such reference.

          INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

    The following documents filed with the S.E.C. by Boatmen's (File No. 1-3750) and Worthen Banking Corporation ("Worthen") (File No. 1-
8525) (see "THE PARTIES -- Boatmen's Bancshares, Inc. -- Pending Acquisitions) pursuant to the Exchange Act are incorporated by reference in this Joint Proxy Statement/Prospectus:

    1.   Boatmen's Annual Report on Form 10-K for the year ended
         December 31, 1993;

    2. Boatmen's Quarterly Reports on Form 10-Q for the quarters ended March 31, 1994 and June 30, 1994;

    3. The description of the common stock of Boatmen's contained in Boatmen's Registration Statement on Form 8-A under the Exchange Act, as amended under cover of Form 8 dated
         July 15, 1988, and the description of the preferred share purchase rights contained in Boatmen's Registration Statement on Form 8-A under the Exchange Act, filed
         August 14, 1990;

    4.   Boatmen's Current Report on Form 8-K dated September 2,
         1994;

    5.   Worthen's Annual Report on Form 10-K for the year ended
         December 31, 1993;

    6. Worthen's Quarterly Reports on Form 10-Q for the quarters ended March 31, 1994 and June 30, 1994; and

    7. Worthen's Current Reports on Form 8-K dated June 24, 1994 and September 9, 1994.

    All documents and reports filed by Boatmen's and Worthen pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Joint Proxy Statement/Prospectus and prior to the date of the special meetings of shareholders of Dalhart and Citizens Bank shall be deemed to be incorporated by reference in this Joint Proxy Statement/Prospectus and to be a part hereof from the dates of filing of such documents or reports. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Joint Proxy Statement/Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Joint Proxy Statement/Prospectus.

    THIS JOINT PROXY STATEMENT/PROSPECTUS INCORPORATES DOCUMENTS RELATING TO BOATMEN'S AND WORTHEN BY REFERENCE WHICH ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. THESE DOCUMENTS (EXCLUDING UNINCORPORATED EXHIBITS) ARE AVAILABLE, WITHOUT CHARGE UPON WRITTEN OR ORAL REQUEST, TO ANY PERSON, INCLUDING ANY BENEFICIAL OWNER, TO WHOM THIS JOINT PROXY STATEMENT/PROSPECTUS IS DELIVERED, TO KEVIN R. STITT, DIRECTOR OF INVESTOR RELATIONS, BOATMEN'S BANCSHARES, INC., ONE BOATMEN'S PLAZA, 800 MARKET STREET, ST. LOUIS, MISSOURI 63101 (TELEPHONE NUMBER (314) 466-7662). IN ORDER TO ENSURE TIMELY DELIVERY OF THE DOCUMENTS, ANY REQUEST SHOULD BE MADE BY
- ------------, 1994.

                        SUMMARY INFORMATION

    The following is a brief summary of certain information contained elsewhere in this Joint Proxy Statement/Prospectus. The following summary is not intended to be complete and is qualified in all respects by the information appearing elsewhere herein or incorporated by reference into this Joint Proxy Statement/Prospectus, the Exhibits hereto and the documents referred to herein. All information contained in this Joint Proxy Statement/Prospectus relating to Boatmen's and its subsidiaries has been supplied by Boatmen's and all information relating to Dalhart and its subsidiaries has been supplied by Dalhart. Shareholders are urged to read this Joint Proxy Statement/Prospectus and the Exhibits hereto in their entirety.


                           INTRODUCTION

    This Joint Proxy Statement/Prospectus relates to (i) an
Agreement and Plan of Merger dated May 19, 1994 (the "Holding Company Merger Agreement"), among Dalhart Bancshares, Inc., a Texas corporation ("Dalhart"), Dalhart Bancshares of Delaware, Inc., a
Delaware corporation and wholly-owned subsidiary of Dalhart ("Dalhart-Delaware"), Boatmen's Bancshares, Inc., a Missouri corporation ("Boatmen's"), and Boatmen's Texas, Inc., a Missouri corporation and wholly-owned subsidiary of Boatmen's, which provides for, among other things, the merger (the "Holding Company Merger") of Dalhart with and into Boatmen's-Texas, and (ii) an Agreement to Merge, dated June 30, 1994 (the "Subsidiary Merger Agreement"), between Citizens State Bank of Dalhart, a Texas state-chartered bank and 93.17 percent-owned subsidiary of Dalhart-Delaware ("Citizens Bank"), and Boatmen's First National Bank of Amarillo, a national banking association and wholly-owned subsidiary of Boatmen's-Texas ("Boatmen's-Amarillo"), which provides for, among other things, the merger (the "Subsidiary Bank Merger") of Citizens Bank with and into Boatmen's-Amarillo.

    As a result of the Holding Company Merger and the Subsidiary
Bank Merger (which are referred to herein collectively as the "Acquisition"), Boatmen's will effectively acquire beneficial ownership of all of the issued and outstanding stock of Dalhart and Citizens Bank.

    The summary set forth in this Joint Proxy Statement/Prospectus of certain provisions of the Holding Company Merger Agreement and the Subsidiary Merger Agreement is qualified in its entirety by reference to the full text of the Holding Company Merger Agreement, which is incorporated by reference herein and attached as Exhibit A to this Joint Proxy Statement/Prospectus, and the full text of the Subsidiary Merger Agreement, which is incorporated by reference herein and attached as Exhibit B to this Joint Proxy Statement/Prospectus.


                            THE PARTIES

    Boatmen's is a multi-bank holding company headquartered in St. Louis, Missouri. At June 30, 1994, Boatmen's had consolidated assets of approximately $27.6 billion and shareholders' equity of $2.2 billion, making it the largest bank holding company in Missouri and among the 30 largest in the United States. Boatmen's
49 subsidiary banks, including a federal savings bank, operate from over 400 locations in Missouri, Arkansas, Illinois, Iowa, Kansas, New Mexico, Oklahoma, Tennessee and Texas. Boatmen's also ranks among the 16 largest providers of trust services in the nation, with approximately $34.2 billion in assets under management at June 30, 1994. Boatmen's other principal businesses include a mortgage banking company, a credit life insurance company, a credit card company and an insurance agency. The principal executive offices of Boatmen's are at One Boatmen's Plaza, 800 Market Street,
St. Louis, Missouri 63101 (telephone number (314) 466-6000).

    Boatmen's-Texas is a wholly-owned subsidiary of Boatmen's which, in turn, owns all of the capital stock of Boatmen's-Amarillo. At
June 30, 1994, Boatmen's-Texas had consolidated assets of approximately $1 billion and shareholders' equity of $77 million.
The principal executive offices of Boatmen's-Texas are at One
Boatmen's Plaza, 800 Market Street, St. Louis, Missouri 63101
(telephone number (314) 466-6000).

    Boatmen's-Amarillo is a national banking association headquartered in Amarillo, Texas, with nine offices located in Amarillo, Canyon and Dumas, Texas. Boatmen's-Amarillo, which commenced operations in 1890, was acquired by Boatmen's on November 30, 1993. All of the outstanding capital stock of Boatmen's-Amarillo is owned by Boatmen's-Texas. At June 30, 1994, Boatmen's-Amarillo had assets of approximately $1 billion, deposits of $665 million, and shareholders' equity of $74 million. Boatmen's-Amarillo, the largest commercial bank in terms of assets, deposits and earnings in its service area which includes northwestern Texas, known as the "Panhandle", and portions of eastern New Mexico, southwestern Kansas, southeastern Colorado and western Oklahoma, offers a broad range of commercial and retail banking services as well as other financial services to its customers. Deposit products include certificates of deposit, individual retirement accounts and other time deposits, checking and other demand deposit accounts, savings accounts and money market accounts. Loans include commercial and industrial, real estate, mortgage, consumer and agricultural. Other products and services include full service brokerage, credit cards, credit-related insurance, automatic teller machines, safe deposit boxes and trust services. The principal executive offices of Boatmen's-Amarillo are at Eighth & Taylor, Amarillo, Texas 79101 (telephone number (806) 378-1400).

    Dalhart is a bank holding company headquartered in Dalhart, Texas. Dalhart's wholly-owned subsidiary, Dalhart-Delaware, owns
93.17 percent of the outstanding capital stock of Citizens Bank. The businesses of Dalhart and Dalhart-Delaware consist primarily of the ownership, supervision and control of Citizens Bank. At June 30, 1994, Dalhart had consolidated assets of approximately $132 million and shareholders' equity of $13 million.

    Dalhart-Delaware is a bank holding company headquartered in Wilmington, Delaware. Dalhart-Delaware owns 93.17 percent of the outstanding capital stock of Citizens Bank. Under applicable Texas law, the ownership of the stock of Citizens Bank by an intermediate out-of-state holding company, such as Dalhart-Delaware, rather than by Dalhart directly, eliminates the Texas franchise tax liability of Dalhart.

    Citizens Bank is a Texas state-chartered bank headquartered in Dalhart, Texas. Citizens Bank operates from its main office in Dalhart, Texas, and from its three branches in Amarillo, Childress and Vega, Texas. Citizens Bank offers complete banking services to the commercial and residential areas which it serves. At June 30, 1994, Citizens Bank had assets of approximately $131 million and shareholders' equity of $13 million.

    The principal executive offices of Dalhart, Dalhart-Delaware and Citizens Bank are at 323 Denver Avenue, Dalhart, Texas 79022
(telephone number (806) 249-6421).


                       THE SPECIAL MEETINGS

THE DALHART SPECIAL MEETING (APPLICABLE TO DALHART SHAREHOLDERS)

    Date, Time and Place of Dalhart Special Meeting

    The special meeting of the shareholders of Dalhart (the "Dalhart Special Meeting") will be held at the offices of Citizens Bank, 323 Denver Avenue, Dalhart, Texas 79022 on ------------, 1994, at
- -----------, local time.

    Matters to be Considered at the Dalhart Special Meeting

    At the Dalhart Special Meeting, holders of common stock, par value $10.00 per share, of Dalhart ("Dalhart Common") will consider and vote upon approving the Holding Company Merger Agreement providing for, among other things, the Holding Company Merger of Dalhart with and into Boatmen's-Texas.

    Record Date for the Dalhart Special Meeting

    The record date for the Dalhart Special Meeting is ------------, 1994.

    Vote Required to Approve Holding Company Merger Agreement

    Approval and adoption of the Holding Company Merger Agreement will require the affirmative vote of a majority of the outstanding shares of Dalhart Common entitled to vote thereon. Holders of Dalhart Common will be entitled to one vote per share.

    Certain Holders of Dalhart Common

    As of June 30, 1994, executive officers and directors of Dalhart and their affiliates may be deemed to have owned beneficially 86,083 shares (approximately 86%) of Dalhart Common, all of which are expected by management of Dalhart to be voted in favor of the Holding Company Merger Agreement.

THE CITIZENS BANK SPECIAL MEETING (APPLICABLE TO CITIZENS BANK
SHAREHOLDERS)

    Date, Time and Place of Citizens Bank Special Meeting

    The special meeting of the shareholders of Citizens Bank (the
"Citizens Bank Special Meeting") will be held at the offices of Citizens Bank, 323 Denver Avenue, Dalhart, Texas 79022 on
- ------------, 1994, at -----------, local time.

    Matters to be Considered at the Citizens Bank Special Meeting

    At the Citizens Bank Special Meeting, holders of common stock, par value $100.00 per share, of Citizens Bank ("Citizens Bank
Common") will consider and vote upon approving the Subsidiary Merger Agreement providing for, among other things, the Subsidiary Bank
Merger of Citizens Bank with and into Boatmen's-Amarillo.

    Record Date for the Citizens Bank Special Meeting

    The record date for the Citizens Bank Special Meeting is
- ------------, 1994.

    Vote Required to Approve Subsidiary Merger Agreement

    Approval and adoption of the Subsidiary Merger Agreement will require the affirmative vote of two-thirds (2/3) of the outstanding shares of Citizens Bank Common entitled to vote thereon. Holders of Citizens Bank Common will be entitled to one vote per share.

    Certain Holders of Citizens Bank Common

    As of June 30, 1994, Dalhart-Delaware and executive officers and directors of Citizens Bank and their affiliates owned beneficially 18,943 shares (94.72%) of Citizens Bank Common, all of which are expected by management of Citizens Bank to be voted in favor of the Subsidiary Merger Agreement.


                    THE HOLDING COMPANY MERGER
               (APPLICABLE TO DALHART SHAREHOLDERS)

Dalhart Merger Consideration

    At the time the Holding Company Merger is consummated (the
"Effective Time"), Dalhart will merge into Boatmen's-Texas and, as a result thereof, each share of Dalhart Common, other than shares any holders of which have duly exercised and perfected their dissenters' rights under the Texas Business Corporation Act (the "Texas Law"), will be converted into 6.3599 shares (the "Dalhart Conversion Ratio") of common stock, par value $1.00 per share, of Boatmen's ("Boatmen's Common"), together with any rights attached thereto, under or by virtue of the Rights Agreement, dated August 14, 1990, between Boatmen's and Boatmen's Trust Company, as Rights Agent (as described on page 62 hereto) (such number of shares, together with any cash payment in lieu of fractional shares, as described herein, is referred to herein as the "Dalhart Merger Consideration"). The Dalhart Conversion Ratio and the Dalhart Merger Consideration are subject to possible increase as described herein. In addition, a portion of the Dalhart Merger Consideration is subject to an Escrow Agreement described herein. No fractional shares of Boatmen's Common will be issued and, in lieu thereof, holders of shares of Dalhart Common who would otherwise be entitled to a fractional share interest (after taking into account all shares of Dalhart Common held by such holder exclusive of any interest in the Dalhart Escrow Shares (defined herein)) will be paid an amount in cash equal to the product of such fractional share interest and the closing price of a share of Boatmen's Common on the Nasdaq Stock
Market's National Market (the "Nasdaq") on the business day immediately preceding the date on which the Effective Time occurs.

    The Holding Company Merger Agreement provides that the Dalhart
Merger Consideration would be subject to possible increase should the Effective Time occur after the record date for the payment of the regular quarterly dividend on Boatmen's Common declared during the fourth quarter of 1994 or the first quarter of 1995. In such event, the Dalhart Merger Consideration will be increased by adding to the Dalhart Conversion Ratio the quotient of (i) the product of (A) the amount of such quarterly dividend or dividends, as the case may be, multiplied by (B) 6.3599, divided by (ii) the average closing price of a share of Boatmen's Common on Nasdaq during the twenty trading days immediately preceding the fifth calendar day immediately preceding the closing date of the Holding Company Merger (the "Boatmen's Average Price")

    In addition to the foregoing, the Holding Company Merger Agreement provides for an adjustment to the Dalhart Conversion Ratio should Dalhart receive or become entitled to receive prior to the closing date of the Holding Company Merger (the "Closing Date"), the proceeds of a $1,000,000 insurance policy on the life of a principal shareholder of Dalhart. In such event, the Dalhart Conversion Ratio will be increased by an amount equal to the quotient of $1,000,000 divided by the number of issued and outstanding shares of Dalhart Common divided, again, by the Boatmen's Average Price. No assurance can be given whether the Dalhart Merger Consideration would be adjusted as described herein.

Escrow of Dalhart Merger Consideration

    Dalhart, Dalhart-Delaware, Boatmen's, Boatmen's-Texas and Citizens Bank will enter into an Escrow Agreement (the "Escrow Agreement"), to provide for the escrow of a portion of the Dalhart Merger

Consideration having a value of $929,550.  The purpose of the
Escrow Agreement is to provide a reserve from the aggregate Dalhart Merger Consideration for the satisfaction and payment of any judgment on or settlement of certain pending litigation against Citizens Bank, certain of its employees and others styled Western National Bank v.
                                           ------------------------
Citizens State Bank, Curtis Beard, Prestige Lending Corporation and
- -------------------------------------------------------------------
Robert P. Mulroy (District Court of Dallas County, Texas, Cause
- ----------------
No. 94-04206-L), (the "WNB" Claim"), and all costs and expenses incurred in responding to and defending against the WNB Claim. The WNB Claim alleges certain business torts against Citizens Bank and others in connection with the generation of certain mortgage-related business sought by the claimant, a competing financial institution. See "LEGAL PROCEEDINGS."

    Pursuant to the terms of the Holding Company Merger Agreement and the Escrow Agreement, a portion of the Dalhart Merger Consideration equal to the quotient of (a) the number of shares of Boatmen's Common as equals the quotient of $929,550 divided by the Boatmen's Average Price and (b) the number of shares of Dalhart Common issued and outstanding immediately prior to the Effective Time (which are held by shareholders who have not duly exercised and perfected their dissenters' rights under the Texas Law), will be issued and delivered by Boatmen's to the escrow agent on the Closing Date (the "Dalhart Escrow Shares"). The balance of the Dalhart Merger Consideration will be issued to the holders of Dalhart Common. During the period in which the Dalhart Escrow Shares are held by the escrow agent pursuant to the Escrow Agreement, shareholders of Dalhart Common who would otherwise be entitled to receive the Dalhart Escrow Shares but for the Escrow Agreement (the "Eligible Dalhart Shareholders") will be entitled to receive their pro rata share of any dividend or other distribution which may be paid on the Dalhart Escrow Shares. In addition, such Eligible Dalhart Shareholder is entitled to exercise all voting rights with regard to his or her pro rata interest in the Dalhart Escrow Shares.

    The Eligible Dalhart Shareholders are represented by a Shareholders' Committee comprised of three individuals. The
Shareholders' Committee and Boatmen's-Amarillo, as successor by merger with Citizens Bank, will consult with one another regarding resolution of the WNB Claim.

    Upon termination of the Escrow Agreement by reason of resolution or termination of the WNB Claim, the Dalhart Escrow Shares, less a certain number of the Dalhart Escrow Shares necessary to reflect the cost and expense of defending the WNB Claim, would be distributed to the Eligible Dalhart Shareholders. The full text of the Escrow Agreement is attached as Exhibit C to this Joint Proxy Statement/Prospectus and is incorporated herein by this reference.

Stock Redemption Agreement; Stock Redemption Termination Agreement

    Dalhart and Catherine D. Koehler, a principal shareholder of Dalhart, have entered into a Redemption Agreement, dated as of January 8, 1993. The Redemption Agreement grants Dalhart an option to repurchase Mrs. Koehler's shares of Dalhart Common upon her death.
To facilitate the possible repurchase of the shares of Dalhart Common owned by Mrs. Koehler, Dalhart purchased, maintains and is the sole beneficiary of a One Million Dollar ($1,000,000) whole-life insurance policy on the life of Mrs. Koehler. As described herein, the Dalhart Conversion Ratio is subject to adjustment should Dalhart receive or become entitled to receive prior to the Closing Date the proceeds of such policy. In connection with the transactions contemplated by the Holding Company Merger Agreement, Dalhart and Mrs. Koehler have entered into a Stock Redemption Termination Agreement, dated as of May 19, 1994, pursuant to which the Redemption Agreement would be terminated effective as of the Closing Date without the repurchase of Mrs. Koehler's shares of Dalhart Common having been effected. Should the Holding Company Merger Agreement be terminated, or should the Holding Company Merger not be consummated by May 19, 1995, the Stock Redemption Termination Agreement shall terminate and the Repurchase Agreement shall commence in full force and effect. As discussed herein, the obligations of Boatmen's to effect the Holding Company Merger and the Subsidiary Bank Merger are subject to the continued enforceability and effectiveness of the Stock Redemption Termination Agreement. The Redemption Agreement and the Stock Redemption Termination Agreement are attached as an exhibit to the Holding Company Merger Agreement, attached as Exhibit A to this Joint Proxy Statement/Prospectus.

Conditions to the Holding Company Merger; Regulatory Approvals

    The Holding Company Merger is subject to various conditions including, among other things, (i) approval of the Holding Company Merger Agreement by the requisite majority vote of the shareholders of Dalhart and approval of the Subsidiary Merger Agreement by the requisite two-thirds (2/3) vote of shareholders of Citizens Bank;
(ii) receipt of regulatory approvals of the Holding Company Merger from the Board of Governors of the Federal Reserve System (the "Federal Reserve") and the Texas Department of Banking; (iii) receipt of regulatory approvals of the Subsidiary Bank Merger from the Office of the Comptroller of the Currency (the "O.C.C."); (iv) receipt of a ruling from the Internal Revenue Service (the "I.R.S.") or opinion of counsel on certain tax aspects of the Holding Company Merger;
(v) receipt of an accounting opinion to the effect that the Holding Company Merger and the Subsidiary Bank Merger qualify for "pooling of interests" accounting treatment; and (vi) the occurrence of no material adverse changes in the businesses of Boatmen's or Dalhart. The Holding Company Merger may not be consummated until the 30th day after the date of Federal Reserve approval. Applications for the required regulatory approval from the Federal Reserve and the Texas Department of Banking, for approval of the Holding Company Merger, and with the O.C.C., for approval of the Subsidiary Bank Merger, have been filed and are pending.

Conduct of Business Pending the Holding Company Merger; Dividends

    Pursuant to the Holding Company Merger Agreement, Dalhart has agreed to carry on its business in the usual, regular and ordinary course in substantially the same manner as conducted prior to the execution of the Holding Company Merger Agreement. The Holding Company Merger Agreement provides that Dalhart may not declare or pay any dividend or make any other distribution to shareholders, whether in cash, stock or other property, after the date of the Holding Company Merger Agreement.

Termination of the Holding Company Merger Agreement

    The Holding Company Merger Agreement may be terminated at any time prior to the Effective Time: (i) by either party if the Holding Company Merger is not consummated on or prior to May 19, 1995;
(ii) by mutual agreement of Boatmen's and Dalhart; (iii) by Boatmen's or Dalhart in the event of a material breach by the other of any of its representations and warranties or agreements under the Holding Company Merger Agreement not cured within thirty days after notice of such breach is given by the non-breaching party; (iv) by either party in the event all the conditions to its obligations are not satisfied or waived (and not cured within any applicable cure period); (v) by Boatmen's in the event that Dalhart or Citizens Bank becomes a party or subject to any new or amended written agreement, memorandum of understanding, cease and desist order, imposition of civil money penalties or other regulatory enforcement action or proceeding with any federal or state agency charged with the supervision or regulation of banks or bank holding companies after the date of the Holding Company Merger Agreement (except with respect to any such regulatory enforcement action that could be terminated on or before the Closing Date through reasonable efforts of Boatmen's and Dalhart and that would not require any capital infusion to be made or other action having a financial effect materially adverse to the financial benefits of the Holding Company Merger to Boatmen's); and (vi) by Boatmen's if certain reports of environmental inspection on the real properties of Dalhart to be obtained pursuant to the Holding Company Merger Agreement should disclose any contamination or presence of hazardous wastes, the estimated clean up or other remedial cost of which exceeds $400,000.

Payment Upon Occurrence of Certain Triggering Events

    The Holding Company Merger Agreement provides that upon the occurrence of one or more Triggering Events (as described herein), Dalhart will pay to Boatmen's the sum of Seven Hundred Fifty Thousand Dollars ($750,000).

    As used herein, the term "Triggering Event" means any of the following events: (i) termination of the Holding Company Merger Agreement by Boatmen's upon a breach thereof by Dalhart (including, without limitation, the entering into of an agreement between Dalhart and any third party which is inconsistent with the transactions contemplated by the Holding Company Merger Agreement), provided that within twelve months of the date of such termination, either an event described in clauses (iii), (iv) or (v) herein shall have occurred;
(ii) the failure of Dalhart's shareholders to approve the Holding Company Merger and the Holding Company Merger Agreement at the Dalhart Special Meeting; provided, however, that the failure of Dalhart's shareholders to approve the Holding Company Merger and the Holding Company Merger Agreement shall not be deemed a Triggering Event if (a) the average of the daily closing prices of a share of Boatmen's Common, as reported on the Nasdaq during the period of twenty trading days ending at the end of the second trading day immediately preceding the Mailing Date (the "Boatmen's Final Price"), is less than $26.00, and (b) the number obtained by dividing the Boatmen's Final Price by the Boatmen's Initial Price (as defined herein), is less than the number obtained by dividing the Final Index Price (as defined herein) by the Initial Index Price (as defined herein) and subtracting .20 from such quotient; (iii) any person or group of persons (other than Boatmen's) acquires, or has the right to acquire, fifty percent (50%) or more of the outstanding shares of Dalhart Common, exclusive of shares of Dalhart Common sold directly or indirectly to such person or group of persons by Boatmen's;
(iv) expiration of the fifth day preceding the scheduled expiration date of a tender or exchange offer by any person or group of persons (other than Boatmen's and/or its affiliates) to purchase or acquire securities of Dalhart if upon consummation of such offer, such person or group of persons would own, control or have the right to acquire fifty percent (50%) or more of the outstanding shares of Dalhart Common; or (v) upon the entry by Dalhart or Citizens Bank into an agreement or other understanding with a person or group of persons (other than Boatmen's and/or its affiliates) for such person or group of persons to acquire, merge or consolidate with Dalhart or Citizens Bank or to purchase all or substantially all of Dalhart's or Citizens Bank's assets.

    As used herein, (a) "Index Group" means all of the bank holding companies listed on Exhibit 7.09 to the Holding Company Merger Agreement, the common stock of which is publicly traded and as to which there is no pending publicly announced proposal at any time during the period of twenty trading days ending at the end of the fifth trading day immediately preceding the Closing Date for such company to be acquired or to acquire another company (which would constitute a "significant subsidiary" of such company as such term is defined in Rule 1-02 of the S.E.C.'s Regulation S-X) in exchange for its stock; (b) "Initial Boatmen's Price" means the closing price of a share of Boatmen's Common on May 19, 1994; (c) "Initial Index Price" means the weighted average (weighted in accordance with the factors specified on Exhibit 7.09 to the Holding Company Merger Agreement) of the per share closing prices of the common stock of the bank holding companies comprising the Index Group, as reported on the consolidated transactions reporting system for the market or exchange on which such common stock is principally traded, on May 19, 1994;
(d) "Final Price" of any company belonging to the Index Group means the average of the daily closing sale prices of a share of common stock of such company, as reported in the consolidated transaction reporting system for the market or exchange on which such common stock is principally traded, during the period of twenty trading days ending at the end of the second trading day immediately preceding the Mailing Date; and (e) "Final Index Price" means the weighted average (weighted in accordance with the factors specified on Exhibit 7.09 to the Holding Company Merger Agreement) of the Final Prices for all of the companies comprising the Index Group.

Dissenters' Rights

    The rights of dissenting shareholders of Dalhart are governed by the Texas Law, which provides, in certain situations, that a shareholder will be entitled to receive the fair value of his or her shares of Dalhart Common held immediately before the Holding Company Merger is consummated if such shareholder: (i) files a written objection to the proposed Holding Company Merger prior to the Dalhart Special Meeting; (ii) does not vote his or her shares in favor of approving the Holding Company Merger Agreement; (iii) makes written demand on Dalhart for payment of the fair value of his or her shares within ten days after Boatmen's mails or delivers notice of the consummation of the Holding Company Merger; (iv) submits his or her certificates to Boatmen's within 20 days of demanding payment for his or her shares for notation thereon that such demand has been made; and (v) either gives notice within 60 days of Boatmen's offer to accept that offer or, within 120 days from the date of the Holding Company Merger, files a petition with the appropriate court for an appraisal.


                    THE SUBSIDIARY BANK MERGER
            (APPLICABLE TO CITIZENS BANK SHAREHOLDERS)


Citizens Bank Merger Consideration

    At the time the Subsidiary Bank Merger is consummated, Citizens Bank will merge into Boatmen's-Amarillo and, as a result thereof, each share of Citizens Bank Common, other than shares any holders of which have duly exercised and perfected their dissenters' rights under provisions of the Texas Banking Code (the "Texas Banking Law") and the Texas Law, and other than shares held by Dalhart-Delaware, will be converted into the right to receive 35.2840 shares (the "Citizens Bank Conversion Ratio") of Boatmen's Common, together with any rights attached thereto, under or by virtue of the Rights Agreement, dated August 14, 1990, between Boatmen's and Boatmen's Trust Company, as Rights Agent (as described on page 62 hereto), (such number of shares, together with any cash payment in lieu of fractional shares, as described herein, is referred to herein as the "Citizens Bank Merger Consideration"). A portion of the Citizens Bank Merger Consideration is subject to an Escrow Agreement described herein. No fractional shares of Boatmen's Common will be issued and, in lieu thereof, holders of shares of Citizens Bank Common who would otherwise be entitled to a fractional share interest (after taking into account all shares of Citizens Bank Common held by such holder exclusive of any interest in the Citizens Bank Escrow Shares (defined herein)) will be paid an amount in cash equal to the product of such fractional share interest and the closing price of a share of Boatmen's Common on the Nasdaq on the business day immediately preceding the date on which the Effective Time occurs.

Escrow of Citizens Bank Merger Consideration

    Dalhart, Dalhart-Delaware, Boatmen's, Boatmen's-Texas and
Citizens Bank will enter into an Escrow Agreement (the "Escrow Agreement"), to provide for the escrow of a portion of the Citizens Bank Merger Consideration having a value of $70,450. The purpose of the Escrow Agreement is to provide a reserve from the aggregate Citizens Bank Merger Consideration for the satisfaction and payment of any judgment on or settlement of certain pending litigation against Citizens Bank, certain of its employees and others styled Western National Bank v. Citizens State Bank, Curtis Beard, Prestige
- --------------------------------------------------------------------
Lending Corporation and Robert R. Mulroy (District Court of Dallas
- ----------------------------------------
County, Texas, Cause No. 94-04206-L) (the "WNB Claim"), and all costs and expenses incurred in responding to and defending against the WNB Claim. The WNB Claim alleges certain business torts against Citizens Bank and others in connection with the generation of certain mortgage-related business sought by the claimant, a competing financial institution. See "LEGAL PROCEEDINGS."

    Pursuant to the terms of the Subsidiary Bank Merger Agreement and the Escrow Agreement, a portion of the Citizens Bank Merger Consideration equal to the quotient of (a) the number of shares of Boatmen's Common as equals the quotient of $70,450 divided by the Boatmen's Average Price and (b) the number of shares of Citizens Bank Common owned by shareholders of Citizens Bank (other than Dalhart-Delaware) who have not duly exercised and perfected their dissenters' rights under the Texas Banking Law and the Texas Law, will be issued and delivered by Boatmen's to an escrow agent on the Closing Date (the "Citizens Bank Escrow Shares"). The balance of the Citizens Bank Merger Consideration will be issued to the holders of Citizens Bank Common other than Dalhart-Delaware. During the period in which the Citizens Bank Escrow Shares are held by the escrow agent pursuant to the Escrow Agreement, shareholders of Citizens Bank Common who would otherwise be entitled to receive the Citizens Bank Escrow Shares but for the Escrow Agreement (the "Eligible Citizens Bank Shareholders") will be entitled to receive their pro rata share of any dividend or other distribution which may be paid on the Citizens Bank Escrow Shares. In addition, each Eligible Citizens Bank Shareholder is entitled to exercise all voting rights with respect to his or her pro rata interest in the Citizens Bank Escrow Shares.

    The Eligible Citizens Bank Shareholders are represented by a Shareholders' Committee comprised of three individuals. The Shareholders' Committee also represents the Eligible Dalhart Shareholders. The Shareholders' Committee and Boatmen's-Amarillo, as successor by merger with Citizens Bank, will consult with one another regarding resolution of the WNB Claim.

    Upon termination of the Escrow Agreement by reason of resolution or termination of the WNB Claim, the Citizens Bank Escrow Shares, less a certain number of the Citizens Bank Escrow Shares necessary to reflect the cost and expense of defending the WNB Claim, would be distributed to the Eligible Citizens Bank Shareholders. The full text of the Escrow Agreement is attached as Exhibit C to this Joint Proxy Statement/Prospectus and is incorporated herein by this reference.

Conditions to the Subsidiary Bank Merger; Regulatory Approvals

    The Subsidiary Bank Merger is subject to the prior or simultaneous consummation of the Holding Company Merger contemplated by the Holding Company Merger Agreement. The Subsidiary Bank Merger is also subject to regulatory approval from the O.C.C. An application has been filed with the O.C.C. for approval of the Subsidiary Bank Merger and is pending.

Conduct of Business Pending the Subsidiary Bank Merger; Dividends

    Pursuant to the Subsidiary Merger Agreement, Citizens Bank has agreed to carry on its business in the ordinary course of business and has agreed not to sell or otherwise dispose of any of the assets. Except for the payment of a $91,800 dividend to its shareholders, Citizens Bank is not permitted to declare or pay any other dividend to its shareholders between the date of the Subsidiary Merger Agreement and the Effective Time.

Termination of Subsidiary Merger Agreement

    The Subsidiary Merger Agreement may be terminated prior to the Effective Time: (i) by the mutual consent of the board of directors of Citizens Bank and Boatmen's-Amarillo prior to or after the approval of the shareholders of either party of the Subsidiary Bank Merger; (ii) automatically if the Subsidiary Bank Merger is not consummated by June 30, 1995, unless extended, in writing, prior to such date by mutual action of the board of directors of Citizens Bank and Boatmen's-Amarillo; and (iii) automatically in the event that the Holding Company Merger Agreement is terminated without the transactions contemplated thereby being consummated as provided therein.

Dissenters' Rights

    Pursuant to provisions of the Texas Banking Law, the rights of shareholders of a Texas banking association who dissent from a proposed merger are procedurally identical to those of shareholders of a business corporation governed by the Texas Law. Accordingly, the rights of shareholders of Citizens Bank, a Texas banking association, who dissent from the Subsidiary Bank Merger are identical to the rights of dissenting shareholders of Dalhart, a Texas corporation.

    Pursuant to the Texas Law, a shareholder will be entitled to receive the fair value of his or her shares of Citizens Bank Common held immediately before the Subsidiary Bank Merger is consummated if such shareholder: (i) files a written objection to the proposed Subsidiary Bank Merger prior to the Citizens Bank Special Meeting;
(ii) does not vote his or her shares in favor of approving the Subsidiary Merger Agreement; (iii) makes written demand on Citizens Bank for payment of the fair value of his or her shares within ten days after Boatmen's mails or delivers notice of consummation of the Subsidiary Bank Merger; (iv) submits his or her certificates to Boatmen's within 20 days of demanding payment for his or her shares for notation thereon that such demand has been made; and (v) either gives notice within 60 days of Boatmen's offer to accept that offer or, within 120 days from the date of the Subsidiary Bank Merger, files a petition with the appropriate court for an appraisal.

                     VALUE OF THE ACQUISITION

    Based on the Dalhart Conversion Ratio (without adjustment as provided in the Holding Company Merger Agreement) and the closing sales price of Boatmen's Common as reported on the Nasdaq on
- ------------, 1994, the Holding Company Merger had a per share value of $--------- to holders of Dalhart Common, and the approximate total value of the Dalhart Merger Consideration (without adjustment as provided in the Holding Company Merger Agreement) to Dalhart shareholders, including the value of the Dalhart Escrow Shares, was $------ million. Based on the Citizens Bank Conversion Ratio and the closing sales price of Boatmen's Common as reported on the Nasdaq on the same date, the Subsidiary Bank Merger had a per share value of $---------- to holders of Citizens Bank Common, and the approximate total value of the Citizens Bank Merger Consideration to the minority shareholders of Citizens Bank (i.e., all Citizens Bank shareholders other than Dalhart-Delaware), including the value of the Citizens
Bank Escrow Shares, was $----------. Based upon the foregoing, the total value of the Acquisition, as of such date, was $---- million.


           REASONS FOR THE ACQUISITION AND RECOMMENDATION
                     OF THE BOARDS OF DIRECTORS

    The Boards of Directors of Dalhart and Citizens Bank have determined that the Holding Company Merger and the Holding Company Merger Agreement, including the Dalhart Conversion Ratio, and the Subsidiary Bank Merger and the Subsidiary Merger Agreement, including the Citizens Bank Conversion Ratio, are fair to, and in the best interests of, Dalhart, Citizens Bank and their shareholders. The Boards believe that a business combination with a larger and more geographically diversified regional bank holding company would, in addition to providing significant shareholder value to all shareholders, enable Citizens Bank to compete more effectively in its market area and participate in the expanded opportunities for growth that the Holding Company Merger and the Subsidiary Bank Merger will make possible. Accordingly, the Boards unanimously recommend that shareholders of Dalhart and Citizens Bank vote for approval and adoption of the Holding Company Merger Agreement and the Subsidiary Merger Agreement.

    The Board of Directors of Boatmen's believes that the acquisition of Dalhart and the merger of its banking subsidiary, Citizens Bank, into Boatmen's-Amarillo, would be a natural and desirable addition to Boatmen's banking franchise in the Panhandle of North Texas.

          MANAGEMENT AND OPERATIONS AFTER THE ACQUISITION

    It is anticipated that, as of the Effective Time of the Holding Company Merger or thereafter, the Subsidiary Bank Merger will be consummated. Boatmen's-Amarillo will be the surviving bank in the Subsidiary Bank Merger. Upon consummation of the Subsidiary Bank Merger, the present offices of Citizens Bank in Dalhart, Childress and Vega, Texas will operate as branch offices of Boatmen's-Amarillo. The branch of Citizens Bank in Amarillo, Texas will also be operated as a branch of Boatmen's-Amarillo upon consummation of the Subsidiary Bank Merger; however, it is anticipated that such branch would eventually be closed and that the business of such branch would be consolidated with an existing branch of Boatmen's-Amarillo located in Amarillo, Texas. It is not anticipated that the management of Boatmen's, Boatmen's-Texas or Boatmen's-Amarillo will be affected as a result of the Holding Company Merger or the Subsidiary Bank Merger.

                       ACCOUNTING TREATMENT

    The Holding Company Merger and the Subsidiary Bank Merger are expected to qualify as a "pooling of interests" for accounting and financial reporting purposes. The receipt of an opinion from Boatmen's independent accountants, confirming that the Merger and the Subsidiary Bank Merger will qualify for "pooling of interests" accounting, is a condition to Boatmen's obligation to consummate the Holding Company Merger. If such condition is not met, the Holding Company Merger would not be consummated unless the condition were waived by Boatmen's and the approval of Dalhart shareholders entitled to vote on the Holding Company Merger were resolicited if such change in accounting treatment were deemed material to the financial condition and results of operations of Boatmen's on a pro forma basis.


                 EFFECTIVE TIME OF THE ACQUISITION

    The Holding Company Merger Agreement provides that the Holding Company Merger will become effective upon the filing of a Certificate of Merger with the Secretary of State of the State of Missouri, and the Subsidiary Merger Agreement provides that the Subsidiary Bank Merger will become effective on the date specified in the merger approval to be issued by the O.C.C. It is presently anticipated that the Holding Company Merger and the Subsidiary Bank Merger will be consummated contemporaneously during the fourth quarter of 1994, but no assurance can be given that such timetable will be met.


          INTERESTS OF CERTAIN PERSONS IN THE ACQUISITION

    Certain members of Dalhart's and Citizens Bank's management and Board of Directors have interests in the Holding Company Merger and the Subsidiary Bank Merger that are in addition to the interests of shareholders of Dalhart and Citizens Bank generally. These include provisions in the Holding Company Merger Agreement relating to indemnification and employee benefits.


                  FEDERAL INCOME TAX CONSEQUENCES

    The Acquisition is intended to qualify as two tax-free reorganizations so that no gain or loss would be recognized by Boatmen's, Dalhart or Citizens Bank, and no gain or loss would be recognized by Dalhart or Citizens Bank shareholders, except in respect of cash received for fractional shares and except for any cash payments which might be received by such shareholders properly exercising their dissenters' rights. Consummation of the Holding
Company Merger is conditioned upon receipt by Boatmen's of an opinion of its counsel that, if the Holding Company Merger is consummated in accordance with the terms set forth in the Holding Company Merger Agreement and the Subsidiary Bank Merger is consummated in accordance with the terms set forth in the Subsidiary Merger Agreement and assuming no adverse change in applicable law
(i) the Holding Company Merger and Subsidiary Bank Merger will constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended ("Code"), (ii) no gain or loss will be recognized by the shareholders of Dalhart or Citizens Bank who receive shares of Boatmen's Common, (iii) the basis of shares of Boatmen's Common received by the shareholders of Dalhart or Citizens Bank will be the same as the basis of shares of Dalhart Common or Citizens Bank Common exchanged therefor, and (iv) the holding period of the shares of Boatmen's Common received by such shareholders will include the holding period of the shares of Dalhart Common or Citizens Bank
Common exchanged therefor.

     The opinions will be predicated upon the facts set forth in the Holding Company Merger Agreement, the Subsidiary Merger Agreement, representations of each of Dalhart, Dalhart-Delaware, Citizens Bank, Boatmen's, Boatmen's-Texas and Boatmen's-Amarillo. Furthermore, the opinions will be based on the existing provisions of the Code, currently applicable regulations promulgated under the Code, current published administrative positions of the I.R.S. such as revenue rulings and revenue procedures, and existing judicial decisions, all of which are subject to change either prospectively or retroactively. Any change in such authorities may adversely affect the opinions. Counsel has no obligation to update the opinions for any deletions or additions to or modification of any law applicable to the Holding Company Merger or the Subsidiary Bank Merger.

     The opinions will reflect the legal judgment of counsel solely on the issues presented and discussed therein. The issues in this matter are complex. There are no published cases, rulings, regulations or administrative positions to support the opinions with respect to the Subsidiary Bank Merger. Accordingly, there can be no assurance that the I.R.S. will agree with the opinions expressed, nor can there be assurance that a court of competent jurisdiction will agree with such opinions.

    IT IS RECOMMENDED THAT SHAREHOLDERS CONSULT THEIR OWN TAX ADVISORS REGARDING THE FEDERAL, STATE AND FOREIGN INCOME TAX CONSEQUENCES TO THEM OF THE HOLDING COMPANY MERGER AND/OR THE SUBSIDIARY BANK MERGER AND ANY OTHER TAX CONSIDERATIONS WHICH MAY BE APPLICABLE TO THEM.


                 COMPARISON OF SHAREHOLDER RIGHTS

    The rights of the shareholders of Dalhart Common, Citizens Bank Common and Boatmen's Common differ in certain respects. The rights of the shareholders of Dalhart and Citizens Bank who receive shares of Boatmen's Common in the Holding Company Merger and the Subsidiary Bank Merger will be governed by the corporate law of Missouri, the state in which Boatmen's is incorporated, and by Boatmen's Articles of Incorporation, Bylaws and other corporate documents. The governing law and documents of Boatmen's differ from those which apply to Dalhart, which is a Texas corporation, and from those which apply to Citizens Bank, which is a Texas banking association, in several respects, including relative rights in connection with certain redeemable preferred stock of Boatmen's presently issued and outstanding; the shareholder votes required for certain business combinations; removal of directors and amendments to the Articles of Incorporation; certain rights pursuant to Boatmen's shareholder rights plan; the circumstances under which a shareholder may dissent from corporate action and receive fair value for his or her shares; and rights of Boatmen's and its shareholders pursuant to certain corporate takeover statutes.

                     COMPARATIVE STOCK PRICES

    Shares of Boatmen's Common are traded in the over-the-counter market and are listed on Nasdaq under the symbol BOAT. The following table sets forth the high and low last sale prices of Boatmen's
Common for the periods indicated, as reported on Nasdaq.  The
Boatmen's per share prices have been restated to reflect Boatmen's
2-for-1 stock split effected in the form of a 100% stock dividend effective on October 1, 1993 (the "Stock Split"). There is no established public trading market for Dalhart Common or Citizens Bank Common.


                                      Boatmen's               Dalhart           Citizens Bank
                                    Common Stock           Common Stock          Common Stock
                                  ---------------        ---------------        ---------------
                                  High        Low        High        Low        High        Low
                                  ----        ---        ----        ---        ----        ---
      1992 First Quarter . . . . $24.19     $21.19         *          *           *          *
           Second Quarter. . . .  25.63      21.44         *          *           *          *
           Third Quarter . . . .  26.63      25.00         *          *           *          *
           Fourth Quarter. . . .  28.25      24.75         *          *           *          *

      1993 First Quarter . . . .  30.50      26.88         *          *           *          *
           Second Quarter. . . .  32.50      27.25         *          *           *          *
           Third Quarter . . . .  32.38      29.19         *          *           *          *
           Fourth Quarter. . . .  33.50      27.50         *          *           *          *

      1994 First Quarter . . . .  30.50      26.75         *          *           *          *
           Second Quarter. . . .  35.00      28.88         *          *           *          *
           Third Quarter . . . .  -----      -----         *          *           *          *
           Fourth Quarter
             (through ______). .  -----      -----        ---        ---         ---        ---

- -------------------------------------------

     * Management of Dalhart and Citizens Bank are not aware of any sales of shares of Dalhart Common or Citizens Common during the past three-year period. The most recent transaction reported to management of Dalhart involving shares of Dalhart Common took place on September 12, 1988, at a price per share of $52.18, and the most recent transaction reported to management of Citizens Bank involving shares of Citizens Bank Common took place on March 7, 1989, at a price per share of $321.49.


     On May 18, 1994, the last trading day before the announcement of the proposed Holding Company Merger, the closing sale price of Boatmen's Common as reported on Nasdaq was $34.00 per share. On such date, the equivalent per share price for Dalhart Common, which is calculated by multiplying the specified closing sale price of Boatmen's Common by the Dalhart Conversion Ratio, without any adjustment, was $216.24, and the equivalent per share price for Citizens Bank Common, which is calculated by multiplying the specified closing sale price of Boatmen's Common by the Citizens Bank Conversion Ratio, was $1,199.66.

     On ----------, 1994, the closing sale prices of Boatmen's Common as reported on Nasdaq was $------ per share, the equivalent per share price for Dalhart Common was $--------, and the equivalent per share price for Citizens Bank was $--------. On such date there were approximately
- ---------- holders of record of Boatmen's Common, 32 holders of record of Dalhart Common and 12 holders of record of Citizens Bank Common.

                  SELECTED COMPARATIVE PER SHARE DATA(1)
                                (unaudited)

The following summary presents comparative historical, pro forma and pro forma equivalent unaudited per share data for Boatmen's, Dalhart and Citizens Bank. The pro forma amounts also give effect to the pending acquisition of Worthen. See "PRO FORMA FINANCIAL DATA." The pro forma amounts assume the Acquisition had been effective during the periods presented and has been accounted for under the pooling of interests method. For a description of pooling of interests accounting with respect to the Acquisition, see "THE ACQUISITION--Accounting Treatment." The amounts designated "Pro Forma Combined Per Boatmen's Share" represent the pro forma results of the Acquisition, the amounts designated "Equivalent Pro Forma Per Dalhart Share" are computed by multiplying the Pro Forma Combined Per Boatmen's Share amounts by a factor of 6.3599 to reflect the Dalhart Conversion Ratio (which equals 6.3599 shares of Boatmen's Common for each share of Dalhart Common, subject to adjustment) (see "THE ACQUISITION--The Holding Company Merger--Dalhart Conversion Ratio") and the amounts designated "Equivalent Pro Forma Per Citizens Bank Share" are computed by multiplying the Pro Forma Combined Per Boatmen's Share amounts by a factor of 35.2840 to reflect the Citizens Bank Conversion Ratio (which equals
35.2840 shares of Boatmen's Common for each share of Citizens Bank Common, subject to adjustment) (see "THE ACQUISITION--The Subsidiary Bank Merger--Citizens Bank Conversion Ratio.") The data presented should be read in conjunction with the historical financial statements and the related notes thereto included herein or incorporated by reference herein, and the pro forma financial statements included elsewhere in this Joint Proxy Statement/Prospectus. See "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE," "FINANCIAL STATEMENTS OF DALHART," and "FINANCIAL STATEMENTS OF CITIZENS BANK."

                                  Six Months Ended June 30,     Year Ended December 31,
                                  -------------------------     -----------------------
                                        1994     1993          1993       1992      1991
                                        ----     ----          ----       ----      ----
NET INCOME PER COMMON SHARE:

Historical
  Boatmen's. . . . . . . . . .         $1.66    $1.54         $3.07      $2.29     $1.77
  Dalhart. . . . . . . . . . .          8.44    11.24         24.44      14.72     12.57
  Citizens Bank. . . . . . . .         46.55    67.80        140.40      87.70     72.20
Pro forma combined per
  Boatmen's share. . . . . . .          1.62     1.45          2.91       2.25      1.78
Equivalent pro forma
  per Dalhart share  . . . . .         10.30     9.22         18.51      14.31     11.32
Equivalent pro forma
  per Citizens Bank share. . .         57.16    51.16        102.68      79.39     62.81

DIVIDENDS PER COMMON SHARE:

Historical
  Boatmen's. . . . . . . . . .         $0.62    $0.56         $1.15      $1.09     $1.07
  Dalhart. . . . . . . . . . .          ---      7.50          7.50       ---       3.25
  Citizens Bank. . . . . . . .          4.60     ---          28.75      22.50     27.50
Pro forma combined per
  Boatmen's share (2). . . . .          0.62     0.56          1.15       1.09      1.07
Equivalent pro forma
  per Dalhart share (3). . . .          3.94     3.56          7.31       6.93      6.81
Equivalent pro forma
  per Citizens Bank share (4).         21.88    19.76         40.58      38.46     37.75

                                  Six Months Ended June 30,    Year Ended December 31,
                                  ----------------------------------------------------
                                       1994     1993          1993       1992      1991
                                       ------------------------------------------------

BOOK VALUE PER COMMON SHARE
(PERIOD END):

Historical
  Boatmen's. . . . . . . . . .       $ 20.75  $ 19.18       $ 20.49    $ 18.20   $ 16.94
  Dalhart. . . . . . . . . . .        132.07   113.47        126.66     109.72     95.00
  Citizens Bank. . . . . . . .        651.95   582.40        626.25     514.60    449.40
Pro forma combined per
  Boatmen's share. . . . . . .         20.20    18.61         19.89      17.66     16.30
Equivalent pro forma
  per Dalhart share  . . . . .        128.47   118.36        126.50     112.32    103.67
Equivalent pro forma
  per Citizens Bank share. . .        712.74   656.64        701.80     623.12    575.13

- --------------

(1) Reflects restatement of Boatmen's share amounts to give effect to the Stock Split on October 1, 1993.

(2) Boatmen's pro forma dividends per share represent historical dividends per share paid by Boatmen's.

(3) Represents historical dividends per share paid by Boatmen's multiplied by the Dalhart Conversion Ratio, without adjustment.

(4) Represents historical dividends per share paid by Boatmen's multiplied by the Citizens Bank Conversion Ratio.

                         SELECTED FINANCIAL DATA

     The following tables present selected consolidated historical financial data for Boatmen's, selected consolidated unaudited historical financial data for Dalhart, selected unaudited historical financial data for Citizens Bank and unaudited pro forma combined amounts reflecting the Acquisition. The pro forma amounts assume the Acquisition had been effective during the periods presented. The data presented are derived from the consolidated financial statements of Boatmen's and Dalhart and the financial statements of Citizens Bank and should be read in conjunction with the more detailed information and financial statements included herein or incorporated by reference in this Joint Proxy Statement/Prospectus. The data should also be read in conjunction with the unaudited pro forma financial statements included elsewhere in this Joint Proxy Statement/Prospectus. See "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE," "PRO FORMA FINANCIAL DATA," "FINANCIAL STATEMENTS OF DALHART," and "FINANCIAL STATEMENTS OF CITIZENS BANK."

                                       BOATMEN'S BANCSHARES, INC.(1)
                                          SELECTED FINANCIAL DATA
                                                (UNAUDITED)

                                 Six Months Ended June 30,                     Year Ended December 31,
                                 -------------------------        ------------------------------------------------
                                      1994       1993             1993       1992       1991       1990       1989
                                      ----       ----             ----       ----       ----       ----       ----
                                     (income statement amounts in thousands except per share
                                           data and balance sheet amounts in millions)
Summarized Income Statement:
- ---------------------------
  Net Interest Income. . . . . . .  $505,137   $479,591         $981,580   $877,716   $742,532   $655,801   $629,603
  Provision for Loan Losses. . . .    13,006     35,291           60,184    136,626    114,658    119,448     93,248
  Noninterest Income . . . . . . .   259,857    234,596          493,251    452,082    355,704    297,002    276,899
  Noninterest Expense. . . . . . .   487,117    448,318          950,421    871,928    752,367    651,962    605,426
  Income Tax Expense . . . . . . .    91,245     71,609          146,807     92,518     60,013     36,363     43,695
  Net Income . . . . . . . . . . .   173,626    158,969          317,419    228,726    171,198    145,030    164,133
Per Common Share Data(2):
- ------------------------
  Net Income . . . . . . . . . . .     $1.66      $1.54            $3.07      $2.29      $1.77      $1.58      $1.81
  Cash Dividends Paid. . . . . . .      0.62       0.56             1.15       1.09       1.07       1.06       1.02
  Stockholders' Equity
    (period end) . . . . . . . . .     20.75      19.18            20.49      18.20      16.94      15.84      15.42
Financial Position at Period End:
- --------------------------------
  Loans, Net of Unearned Income      $15,701    $14,215          $14,826    $13,111    $12,316    $11,924    $11,593
  Total Assets . . . . . . . . . .    27,583     25,502           26,654     24,281     23,003     22,795     19,541
  Deposits . . . . . . . . . . . .    20,243     20,487           20,909     19,685     18,060     18,119     14,964
  Long-Term Debt . . . . . . . . .       514        471              486        393        316        285        295
  Stockholders' Equity . . . . . .     2,173      1,989            2,133      1,861      1,680      1,463      1,396
Selected Financial Ratios:
- -------------------------
  Return on Average Assets . . . .      1.29%      1.31%            1.27%      0.99%      0.79%      0.73%      0.86%
  Return on Average Common
    Equity(3). . . . . . . . . . .     16.11      16.50            15.99      12.95      10.78      10.13      12.06
  Net Interest Margin. . . . . . .      4.33       4.58             4.56       4.40       4.05       3.96       4.03
  Nonperforming Assets as % of
    Total Loans and Foreclosed
    Property(4). . . . . . . . . .      1.58       2.28             1.90       2.92       3.92       3.93       3.38
  Nonperforming Loans as % of Total
    Loans. . . . . . . . . . . . .      0.91       1.33             1.17       1.96       2.54       3.18       2.67
  Loan Reserve as % of Net Loans        2.19       2.32             2.30       2.30       2.05       1.92       1.71
  Net Charge-Offs as % of Average
    Loans. . . . . . . . . . . . .      0.15       0.21             0.24       0.80       0.84       0.76       1.00
  Equity to Assets . . . . . . . .      7.88       7.80             8.00       7.67       7.30       6.42       7.14
  Tangible Equity to Assets(5) . .      7.00       6.78             7.04       6.88       6.56       5.73       6.46
  Tier 1 Risk-Based Capital(6) . .     10.53      10.47            10.67      10.39      10.10       ---        ---
  Total Risk-Based Capital(6). . .     14.07      14.38            14.42      13.75      13.17       ---        ---

- ---------------------------
(1) The information set forth in this table does not give effect to the pending acquisitions of other financial institutions. See "THE PARTIES -- Boatmen's Bancshares, Inc. -- Pending Acquisitions."
(2) Reflects restatement of share amounts for the Stock Split on October 1, 1993.
(3)  Based on net income available to common shareholders.
(4) Nonperforming assets include nonaccrual loans, restructured loans, loans past due 90 days or more and foreclosed property.
(5) Tangible equity to assets is defined as total equity less all intangibles as a percentage of total tangible assets.
(6)  Calculated using final 1992 risk based guidelines.

                                                        DALHART BANCSHARES, INC.
                                                         SELECTED FINANCIAL DATA
                                                               (UNAUDITED)


                                              Six Months Ended June  30,                      Year Ended December 31,
                                              --------------------------        --------------------------------------------------
                                                   1994       1993              1993        1992        1991       1990       1989
                                                   ----       ----              ----        ----        ----       ----       ----
                                                               (income statement amounts in thousands except per share
                                                                     data and balance sheet amounts in millions)
Summarized Income Statement:
- ---------------------------
  Net Interest Income                             $3,172      $3,113           $6,485      $5,257       $4,251    $3,751     $3,721
  Provision for Loan Losses                         ---        (400)            (522)        ---          ---       ---         143
  Noninterest Income                                 320         289              718         578          492       356        409
  Noninterest Expense                              2,349       2,095            4,305       3,517        2,973     2,424      2,485
  Minority Interest                                   64          93              192         120           99        95         80
  Income Tax Expense                                 235         490              784         726          414       440        414
  Net Income                                         844       1,124            2,444       1,472        1,257     1,148      1,008
Per Common Share Data:
- ---------------------
  Net Income                                       $8.44      $11.24           $24.44      $14.72       $12.57    $11.48     $10.08
  Cash Dividends Paid                               ---         7.50             7.50        ---          3.25      ---        ---
  Stockholders' Equity (period end):              132.07      113.47           126.66      109.72        95.00     85.68      74.27
Financial Position at Period End:
- --------------------------------
  Loans, Net of Unearned Income                      $63         $66              $81         $61          $54       $44        $44
  Total Assets                                       132         153              150         130          125       105         92
  Deposits                                           116         117              128         103          106        87         81
  Long-Term Debt                                     ---        ---              ---         ---          ---       ---        ---
  Stockholders' Equity                                13          11               13          11           10         9          7
Selected Financial Ratios:
- -------------------------
  Return on Average Assets                          1.21%       1.63%            1.69%       1.28%        1.18%     1.29%      1.13%
  Return on Average Equity                         12.90       20.55            21.14       14.31        14.27     15.15      12.49
  Net Interest Margin                               5.34        5.24             5.26        5.31         4.69      4.71       4.70
  Nonperforming Assets as % of
    Total Loans and Foreclosed
    Property(1)                                     0.08        0.03             0.23        ---          0.01      0.42       1.79
  Nonperforming Loans as % of
    Total Loans                                     0.08        0.03             0.23        ---          0.01      0.42       1.79
  Loan Reserve as % of Net Loans                    1.41        1.66             1.09        2.43         2.56      2.97       2.04
  Net Charge-Offs (recoveries) as % of
    Average Loans                                 (0.04)      (0.04)             0.12      (0.17)       (0.16)    (0.98)       0.37
  Equity to Assets                                  9.99        7.44             8.43        8.45         8.45      8.15       8.11
  Tangible Equity to Assets(2)                      8.47        5.99             7.03        7.15         6.19      6.72       6.40
  Tier 1 Risk-Based Capital(3)                     14.49        9.92            11.24       12.99        11.81     12.70      10.62
  Total Risk-Based Capital(3)                      15.55       11.14            12.12       14.25        13.07     13.97      11.87

- ---------------------------
(1) Nonperforming assets include nonaccrual loans, restructured loans, loans past due 90 days or more and foreclosed property.
(2) Tangible equity to assets is defined as total equity less all intangibles as a percentage of total tangible assets.
(3)    Calculated using final 1992 risk based guidelines.

                                               CITIZENS STATE BANK OF DALHART
                                                   SELECTED FINANCIAL DATA
                                                         (UNAUDITED)

                                              Six Months Ended June  30,                  Year Ended December 31,
                                              --------------------------     --------------------------------------------------
                                                   1994       1993           1993        1992        1991      1990        1989
                                                   ----       ----           ----        ----        ----      ----        ----
                                                               (income statement amounts in thousands except per share
                                                                     data and balance sheet amounts in millions)
Summarized Income Statement:
- ---------------------------
  Net Interest Income                            $3,189      $3,138         $6,523      $5,269      $4,282    $3,813      3,858
  Provision for Loan Losses                         ---       (400)          (522)        ---         ---       ---         143
  Noninterest Income                                320         289            718         578         492       356        343
  Noninterest Expense                             2,297       1,981          4,171       3,367       2,916     2,336      2,404
  Income Tax Expense                                281         490            784         726         414       440        486
  Net Income                                        931       1,356          2,808       1,754       1,444     1,393      1,168
Per Common Share Data:
- ---------------------
  Net Income                                     $46.55      $67.80        $140.40      $87.70      $72.20    $69.65     $58.40
  Cash Dividends Paid                              4.60        ---           28.75       22.50       27.50     30.00      74.40
  Stockholders' Equity (period end):             651.95      582.40         626.25      514.60      449.40    404.80     365.45
Financial Position at Period End:
- --------------------------------
  Loans, Net of Unearned Income                     $63         $66            $81         $61         $54       $44        $44
  Total Assets                                      131         151            149         129         123       104         90
  Deposits                                          116         117            128         103         106        87         81
  Long-Term Debt                                   ---         ---            ---         ---         ---       ---        ---
  Stockholders' Equity                               13          12             13          10           9         8          7
Selected Financial Ratios:
- -------------------------
  Return on Average Assets                         1.35%       1.98%          1.97%       1.54%       1.37%     1.59%      1.33%
  Return on Average Equity                        14.36       25.26          24.70       18.20       17.45     18.29      16.12
  Net Interest Margin                              5.36        5.27           5.29        5.32        4.72      4.88       4.78
  Nonperforming Assets as % of
    Total Loans and Foreclosed
    Property(1)                                    0.08        0.03           0.23        ---         0.01      0.42       1.79
  Nonperforming Loans as % of
    Total Loans                                    0.08        0.03           0.23         ---        0.01      0.42       1.79
  Loan Reserve as % of Net Loans                   1.41        1.57           1.09        2.43        2.56      3.00       2.07
  Net Charge-Offs (recoveries) as % of
    Average Loans                                (0.04)      (0.04)           0.12      (0.17)      (0.16)    (0.98)       0.37
  Equity to Assets                                 9.97        7.71           8.42        8.01        7.28      7.82       8.12
  Tangible Equity to Assets(2)                     9.39        7.13           7.87        7.74        6.96      7.75       8.03
  Tier 1 Risk-Based Capital(3)                    14.90       11.87          11.63       13.05       12.26     13.57      12.26
  Total Risk-Based Capital(3)                     15.95       13.08          12.50       14.31       13.52     14.84      13.51

- ---------------------------
(1)    Nonperforming assets include nonaccrual loans, restructured loans, loans past due 90 days or more and foreclosed property.
(2)    Tangible equity to assets is defined as total equity less all intangibles as a percentage of total tangible assets.
(3)    Calculated using final 1992 risk based guidelines.

                                                        BOATMEN'S BANCSHARES, INC.
                                                                    AND
                                                         DALHART BANCSHARES, INC.
                                               PRO FORMA COMBINED SELECTED FINANCIAL DATA(1)
                                                                (UNAUDITED)


                                              Six Months Ended June  30,                  Year Ended December 31,
                                              --------------------------               -----------------------------
                                                   1994       1993           1993        1992        1991        1990        1989
                                                   ----       ----           ----        ----        ----        ----        ----
                                                               (income statement amounts in thousands except per share
                                                                     data and balance sheet amounts in millions)
Summarized Income Statement:
- ---------------------------
  Net Interest Income . . . . . . . . . . .    $578,714    $547,573     $1,120,883    $1,013,161    $855,746   $758,146    $726,399
  Provision for Loan Losses . . . . . . . .      13,759      38,130         64,290       139,475     118,017    125,662     103,938
  Noninterest Income. . . . . . . . . . . .     295,471     272,348        560,560       510,118     409,546    341,643     317,828
  Noninterest Expense . . . . . . . . . . .     556,808     528,605      1,102,117     1,019,715     881,745    765,993     716,295
  Income Tax Expense. . . . . . . . . . . .     105,319      78,534        162,923        99,954      64,339     39,248      45,325
  Net Income. . . . . . . . . . . . . . . .     198,299     174,652        352,113       264,135     201,191    168,886     178,669
Per Common Share Data(2):
- ------------------------
  Net Income. . . . . . . . . . . . . . . .       $1.62       $1.45          $2.91         $2.25       $1.78      $1.57       $1.69
  Cash Dividends Paid . . . . . . . . . . .        0.62        0.56           1.15          1.09        1.07       1.06        1.02
  Stockholders' Equity (period end)               20.20       18.61          19.89         17.66       16.30      15.07       14.50
Financial Position at Period End:
- --------------------------------
  Loans, Net of Unearned Income . . . . . .     $17,546     $15,875        $16,619       $14,770     $13,831    $13,649     $13,071
  Total Assets. . . . . . . . . . . . . . .      31,243      29,129         30,383        27,880      26,268     25,754      22,053
  Deposits. . . . . . . . . . . . . . . . .      23,327      23,555         24,080        22,826      20,932     20,695      17,159
  Long-Term Debt. . . . . . . . . . . . . .         557         514            530           430         344        317         335
  Stockholders' Equity. . . . . . . . . . .       2,480       2,254          2,423         2,113       1,880      1,636       1,547
Selected Financial Ratios:
- -------------------------
  Return on Average Assets                         1.29%       1.25%          1.23%         0.99%       0.82%      0.76%       0.83%
  Return on Average Common
    Equity (3). . . . . . . . . . . . . . .       16.16       15.96          15.61         13.21       11.34      10.60       11.92
  Net Interest Margin . . . . . . . . . . .        4.35        4.54           4.52          4.38        4.04       4.01        4.08
  Nonperforming Assets as % of
    Total Loans and Foreclosed
    Property (4). . . . . . . . . . . . . .        1.51        2.20           1.84          2.79        3.73       3.75        3.41
  Nonperforming Loans as % of
    Total Loans . . . . . . . . . . . . . .        0.91        1.31           1.16          1.88        2.44       3.00        2.68
  Loan Reserve as % of Net Loans. . . . . .        2.16        2.30           2.26          2.26        2.06       1.92        1.78
  Net Charge-Offs as % of Average
    Loans . . . . . . . . . . . . . . . . .        0.14        0.19           0.23          0.75        0.77       0.73        0.97
  Equity to Assets. . . . . . . . . . . . .        7.94        7.74           7.97          7.58        7.16       6.35        7.01
  Tangible Equity to Assets (5) . . . . . .        7.07        6.77           7.04          6.80        6.44       5.69        6.35
  Tier 1 Risk-Based Capital (6) . . . . . .       10.82       10.68          10.90         10.55       10.12        ---         ---
  Total Risk-Based Capital (6). . . . . . .       14.13       14.33          14.37         13.73       13.05        ---         ---

- ---------------------------
(1) The information set forth in this table gives effect to the pending acquisition of Worthen Banking Corporation which was announced on August 18, 1994. See "PRO FORMA FINANCIAL DATA".
(2) Reflects restatement of share amounts for the Stock Split on October 1, 1993.
(3)    Based on net income available to common shareholders.
(4) Nonperforming assets include nonaccrual loans, restructured loans, loans past due 90 days or more and foreclosed property.
(5) Tangible equity to assets is defined as total equity less all intangibles as a percentage of total tangible assets.
(6)    Calculated using final 1992 risk based guidelines.

                      THE SPECIAL MEETINGS


THE DALHART SPECIAL MEETING (APPLICABLE TO DALHART SHAREHOLDERS)

      DATE, TIME AND PLACE OF DALHART SPECIAL MEETING

      This Joint Proxy Statement/Prospectus is being furnished to shareholders of Dalhart in connection with the solicitation of proxies by the Board of Directors of Dalhart for use at the Dalhart Special Meeting to be held at the offices of Citizens Bank at 323 Denver Avenue, Dalhart, Texas 79022 on ------------, 1994, at
- ------------, local time, and at any adjournment or postponement thereof.


      MATTERS TO BE CONSIDERED AT THE DALHART SPECIAL MEETING

      At the Dalhart Special Meeting, the shareholders of Dalhart will be asked to approve the Holding Company Merger Agreement providing for, among other matters, the merger of Dalhart with and into Boatmen's-Texas.


      RECORD DATE FOR DALHART SPECIAL MEETING

      The Board of Directors of Dalhart has fixed the close of business on ------------, 1994, as the record date for the determination of holders of common stock, par value $10.00 per share, of Dalhart ("Dalhart Common") to receive notice of and to vote at the Dalhart Special Meeting. On the record date, there were 100,000 shares of Dalhart Common outstanding. Only holders of shares of Dalhart Common of record on the record date are entitled to vote at the Dalhart Special Meeting. No shares of Dalhart Common can be voted at the Dalhart Special Meeting unless the record holder is present in person or represented by proxy at the Dalhart Special Meeting.


      VOTE REQUIRED TO APPROVE THE HOLDING COMPANY MERGER AGREEMENT

      The affirmative vote of a majority of the outstanding shares of Dalhart Common entitled to vote thereon is required to approve the Holding Company Merger Agreement. Each holder of Dalhart Common is entitled to one vote per share of Dalhart Common. As of the record date, the directors and executive officers of Dalhart and their affiliates have the power to vote a total of 86,083 shares of Dalhart Common, or approximately eighty-six percent (86%) of the shares outstanding, which are expected to be voted in favor of the Holding Company Merger Agreement. For information regarding the shares of Dalhart Common beneficially owned, directly or indirectly, by certain shareholders, by each director and executive officer of Dalhart, and by all directors and officers of Dalhart as a group, see "INFORMATION ABOUT DALHART AND CITIZENS BANK -- Security Ownership of Certain Beneficial Owners and Management of Dalhart." As of the record date, directors and executives officers of Boatmen's did not own beneficially any shares of Dalhart Common.

      VOTING AND REVOCATION OF PROXIES FOR DALHART SPECIAL MEETING

      Proxies for use at the Dalhart Special Meeting accompany this Joint Proxy Statement/Prospectus. A shareholder may use his or her proxy if he or she is unable to attend the Dalhart Special Meeting in person or wishes to have his or her shares voted by proxy even if he or she does attend the Dalhart Special Meeting. Shares of Dalhart Common represented by a proxy properly signed and returned to Dalhart at, or prior to, the Dalhart Special Meeting, unless subsequently revoked, will be voted at the Dalhart Special Meeting in accordance with instructions thereon. If a proxy is properly signed and returned and the manner of voting is not indicated on the proxy, any shares of Dalhart Common represented by such proxy will be voted FOR the Holding Company Merger Agreement. Any proxy given pursuant to this solicitation may be revoked by the grantor at any time prior to the voting thereof on the Holding Company Merger Agreement by filing with the Secretary of Dalhart a written revocation or a duly executed proxy bearing a later date. A holder of Dalhart Common may withdraw his or her proxy at the Dalhart Special Meeting at any time before it is exercised by electing to vote in person; however, attendance at the Dalhart Special Meeting will not in and of itself constitute a revocation of the proxy.


      SOLICITATION OF PROXIES FOR THE DALHART SPECIAL MEETING

      In addition to solicitation of proxies from shareholders of Dalhart Common by use of the mail, proxies also may be solicited by personal interview, telephone and wire by directors, officers and employees of Dalhart, who will not be specifically compensated for such services. All costs of soliciting proxies, assembling and mailing the Joint Proxy Statement/Prospectus and all papers which now accompany or hereafter may supplement the same will be borne by Dalhart.


THE CITIZENS BANK SPECIAL MEETING (APPLICABLE TO CITIZENS BANK
SHAREHOLDERS)

      DATE, TIME AND PLACE OF CITIZENS BANK SPECIAL MEETING

      This Joint Proxy Statement/Prospectus is being furnished to shareholders of Citizens Bank in connection with the solicitation of proxies by the Board of Directors of Citizens Bank for use at the Citizens Bank Special Meeting to be held at the offices of Citizens Bank at 323 Denver Avenue, Dalhart, Texas 79022 on ------------, 1994, at ------------, local time, and at any adjournment or postponement thereof.


      MATTERS TO BE CONSIDERED AT THE CITIZENS BANK SPECIAL MEETING

      At the Citizens Bank Special Meeting, the shareholders of
Citizens Bank will be asked to approve the Subsidiary Merger
Agreement providing for the merger of Citizens Bank with and into Boatmen's-Amarillo.


      RECORD DATE FOR CITIZENS BANK SPECIAL MEETING

      The Board of Directors of Citizens Bank has fixed the close of business on ------------, 1994, as the record date for the determination of shareholders of Citizens Bank Common to receive notice of and to vote at the Citizens Bank Special Meeting. On the record date, there were 20,000 shares of Citizens Bank

Common outstanding. Only holders of shares of common stock, par value $100.00 per share, of Citizens Bank ("Citizens Bank Common") of record on the record date are entitled to vote at the Citizens Bank Special Meeting. No shares of Citizens Bank Common can be voted at the Citizens Bank Special Meeting unless the record holder is present in person or represented by proxy at the Citizens Bank Special Meeting.


      VOTE REQUIRED TO APPROVE THE SUBSIDIARY MERGER AGREEMENT

      The affirmative vote of two-thirds (2/3) of the outstanding shares of Citizens Bank Common entitled to vote thereon is required to approve the Subsidiary Merger Agreement. Each holder of Citizens Bank Common is entitled to one vote per share of Citizens Bank Common. As of the record date for the Citizens Bank Special Meeting, Dalhart-Delaware, a wholly-owned subsidiary of Dalhart, and executive officers and directors of Citizens Bank and their affiliates held 18,943 or 94.72 percent, of the outstanding shares of Citizens Bank Common. Accordingly, even without the vote of the remaining Citizens Bank shareholders, Dalhart will have the ability to effectuate the Subsidiary Bank Merger. For information regarding the shares of Citizens Bank Common beneficially owned, directly or indirectly, by certain shareholders, by each director and executive officer of Citizens Bank, and by all directors and officers of Citizens Bank as a group, see "INFORMATION ABOUT DALHART AND CITIZENS BANK -- Security Ownership of Certain Beneficial Owners and Management of Citizens Bank." As of the record date, directors and executive officers of Boatmen's did not own beneficially any shares of Citizens Bank Common.


      VOTING AND REVOCATION OF PROXIES FOR CITIZENS BANK SPECIAL
MEETING

      Proxies for use at the Citizens Bank Special Meeting accompany this Joint Proxy Statement/Prospectus. A shareholder may use his or her proxy if he or she is unable to attend the Citizens Bank Special Meeting in person or wishes to have his or her shares voted by proxy even if he or she does attend the Citizens Bank Special Meeting. Shares of Citizens Bank Common represented by a proxy properly signed and returned to Citizens Bank at, or prior to, the Citizens Bank Special Meeting, unless subsequently revoked, will be voted at the Citizens Bank Special Meeting in accordance with instructions thereon. If a proxy is properly signed and returned and the manner of voting is not indicated on the proxy, any shares of Citizens Bank Common represented by such proxy will be voted FOR the Subsidiary Merger Agreement. Any proxy given pursuant to this solicitation may be revoked by the grantor at any time prior to the voting thereof on the Subsidiary Merger Agreement by filing with the Secretary of Citizens Bank a written revocation or a duly executed proxy bearing a later date. A holder of Citizens Bank Common may withdraw his or her proxy at the Citizens Bank Special Meeting at any time before it is exercised by electing to vote in person; however, attendance at the Citizens Bank Special Meeting will not in and of itself constitute a revocation of the proxy.


      SOLICITATION OF PROXIES FOR THE CITIZENS BANK SPECIAL MEETING

      In addition to solicitation of proxies from shareholders of Citizens Bank Common by use of the mail, proxies also may be solicited by personal interview, telephone and wire by directors, officers and employees of Citizens Bank, who will not be specifically compensated for such services. All costs of soliciting proxies, assembling and mailing the Joint Proxy Statement/Prospectus and all papers which now accompany or hereafter may supplement the same will be borne by Citizens Bank.

EXPENSES FOR PREPARATION OF JOINT PROXY STATEMENT/PROSPECTUS

      Boatmen's and Dalhart have agreed to share in the expense of preparation of this Joint Proxy Statement/Prospectus, and Boatmen's will bear the entire cost of printing this Joint Proxy
Statement/Prospectus and all S.E.C. and other regulatory filing fees incurred in connection therewith.

MAILING DATE OF JOINT PROXY STATEMENT/PROSPECTUS

      This Joint Proxy Statement/Prospectus, the attached notices of Special Meeting and the enclosed proxy cards are first being sent to shareholders of Dalhart and Citizens Bank on or about ------------, 1994.


                          THE PARTIES

BOATMEN'S BANCSHARES, INC.

      General

      Boatmen's is a multi-bank holding company headquartered in St. Louis, Missouri. Its largest subsidiary, The Boatmen's National Bank of St. Louis, was founded in 1847 and is the oldest bank west of the Mississippi River. Boatmen's owns substantially all of the capital stock of 49 subsidiary banks, including a federal savings bank, which operate from over 400 banking locations in Missouri, Arkansas, Illinois, Iowa, Kansas, New Mexico, Oklahoma, Tennessee and Texas. Boatmen's other principal businesses include a trust company, a mortgage banking company, a credit life insurance company, a credit card bank and an insurance agency. At June 30, 1994, Boatmen's had consolidated assets of $27.6 billion and total shareholders' equity of $2.2 billion, making it one of the 30 largest bank holding companies in the United States.

      Boatmen's is among the sixteen largest providers of personal trust services in the nation, providing personal trust services primarily within its banks' market areas and institutional and pension-related trust services on a national scale. Operating principally through Boatmen's Trust Company, its subsidiaries and trust departments of selected banks, the combined trust operations had assets under management totaling approximately $34.2 billion at June 30, 1994. The trust operations, with revenues in 1993 of $152.2 million, provide Boatmen's with a significant source of noninterest income.

      Pending Acquisitions

      National Mortgage Company. On July 7, 1994, Boatmen's entered into
      -------------------------
an Agreement to acquire National Mortgage Company, headquartered in Memphis, Tennessee. National Mortgage Company is a privately-owned, full service mortgage banking company which originates home loans thorough 10 company-operated offices as well as through a network of over 300 correspondent locations located in Southern and Midwestern parts of the United States. National Mortgage Company's 1993 originations totalled $1.7 billion and its loan servicing portfolio was approximately $13.1 billion at May 1, 1994. Under the terms of the Agreement, Boatmen's would exchange approximately five million shares of the common stock, par value $1.00 per share of Boatmen's
("Boatmen's Common") for all of the stock of National Mortgage
Company's parent corporations and affiliated entities. The shares of Boatmen's Common to be issued in connection with the acquisition of National Mortgage Company constitute less than five percent (5%) of the outstanding shares of Boatmen's Common. When combined with Boatmen's existing servicing portfolio, Boatmen's will rank among the 30 largest mortgage companies in the country. The acquisition, which is subject to, among other things, approval of the shareholders of National Mortgage Company's parent corporations and regulatory authorities, is expected to be completed in the fourth quarter of 1994. There can be no assurance that the transaction will be consummated. Neither the Holding Company Merger nor the Subsidiary
Bank Merger are conditioned upon consummation of the National
Mortgage Company acquisition.

      Worthen Banking Corporation. On August 18, 1994, Boatmen's entered
      ---------------------------
into an Agreement and Plan of Merger (the "Worthen Agreement") to acquire Worthen Banking Corporation, the second largest banking organization in Arkansas. Worthen is a publicly-held, multi-bank holding company headquartered in Little Rock, Arkansas, operating 112 retail banking offices throughout the State of Arkansas and six offices in the Austin, Texas area. Through its non-banking subsidiaries, Worthen also operates, among other businesses, a full service retail brokerage company, a mortgage banking company and a trust company. At June 30, 1994, Worthen had consolidated assets of approximately $3.5 billion, deposits of approximately $3.0 billion and loans of approximately $1.8 billion.
The Board of Directors of Boatmen's believes that the acquisition of Worthen and its banking subsidiaries would enhance its presence in the State of Arkansas and would be a natural and desirable extension of its banking franchise in the Central United States.

      Under the terms of the Worthen Agreement, each share of Worthen common stock, other than shares any holders of which have duly perfected their dissenters' rights under the Arkansas Business Corporation Act, will be converted into the right to receive one (1) share of Boatmen's Common, plus cash in lieu of fractional shares. Boatmen's would exchange approximately 17.3 million shares of Boatmen's Common for all of the stock of Worthen (including shares issued for stock options). The shares of Boatmen's Common to be issued in connection with the acquisition of Worthen would constitute approximately fifteen and one-half percent (15.5%) of the outstanding shares of Boatmen's Common, assuming consummation of the acquisitions of National Mortgage Company and Dalhart/Citizens Bank.

      The acquisition of Worthen, which is expected to be completed in the first quarter of 1995, is subject to various conditions including approval of the Worthen Agreement by the requisite vote of the shareholders of Worthen, receipt of a reaffirmation of the opinion of PaineWebber, Inc., Worthen's investment banker, to the effect that the transaction is fair to Worthen and its shareholders from a financial point of view, and regulatory approvals of the Federal Reserve, the Arkansas Commissioner of Financial Institutions and the Texas Department of Banking. Regulatory applications are expected to be filed in the near future.

      There can be no assurance that all necessary regulatory approvals will be obtained or that all conditions to the Worthen Agreement will be satisfied such that the acquisition of Worthen will be consummated. Neither the Holding Company Merger nor the Subsidiary Bank Merger are conditioned upon consummation of the Worthen acquisition.

      Salem Community Bancorp, Inc.  On September 23, 1994, Boatmen's
      -----------------------------
announced the execution of an Agreement and Plan of Merger, dated September 1, 1994, to acquire Salem Community Bancorporation, Inc. ("Salem") and its banking subsidiary, Community State Bank, Salem, Illinois. Salem would be merged with and into a newly-formed acquisition subsidiary of Boatmen's and, in connection therewith, Community State Bank would be merged with and into Boatmen's National Bank of South Central Illinois. At June 30, 1994, Salem had consolidated assets of approximately $78.4 million, deposits of approximately $71.9 million and loans of approximately $50.2 million. Under the terms of the Agreement, Boatmen's would exchange approximately 301,468 shares of Boatmen's Common for all of the stock of Salem and Community State Bank. The Salem acquisition, which is subject to, among other things, regulatory approval and approval by Salem's shareholders, is expected to be completed in the first quarter of 1995. There can be no assurance
                                    26
that the transaction will be consummated. Neither the Holding Company Merger nor the Subsidiary Bank Merger are conditioned upon consummation of the Salem acquisition.

BOATMEN'S TEXAS, INC.

      Boatmen's-Texas is a one bank holding company and wholly-owned subsidiary of Boatmen's which will be used to facilitate the Holding Company Merger. Boatmen's-Texas owns all of the outstanding capital stock of Boatmen's-Amarillo.

BOATMEN'S FIRST NATIONAL BANK OF AMARILLO

      Boatmen's-Amarillo is a national banking association headquartered in Amarillo, Texas. Boatmen's-Amarillo, which commenced operations in 1890, was acquired by Boatmen's on November 30, 1993. All of the outstanding capital stock of Boatmen's-Amarillo is owned by Boatmen's-Texas. At June 30, 1994, Boatmen's-Amarillo had assets of approximately $1 billion, deposits of $665 million and shareholders' equity of $74 million.

      Boatmen's-Amarillo operates from nine offices, including one mobile banking facility, in Amarillo, Canyon and Dumas, Texas. Boatmen's-Amarillo, the largest commercial bank in terms of assets, deposits and earnings on its service area which includes northwestern Texas, known as the "Panhandle," and portions of eastern New Mexico, southwestern Kansas, southeastern Colorado and western Oklahoma, offers a broad range of commercial and retail banking services as well as other financial services to its customers. Deposit products include certificates of deposit, individual retirement accounts and other line deposits, checking and other demand deposit accounts, NOW and super NOW accounts, savings accounts and money market accounts. Loans include commercial and industrial, real estate, mortgage, consumer and agricultural. Other products and services include full service brokerage, credit cards, credit-related insurance, automatic teller machines, safe deposit boxes and trust services.

DALHART BANCSHARES, INC.

      Dalhart is a bank holding company headquartered in Dalhart, Texas. Dalhart's wholly-owned subsidiary, Dalhart-Delaware, owns
93.17 percent of the outstanding capital stock of Citizens Bank. The businesses of Dalhart and Dalhart-Delaware consist primarily of the ownership, supervision and control of Citizens Bank. At June 30, 1994, Dalhart had consolidated assets of approximately $132 million and shareholders' equity of $13 million.

DALHART BANCSHARES OF DELAWARE, INC.

      Dalhart-Delaware is a bank holding company headquartered in Wilmington, Delaware. Dalhart-Delaware owns 93.17 percent of the outstanding capital stock of Citizens bank. Under applicable Texas law, the ownership of the stock of Citizens Bank by an intermediate out-of-state holding company, such as Dalhart-Delaware, rather than by Dalhart directly, eliminates the Texas franchise tax liability of Dalhart.

CITIZENS STATE BANK OF DALHART

      Citizens Bank is a Texas state-chartered bank headquartered in Dalhart, Texas. Citizens Bank operates from its main office in Dalhart, Texas, and from its three branches in Amarillo, Childress and Vega, Texas. Citizens Bank offers complete banking services to the commercial and residential areas which it serves. At June 30, 1994, Citizens Bank had assets of approximately $131 million and shareholders' equity of $13 million.


                       THE ACQUISITION

BACKGROUND OF THE ACQUISITION

      During the past fourteen years, the stock of Dalhart has been closely held, with approximately eighty-five percent (85%) of its stock held by the Koehler family. Following the death of R.E. Koehler in 1986, the shares of Dalhart Common formerly held by R.E. Koehler were distributed to several members of the Koehler family, including his wife and children. The shares distributed to R.E. Koehler's children, as well as a portion of the shares distributed to his wife, are currently held in separate trusts for the benefit of such persons, with John M. Koehler as trustee with respect to each such trust. Since R.E. Koehler's death,

John M. Koehler and the other children of R.E. Koehler have explored various alternatives that would provide additional liquidity to such shareholders for their investment in Dalhart.

      During the same time period, as a result of the changes in the banking industry and asset growth at Citizens Bank, management of Dalhart and Citizens Bank were faced with a strategic choice as to the future direction of Dalhart. Management of Dalhart recognized that either (i) Citizens Bank would need to acquire or establish additional locations in and around Amarillo, Texas, raise additional equity capital and commit additional resources to back-office operations (primarily in electronic data processing operations), or
(ii) Dalhart would need to locate an appropriate merger partner for Dalhart and Citizens Bank. In light of the shareholders' desire for additional liquidity, management of Dalhart believes the second alternative would be most beneficial to the shareholders, customers and employees of Dalhart and Citizens Bank.

      In 1992, the Chairman of the Board and President of The First National Bank of Amarillo initially discussed with the Chairman of the Board of Dalhart and Citizens Bank a possible combination of The First National Bank of Amarillo and Citizens Bank. Management of both banks expressed an interest in such a combination due to geographic proximity and similar loan practices and management philosophies, but these preliminary discussions did not develop into further negotiations.

      In November 1993, Boatmen's acquired The First National Bank of Amarillo and the bank changed its name to "Boatmen's First National Bank of Amarillo" (defined herein as "Boatmen's-Amarillo"). After execution of the definitive merger agreement with Boatmen's in July 1993, representatives of Boatmen's-Amarillo once again approached management of Dalhart and Citizens Bank regarding a possible business combination. Discussions continued through August 1993, and on August 23, 1993, Boatmen's made a written offer proposing a merger pursuant to which Boatmen's Common would be exchanged for that of Dalhart Common and Citizens Bank Common. Such offer was not accepted by Dalhart or Citizens Bank, but it did provide the basis for further discussions among representatives of each of the organizations. The parties continued discussions through year-end 1993, but discontinued discussions at that time due to other matters requiring the attention of the respective organizations.

      Representatives of Boatmen's-Amarillo initiated contact with management of Dalhart and Citizens Bank again in February 1994.
After further discussions and negotiations between the parties, a revised offer was submitted by Boatmen's by letter dated March 28, 1994, which was accepted in principle subject to the conclusion of a definitive agreement acceptable to both parties. The resulting Holding Company Merger Agreement was executed as of May 19, 1994, and the Subsidiary Merger Agreement was executed as of June 30, 1994.

      Over the past two years, Dalhart has had preliminary discussions or negotiations with several other potential acquirors. None of the other acquirors, however, were able to satisfy the liquidity needs of Dalhart's shareholders while offering satisfactory consideration for the investment in Dalhart or Citizens Bank.

REASONS FOR THE ACQUISITION

      The Boards of Directors of Dalhart and Citizens Bank have determined that the Holding Company Merger and the Holding Company
Merger Agreement,
including the Dalhart Conversion Ratio (as defined herein), and the Subsidiary Bank Merger and the Subsidiary Merger Agreement, including the Citizens Bank Conversion Ratio (as defined herein), are fair to, and in the best interests of, Dalhart, Citizens Bank and their shareholders.
The Boards believe that a business combination with a larger and more geographically diversified regional bank holding company would, in addition to providing significant shareholder value to all shareholders, enable Citizens Bank to compete more effectively in its market area and participate in the expanded opportunities for growth that the Holding Company Merger and the Subsidiary Bank Merger will make possible. Accordingly, the Boards unanimously recommend that shareholders of Dalhart and Citizens Bank vote for approval and adoption of the Holding Company Merger Agreement and the Subsidiary Merger Agreement.

      The Board of Directors of Boatmen's believes that the acquisition of Dalhart and the merger of its banking subsidiary, Citizens Bank, into Boatmen's-Amarillo, would be a natural and desirable addition to Boatmen's banking franchise in the Panhandle of North Texas.


RECOMMENDATION OF THE BOARDS OF DIRECTORS

      FOR THE REASONS SET FORTH ABOVE, THE BOARDS OF DIRECTORS OF DALHART AND CITIZENS BANK UNANIMOUSLY RECOMMEND THAT THE HOLDERS OF DALHART COMMON AND CITIZENS BANK COMMON VOTE "FOR" APPROVAL AND ADOPTION OF THE HOLDING COMPANY MERGER AGREEMENT AND THE SUBSIDIARY MERGER AGREEMENT, RESPECTIVELY.


THE HOLDING COMPANY MERGER (APPLICABLE TO DALHART SHAREHOLDERS)

      DALHART MERGER CONSIDERATION

      The Holding Company Merger Agreement provides that each share of Dalhart Common, other than shares held by any shareholder properly exercising dissenters' rights under the Texas Business Corporation
Act (the "Texas Law"), will be converted, in the Holding Company Merger, into the right to receive 6.3599 shares of Boatmen's Common (the "Dalhart Conversion Ratio"), together with any rights attached thereto under or by virtue of the Rights Agreement, dated August 14, 1990, between Boatmen's and Boatmen's Trust Company, as Rights Agent (as described on page 62 hereto), plus cash in lieu of fractional shares (as described herein) (the "Dalhart Merger Consideration").
The Dalhart Conversion Ratio and the Dalhart Merger Consideration are subject to possible increase as described herein. In addition, a portion of the Dalhart Merger Consideration is subject to an escrow agreement as described herein. The Dalhart Conversion Ratio, including any adjustment thereto, was determined through negotiations, taking into account the relative value of Boatmen's Common and Dalhart Common, between Boatmen's and Dalhart.

      No fractional shares of Boatmen's Common will be issued. In the event a holder of shares of Dalhart Common would be entitled, in the aggregate, to a fractional share interest in Boatmen's Common, then, in lieu of issuing such fractional share, Boatmen's will pay to such holder an amount of cash equal to such fraction multiplied by the average closing price of a share of Boatmen's Common on the Nasdaq Stock Market's National Market (the "Nasdaq") on the business day immediately preceding the date on which the Holding Company Merger is consummated (the "Effective Time").

      The Holding Company Merger Agreement provides that the Dalhart
Merger Consideration would be subject to possible increase should the Effective Time occur after the record date for the payment of the regular quarterly dividend on Boatmen's Common declared during the fourth quarter of 1994 or the first quarter of 1995. In such case, the Dalhart Merger Consideration would be increased by adding to the Dalhart Conversion Ratio the quotient of (i) the product of (A) the amount of such quarterly dividend or dividends, as the case may be, multiplied by (B) 6.3599, divided by (ii) the average closing price of a share of Boatmen's Common on Nasdaq during the twenty trading days immediately preceding the fifth calendar day immediately preceding the closing date (the "Closing Date") of the Holding Company Merger (the "Boatmen's Average Price")

      In addition to the foregoing, the Holding Company Merger Agreement provides for a possible increase of the Dalhart Conversion Ratio should Dalhart receive or become entitled to receive prior to the Closing Date, the proceeds of $1,000,000 insurance policy on the life of a principal shareholder of Dalhart presently owned by Dalhart. In such event, the Dalhart Conversion Ratio would be increased by an amount equal to the quotient of $1,000,000 divided by the number of issued and outstanding shares of Dalhart Common divided, again, by the Boatmen's Average Price. No assurance can be given whether the Dalhart Merger Consideration would be adjusted as described herein.

      If, prior to the Effective Time, a share of Boatmen's Common would be changed into a different number of shares of Boatmen's Common or a different class of shares by reason of reclassification, recapitalization, splitup, exchange of shares or readjustment, or if a stock dividend thereon should be declared with a record date within such period (a "Share Adjustment"), then the number of shares of Boatmen's Common into which a share of Dalhart Common would be converted pursuant to the Holding Company Merger Agreement will be appropriately and proportionately adjusted so that each shareholder of Dalhart will be entitled to receive such number of shares of Boatmen's Common as such shareholder would have received pursuant to such Share Adjustment had the record date thereof been immediately following the Effective Time.

      ESCROW OF DALHART MERGER CONSIDERATION

      Dalhart, Dalhart-Delaware, Boatmen's, Boatmen's-Texas and Citizens Bank will enter into an Escrow Agreement (the "Escrow Agreement") to provide for the escrow of a portion of the Dalhart Merger Consideration, as described herein. The purpose of the Escrow Agreement is to provide a reserve from the aggregate Dalhart Merger Consideration for the satisfaction and payment of any judgment on or settlement of certain pending litigation against Citizens Bank, certain of its employees and others styled Western National Bank v.
                                           ------------------------
Citizens State Bank, Curtis Beard, Prestige Lending Corporation and
- -------------------------------------------------------------------
Robert P. Mulroy (District Court of Dallas County, Texas, Cause
- ----------------
No. 94-04206-L), (the "WNB" Claim"), and all costs and expenses incurred in responding to and defending against the WNB Claim. The WNB Claim alleges that certain business torts against Citizens Bank and others in connection with the generation of certain mortgage-related business sought by the claimant, a competing financial institution. See "LEGAL PROCEEDINGS."

      Pursuant to the terms of the Holding Company Merger Agreement and the Escrow Agreement, a portion of the Dalhart Merger Consideration equal to the quotient of (a) the number of shares of Boatmen's Common as equals the quotient of $929,550 divided by the Boatmen's Average Price and (b) the number of shares of Dalhart Common issued and outstanding immediately prior to the Effective Time which are held by shareholders who have not duly exercised and perfected their dissenters' rights under the Texas Law, will be issued and delivered by Boatmen's to an escrow agent on the Closing Date (the "Dalhart Escrow Shares"). The balance of the Dalhart Merger Consideration will be issued to the holders of Dalhart Common. During the period in which the Dalhart Escrow Shares are held by the escrow agent pursuant to the Escrow Agreement, shareholders of Dalhart Common who would otherwise be entitled to receive the Dalhart Escrow Shares but for the Escrow Agreement (the "Eligible Dalhart Shareholders") will be entitled to receive their pro rata share of any dividend or other distribution which may be paid on the Dalhart

Escrow Shares. In addition, such Eligible Dalhart Shareholder is entitled to exercise all voting rights with regard to his or her pro rata interest in the Dalhart Escrow Shares.

      The Eligible Dalhart Shareholders are represented by a Shareholders' Committee comprised of three individuals. The Shareholders' Committee and Boatmen's-Amarillo, as successor by merger with Citizens Bank, will consult with one another regarding resolution of the WNB Claim.

      Upon termination of the Escrow Agreement by reason of resolution or termination of the WNB Claim, the Dalhart Escrow Shares, less such number of the Dalhart Escrow Shares as have a value equal to the amount of any judgment or settlement and all costs and expenses in connection with the WNB Claim, would be distributed to the Eligible Dalhart Shareholders. The full text of the Escrow Agreement is attached as Exhibit C to this Joint Proxy Statement/Prospectus and is incorporated herein by this reference.

      STOCK REDEMPTION AGREEMENT; STOCK REDEMPTION TERMINATION
AGREEMENT

      Dalhart and Catherine D. Koehler, a principal shareholder of Dalhart, have entered into a Redemption Agreement, dated as of January 8, 1993. The Redemption Agreement grants Dalhart an option to repurchase Mrs. Koehler's shares of Dalhart Common upon her death. To facilitate the possible repurchase of the shares of Dalhart Common owned by Mrs. Koehler, Dalhart purchased, maintains and is the sole beneficiary of a One Million Dollar ($1,000,000) whole-life insurance policy on the life of Mrs. Koehler. As described herein, the Dalhart Conversion Ratio is subject to adjustment should Dalhart receive or become entitled to receive prior to the Closing Date the proceeds of such policy.

      In connection with the transactions contemplated by the Holding Company Merger Agreement, Dalhart and Mrs. Koehler have entered into a Stock Redemption Termination Agreement, dated as of May 19, 1994, pursuant to which the Redemption Agreement would be terminated effective as of the Closing Date without the repurchase of Mrs. Koehler's shares of Dalhart Common having been effected. Should the Holding Company Merger Agreement be terminated, or should the Holding Company Merger not be consummated by May 19, 1995, the Stock Redemption Termination Agreement shall terminate and the Redemption Agreement shall continue in full force and effect. As discussed herein, the obligations of Boatmen's to effect the Holding Company Merger and the Subsidiary Bank Merger are subject to the continued enforceability and effectiveness of the Stock Redemption Termination Agreement. The Redemption Agreement and the Stock Redemption Termination Agreement are attached as an exhibit to the Holding Company Merger Agreement, attached as Exhibit A to this Joint Proxy Statement/Prospectus.

      FORM OF THE HOLDING COMPANY MERGER

      The Holding Company Merger Agreement provides that Dalhart-Delaware will merge into Dalhart and thereafter Dalhart will merge into Boatmen's-Texas, which is a wholly owned subsidiary of Boatmen's, and Boatmen's-Texas will be the surviving corporation.

      CONDUCT OF BUSINESS PENDING THE HOLDING COMPANY MERGER; DIVIDENDS

      Pursuant to the Holding Company Merger Agreement, Dalhart has agreed to carry on its business in the usual, regular and ordinary course in substantially the same manner as conducted prior to the execution of the Holding Company Merger Agreement. The Holding Company Merger Agreement provides that Dalhart may not declare or pay a dividend on the Dalhart Common or make any other distribution to shareholders, whether in cash, stock or other property, after the date of the Holding Company Merger Agreement.

      CONDITIONS TO CONSUMMATION OF THE HOLDING COMPANY MERGER

      The Holding Company Merger is subject to various conditions. Specifically, the obligations of each party to effect the Holding Company Merger are subject to the fulfillment or waiver by each of the parties, at or prior to the Closing Date of the following conditions: (i) the representations and warranties of the respective parties to the Holding Company Merger Agreement set forth in the Holding Company Merger Agreement will be true and correct in all material respects on the date thereof and as of the Closing Date;
(ii) the respective parties to the Holding Company Merger Agreement will have performed and complied in all material respects with all of its obligations and agreements required to be performed prior to the Closing Date; (iii) no party to the Holding Company Merger Agreement will be subject to any order, decree or injunction of a court or agency of competent jurisdiction which enjoins or prohibits the consummation of the Holding Company Merger; (iv) all necessary regulatory approvals and consents required to consummate the Holding Company Merger and the Subsidiary Bank Merger, including the approval of the shareholders of Dalhart and Citizens Bank, will have been obtained and all waiting periods in respect thereof will have expired; (v) each party will have received all required documents from the other party; (vi) the Registration Statement relating to the Boatmen's Common to be issued pursuant to the Holding Company Merger will have become effective, and no stop order suspending the effectiveness of the Registration Statement will have been issued and no proceedings for that purpose will have been initiated or threatened by the S.E.C.; and (vii) Boatmen's will have received a ruling from the Internal Revenue Service (the "I.R.S.") or an opinion of its counsel to the effect that (a) the Holding Company Merger and the Subsidiary Bank Merger will constitute a reorganization within the meaning of Section 368(a) of the Code, (b) no gain or loss will be recognized by the holders of Dalhart Common upon receipt of the Dalhart Merger Consideration or by the holders of Citizens Bank Common upon receipt of the Citizens Bank Merger Consideration (except for cash received in lieu of fractional shares), (c) the basis of shares of Boatmen's Common received by the shareholders of Dalhart or Citizens Bank will be the same as the basis of shares of Dalhart Common or Citizens Bank Common exchanged therefor, and (d) the holding period of the shares of Boatmen's Common received by the shareholders of Dalhart and Citizens Bank will include the holding period of the shares of Dalhart Common or Citizens Bank Common exchanged therefor, provided such shares were held as capital assets as of the Effective Time.

      The obligations of Boatmen's and Boatmen's-Texas to effect the Holding Company Merger are further subject to the conditions that
(i) Boatmen's will have received a letter from Ernst & Young to the effect that the Holding Company Merger and the Subsidiary Bank Merger qualify for "pooling of interests" accounting treatment;
(ii) Boatmen's will have received certain environmental inspection reports required to be obtained on each of Dalhart's real properties and Boatmen's will not have elected to exercise its termination rights in connection therewith (which such rights are described herein); (iii) the Subsidiary Bank Holding Company Merger shall have been consummated on the Closing Date; (iv) that certain Stock Redemption Termination Agreement between Dalhart and Catherine D. Koehler, a copy of which is attached to the Holding Company Merger Agreement, attached as Exhibit A to this Joint Proxy Statement/Prospectus, shall be in full force and effect, and the transactions contemplated thereby consummated on, the Closing Date; and (v) Boatmen's shall be of the good faith reasonable judgment, after consultation with Dalhart and its legal counsel, that the potential loss, cost and expense arising from a certain contingent liability is not significantly greater than the value of the shares of Boatmen's Common deposited with the escrow agent.

      REGULATORY APPROVALS

      The Holding Company Merger is subject to the prior approval of the Board of Governors of the Federal Reserve System (the "Federal Reserve") and the Texas Department of Banking. The Holding Company Merger may not be consummated until the 30th day after the date of Federal Reserve approval.

Applications for the required regulatory approval from the Federal Reserve and the Texas Department of Banking have been filed and are pending. In addition, an application has been filed with the Office of the Comptroller of the Currency (the "O.C.C.") for approval of the Subsidiary Bank Merger and is pending.


      TERMINATION OR ABANDONMENT

      The Holding Company Merger Agreement may be terminated at any time prior to the Effective Time: (i) by either party if the Holding Company Merger is not consummated on or prior to May 19, 1995;
(ii) by mutual agreement of Boatmen's and Dalhart; (iii) by Boatmen's or Dalhart in the event of a material breach by the other of any of its representations and warranties or agreements under the Holding Company Merger Agreement not cured within thirty days after notice of such breach is given by the non-breaching party; (iv) by either party in the event all the conditions to its obligations are not satisfied or waived (and not cured within any applicable cure period); (v) by Boatmen's in the event that Dalhart or Citizens Bank becomes a party or subject to any new or amended written agreement, memorandum of understanding, cease and desist order, imposition of civil money penalties or other regulatory enforcement action or proceeding with any federal or state agency charged with the supervision or regulation of banks or bank holding companies after the date of the Holding Company Merger Agreement (except with respect to any such regulatory enforcement action that could be terminated on or before the Closing Date through reasonable efforts of Boatmen's and Dalhart and that would not require any capital infusion to be made or other action having a financial effect materially adverse to the financial benefits of the Holding Company Merger to Boatmen's); (vi) by Boatmen's if certain reports of environmental inspection on the real properties of Dalhart to be obtained pursuant to the Holding Company Merger Agreement should disclose any contamination or presence of hazardous wastes, the estimated clean up or other remedial cost of which exceeds $400,000; (vii) should any regulatory application filed in connection with the Holding Company Merger or the Subsidiary Bank Merger be finally denied or disapproved by the respective regulatory authority; and (viii) by either party, should the shareholders of Dalhart not approve the Holding Company Merger.

      PAYMENT UPON OCCURRENCE OF CERTAIN TRIGGERING EVENTS

      The Holding Company Merger Agreement provides that upon the occurrence of one or more Triggering Events, Dalhart will pay to Boatmen's the sum of Seven Hundred Fifty Thousand Dollars ($750,000).

      As used herein, the term "Triggering Event" means any of the following events: (i) termination of the Holding Company Merger Agreement by Boatmen's upon a breach thereof by Dalhart (including, without limitation, the entering into of an agreement between Dalhart and any third party which is inconsistent with the transactions contemplated by the Holding Company Merger Agreement), provided that within twelve months of the date of such termination, either an event described in clauses (iii), (iv) or (v) herein shall have occurred;
(ii) the failure of Dalhart's shareholders to approve the Holding Company Merger and the Holding Company Merger Agreement at the Dalhart Special Meeting; provided, however, that the failure of Dalhart shareholders to approve the Holding Company Merger and the Holding Company Merger Agreement shall not be deemed a Triggering Event if (a) the average of the daily closing prices of a share of Boatmen's Common, as reported on the Nasdaq during the period of twenty trading days ending at the end of the second trading day immediately preceding the Mailing Date (the "Boatmen's Final Price"), is less than $26.00, and (b) the number obtained by dividing the Boatmen's Final Price by the Boatmen's Initial Price (as defined herein), is less than the number obtained by dividing the Final Index Price (as defined herein) by the Initial Index Price (as defined herein) and subtracting .20 from such quotient; (iii) any person or group of persons (other than Boatmen's) acquires, or has the right to acquire, fifty percent (50%) or more of the outstanding shares of Dalhart Common, exclusive of shares of Dalhart Common sold directly or indirectly to such person or group of persons by Boatmen's;
(iv) expiration of the fifth day preceding the scheduled expiration date of a tender or exchange offer by any person or group of persons (other than Boatmen's and/or its affiliates) to purchase or acquire securities of Dalhart if upon consummation of such offer, such person or group of persons would own, control or have the right to acquire fifty percent (50%) or more of the outstanding shares of Dalhart Common; or (v) upon the entry by Dalhart or Citizens Bank into an agreement or other understanding with a person or group of persons (other than Boatmen's and/or its affiliates) for such person or group of persons to acquire, merge or consolidate with Dalhart or Citizens Bank or to purchase all or substantially all of Dalhart's or Citizens Bank's assets.

      As used herein, (a) "Index Group" means all of the bank holding companies listed on Exhibit 7.09 to the Holding Company Merger Agreement, the common stock of which is publicly traded and as to which there is no pending publicly announced proposal at any time during the period of twenty trading days ending at the end of the fifth trading day immediately preceding the Closing Date for such company to be acquired or to acquire another company (which would constitute a "significant subsidiary" of such company as such term is defined in Rule 1-02 of the S.E.C.'s Regulation S-X) in exchange for its stock; (b) "Initial Boatmen's Price" means the closing price of a share of Boatmen's Common on May 19, 1994; (c) "Initial Index Price" means the weighted average (weighted in accordance with the factors specified on Exhibit 7.09 to the Holding Company Merger Agreement) of the per share closing prices of the common stock of the bank holding companies comprising the Index Group, as reported on the consolidated transactions reporting system for the market or exchange on which such common stock is principally traded, on May 19, 1994;
(d) "Final Price" of any company belonging to the Index Group means the average of the daily closing sale prices of a share of common stock of such company, as reported in the consolidated transaction reporting system for the market or exchange on which such common stock is principally traded, during the period of twenty trading days ending at the end of the second trading day immediately preceding the Mailing Date; and (e) "Final Index Price" means the weighted average (weighted in accordance with the factors specified on Exhibit 7.09 to the Holding Company Merger Agreement) of the Final Prices for all of the companies comprising the Index Group.

      DISSENTERS' RIGHTS

      The rights of shareholders of a Texas corporation (Dalhart is a Texas corporation) who choose to dissent from a proposed merger of such corporation are governed by the Texas Law. An excerpt of the Texas Law (Sections 5.11-5.13) is attached as Exhibit D to the Joint Proxy Statement/Prospectus. Under the Texas Law, a shareholder of a Texas corporation who wishes to assert dissenters' rights with respect to a merger must file with the corporation, prior to the shareholder's meeting at which the merger is to be voted upon, a written objection stating that the shareholder's right to dissent will be exercised if the merger is effected and giving the shareholder's mailing address for receiving notice of the merger if it becomes effective.

      In addition, in order to dissent, the shareholder must not vote in favor of the merger. It is not necessary that a shareholder vote against the merger in order to dissent, so long as the shareholder files a written objection in advance of the proposed action.
However, merely voting against the proposal, either by proxy or at the shareholders' meeting, will not take the place of filing the required written objection.

      If the merger is effected and the dissenters' rights provisions of the Texas Law are applicable to such merger, the surviving corporation of such merger must, within 10 days thereafter, mail notice thereof to each shareholder who has filed a written objection and who has not voted in favor of the merger. Within 10 days after the surviving corporation mails or delivers notice to shareholders who have filed objections, each such shareholder who elects to dissent must make written demand for the payment of the fair value of his or her shares in accordance with the provisions of Article 5.12 of the Texas Law. Such written demand must state the number and class of the shares owned by the shareholder and the shareholder's estimate of the fair value of such shares. Also, within 20 days after demanding payment, the shareholder must submit the certificates representing his or her shares to the surviving corporation for notation on the certificate that such demand has been made in accordance with the provisions of Article 5.13 of the Texas Law.

      A shareholder who votes for the merger, or who does not demand
                              ---
payment within 10 days after receiving notice of the effectiveness of the merger, will be deemed to have waived his or her right to dissent and will be bound by the terms of the merger. A shareholder who fails to submit his or her certificate for notation of demand for payment will, at the option of the surviving corporation, terminate his or her right to dissent unless a court for good and sufficient cause directs otherwise.

      Within 20 days after receiving demand for payment from a dissenting shareholder, the surviving corporation must (i) notify the shareholder that it agrees to the amount claimed as the fair value of the shares, or (ii) propose a different amount. If the surviving corporation and the shareholder agree on a value within 60 days after the merger, the surviving corporation must pay for the shares within 90 days after the merger. If the surviving corporation and the dissenting shareholder do not so agree, either the surviving corporation or such shareholder may file a petition in a court of competent jurisdiction in the appropriate Texas district court within 120 days after the merger asking for a finding and determination of the fair value of the shares owned by the dissenting shareholder.

      All shareholders who properly dissent from a proposed merger involving a Texas corporation in accordance with Article 5.12 of the Texas Law, will lose all rights with respect to their shares except the right to receive payment for the shares and the right to maintain an appropriate action to obtain relief on the ground the merger would be or was fraudulent. A shareholder may withdraw his or her demand before payment is made for the shares or before a petition has been filed asking for a finding and determination of the fair value of such shares, but no demand may be withdrawn after such payment has been made, or, unless the surviving corporation consents, after any such petition has been filed.

      If a shareholder withdraws his or her demand, or if neither party timely files a petition asking for a determination of fair value of the shares, such shareholder shall be bound by the terms of the merger and restored to the status of shareholder.

      The dissenters' rights provisions of the Texas Law described herein are applicable to all proposed mergers involving Texas corporations, except in those instances where (i) the shares of such corporation are listed on a national securities exchange or (ii) such shares are held of record by 2,000 holders or more. The shares of Dalhart Common are not listed and traded on Nasdaq. In addition, Dalhart has substantially fewer than 2,000 record shareholders (32 as of the record date for the Dalhart Special Meeting).

      If the holders of more than approximately ten percent (10%) of the shares of Dalhart Common should exercise their dissenters' rights, and the dissenters' rights provisions of the Texas Law were found to be applicable to the Holding Company Merger, the Holding Company Merger would not qualify as a "pooling of interests" for accounting and financial reporting purposes and, therefore, Boatmen's would not be obligated to consummate the Holding Company Merger. Boatmen's has no present intention to waive this condition to its obligation to consummate the Holding Company Merger.

      The foregoing summary of the rights of shareholders to dissent and demand payment for their shares does not purport to be a complete statement of the Texas Law relating to the rights of dissenting shareholders of Dalhart, and is qualified by reference to the excerpts of the Texas Law which have been set forth in full as Exhibit D to this Joint Proxy Statement/Prospectus. Each dissenting shareholder should consult with his or her own legal counsel concerning the specific procedures and available remedies.

      ANY FAILURE TO FOLLOW THE DETAILED PROCEDURES SET FORTH IN THE TEXAS LAW MAY RESULT IN A SHAREHOLDER LOSING ANY RIGHT HE OR SHE MAY HAVE TO DISSENT FROM THE HOLDING COMPANY MERGER AND CLAIM FAIR VALUE FOR HIS OR HER SHARES.

      EXCHANGE OF DALHART STOCK CERTIFICATES; FRACTIONAL SHARES

      The conversion of Dalhart Common into Boatmen's Common (other than any shares as to which dissenters' rights are properly exercised) will occur by operation of law at the Effective Time. After the Effective Time, certificates theretofore evidencing shares of Dalhart Common (such certificates, other than certificates held by shareholders exercising their dissenters' rights, are collectively referred to herein as the "Dalhart Certificates"), which may be exchanged for shares of Boatmen's Common will be deemed, for all corporate purposes other than the payment of dividends and other distributions on such shares, to evidence ownership of and entitlement to receive such shares of Boatmen's Common.

      As soon as reasonably practicable after the Effective Time, and in no event more than 10 business days after the Effective Time, Boatmen's Trust Company (the "Exchange Agent") will mail a transmittal letter and instructions to each record holder of a Dalhart Certificate whose shares were converted into the right to receive the Dalhart Merger Consideration (less such holder's beneficial interest in the shares of Boatmen's Common held pursuant to the Escrow Agreement), advising such holder of the number of shares of Boatmen's Common such holder is entitled to receive pursuant to the Holding Company Merger, of the amount of cash such holder is due in lieu of a fractional share of Boatmen's Common, and of the procedures for surrendering such Dalhart Certificates in exchange for a certificate for the number of whole shares of Boatmen's Common, and a check for the cash amount (if any) such holder is entitled to receive in lieu of fractional shares. The letter of transmittal will also specify that delivery will be effected, and risk of loss and title to the Dalhart Certificates will pass, only upon proper delivery of the Dalhart Certificates to the Exchange Agent and will be in such form and have such other provisions as Boatmen's may reasonably specify. SHAREHOLDERS OF DALHART ARE REQUESTED NOT TO SURRENDER THEIR DALHART CERTIFICATES FOR EXCHANGE UNTIL SUCH LETTER OF TRANSMITTAL AND INSTRUCTIONS ARE RECEIVED. The shares of Boatmen's Common into which Dalhart Common will be converted in the Holding Company Merger will be deemed to have been issued at the Effective Time. Unless and until the Dalhart Certificates are surrendered, along with a duly executed letter of transmittal, any other required documents and notification of the holder's federal taxpayer identification number, dividends on the shares of Boatmen's Common issuable with respect to such Dalhart Common, which would otherwise be payable, will not be paid to the holders of such Dalhart Certificates and, in such case, upon surrender of the Dalhart Certificates, and a duly executed letter of transmittal, any other required documents and notification of taxpayer identification number, there will be paid any dividends on such shares of Boatmen's Common which became payable between the Effective Time and the time of such surrender and notification. No interest on any such dividends will accrue or be paid.

      REPRESENTATIONS AND WARRANTIES OF DALHART, DALHART-DELAWARE, BOATMEN'S AND BOATMEN'S-TEXAS

      The Holding Company Merger Agreement contains various representations and warranties of the parties thereto. These include, among other things, representations and warranties by Dalhart and Dalhart-Delaware, except as otherwise disclosed to Boatmen's, as to: (i) organization and good standing;
(ii) capitalization; (iii) the due authorization and execution of the Holding Company Merger Agreement by each of Dalhart and Dalhart-Delaware; (iv) the identity and ownership of their subsidiaries; (v) the accuracy of their financial statements and Citizens Bank's filings with the Federal Deposit Insurance Corporation;
(vi) the absence of material adverse changes in the financial condition, results of operations, business or prospects of Dalhart, Dalhart-Delaware and Citizens Bank; (vii) the absence of certain orders, agreements or memoranda of understanding between Dalhart, Dalhart-Delaware or Citizens Bank and any federal or state agency charged with the supervision or regulation of banks or bank holding companies; (viii) the filing of tax returns and payment of taxes;
(ix) the absence of pending or threatened litigation or other such actions; (x) agreements with employees, including employment agreements; (xi) certain reports required to be filed with various regulatory agencies; (xii) its loan portfolio; (xiii) employee matters and ERISA; (xiv) title to its properties, the absence of liens (except as specified) and insurance matters; (xv) environmental matters; (xvi) compliance with applicable laws and regulations;
(xvii) the absence of undisclosed liabilities; (xviii) the absence of brokerage commissions or similar finder's fees in connection with the Holding Company Merger; (xix) title to and maintenance of a life insurance policy on the life of Catherine D. Koehler; (xx) the execution and effectiveness of a Stock Redemption Termination
Agreement between Catherine D. Koehler and Dalhart; and (xxi) the accuracy of information supplied by Dalhart in connection with the Registration Statement, this Joint Proxy Statement/Prospectus and any other documents to be filed with the S.E.C. or any banking or other regulatory authority in connection with the transactions contemplated by the Holding Company Merger Agreement.

      Boatmen's and Boatmen's-Texas' representations and warranties include, among other things, those as to (i) organization and good standing; (ii) capitalization; (iii) the due authorization and execution of the Holding Company Merger Agreement by each of Boatmen's and Boatmen's-Texas, and the absence of the need (except as specified) for governmental or third party consents to the Holding Company Merger; (iv) subsidiaries of Boatmen's; (v) the accuracy of Boatmen's financial statements and filings with the S.E.C.; (vi) the absence of material adverse changes in the financial condition, results of operations or business of Boatmen's and its subsidiaries;
(vii) the absence of material pending or threatened litigation or other such actions; (viii) certain reports required to be filed with various regulatory agencies; (ix) compliance with applicable laws and regulations; and (x) the accuracy of information supplied by Boatmen's and Boatmen's-Texas in connection with the Registration Statement, this Joint Proxy Statement/Prospectus and any other documents to be filed with the S.E.C. or any banking or other regulatory authority in connection with the transactions contemplated by the Holding Company Merger Agreement.

      CERTAIN OTHER AGREEMENTS

      Business of Dalhart in Ordinary Course. Pursuant to the Holding Company Merger Agreement, Dalhart has agreed, among other things, that it will conduct its business and the business of its subsidiaries and engage in transactions only in the usual, regular and ordinary course as previously conducted, and that neither it nor its subsidiaries will, without the prior written consent of Boatmen's (which shall not be unreasonably withheld): (i) issue additional Dalhart Common or common stock of Dalhart-Delaware ("Delaware
Common") or other capital stock, options, warrants or other rights to subscribe for or purchase Dalhart Common, Delaware Common or any other capital stock or any other securities convertible into or exchangeable for any capital stock; (ii) directly or indirectly redeem, purchase or otherwise acquire Dalhart Common or any other capital stock; (iii) effect a reclassification, recapitalization, splitup, exchange of shares, readjustment or other similar change in any capital stock or otherwise reorganize or recapitalize;
(iv) change its certificate or articles of incorporation or association, as the case may be, or bylaws; (v) (except as specified) grant any increase (other than ordinary and normal increases consistent with past practices) in the compensation payable or to become payable to officers or salaried employees, grant any stock options or, except as required by law, adopt or change any bonus, insurance, pension, or other employee plan, payment or arrangement made to, for or with any such officers or employees; (vi) borrow or agree to borrow any material amount of funds other than in the ordinary course of business or directly or indirectly guarantee or agree to guarantee any obligations of others; (vii) make or commit to make any new loan or letter of credit or any new or additional discretionary advance under any existing line of credit, in excess of $2,000,000, or that would increase the aggregate credit outstanding to any one borrower or group of affiliated borrowers to more than $2,000,000; (viii) purchase or otherwise acquire any investment security for its own account having an average remaining life maturity greater than five years or any asset-backed securities other than those issued or guaranteed by the Government National Mortgage Association, the Federal National Mortgage Association or the Federal Home Loan Mortgage Corporation; (ix) increase or decrease the rate of interest paid on time deposits or certificates of deposit except in accordance with past practices; (x) enter into any agreement, contract or commitment having a term in excess of three months other than letters of credit, loan agreements, and other lending, credit and deposit agreements and documents made in the ordinary course of business; (xi) mortgage, pledge, subject to lien or charge or otherwise encumber any of its assets or properties except in the ordinary course of business; (xii) cancel, accelerate or waive any material indebtedness, claims or rights owing to Dalhart or its subsidiaries except in the ordinary course of business; (xiii) sell or otherwise dispose of any real property or any material amount of personal property other than properties acquired in foreclosure or otherwise in the ordinary collection of indebtedness; (xiv) foreclose or otherwise take title to or possess any real property, other than single family, non-agricultural residential property of one acre or less, without first obtaining a phase one environmental report which indicates that the property is free of hazardous, toxic or polluting waste materials; (xv) commit any act or fail to do any act which will result in a material breach of any agreement, contract or commitment, or violate any law, statute, rule, governmental regulation or order, which will adversely affect the business, financial condition or earnings of Dalhart and its subsidiaries; (xvi) purchase any real or personal property or make any capital expenditure in excess of $250,000; or (xvii) engage in any transaction or take any action that would render untrue, in any material respect, any of the representations and warranties made by Dalhart and Dalhart-Delaware in the Holding Company Merger Agreement, if such representations or warranties were given as of the date of such transaction or action.

      Additional Dalhart Reserves, Accruals, Charges, and Expenses. The Holding Company Merger Agreement acknowledges that while Dalhart believes it has established all reserves and taken all provisions for possible loan losses required by generally accepted accounting principles and applicable laws, rules and regulations, Boatmen's has adopted different loan, accrual and reserve policies (including different loan classifications and levels of reserves for possible loan losses). Accordingly, the Holding Company Merger Agreement provides that Boatmen's and Dalhart will consult and cooperate with each other prior to the Effective Time (i) to conform Dalhart's loan, accrual and reserve policies to those of Boatmen's; (ii) to determine appropriate accruals, reserves, and charges for Dalhart to establish and take in respect of excess equipment write-off or write-down of various assets, and other appropriate charges and accounting adjustments taking into account the parties' business plans following the Holding Company Merger; and (iii) to determine the amount and the timing for recognizing for financial accounting purposes the expenses of the Holding Company Merger and the restructuring charges related to or to be incurred in connection with the Holding Company Merger. Dalhart has agreed to establish and take all such reserves, accruals, and charges and recognize, for financial accounting purposes, such expenses and charges, as requested by Boatmen's and at such times as are mutually agreeable to Boatmen's and Dalhart, provided, however, that Dalhart is not required to take any action which is not consistent with generally accepted accounting principles.

      Environmental Inspections. Dalhart has agreed to provide Boatmen's, not later than 45 days after the date of the Holding
Company Merger Agreement, a report of a phase one environmental investigation on certain real property owned or leased by Dalhart or its subsidiaries (which does not include leased space in retail and similar establishments and space leased for automatic teller machines) and, if required by the phase one investigation in Boatmen's reasonable opinion, a report of a phase two investigation on properties requiring such additional study. Environmental investigations routinely are conducted by Boatmen's in connection with transactions involving the acquisition of real property, whether pursuant to the acquisition of a bank or other business or in its ongoing business operations. These investigations are intended to identify and quantify potential environmental risks of ownership, such as contamination, which could lead to liability for clean-up costs under the federal Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, and other applicable laws. A "phase one" investigation is an initial environmental inquiry intended to identify areas of concern which might require more in-depth assessment. The scope of a phase one investigation varies depending on the environmental consultant utilized and the property assessed, but will typically include
(i) visual inspection of the property; (ii) review of governmental records to ascertain the presence of such things as "Superfund" sites, underground storage tanks or landfills, etc. on or near the site; (iii) review of all relevant site records such as air or water discharge permits and hazardous waste manifests; and (iv) research regarding previous owners and uses of the property as well as those of surrounding properties. In bank or other business acquisition transactions, Boatmen's policy is to obtain phase one environmental investigations of real property to ensure that environmental problems do not exist which could result in unacceptably high or unquantifiable risk to Boatmen's and its shareholders.

      Other Dalhart Agreements.  In addition, Dalhart has agreed to
(i) give Boatmen's prompt written notice of any occurrence, or impending or threatened occurrence, of any event or condition which would cause or constitute a breach of any of Dalhart's representations or agreements in the Holding Company Merger Agreement or of the occurrence of any matter or event known to and directly involving Dalhart (not including changes in conditions that affect the banking industry generally) that is materially adverse to the business, operations, properties, assets or condition (financial or otherwise) of Dalhart and its subsidiaries; (ii) use its best efforts to obtain all necessary consents in any material leases, licenses, contracts, instruments and rights which require the consent of another person for their transfer or assumption pursuant to the Holding Company Merger; (iii) use its best efforts to perform and fulfill all conditions and obligations to be performed or fulfilled under the Holding Company Merger Agreement and to effect the Holding Company Merger; (iv) permit Boatmen's reasonable access to Dalhart's properties and to disclose and make available all books, documents, papers and records relating to assets, stock ownership, properties, operations, obligations and liabilities in which Boatmen's may have a reasonable and legitimate interest in furtherance of the transactions contemplated by the Holding Company Merger Agreement; and (v) cause Citizens Bank to enter into the Subsidiary Merger Agreement with Boatmen's-Amarillo and take all other actions and cooperate with Boatmen's in causing the Subsidiary Bank Merger to be effected.

      Boatmen's Agreements. Pursuant to the Holding Company Merger Agreement, Boatmen's has agreed, among other things, to (i) file all regulatory applications required in order to consummate the Holding Company Merger and the Subsidiary Bank Merger and to provide Dalhart with copies of all such applications; (ii) file the Registration Statement with the S.E.C. and use its best efforts to cause the Registration Statement to become effective; (iii) timely file all documents required to obtain all necessary blue sky permits and approvals; (iv) prepare and file any other filings required under the Exchange Act relating to the Holding Company Merger and related transactions; (v) promptly notify Dalhart in writing should Boatmen's have knowledge of any event or condition which would cause or constitute a breach of any of its representations or agreements contained in the Holding Company Merger Agreement; (vi) use its best efforts to perform and fulfill all conditions and obligations to be performed or fulfilled under the Holding Company Merger Agreement and to effect the Holding Company Merger; (vii) permit Dalhart reasonable access to all books, documents, papers and records relating to the assets, stock ownership, properties, operations, obligations and liabilities of Boatmen's in which Dalhart may have a reasonable and legitimate interest in furtherance of the transactions contemplated in the Holding Company Merger Agreement; and (viii) cause Boatmen's-Texas to enter into the Subsidiary Merger Agreement with Citizens

Bank and take all other actions and cooperate with Citizens Bank in causing the Subsidiary Bank Merger to be effected. In addition, the Holding Company Merger Agreement states that Boatmen's shall provide certain employee benefit plans and programs to the employees of Dalhart and its subsidiaries who continue their employment after the Effective Time.

      NO SOLICITATION

      The Holding Company Merger Agreement provides that, unless and until the Holding Company Merger Agreement has been terminated, Dalhart will not solicit or encourage or, subject to the fiduciary duties of its directors as advised by counsel, hold discussions or negotiations with, or provide information to, any person in connection with any proposal from any person relating to the acquisition of all or a substantial portion of the business, assets or stock of Dalhart or its subsidiaries. Dalhart is required to promptly advise Boatmen's of its receipt of, and the substance of, any such proposal or inquiry.

      INDEMNIFICATION AND INSURANCE

      Following the Effective Time, Boatmen's has agreed, among other things, to (i) provide the directors and officers of Dalhart and its subsidiaries with the same directors' and officers' liability insurance coverage that Boatmen's provides to officers and directors of its other banking subsidiaries generally and, in addition, for a period of three years, to use its best efforts to continue Dalhart's directors' and officers' liability insurance coverage with respect to actions occurring prior to the Effective Time to the extent that such coverage is obtainable for an aggregate premium not to exceed the annual premium presently being paid by Dalhart (if the premium of such insurance would exceed such maximum amount, Boatmen's has agreed to use its best efforts to procure such level of insurance having the coverage described herein as can be obtained for a premium equal to such maximum amount); (ii) cause Boatmen's-Texas, as the surviving corporation in the Holding Company Merger, for a period of six years after the Effective Time, to indemnify and hold harmless the present and former officers, directors, employees and agents of Dalhart and its subsidiaries with respect to matters occurring on or prior to the Effective Time to the full extent then permitted under the Missouri General Business Corporation Act and Dalhart's Articles of Incorporation as in effect on the date of the Holding Company Merger Agreement, including provisions relating to advances of expenses incurred in the defense of any action or suit; and (iii) cause any successor or assignee of Boatmen's-Texas to assume the obligations set forth in (i) and (ii) above, or, if Boatmen's-Texas should liquidate, dissolve or otherwise wind up its business, then Boatmen's shall assume such obligations.

      WAIVER AND AMENDMENT

      Prior to or at the Effective Time, any provision of the Holding Company Merger Agreement, including, without limitation, the conditions to consummation of the Holding Company Merger, may be
(i) waived, in writing by the party which is entitled to the benefits thereof; or (ii) amended at any time by written agreement of the parties, whether before or after approval of the Holding Company Merger Agreement by the shareholders of Dalhart at the Dalhart Special Meeting; provided, however, that after any such approval, no such amendment or modification shall alter the amount or change the form of the Dalhart Merger Consideration or alter or change any of the terms of the Holding Company Merger Agreement if such alteration or change would adversely affect the holders of Dalhart Common. It is anticipated that a condition to the obligations of Dalhart and Boatmen's to consummate the Holding Company Merger would be waived only in those circumstances where the Board of Directors of Dalhart or Boatmen's, as the case may be, deems such waiver to be in the best interests of such company and its shareholders.

      EXPENSES AND FEES

      In the event the Holding Company Merger Agreement is terminated or the Holding Company Merger is abandoned, all costs and expenses incurred in connection with the Holding Company Merger Agreement will be paid by the party incurring such costs and expenses, and no party shall have any liability to the other party for costs, expenses, damages or otherwise, except that in the event the Holding Company Merger Agreement is terminated on account of a willful breach of any of the representations or warranties therein or any breach of the agreements set forth therein, the non-breaching party is entitled to seek damages against the breaching party.


THE SUBSIDIARY BANK MERGER (APPLICABLE TO CITIZENS BANK SHAREHOLDERS)

      CITIZENS BANK MERGER CONSIDERATION

      The Subsidiary Merger Agreement provides that each share of Citizens Bank Common, other than shares held by any shareholder properly exercising dissenters' rights under the Texas Banking Code (the "Texas Banking Law") and shares held by Dalhart-Delaware, will be converted, in the Subsidiary Bank Merger, into the right to receive 35.2840 shares of Boatmen's Common (the "Citizens Bank Conversion Ratio"), together with any rights attached thereto under or by virtue of the Rights Agreement, dated August 14, 1990, between Boatmen's and Boatmen's Trust Company, as Rights Agent (as described on page 62), plus cash in lieu of fractional shares (as described herein) (the "Citizens Bank Merger Consideration"). A portion of the Citizens Bank Merger Consideration is subject to an Escrow Agreement described herein. The Citizens Bank Conversion Ratio was determined through negotiations, taking into account the relative value of Boatmen's Common and Citizens Bank Common, between Boatmen's and Citizens Bank.

      No fractional shares of Boatmen's Common will be issued. In the event a holder of shares of Citizens Bank Common would be entitled, in the aggregate, to a fractional share interest in Boatmen's Common, then in lieu of issuing such fractional share, Boatmen's will pay to such holder an amount of cash equal to such fraction multiplied by the average closing price of a share of Boatmen's Common on the Nasdaq on the business day immediately preceding the date on which the Effective Time occurs.

      If, prior to the Effective Time, a share of Boatmen's Common would be changed into a different number of shares of Boatmen's Common or a different class of shares by reason of reclassification, recapitalization, splitup, exchange of shares or readjustment, or if a stock dividend thereon should be declared with a record date within such period (a "Share Adjustment"), then the number of shares of Boatmen's Common into which a share of Citizens Bank Common would be converted pursuant to the Subsidiary Merger Agreement will be appropriately and proportionately adjusted so that each shareholder of Citizens Bank will be entitled to receive such number of shares of Boatmen's Common as such shareholder would have received pursuant to such Share Adjustment had the record date thereof been immediately following the Effective Time.

      ESCROW OF CITIZENS BANK MERGER CONSIDERATION

      Dalhart, Dalhart-Delaware, Boatmen's, Boatmen's-Texas and Citizens Bank will enter into an Escrow Agreement (the "Escrow Agreement") to provide for the escrow of a portion of the Citizens Bank Merger Consideration, as described herein. The purpose of the Escrow Agreement is to provide a reserve from the aggregate Citizens Bank Merger Consideration for the satisfaction and payment of any judgment on or settlement of certain pending litigation against Citizens Bank, certain of the employees and others styled

Western National Bank v. Citizens State Bank, Curtis Beard, Prestige Lending
- ----------------------------------------------------------------------------
Corporation and Robert R. Mulroy (District Court of Dallas County,
- --------------------------------
Texas, Cause No. 94-04206-L) (the "WNB Claim"), and all costs and expenses incurred in responding to and defending against the WNB
Claim.  The WNB Claim alleges certain business torts against Citizens
Bank and others in connection with the generation of certain mortgage-related business sought by the claimant, a competing financial institution. See "LEGAL PROCEEDINGS."

      Pursuant to the terms of the Subsidiary Bank Merger Agreement and the Escrow Agreement, a portion of the Citizens Bank Merger Consideration equal to the quotient of (a) the number of shares of Boatmen's Common as equals the quotient of $70,450 divided by the Boatmen's Average Price and (b) the number of shares of Citizens Bank Common issued and outstanding immediately prior to the Effective Time which are held by shareholders other than Dalhart-Delaware and who have not duly exercised and perfected their dissenters' rights under the Texas Law, will be issued and delivered by Boatmen's to an escrow agent on the Closing Date (the "Citizens Bank Escrow Shares"). The balance of the Citizens Bank Merger Consideration will be issued to the holders of Citizens Bank Common. During the period in which the Citizens Bank Escrow Shares are held by the escrow agent pursuant to the Escrow Agreement, shareholders of Citizens Bank Common who would otherwise be entitled to receive the Citizens Bank Escrow Shares but for the Escrow Agreement (the "Eligible Citizens Bank Shareholders") will be entitled to receive their pro rate share of any dividend or other distribution which may be paid on the Citizens Bank Escrow Shares. In addition, each Eligible Citizens Bank Shareholder is entitled to exercise all voting rights with respect to his or her pro rata interest in the Citizens Bank Escrow Shares.

      The Eligible Citizens Bank Shareholders are to be represented by a Shareholders' Committee comprised of three individuals. This
Shareholder's Committee also represents the Eligible Dalhart
Shareholders. The Shareholders' Committee and Boatmen's-Amarillo, as successor by merger with Citizens Bank, will consult with one another regarding resolution of the WNB Claim.

      Upon termination of the Escrow Agreement by reason of resolution or termination of the WNB Claim, the Citizens Bank Escrow Shares, less such number of the Citizens Bank Escrow Shares as have a value equal to the amount of any judgment or settlement and all costs and expenses in connection with the WNB Claim, would be distributed to the Eligible Citizens Bank Shareholders. The full text of the Escrow Agreement is attached as Exhibit C to this Joint Proxy Statement/Prospectus and is incorporated herein by this reference.

      FORM OF SUBSIDIARY BANK MERGER

      The Subsidiary Merger Agreement provides that Citizens Bank shall merge with and into Boatmen's-Amarillo and Boatmen's-Amarillo will be the surviving bank.

      CONDUCT OF BUSINESS PENDING THE SUBSIDIARY BANK MERGER;
      LIMITATIONS ON DIVIDENDS AND SALES OF ASSETS

      Pursuant to the Subsidiary Merger Agreement, Citizens Bank has agreed to carry on its business in the ordinary course of business. Except for the payment of a dividend in the amount of $91,800, the Subsidiary Merger Agreement provides that Citizens Bank may not declare or pay any dividend to its shareholders between the date of the Subsidiary Merger Agreement and the Effective Time. The Subsidiary Merger Agreement also provides that, except as expressly permitted in the Holding Company Merger Agreement, Citizens Bank may not sell or otherwise dispose of any of its assets in any manner.

      CERTAIN CONDITIONS TO CONSUMMATION OF THE SUBSIDIARY BANK MERGER; REGULATORY APPROVALS

      The Subsidiary Bank Merger is conditioned upon the prior or simultaneous consummation of the Holding Company Merger as contemplated by the Holding Company Merger Agreement. The Subsidiary Bank Merger is also subject to approval of the shareholders of Citizens Bank and regulatory approval from the O.C.C. An application has been filed with the O.C.C. for the approval of the Subsidiary Bank Merger and is pending.

      TERMINATION OR ABANDONMENT

      The Subsidiary Merger Agreement may be terminated prior to the Effective Time: (i) by the mutual consent of the board of directors of Citizens Bank and Boatmen's-Amarillo before or after the approval of the shareholders of either party of the Subsidiary Bank Merger;
(ii) automatically if the Subsidiary Bank Merger is not consummated by June 30, 1995, unless extended, in writing, prior to such date by mutual action of the boards of directors of Citizens Bank and Boatmen's-Amarillo; and (iii) automatically in the event that the Holding Company Merger Agreement is terminated without the transactions contemplated thereby being consummated as provided therein.

      DISSENTERS' RIGHTS

      The rights of shareholders of a Texas banking association (Citizens Bank is a Texas banking association) who choose to dissent from a proposed merger of such bank are governed by the Texas Banking Law. An excerpt of the Texas Banking Law (Article 342-305), which is attached as Exhibit E to this Joint Proxy Statement/Prospectus, provides that a shareholder may dissent from a proposed merger by following the procedure provided by Article 5.12 of the Texas Law. That procedure is detailed under "THE ACQUISITION--The Holding Company Merger--Dissenters' Rights" herein. However, the limitations of Article 5.11 are not specifically incorporated into the Texas Banking Law. These limitations concern the applicability of dissenters' rights to mergers involving Texas corporations where the shares of the corporation are not listed on a national securities exchange or where there are not more than 2,000 shareholders of record. In addition, the requirement of Article 5.13, that shareholders must submit, within 20 days, the certificates representing his or her shares to the surviving corporation for notation that demand has been made, is not expressly incorporated by
Article 342-305 of the Texas Banking Law.

      EXCHANGE OF CITIZENS BANK STOCK CERTIFICATES; FRACTIONAL SHARES

      The conversion of Citizens Bank Common into Boatmen's Common (other than any shares as to which dissenters' rights are properly exercised and other than shares held by Dalhart-Delaware) will occur by operation of law at the Effective Time. After the Effective Time, certificates theretofore evidencing shares of Citizens Bank Common (such certificate, other than certificates held by shareholders exercising their dissenters' rights, are collectively referred to herein as the "Citizens Bank Certificates") which may be exchanged for shares of Boatmen's Common will be deemed, for all corporate purposes other than the payment of dividends and other distributions on such shares, to evidence ownership of and entitlement to receive such shares of Boatmen's Common.

      As soon as reasonably practicable after the Effective Time, and in no event more than 10 business days after the Effective Time, Boatmen's Trust Company (the "Exchange Agent") will mail a transmittal letter and instructions to each record holder of a Citizens Bank Certificate whose shares were converted into the right to receive the Citizens Bank Merger Consideration (less such holder's beneficial interest in the shares of Boatmen's Common held pursuant to the Escrow Agreement), advising such holder of the number of shares of Boatmen's Common such holder is entitled to receive pursuant to the Subsidiary Bank Merger, of the amount of cash such holder is due in lieu of a fractional share of Boatmen's Common, and of the procedures for surrendering such Citizens Bank Certificates in exchange for a Certificate for the number of whole shares of Boatmen's Common, and a check for the cash amount (if any) such holder is entitled to receive in lieu of fractional shares. The letter of transmittal will also specify that delivery will be effected, and risk of loss and title to the Citizens Bank Certificates will pass, only upon proper delivery of the Citizens Bank Certificates to the Exchange Agent and will be in such form and have such other provisions as Boatmen's may reasonably specify. SHAREHOLDERS OF CITIZENS BANK ARE REQUESTED NOT TO SURRENDER THEIR CITIZENS BANK CERTIFICATES FOR EXCHANGE UNTIL SUCH LETTER OF TRANSMITTAL AND INSTRUCTIONS ARE RECEIVED. The shares of Boatmen's Common into which Citizens Bank Common will be converted in the Subsidiary Bank Merger will be deemed to have been issued at the Effective Time. Unless and until the Citizens Bank Certificates are surrendered, along with a duly executed letter of transmittal, any other required documents and notification of the holder's federal taxpayer identification number, dividends on the shares of Boatmen's Common issuable with respect to such Citizens Bank Common, which would otherwise be payable, will not be paid to the holders of such Citizens Bank Certificates and, in such case, upon surrender of the Citizens Bank Certificates, and a duly executed Letter of Transmittal, any other required documents and notification of taxpayer identification number, there will be paid any dividends on such shares of Boatmen's Common which became payable between the Effective Time and the time of such surrender and notification. No interest on any such dividends will accrue or be paid.

      BOARD COMPOSITION

      The Subsidiary Merger Agreement provides that, following the Subsidiary Bank Merger, the present board of directors of Boatmen's-Amarillo will continue to serve as the Board of Directors of Boatmen's-Amarillo (as the bank surviving in the Subsidiary Bank Merger) until the next annual meeting or until such time as their successors have been elected and qualified.

INTERESTS OF CERTAIN PERSONS IN THE ACQUISITION

      Insurance; Indemnification. The Holding Company Merger Agreement provides that Boatmen's will provide the directors and officers of Dalhart and its subsidiaries, after the Holding Company Merger, with the same directors' and officers' liability insurance coverage that Boatmen's provides to directors and officers of its other banking subsidiaries generally and, in addition, for a period of three years will use its best efforts to continue Dalhart's directors' and officers' liability insurance coverage with respect to actions occurring prior to the Effective Time to the extent that such coverage is obtainable for an aggregate premium not to exceed the annual premium presently being paid by Dalhart. If the premium of such insurance would exceed such maximum amount, Boatmen's will use its best efforts to procure such level of insurance having the coverage described herein as can be obtained for an premium equal to such maximum amount. The Holding Company Merger Agreement also provides that for a period of six years after the Effective Time Boatmen's will cause Boatmen's-Texas, as the surviving corporation in the Holding Company Merger, or any successor of Boatmen's-Texas, to indemnify the present and former directors, officers, employees and agents of Dalhart and its subsidiaries against any liability arising out of actions occurring prior to the Effective Time, to the extent that such indemnification is then permitted under the Missouri
General Business Corporation Act and by Dalhart's Articles of Incorporation as in effect on the date of the Holding Company Merger Agreement, including provisions relating to advances of expenses incurred in the defense of any action or suit.

      Employee Benefits. The Holding Company Merger Agreement contains certain provisions regarding employee benefits which are described under "THE ACQUISITION -- Effect on Employee Benefit Plans."

      No member of Boatmen's management or Boatmen's Board of Directors or any other affiliate of Boatmen's has an interest in the Holding Company Merger, other than as a shareholder of Boatmen's generally.


EFFECTIVE TIME

      The Holding Company Merger Agreement provides that the Holding Company Merger will become effective upon the filing of a Certificate of Merger with the Secretary of State of the State of Missouri, and the Subsidiary Merger Agreement provides that the Subsidiary Bank Merger will become effective on the date specified in the merger approval to be issued by the O.C.C. It is presently anticipated that the Holding Company Merger and the Subsidiary Bank Merger will be consummated contemporaneously in the fourth quarter of 1994, but no assurance can be given that such timetable will be met.


FEDERAL INCOME TAX CONSEQUENCES

      The Acquisition is expected to qualify as two reorganizations under Section 368(a) of the Code. Except for shareholders perfecting their dissenters' rights, and cash received in lieu of a fractional share interest in Boatmen's Common, holders of shares of Dalhart Common and Citizens Bank Common will recognize no gain or loss on the receipt of Boatmen's Common in the Holding Company Merger and the Subsidiary Bank Merger, respectively, their aggregate basis in the shares of Boatmen's Common received in the Holding Company Merger and the Subsidiary Bank Merger, respectively, will be the same as their aggregate basis in their shares of Dalhart Common converted in the Holding Company Merger, or their shares of Citizens Bank Common converted in the Subsidiary Bank Merger, as the case may be, and, provided the shares surrendered are held as a capital asset, the holding period of the shares of Boatmen's Common received by them will include the holding period of their shares of Dalhart Common converted in the Holding Company Merger or their shares of Citizens Bank Common converted in the Subsidiary Bank Merger, as the case may be. Cash received in lieu of fractional share interests and cash received by shareholders exercising their dissenters' rights will be treated as a distribution in full payment of such fractional share interests, or shares surrendered in exercise of dissenters' rights, resulting in capital gain or loss or ordinary income, as the case may be, depending upon each shareholder's particular situation. The merger of Dalhart-Delaware with Dalhart is expected to qualify as a tax free liquidation under Section 332 of the Code.

      Consummation of the Holding Company Merger is conditioned upon receipt by Boatmen's of an opinion of its counsel to the effect that if the Holding Company Merger is consummated in accordance with the terms set forth in the Holding Company Merger Agreement and the Subsidiary Bank Merger is consummated in accordance with the terms set forth in the Subsidiary Bank Merger Agreement and assuming no adverse change in applicable law, (i) each of the Holding Company Merger and Subsidiary Bank Merger will constitute a reorganization within the meaning of
Section 368(a) of the Code; (ii) no gain or loss will be recognized by the holders of shares of Dalhart Common or Citizens Bank Common stock upon receipt of the Dalhart Merger Consideration (except for cash received in lieu of fractional shares), in the case of the Dalhart, and the Citizens Bank Merger Consideration, in the case of Citizens Bank;
(iii) the basis of shares of Boatmen's Common received by the shareholders of Dalhart or Citizens Bank will be the same as the basis of shares of Dalhart Common or Citizens Bank Common exchanged therefor; and
(iv) the holding period of the shares of Boatmen's Common received by such shareholders will include the holding period of the shares of Citizens Bank Common or Dalhart Common exchanged therefor, provided such shares were held as capital assets as of the Effective Time.

     The opinions will be predicated upon the facts set forth in the Holding Company Merger Agreement, the Subsidiary Merger Agreement, representations of each of Dalhart, Dalhart-Delaware, Citizens Bank, Boatmen's, Boatmen's-Texas and Boatmen's-Amarillo. Furthermore, the opinions will be based on the existing provisions of the Code, currently applicable regulations promulgated under the Code, current published administrative positions of the I.R.S. such as revenue rulings and revenue procedures, and existing judicial decisions, all of which are subject to change either prospectively or retroactively. Any change in such authorities may adversely affect the opinions. Counsel has no obligation to update the opinions for any deletions or additions to or modification of any law applicable to the Holding Company Merger or the Subsidiary Bank Merger.

     The opinions will reflect the legal judgment of counsel solely on the issues presented and discussed therein. The issues in this matter are complex. There are no published cases, rulings, regulations or administrative positions to support the opinions with respect to the Subsidiary Bank Merger. Accordingly, there can be no assurance that the I.R.S. will agree with the opinions expressed, nor can there be assurance that a court of competent jurisdiction will agree with such opinions.

      IT IS RECOMMENDED THAT SHAREHOLDERS CONSULT THEIR OWN TAX
ADVISORS REGARDING THE FEDERAL, STATE AND FOREIGN INCOME TAX
CONSEQUENCES TO THEM OF THE HOLDING COMPANY MERGER AND THE SUBSIDIARY BANK MERGER AND ANY OTHER TAX CONSIDERATIONS WHICH MAY BE APPLICABLE TO THEM.


ACCOUNTING TREATMENT

      It is anticipated that the Acquisition will qualify as a "pooling of interests" for accounting and financial reporting purposes. Under this method of accounting, the assets and liabilities of Boatmen's, Dalhart and Citizens Bank will be carried forward after the Effective Time into the consolidated financial statements of Boatmen's at their recorded amounts; the consolidated income of Boatmen's will include income of Boatmen's, Dalhart and Citizens Bank for the entire fiscal year in which the Acquisition occurs; and the separately reported income of Boatmen's, Dalhart and Citizens Bank for prior periods will be combined and restated as consolidated income of Boatmen's.

      The Holding Company Merger Agreement provides that a condition to Boatmen's obligation to consummate the Holding Company Merger is its receipt of an opinion from Ernst & Young, the independent public accountants for Boatmen's, to the effect that the Holding Company Merger and the Subsidiary Bank Merger will qualify for "pooling of interests" accounting treatment under Accounting Principles Board Opinion No. 16 if consummated in accordance with the Holding Company Merger Agreement and the Subsidiary Merger Agreement, respectively. In the event such condition is not met, the Holding Company Merger would not be consummated unless the condition was waived by Boatmen's and the approval of Dalhart shareholders entitled to vote on the Holding Company Merger was resolicited if such change in accounting treatment were deemed material to the financial condition and results of operations of Boatmen's on a pro forma basis.


MANAGEMENT AND OPERATIONS AFTER THE ACQUISITION

      It is anticipated that, effective as of the Effective Time of the Holding Company Merger or thereafter, Citizens Bank will merge into Boatmen's-Amarillo. Boatmen's-Amarillo will be the surviving bank in the Subsidiary Bank Merger. Upon consummation of the Subsidiary Bank Merger, the present offices of Citizens Bank will be operated as branch offices of Boatmen's-Amarillo. The branch of Citizens Bank in Amarillo, Texas will also be operated as a branch of Boatmen's-Amarillo upon consummation of the Subsidiary Bank Merger; however, it is anticipated that such branch would eventually be closed and that the business of such branch would be consolidated with an existing branch of Boatmen's-Amarillo located in Amarillo, Texas. It is not anticipated that the management of Boatmen's, Boatmen's-Texas or Boatmen's-Amarillo will be affected as a result of the Holding
Company Merger or the Subsidiary Bank Merger.


EFFECT ON EMPLOYEE BENEFIT PLANS

      The Holding Company Merger Agreement provides that each employee of Dalhart and Citizens Bank who continues as an employee following the Effective Time will be entitled, as a new employee of a subsidiary of Boatmen's, to participate in certain employee benefit and stock plans that may be in effect for employees of all of Boatmen's subsidiaries, from time to time, on the same basis as similarly situated employees of other Boatmen's subsidiaries, subject to the right of Boatmen's to amend or terminate any such plans or programs in its discretion. Boatmen's will, for purposes of vesting and any age or period of service requirements for commencement of participation with respect to any employee benefit plans in which former employees of Dalhart and its subsidiaries may participate, credit each such employee with his or her term of service with Dalhart and Citizens Bank.


RESALE OF BOATMEN'S COMMON

      The shares of Boatmen's Common issued pursuant to the Acquisition will be freely transferable under the Securities Act except for shares issued to any Dalhart or Citizens Bank shareholder who may be deemed to be an "affiliate" of Dalhart, Citizens Bank or Boatmen's for purposes of Rule 145 under the Securities Act. The Holding
Company Merger Agreement provides that each such affiliate will enter into an agreement with Boatmen's providing that such affiliate will not transfer any shares of Boatmen's Common received in the Holding Company Merger except in compliance with the Securities Act and will make no disposition of any shares of Dalhart Common or Boatmen's
Common (or any interest therein) during the period commencing 30 days prior to the Effective Time through the date on which financial results covering at least 30 days of combined operations of Boatmen's and Dalhart after the Holding Company Merger have been published.
This Joint Proxy Statement/Prospectus does not cover resales of shares of Boatmen's Common received by any person who may be deemed to be an affiliate of Dalhart or Citizens Bank. Persons who may be deemed to be affiliates of Dalhart or Citizens Bank generally include individuals who, or entities which, control, are controlled by or are under common control with Dalhart or Citizens Bank and will include directors and certain officers of Dalhart or Citizens Bank and may include principal shareholders of Dalhart or Citizens Bank.


                     PRO FORMA FINANCIAL DATA

      The following unaudited pro forma combined condensed balance sheet as of June 30, 1994, and the pro forma combined condensed statements of income for the six months ended June 30, 1994 and 1993, and for each of the years in the three-year period ended December 31, 1993, give effect to the Acquisition based on the historical consolidated financial statements of Boatmen's and its subsidiaries and Dalhart and its subsidiaries under the assumptions and adjustments set forth in the accompanying notes to the pro forma financial statements.

      The pro forma combined condensed balance sheet assumes the Holding Company Merger and Subsidiary Bank Merger were consummated on June 30, 1994, and the pro forma condensed statements of income assume that the Holding Company Merger and the Subsidiary Bank Merger were consummated on January 1 of each period presented. The pro forma statements may not be indicative of the results that actually would have occurred if the Holding Company Merger and the Subsidiary Bank Merger had been in effect on the dates indicated or which may be obtained in the future. The pro forma financial statements should be read in conjunction with the historical consolidated financial statements and notes thereto of Boatmen's, Dalhart and Citizens Bank either incorporated by reference herein or contained elsewhere in this Joint Proxy Statement/Prospectus.

      The following pro forma combined condensed balance sheet and condensed statements of income include:

      (a) Boatmen's historical consolidated before the pending acquisitions of Dalhart and Citizens Bank, and Worthen.

      (b) Worthen's historical consolidated. The Worthen acquisition will be accounted for as a pooling of interests and is expected to be completed in the first quarter of 1995. See "THE PARTIES -- Boatmen's Bancshares, Inc. -- Pending Acquisitions." Accordingly, historical financial data is included for Worthen for all periods presented.
      (c) The combined statements of Boatmen's and Worthen for the periods described above have been designated herein as Boatmen's Pro Forma.
      (d) Dalhart historical consolidated. See Dalhart and Citizens Bank Consolidating Condensed Balance Sheet on page 50.
      (e) The combined statements of Boatmen's, Worthen and Dalhart and Citizens Bank consolidated have been designated herein as Pro Forma Combined.

                                            PRO FORMA COMBINED CONDENSED BALANCE SHEET
                                                            (Unaudited)
                                                           June 30, 1994
                                                          (In Thousands)
                                                         (b)
                                        (a)            WORTHEN            (c)            (d)                                (e)
                                     BOATMEN'S         BANKING         BOATMEN'S       DALHART                           PRO FORMA
                                  BANCSHARES, INC.   CORPORATION       PRO FORMA   BANCSHARES, INC.   ADJUSTMENTS         COMBINED
                                  ----------------   -----------       ---------   ----------------   -----------        ---------
ASSETS:
Cash and noninterest-bearing
  balance due from banks                $1,608,925      $224,425      $1,833,350             $6,444                     $1,839,794
Short term investments                      78,543           941          79,484                294                         79,778
Securities
    Held to Maturity                     4,107,369     1,140,717       5,248,086             14,869                      5,262,955
    Available for Sale                   4,424,239       157,845       4,582,084             39,764                      4,621,848
    Trading                                 25,026                        25,026                                            25,026
Federal funds sold and
  securities purchased
  under resale agreements                  392,865        42,300         435,165              2,350                        437,515
Loans, net of unearned                  15,701,434     1,809,541      17,510,975             63,060                     17,574,035
    Less reserve for loan losses           343,918        33,541         377,459                890                        378,349
                                  --------------------------------------------------------------------------------------------------
Loans, net                              15,357,516     1,776,000      17,133,516             62,170                     17,195,686
                                  --------------------------------------------------------------------------------------------------
Property and equipment                     516,165        96,207         612,372              2,151                        614,523
Intangibles                                261,066        27,645         288,711              2,191                        290,902
Other assets                               811,778        60,754         872,532              2,001                        874,533
                                   -------------------------------------------------------------------------------------------------
Total Assets                           $27,583,492    $3,526,834     $31,110,326           $132,234            $0      $31,242,560
                                  ==================================================================================================
LIABILITIES AND EQUITY:
Noninterest-bearing deposits            $4,345,609      $580,268      $4,925,877            $23,561                     $4,949,438
Interest-bearing deposits               15,897,073    $2,388,152      18,285,225             92,275                     18,377,500
                                  --------------------------------------------------------------------------------------------------
Total deposits                          20,242,682     2,968,420      23,211,102            115,836                     23,326,938
                                  --------------------------------------------------------------------------------------------------
Federal funds purchased and
  other short-term borrowings            4,333,668       180,383       4,514,051              1,522                      4,515,573
Long-term debt                             514,262        43,035         557,297                259                        557,556
Capital lease obligation                    38,791         1,850          40,641                                            40,641
Other liabilities                          279,941        39,797         319,738              1,410                        321,148
                                  --------------------------------------------------------------------------------------------------
Total liabilities                       25,409,344     3,233,485      28,642,829            119,027                     28,761,856
                                  --------------------------------------------------------------------------------------------------
Redeemable preferred stock                   1,142                         1,142                                             1,142

Stockholders' equity:
Common stock                               104,722        17,340(1)      122,062              1,000          (316)(2)      122,746
Surplus                                    794,966       164,146(1)      959,112              1,215           316 (2)      960,643
Retained earnings                        1,308,862       114,153       1,423,015             11,295                      1,434,310
Unrealized net appreciation
  (depreciation), available for
  sale securities                          (35,544)       (2,290)        (37,834)              (303)                       (38,137)
                                  --------------------------------------------------------------------------------------------------
Total stockholder's equity               2,173,006       293,349       2,466,355             13,207                      2,479,562
                                  --------------------------------------------------------------------------------------------------
Total liabilities and
  stockholders' equity                 $27,583,492    $3,526,834     $31,110,326           $132,234            $0      $31,242,560
                                  ==================================================================================================
Stockholders' equity per share              $20.75                                                                          $20.20
                                  ===================                                                                  ============

(1) Based on the exchange ratio of 1.0 share of Boatmen's Common for each share of Worthen common stock, including stock options, 17,340,392 additional shares of Boatmen's Common would have been issued as of June 30, 1994, in the acquisition of Worthen.
(2) Reflects conversion of outstanding shares of Dalhart Common using the exchange ratio of 6.3599 shares of Boatmen's Common for each outstanding share of acquiree, and 35.2840 shares of Boatmen's Common for each outstanding share of Citizens Bank Common held by minority shareholders.

                                      DALHART CONSOLIDATING CONDENSED BALANCE SHEET
                                                       (UNAUDITED)
                                                      JUNE 30, 1994
                                                      (IN THOUSANDS)
                                                    CITIZENS STATE
                                                       BANK OF         DALHART                          DALHART
                                                       DALHART         PARENT      ELIMINATIONS     BANCSHARES, INC.
                                                    --------------     -------     ------------     ----------------
ASSETS:
Cash and noninterest-bearing balance due
  from banks                                                $6,444         $24             ($24)              $6,444
Short term investments                                         294                                               294
Securities
  Held to Maturity                                          14,869                                            14,869
  Available for Sale                                        39,764                                            39,764
  Trading
Federal funds sold and securities purchased
  under resale agreement                                     2,350                                             2,350
Loans, net of unearned                                      63,060                                            63,060
  Less reserve for loans losses                                890                                               890
                                                 -----------------------------------------------------------------------
Loans, net                                                  62,170                                            62,170
                                                 -----------------------------------------------------------------------
Property and equipment                                       2,151                                             2,151
Intangibles                                                    832       1,359                                 2,191
Other Assets                                                 1,902      24,354          (24,255)               2,001
                                                 -----------------------------------------------------------------------
Total Assets                                              $130,776     $25,737         ($24,279)            $132,234
                                                 =======================================================================
LIABILITIES AND EQUITY:
Noninterest-bearing deposits                               $23,585                         ($24)             $23,561
Interest-bearing deposits                                   92,275                                            92,275
                                                 -----------------------------------------------------------------------
Total Deposits                                             115,860                          (24)             115,836
                                                 -----------------------------------------------------------------------
Federal funds purchased and other short-term
  borrowings                                                 1,111         411                                 1,522
Long-term debt                                                 259                                               259
Other liabilities                                              507          12              891                1,410
                                                 -----------------------------------------------------------------------
Total liabilities                                          117,737         423              867              119,027
                                                 -----------------------------------------------------------------------
Stockholder's equity:

Common stock                                                 2,000       1,001           (2,001)               1,000
Surplus                                                      6,000       8,291          (13,076)               1,215
Retained earnings                                            5,364      16,672          (10,741)              11,295
Unrealized net appreciation (depreciation),
  available for sale securities                               (325)       (650)             672                 (303)
                                                 -----------------------------------------------------------------------
Total stockholder's equity                                  13,039      25,314          (25,146)              13,207
                                                 -----------------------------------------------------------------------
Total liabilities and stockholder's equity                $130,776     $25,737         ($24,279)            $132,234
                                                 =======================================================================


                                          PRO FORMA COMBINED CONDENSED STATEMENT OF INCOME
                                                            (UNAUDITED)

                                                   SIX MONTHS ENDED JUNE 30, 1994
                                               (IN THOUSANDS, EXCEPT PER SHARE DATA)
                                                        WORTHEN
                                    BOATMEN'S           BANKING       BOATMEN'S         DALHART             PRO FORMA
                                 BANCSHARES, INC.     CORPORATION     PRO FORMA     BANCSHARES, INC.         COMBINED
                                 ----------------     -----------     ---------     ----------------        ---------
Interest Income                          $839,621        $106,870      $946,491               $4,565          $951,056
Interest Expense                          334,484          36,465       370,949                1,393           372,342
                               -----------------------------------------------------------------------------------------
  Net Interest Income                     505,137          70,405       575,542                3,172           578,714

Provision for loan losses                  13,006             753        13,759                    0            13,759
                               -----------------------------------------------------------------------------------------
Net Interest Income after
  provision for loan losses               492,131          69,652       561,783                3,172           564,955

Noninterest income                        259,857          35,294       295,151                  320           295,471
Noninterest expense                       487,117          67,278       554,395                2,413           556,808
                               -----------------------------------------------------------------------------------------
  Income before income taxes              264,871          37,668       302,539                1,079           303,618
Income tax expense                         91,245          13,839       105,084                  235           105,319

                               -----------------------------------------------------------------------------------------
Net income                               $173,626         $23,829      $197,455                 $844          $198,299
                               =========================================================================================
Net income available to
  common shareholders                    $173,586         $23,829      $197,415                 $844          $198,259
                               =========================================================================================
Net income per common share                 $1.66                         $1.62                                  $1.62
                               ====================                   ===========                        ===============
Average shares outstanding                104,631                       121,644                                122,328
                               ====================                   ===========                        ===============

See Notes to Pro Forma Combined Condensed Statements of Income

                                          PRO FORMA COMBINED CONDENSED STATEMENT OF INCOME
                                                            (UNAUDITED)

                                                   SIX MONTHS ENDED JUNE 30, 1993
                                               (IN THOUSANDS, EXCEPT PER SHARE DATA)
                                                        WORTHEN
                                    BOATMEN'S           BANKING       BOATMEN'S         DALHART             PRO FORMA
                                 BANCSHARES, INC.     CORPORATION     PRO FORMA     BANCSHARES, INC.         COMBINED
                                 ----------------     -----------     ---------     ----------------        ---------
Interest Income                          $793,513        $105,071      $898,584               $4,619          $903,203
Interest Expense                          313,922          40,202       354,124                1,506           355,630
                               -----------------------------------------------------------------------------------------
  Net Interest Income                     479,591          64,869       544,460                3,113           547,573

Provision for loan losses                  35,291           3,239        38,530                 (400)           38,130
                               -----------------------------------------------------------------------------------------
Net Interest Income after
  provision for loan losses               444,300          61,630       505,930                3,513           509,443

Noninterest income                        234,596          37,463       272,059                  289           272,348
Noninterest expense                       448,318          78,099       526,417                2,188           528,605
                               -----------------------------------------------------------------------------------------
  Income before income taxes              230,578          20,994       251,572                1,614           253,186
Income tax expense                         71,609           6,435        78,044                  490            78,534

                               -----------------------------------------------------------------------------------------
Net income                               $158,969         $14,559      $173,528               $1,124          $174,652
                               =========================================================================================
Net income available to
  common shareholders                    $158,925         $14,559      $173,484               $1,124          $174,608
                               =========================================================================================
Net income per common share                 $1.54                         $1.45                                  $1.45
                               ====================                    ==========                        ===============
Average shares outstanding                103,282                       120,009                                120,693
                               ====================                    ==========                        ===============

See Notes to Pro Forma Combined Condensed Statements of Income

                                          PRO FORMA COMBINED CONDENSED STATEMENT OF INCOME
                                                            (UNAUDITED)

                                                   YEAR ENDED DECEMBER 31, 1993
                                               (IN THOUSANDS, EXCEPT PER SHARE DATA)
                                                        WORTHEN
                                    BOATMEN'S           BANKING       BOATMEN'S         DALHART             PRO FORMA
                                 BANCSHARES, INC.     CORPORATION     PRO FORMA     BANCSHARES, INC.         COMBINED
                                 ----------------     -----------     ---------     ----------------        ---------
Interest Income                        $1,613,554        $212,082    $1,825,636               $9,607        $1,835,243
Interest Expense                          631,974          79,264       711,238                3,122           714,360
                               -----------------------------------------------------------------------------------------
  Net Interest Income                     981,580         132,818     1,114,398                6,485         1,120,883

Provision for loan losses                  60,184           4,628        64,812                 (522)           64,290
                               -----------------------------------------------------------------------------------------
Net Interest Income after
  provision for loan losses               921,396         128,190     1,049,586                7,007         1,056,593

Noninterest income                        493,251          66,591       559,842                  718           560,560
Noninterest expense                       950,421         147,199     1,097,620                4,497         1,102,117
                               -----------------------------------------------------------------------------------------
  Income before income taxes              464,226          47,582       511,808                3,228           515,036
Income tax expense                        146,807          15,332       162,139                  784           162,923

                               -----------------------------------------------------------------------------------------
Net income                               $317,419         $32,250      $349,669               $2,444          $352,113
                               =========================================================================================
Net income available to
  common shareholders                    $317,334         $32,250      $349,584               $2,444          $352,028
                               =========================================================================================
Net income per common share                 $3.07                         $2.91                                  $2.91
                               ====================                    ==========                        ===============
Average shares outstanding                103,490                       120,307                                120,991
                               ====================                    ==========                        ===============

See Notes to Pro Forma Combined Condensed Statements of Income

                                          PRO FORMA COMBINED CONDENSED STATEMENT OF INCOME
                                                            (UNAUDITED)

                                                   YEAR ENDED DECEMBER 31, 1992
                                               (IN THOUSANDS, EXCEPT PER SHARE DATA)
                                                        WORTHEN
                                    BOATMEN'S           BANKING       BOATMEN'S         DALHART             PRO FORMA
                                 BANCSHARES, INC.     CORPORATION     PRO FORMA     BANCSHARES, INC.         COMBINED
                                 ----------------     -----------     ---------     ----------------        ---------
Interest Income                        $1,615,249        $229,968    $1,845,217               $8,411        $1,853,628
Interest Expense                          737,533          99,780       837,313                3,154           840,467
                               -----------------------------------------------------------------------------------------
  Net Interest Income                     877,716         130,188     1,007,904                5,257         1,013,161

Provision for loan losses                 136,626           2,849       139,475                    0           139,475
                               -----------------------------------------------------------------------------------------
Net Interest Income after
  provision for loan losses               741,090         127,339       868,429                5,257           873,686

Noninterest income                        452,082          57,458       509,540                  578           510,118
Noninterest expense                       871,928         144,150     1,016,078                3,637         1,019,715
                               -----------------------------------------------------------------------------------------
  Income before income taxes              321,244          40,647       361,891                2,198           364,089
Income tax expense                         92,518           6,710        99,228                  726            99,954

                               -----------------------------------------------------------------------------------------
Net income                               $228,726         $33,937      $262,663               $1,472          $264,135
                               =========================================================================================
Net income available to
  common shareholders                    $228,638         $33,937      $262,575               $1,472          $264,047
                               =========================================================================================
Net income per common share                 $2.29                         $2.25                                  $2.25
                               ====================                  ============                        ===============
Average shares outstanding                100,017                       116,606                                117,290
                               ====================                  ============                        ===============

See Notes to Pro Forma Combined Condensed Statements of Income

                                          PRO FORMA COMBINED CONDENSED STATEMENT OF INCOME
                                                            (UNAUDITED)

                                                   YEAR ENDED DECEMBER 31, 1991
                                               (IN THOUSANDS, EXCEPT PER SHARE DATA)
                                                        WORTHEN
                                    BOATMEN'S           BANKING       BOATMEN'S         DALHART             PRO FORMA
                                 BANCSHARES, INC.     CORPORATION     PRO FORMA     BANCSHARES, INC.         COMBINED
                                 ----------------     -----------     ---------     ----------------        ---------
Interest Income                        $1,743,647        $240,693    $1,984,340               $9,171        $1,993,511
Interest Expense                        1,001,115         131,730     1,132,845                4,920         1,137,765
                               -----------------------------------------------------------------------------------------
  Net Interest Income                     742,532         108,963       851,495                4,251           855,746

Provision for loan losses                 114,658           3,359       118,017                    0           118,017
                               -----------------------------------------------------------------------------------------
Net Interest Income after
  provision for loan losses               627,874         105,604       733,478                4,251           737,729

Noninterest income                        355,704          53,350       409,054                  492           409,546
Noninterest expense                       752,367         126,306       878,673                3,072           881,745
                               -----------------------------------------------------------------------------------------
  Income before income taxes              231,211          32,648       263,859                1,671           265,530
Income tax expense                         60,013           3,912        63,925                  414            64,339

                               -----------------------------------------------------------------------------------------
Net income                               $171,198         $28,736      $199,934               $1,257          $201,191
                               =========================================================================================
Net income available to
  common shareholders                    $171,109         $28,736      $199,845               $1,257          $201,102
                               =========================================================================================
Net income per common share                 $1.77                         $1.78                                  $1.78
                               ====================                  ============                        ===============
Average shares outstanding                 96,895                       112,376                                113,060
                               ====================                  ============                        ===============



       NOTES TO PRO FORMA COMBINED CONDENSED STATEMENTS OF INCOME
                               (Unaudited)

1. The change in average shares outstanding shown in the pro forma analysis reflects the issuance of 1.0 shares of Boatmen's Common for each share of Worthen Banking Corporation common stock. The average shares also reflect the issuance of 6.3599 shares of Boatmen's Common for each outstanding share of Dalhart and 35.2840 shares of Boatmen's Common for each outstanding share of Citizens State Bank of Dalhart held by minority shareholders.

                  DESCRIPTION OF BOATMEN'S CAPITAL STOCK

       Boatmen's Restated Articles of Incorporation currently authorize the issuance of 150,000,000 shares of common stock, par value $1.00 per share, and 10,300,000 preferred shares, no par value per share, of which 35,045 shares are designated "7% Cumulative Redeemable
Preferred Stock, Series B" $100.00 stated value per share (the
"Boatmen's Series B Preferred Stock").

       As of ------------, 1994, approximately ---- million shares of Boatmen's Common were issued and outstanding, 11,421 shares of Boatmen's Series B Preferred Stock were issued and outstanding, and 1,500,000 shares of Junior Participating Preferred Stock, Series C, stated value $1.00 per share (a "Preferred Share") were reserved for issuance with none outstanding. For a description of the Preferred Shares, see "COMPARISON OF SHAREHOLDER RIGHTS--Shareholder Rights Plan."

       With respect to the remaining authorized but unissued preferred shares, Boatmen's Restated Articles of Incorporation provide that its Board of Directors may, by resolution, cause such preferred shares to be issued from time to time, in series, and fix the powers, designations, preferences and relative, participating optional and other rights and qualifications, limitations and restrictions of such shares.

       The following is a brief description of the terms of Boatmen's Common and Boatmen's Series B Preferred Stock.


BOATMEN'S COMMON

       Dividend Rights. The holders of Boatmen's Common are entitled to share ratably in dividends when, as and if declared by the Board of Directors of Boatmen's from funds legally available therefor, after full cumulative dividends have been paid, or declared and funds sufficient for the payment thereof set apart, on all shares of Boatmen's Series B Preferred Stock, and any other class or series of preferred stock ranking superior as to dividends to Boatmen's Common. The ability of the subsidiary banks of Boatmen's to pay cash dividends, which are expected to be Boatmen's principal source of income, is restricted by applicable banking laws.

       Voting Rights. Each holder of Boatmen's Common has one vote for each share held on matters presented for consideration by the shareholders, except that, in the election of directors, such shareholders have cumulative voting rights which entitle each such shareholder to the number of votes which equals the number of shares held by the shareholder multiplied by the number of directors to be elected. All such cumulative votes may be cast for one candidate for election as a director or may be distributed among two or more candidates.

       Classification of Board of Directors. The Board of Directors of Boatmen's is divided into three classes, and the directors are elected by classes to three-year terms, so that approximately one-third (1/3) of the directors of Boatmen's will be elected at each annual meeting of the shareholders. Although it promotes stability and continuity of the Board of Directors, classification of the Board of Directors may have the effect of decreasing the number of directors that could otherwise be elected by anyone who obtains a controlling interest in Boatmen's Common and thereby could impede a change in control of Boatmen's. Because fewer directors will be elected at each annual meeting, such classification also will reduce the effectiveness of cumulative voting as a means of establishing or increasing minority representation on the Board of Directors.

       Preemptive Rights. The holders of Boatmen's Common have no preemptive right to acquire any additional unissued shares or treasury shares of Boatmen's.

       Liquidation Rights. In the event of liquidation, dissolution or winding up of Boatmen's, whether voluntary or involuntary, the holders of Boatmen's Common will be entitled to share ratably in any of its assets or funds that are available for distribution to its shareholders after the satisfaction of its liabilities (or after adequate provision is made therefor) and after preferences on any outstanding preferred stock.

       Assessment and Redemption. Shares of Boatmen's Common will be, when issued, fully paid and non-assessable. Such shares do not have any redemption provisions.


BOATMEN'S SERIES B PREFERRED STOCK

       Dividend Rights. Holders of shares of Series B Preferred Stock will be entitled to receive, when and as declared by the Board of Directors, out of any funds legally available for such purpose, cumulative cash dividends at an annual dividend rate per share of seven percent (7%) of the stated value thereof, payable quarterly. Dividends on Boatmen's Series B Preferred Stock are cumulative and no dividends can be declared or paid on any shares of Boatmen's Common unless full cumulative dividends on Boatmen's Series B Preferred Stock have been paid, or declared and funds sufficient for the payment thereof set apart.

       Liquidation Rights. In the event of the dissolution and liquidation of Boatmen's, the holders of Boatmen's Series B Preferred Stock will be entitled to receive, after payment of the full liquidation preference on shares of any class or series of preferred stock ranking superior to Boatmen's Series B Preferred Stock (if any such shares are then outstanding) but before any distribution on shares of Boatmen's Common, liquidating dividends of $100.00 per share plus accumulated dividends.

       Redemption. Shares of Boatmen's Series B Preferred Stock are redeemable, at the option of the holders thereof, at the redemption price of $100.00 per share plus accumulated dividends, provided, that
(i) full cumulative dividends have been paid, or declared and funds sufficient for payment set apart, upon any class or series of preferred stock ranking superior to Boatmen's Series B Preferred Stock; and (ii) Boatmen's is not then in default with respect to any sinking or analogous fund or call for tenders obligation or agreement for the purchase or any class or series of preferred stock ranking superior to Boatmen's Series B Preferred Stock.

       Voting Rights. Each share of Boatmen's Series B Preferred Stock has equal voting rights, share for share, with each share of Boatmen's Common.

       Superior Stock. Boatmen's may, without the consent of holders of Boatmen's Series B Preferred Stock, issue preferred stock with superior or equal rights or preferences.


                    COMPARISON OF SHAREHOLDER RIGHTS

       The rights of holders of shares of Boatmen's Common are governed by the corporate law of Missouri (the "Missouri Law"), the state of Boatmen's incorporation, and by Boatmen's Restated Articles of Incorporation, Bylaws and other corporate documents. The rights of holders of shares of Dalhart Common are governed by the Texas Law and by Dalhart's Articles of Incorporation, Bylaws and other corporate documents. The rights of holders of Citizens Bank Common are governed by Texas Banking Law, and by

Citizens Bank's Articles of Association,
Bylaws and other corporate documents. The rights of holders of shares of Dalhart Common and Citizens Bank Common differ in certain respects from the rights which they would have as shareholders of Boatmen's.
A summary of the material differences among the respective rights of holders of Dalhart Common, Citizens Bank Common and Boatmen's Common is set forth herein.


SHAREHOLDER VOTE REQUIRED FOR CERTAIN TRANSACTIONS

       Overview. The Restated Articles of Incorporation and Bylaws of Boatmen's contain certain provisions which mandate a greater affirmative shareholder vote to approve certain types of transactions and proposals than that otherwise required by the Missouri Law. The Texas Law and the Texas Banking Law provides that the affirmative vote of the holders of at least two-thirds (2/3) of a corporation's and bank's outstanding shares entitled to vote thereon is required with respect to certain corporate actions, including approval of the Holding Company Merger Agreement and the Subsidiary Merger Agreement. As permitted by the Texas Law, however, Dalhart's Articles of Incorporation and Bylaws contains certain provisions which require only the approval of a majority of outstanding shares for an action of the corporation notwithstanding any such provision of the Texas Law which may require more than a simple majority. Citizens Bank's Articles of Association and Bylaws do not have a similar provision.

       Business Combinations. Boatmen's Restated Articles of Incorporation provide that, in addition to any affirmative vote required by law, any "Business Combination" (as defined herein) will require the affirmative vote of the holders of not less than eighty percent (80%) of Boatmen's Common. Notwithstanding the foregoing, however, Boatmen's Restated Articles of Incorporation also provide that any such Business Combination may be approved by the affirmative vote of shareholders as required by law if it has been approved by seventy-five percent (75%) of the entire Board of Directors of Boatmen's. The term "Business Combination" means (i) any merger or consolidation of Boatmen's or any subsidiary of Boatmen's with (a) any individual or entity who, together with certain affiliates or associates, owns greater than five percent (5%) of Boatmen's Common
(a "Substantial Shareholder"); or (b) any other corporation which, after such merger or consolidation, would be a Substantial Shareholder, regardless of which entity survives; (ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions) to or with any Substantial Shareholder of all or substantially all of the assets of Boatmen's or any of its subsidiaries; (iii) the adoption of any plan or proposal for the liquidation of Boatmen's by or on behalf of a Substantial Shareholder; or (iv) any transaction involving Boatmen's or any of its subsidiaries, if the transaction would have the effect, directly or indirectly, of increasing the proportionate share of the outstanding shares of any class of equity or convertible securities of Boatmen's of which a Substantial Shareholder is the beneficial owner.

       The Texas Law provides that any merger or consolidation must be approved by the affirmative vote of holders of at least two-thirds (2/3) of the outstanding shares of each corporation entitled to vote thereon, unless the board of directors requires a greater vote or vote by class or by series. Notwithstanding the foregoing, Texas Law permits the articles of incorporation to specifically provide that the act of the shareholders on matters with respect to which an affirmative vote of holders of a specified portion of the shares entitled to vote is required, shall be the affirmative vote of holders of a specified portion, but not less than a majority of the shares entitled to vote on that matter. Dalhart's Articles of Incorporation provide that any action which, under the provisions of the Texas Law, is required to be authorized or approved by the holders of any specified fraction in excess of one-half (1/2) shall, notwithstanding any such provisions of the Texas Law, be deemed effectively and properly authorized or approved if authorized or approved by the vote of the holders of more than fifty percent (50%) of the outstanding shares entitled to vote thereon. This includes a vote to approve the Holding Company Merger. The Texas Banking Law provides that the owners of record of not less than two-thirds of the capital stock of any solvent state banking association may by vote or written consent authorize its officers and directors or managers, as appropriate, to take such action as may be necessary to merge with, reorganize or convert to a national bank. The Articles and Bylaws of Citizens Bank do not contain a provision reducing below two-thirds the affirmative vote required to approve a business combination.

       Removal of Directors. Boatmen's Restated Articles of Incorporation and Bylaws provide that at a meeting called expressly for that purpose, a director or the entire Board of Directors (other than directors elected by holders of preferred stock pursuant to certain special rights) may be removed without cause only upon the affirmative vote of the holders of not less than eighty percent (80%) of the shares entitled to vote generally in an election of directors. Notwithstanding the foregoing, however, if less than the entire Board of Directors is to be removed without cause, no one of the directors may be removed if the votes cast against his removal would be sufficient to elect him if then cumulatively voted at an election of the class of directors of which he is a part. At a meeting called expressly for that purpose, a director (other than those elected by holders of preferred stock), may be removed by the shareholders for cause by the affirmative vote of the holders of a majority of the shares entitled to vote upon his election.

       The Texas Law provides that each director shall hold office during the term for which he is elected until his successor has been elected and qualified, or until his earlier resignation or removal. Under the Texas Law, the by-laws or articles of incorporation of a corporation may provide that at any meeting of shareholders called expressly for that purpose, any director or the entire board of directors may be removed, with or without cause, by a vote of the holders of a specified portion, but not less than a majority of the shares then entitled to vote at the election of directors. If, however, the corporation has cumulative voting and less than the entire board is to be removed, no director may be removed if the votes against his removal would be sufficient to elect him. The Bylaws of Dalhart expressly provide that at any meeting of shareholders called expressly for that purpose, any director or the entire board of directors may be removed, with or without cause, by a vote of the holders of a majority of the shares then entitled to vote in the election of directors. As cumulative voting for the election of directors is prohibited by Dalhart's Articles of Incorporation, the Texas Law limitation on removal of less than the full board does not apply.

       The Texas Banking Law provides a director shall hold office until the director's successor has been elected and qualified unless removed according to the articles of association or the bylaws. The Articles and Bylaws of Citizens Bank do not contain any provisions addressing the removal of directors. Accordingly, a director of Citizens Bank cannot be removed pursuant to its existing Articles of Association and Bylaws.

       Amendments to Articles of Incorporation. Under the Missouri Law, a corporation may amend its articles of incorporation upon receiving the affirmative vote of the holders of a majority of its voting shares; provided, however, that if the corporation's articles of incorporation or bylaws provide for cumulative voting in the election of directors, the number of directors of the corporation may not be decreased to less than three by amendment to the corporation's articles of incorporation when the number of shares voting against the proposal for decrease would be sufficient to elect a director if the shares were voted cumulatively at an election of three directors; and provided, further, that a proposed amendment which provides that
Section 351.407 of the Missouri Law does not apply to "control share acquisitions" of shares of a corporation requires the affirmative vote of the holders of two-thirds (2/3) of such corporation's voting shares.

       Article XII of Boatmen's Restated Articles of Incorporation provides that Boatmen's may amend, alter, change or repeal provisions of the Restated Articles of Incorporation in the manner provided by law, with the exception, however, of the provisions of the Restated Articles relating to the classification and number of directors, the approval of Business Combinations, and the aforementioned exceptions to

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
Article XII, which require the affirmative vote of the holders of eighty percent (80%) of Boatmen's Common then entitled to vote at a meeting of shareholders called for that purpose.

       Under the Texas Law, an amendment to the articles of incorporation of a Texas corporation is adopted upon receiving the affirmative vote of the holders of at least two-thirds (2/3) of the outstanding shares entitled to vote thereon, unless any class or series of shares is entitled to vote thereon as a class, in which event, the proposed amendment shall be adopted upon receiving the affirmative vote of the holders of at least two-thirds (2/3) of the shares within each class or series of outstanding shares entitled to vote thereon as a class and of at least two-thirds (2/3) of the total outstanding shares entitled to vote thereon. In addition, Texas Law provides that the holders of outstanding shares of a class or series, whether or not entitled to vote as a class or series thereon by provisions of the articles of incorporation, may do so if the amendment directly affects their class or series of stock.

       The Articles of Incorporation of Dalhart do not include any provision related to the amendment of the Articles of Incorporation.

       The Texas Banking Law requires the owners of record of not less than two-thirds of the capital stock to approve an amendment of the articles of association. However, such amendment is subject to the approval of the Banking Commissioner of the State of Texas (the
"Banking Commissioner").

       The Articles of Citizens Bank do not include specific provisions relating to their amendment.


SPECIAL MEETINGS OF SHAREHOLDERS; SHAREHOLDER ACTION BY WRITTEN
CONSENT

       The Missouri Law provides that any action required or permitted to be taken at a meeting of shareholders may be taken without a meeting if a consent, in writing, setting forth the action taken is signed by the holders of all of the shares entitled to vote on the subject matter. Boatmen's Bylaws provide that a special meeting of shareholders may be called by the Chairman of the Board or the President or by resolution of the Board of Directors whenever deemed necessary. The business transacted at any such special meeting will be confined to the purpose or purposes specified in the notice therefor and the matters germane thereto.

       The Texas Law provides that a special meeting of shareholders may be called by the board of directors or by persons authorized in the articles of incorporation or the bylaws or by the holders of at least ten percent (10%) of all of the shares entitled to vote at the proposed special meeting, unless the articles of incorporation provide for a number of shares greater than or less than ten percent (10%), but in no event shall the articles of incorporation provide for a number of shares greater than fifty percent (50%). Only business within the purpose or purposes described in the notice of meeting may be conducted at a special meeting of the shareholders. The Texas Law also provides that, unless otherwise provided for in the articles of incorporation, any action required or permitted to be taken at a meeting of shareholders may be taken without a meeting if a consent, in writing, setting forth the action taken is signed by the holders of all shares entitled to vote on the subject matter. Under the Texas Law, the articles of incorporation may also specifically allow for such actions to be taken by written consent of the shareholders having not less than the minimum number of votes necessary to authorize such action at a meeting at which all shares entitled to vote thereon are present. Dalhart's Articles of Incorporation do not so provide for such action to be taken other than by unanimous written consent.

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

       Dalhart's Bylaws provide that a special meeting of shareholders may be called at any time by the President, the Board of Directors or the holders of not less than ten percent (10%) of all shares entitled to vote at such meeting. Dalhart's Bylaws also require that any action taken by written consent be signed by all of the shareholders entitled to vote with respect to the subject matter of the consent.

       The Texas Banking Law provides for special meetings of shareholders as may be deemed necessary after notice as prescribed in the bylaws. The Texas Banking Law also provides that any action required or permitted therein to be taken at a meeting of the shareholders of a Texas banking association may be taken without a meeting if a consent in writing, setting forth the action taken, is signed by all of the shareholders entitled to vote on the action.
Such consent has the same force and effect as a unanimous vote at a meeting and this may be stated in articles or a document or instrument filed with the Banking Commissioner.

       The Bylaws of Citizens Bank state that special meetings of shareholders may be called by the Board of Directors, by the President, or by shareholders owning a majority in interest of the shares of the bank at any time, and for any lawful purpose, by giving notice thereof as required by law; or, when not so provided by law, by giving at least thirty days notice of the time, place and object of such meeting to each shareholder of record on the books of the bank, in writing, addressed to his last known place of business and deposited in the post office at least thirty days before the date for which such meeting shall be called.


NOTICE OF SHAREHOLDER NOMINATIONS OF DIRECTORS

       Boatmen's Bylaws provide that a shareholder may nominate a person for director only if he delivers notice of such nomination to the Secretary of Boatmen's, accompanied or promptly followed by such supporting information as the Secretary of Boatmen's shall reasonably request, not less than 75 days prior to the date of any annual meeting or more than seven days after the mailing of notice of any special meeting. Neither Dalhart's Articles of Incorporation nor Citizens Bank's Articles of Association or Bylaws, nor the Texas Law or Texas Banking Law contains a similar provision.


SHAREHOLDER PROPOSAL PROCEDURES

       Boatmen's Bylaws provide that in order for any business to be transacted at any meeting of the shareholders, other than business proposed by or at the direction of the Board of Directors, notice thereof must be received from the proposing shareholder by the Secretary of Boatmen's, accompanied or promptly followed by such supporting information as he shall reasonably request, not less than 75 days prior to the date of any annual meeting or more than seven days after the mailing of notice of any special meeting. Neither Dalhart's Articles of Incorporation or Bylaws nor Citizens Bank's Articles of Association or Bylaws, nor the Texas Law or the Texas Banking Law contains a similar provision.


SHAREHOLDER RIGHTS PLAN

       Overview. Boatmen's has adopted a shareholder rights plan pursuant to which holders of a share of Boatmen's Common also hold one preferred share purchase right which may be exercised upon the occurrence of certain "triggering events" specified in Boatmen's shareholder rights plan. Neither Dalhart nor Citizens Bank has a shareholder rights plan. Shareholder rights plans such as Boatmen's plan, are intended to encourage potential hostile acquirors of a "target" corporation to negotiate with the board of directors of the target corporation in order to avoid occurrence of the "triggering events" specified in such

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
plans.  Shareholder rights plans are
intended to give the directors of a target corporation the opportunity to assess the fairness and appropriateness of a proposed transaction in order to determine whether or not it is in the best interests of the corporation and its shareholders. Notwithstanding these purposes and intentions of shareholder rights plans, such plans, including that of Boatmen's, could have the effect of discouraging a business combination which shareholders believe to be in their best interests. The provisions of the shareholder rights plan of Boatmen's are discussed herein.

       On August 14, 1990, the Board of Directors of Boatmen's declared a dividend, payable on August 31, 1990 (the "Boatmen's Record Date"), of one Preferred Share Purchase Right (a "Boatmen's Right") for each outstanding share of Boatmen's Common. Each Boatmen's Right entitles the registered holder to purchase from Boatmen's one one-hundredth share of a Preferred Share at a price of $110.00 per one one-hundredth Preferred Share (the "Boatmen's Purchase Price"), subject to adjustment. The description and terms of the Boatmen's Rights are set forth in a Rights Agreement (the "Boatmen's Rights Agreement") between Boatmen's and Boatmen's Trust Company as Rights Agent (the "Rights Agent"), and the following description is qualified in its entirety by the Boatmen's Rights Agreement.

       Until the earlier to occur of (i) ten days following a public announcement that a person or group of affiliated or associated persons (a "Boatmen's Acquiring Person") has acquired beneficial ownership of twenty-percent (20%) or more of the outstanding shares of Boatmen's Common; or (ii) ten business days (or such later date as may be determined by action of the Board of Directors prior to such time as any person becomes a Boatmen's Acquiring Person) following the commencement of, or announcement of an intention to make, a tender or exchange offer the consummation of which would result in the beneficial ownership by a person or group of twenty percent (20%) or more of such outstanding shares of Boatmen's Common (the earlier of such dates being called the "Boatmen's Distribution Date"), the Boatmen's Rights will be evidenced, with respect to any of the Boatmen's Common share certificates outstanding as of the Boatmen's Record Date, by such Boatmen's Common share certificates, with a copy of a Summary of Rights attached thereto.

       The Boatmen's Rights Agreement provides that until the Boatmen's Distribution Date (or earlier redemption or expiration of the Boatmen's Rights), the Boatmen's Rights will be transferred only with shares of Boatmen's Common. New Boatmen's Common share certificates issued after the Boatmen's Record Date, upon transfer or new issuance of Boatmen's Common, including issuance of shares pursuant to the Holding Company Merger, will contain a notation incorporating the Boatmen's Rights Agreement by reference, and the surrender for transfer of any certificates for Boatmen's Common outstanding as of the Boatmen's Record Date, even without such notation or a copy of the Summary of Rights being attached thereto, will also constitute the transfer of the Boatmen's Rights associated with the Boatmen's Common shares represented by such certificate. As soon as practicable following the Boatmen's Distribution Date, separate certificates evidencing the Boatmen's Rights (the "Boatmen's Right Certificates") will be mailed to holders of record of Boatmen's Common as of the close of business on the Boatmen's Distribution Date and such separate Boatmen's Right Certificates alone will evidence the Boatmen's Rights.

       The Boatmen's Rights are not exercisable until the Boatmen's Distribution Date. The Boatmen's Rights will expire on August 14, 2000 (the "Final Expiration Date"), unless the Final Expiration Date is extended or unless the Boatmen's Rights are earlier redeemed by Boatmen's, in each case as described herein.

       The Boatmen's Purchase Price payable, and the number of Preferred Shares or other securities or property issuable, upon exercise of the Boatmen's Rights are subject to adjustment from time to time upon the occurrence of certain events in order to prevent dilution. In addition, the number of outstanding

Boatmen's Rights and the number
of one one-hundredths of a Preferred Share issuable upon exercise of each Boatmen's Right are also subject to adjustment in the event of a stock split of Boatmen's Common or a stock dividend on Boatmen's Common payable in shares of Boatmen's Common or subdivisions, consolidations or combinations of shares of Boatmen's Common occurring, in any such case, prior to the Boatmen's Distribution Date.

       Preferred Shares purchasable upon exercise of the Boatmen's Rights will not be redeemable. Each Preferred Share will be entitled to a minimum preferential quarterly dividend payment of $1.00 per share and will be entitled to an aggregate dividend of 100 times the dividend declared on each share of Boatmen's Common. In the event of liquidation, the holders of the Preferred Shares will be entitled to a minimum preferential liquidation payment of $100 per share and will be entitled to an aggregate payment of 100 times the payment made on each share of Boatmen's Common. Each Preferred Share will have 100 votes, voting together with the Boatmen's Common shares. Finally, in the event of any merger, consolidation or other transaction in which shares of Boatmen's Common are exchanged, each Preferred Share will be entitled to receive 100 times the amount received on each share of Boatmen's Common. The Boatmen's Rights are protected by customary anti-dilution provisions.

       Because of the nature of the Preferred Shares' dividend, liquidation and voting rights, the value of the one one-hundredth interest in a Preferred Share purchasable upon exercise of each Boatmen's Right should approximate the value of one Boatmen's Common share.

       In the event that Boatmen's is acquired in a merger or other business combination transaction or fifty percent (50%) or more of its consolidated assets or earning power are sold, proper provision will be made so that each holder of a Boatmen's Right will thereafter have the right to receive, upon the exercise thereof at the then current exercise price of the Boatmen's Right, that number of shares of common stock of the acquiring company which at the time of such transaction will have a market value of two times the exercise price of the Boatmen's Right. In the event that (i) any person or group of affiliated or associated persons becomes the beneficial owner of twenty percent (20%) or more of the outstanding shares of Boatmen's Common (unless such person first acquires twenty percent (20%) or more of the outstanding shares of Boatmen's Common by a purchase pursuant to a tender offer for all of the Boatmen's Common for cash, which purchase increases such person's beneficial ownership to eighty percent (80%) or more of the outstanding Boatmen's Common); or
(ii) during such time as there is a Boatmen's Acquiring Person, there shall be a reclassification of securities or a recapitalization or reorganization of Boatmen's or other transaction or series of transactions involving Boatmen's which has the effect of increasing by more than one percent (1%) the proportionate share of the outstanding shares of any class of equity securities of Boatmen's or any of its subsidiaries beneficially owned by the Boatmen's Acquiring Person, proper provision will be made so that each holder of a Boatmen's Right, other than Boatmen's Rights beneficially owned by the Boatmen's Acquiring Person (which will thereafter be void), will thereafter have the right to receive upon exercise that number of shares of Boatmen's Common having a market value of two times the exercise price of the Boatmen's Right.

       At any time after the acquisition by a Boatmen's Acquiring Person of beneficial ownership of twenty percent (20%) or more of the outstanding shares of Boatmen's Common, and prior to the acquisition by such Boatmen's Acquiring Person of fifty percent (50%) or more of the outstanding shares of Boatmen's Common, the Board of Directors of Boatmen's may exchange the Boatmen's Rights (other than Boatmen's
Rights owned by such person or group which have become void), in whole or in part, at an exchange ratio of one share of Boatmen's Common per Boatmen's Right (subject to adjustment).

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

       With certain exceptions, no adjustment in the Boatmen's Purchase Price will be required until cumulative adjustments require an adjustment of at least one percent (1%) of the Boatmen's Purchase Price. No fractional Preferred Shares will be issued (other than fractions which are integral multiples of one one-hundredth of a Preferred Share and which may, at the election of Boatmen's, be evidenced by depositary receipts) and in lieu thereof, an adjustment in cash will be made based on the market price of the shares of Boatmen's Common on the last trading day prior to the date of exercise.

       At any time prior to the acquisition by a Boatmen's Acquiring Person of beneficial ownership of twenty percent (20%) or more of the outstanding shares of Boatmen's Common, the Boatmen's Board of Directors may redeem the Boatmen's Rights in whole, but not in part, at a price of $0.01 per Boatmen's Right (the "Boatmen's Redemption Price"). The redemption of the rights may be made effective at such time, on such basis, and with such conditions as the Board of Directors of Boatmen's in its sole discretion may establish.

       In addition, if a bidder who does not beneficially own more than one percent (1%) of the shares of Boatmen's Common and all other voting shares of Boatmen's (together the "Voting Shares") (and who has not within the past year owned in excess of one percent (1%) of the Voting Shares and, at a time he held a greater than one percent (1%) stake, disclosed, or caused the disclosure of, an intention which relates to or would result in the acquisition or influence of control of Boatmen's) proposes to acquire all of the Voting Shares for cash at a price which a nationally recognized investment banker selected by such bidder states in writing is fair, and such bidder has obtained written financing commitments (or otherwise has financing) and complies with certain procedural requirements, then Boatmen's, upon the request of the bidder, will hold a special shareholders meeting to vote on a resolution requesting the Board of Directors to accept the bidder's proposal. If a majority of the outstanding shares entitled to vote on the proposal vote in favor of such resolution, then for a period of 60 days after such meeting the Boatmen's Rights will be automatically redeemed at the Boatmen's Redemption Price immediately prior to the consummation of any tender offer for all of such shares at a price per share in cash equal to or greater than the price offered by such bidder; provided, however, that no redemption will be permitted or required after the acquisition by any person or group of affiliated or associated persons of beneficial ownership of twenty percent (20%) or more of the outstanding shares of Boatmen's Common. Immediately upon any redemption of the Boatmen's Rights, the right to exercise the Boatmen's Rights will terminate and the only right of the holders of Boatmen's Rights will be to receive the Boatmen's Redemption Price.

       The terms of the Boatmen's Rights may be amended by the Board of Directors of Boatmen's without the consent of the holders of the Boatmen's Rights, including an amendment to lower certain thresholds described herein to not less than the greater of (i) any percentage greater than the largest percentage of the outstanding shares of Boatmen's Common then known to Boatmen's to be beneficially owned by any person or group of affiliated or associated persons; or (ii) ten percent (10%), except that from and after such time as any person becomes a Boatmen's Acquiring Person no such amendment may adversely affect the interests of the holders of the Boatmen's Rights.

       Until a Boatmen's Right is exercised, the holder thereof, as such, will have no rights as a shareholder of Boatmen's, including, without limitation, the right to vote or to receive dividends.


DISSENTERS' RIGHTS

       Under the Missouri Law, a shareholder of a corporation is entitled to receive payment for the fair value of his or her shares if such shareholder dissents from a sale or exchange of substantially all of the

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
property and assets of the corporation, or a merger or consolidation to which such corporation is a party. A shareholder is also entitled to receive payment for the fair value of his or her shares if such shareholder dissents from according voting rights to "control shares" in a control share acquisition, as further described herein. Because Boatmen's is not merging directly with Dalhart or Dalhart-Delaware, Boatmen's shareholders will not be entitled to assert such rights in connection with the Holding Company Merger.

       Under both the Texas Law and the Texas Banking Law, a shareholder of a Texas corporation or a Texas banking association is entitled to receive payment for the fair value of his or her shares under certain circumstances. See "THE ACQUISITION -- The Holding Company Merger -- Dissenters' Rights", "THE ACQUISITION -- The Subsidiary Bank
Merger -- Dissenters' Rights."


TAKEOVER STATUTES

       The Missouri Law contains provisions regulating a broad range of business combinations, such as a merger or consolidation, between a Missouri corporation with shares of its stock registered under the federal securities laws, or a corporation that makes an election, and an "interested shareholder" (which is defined as any owner of twenty percent (20%) or more of the corporation's stock) for five years after the date on which such shareholder became an interested shareholder, unless the stock acquisition which caused the person to become an interested shareholder was approved in advance by the corporation's board of directors. This so-called "five year freeze" provision is effective even if all the parties should subsequently decide that they wish to engage in a business combination. The Missouri Law also contains a "control share acquisition" provision which effectively denies voting rights to shares of a Missouri corporation acquired in control share acquisitions unless a resolution granting such voting rights is approved at a meeting of shareholders by affirmative majority vote of (i) all outstanding shares entitled to vote at such meeting voting by class if required by the terms of such shares; and
(ii) all outstanding shares entitled to vote at such meeting voting by class if required by the terms of such shares, excluding all interested shares. A control share acquisition is one by which a purchasing shareholder acquires more than one-fifth (1/5), one-third (1/3), or a majority, under various circumstances, of the voting power of the stock of an "issuing public corporation." An "issuing public corporation" is a Missouri corporation with (i) one hundred or more shareholders; (ii) its principal place of business, principal office or substantial assets in Missouri; and (iii) either (a) more than ten percent (10%) of its shareholders resident in Missouri; (b) more than ten percent (10%) of its shares owned by Missouri residents; or
(c) 10,000 shareholders resident in Missouri. Boatmen's meets the statutory definition of issuing public corporation. Finally, if a control share acquisition should be made of a majority or more of the corporation's voting stock, and those shares are granted full voting rights, shareholders are granted dissenters' rights.

       Neither the Texas Law nor the Texas Banking Law contain a takeover statute or a "control share acquisition" provision.


LIABILITY OF DIRECTORS; INDEMNIFICATION

       Pursuant to the Missouri Law, the Texas Law and the Texas Banking Law, each corporation or bank may indemnify certain officers and directors in connection with liabilities arising from legal proceedings resulting from such person's service to the corporation in certain circumstances. The respective Articles of Incorporation and Bylaws of Boatmen's and Dalhart obligate each to indemnify certain directors and officers. However, Citizens Bank lacks any such indemnity provision in its Bylaws or Articles of Association. Each of Boatmen's and Dalhart may also voluntarily undertake to indemnify certain persons acting on the corporation's behalf in certain circumstances. While the indemnification laws and provisions applicable to Boatmen's and Dalhart are substantially similar in most material respects, there are certain material differences which are discussed herein.

       In accordance with the Missouri Law, and pursuant to its Restated Articles of Incorporation, Boatmen's will indemnify its directors and certain of its executive officers, and may indemnify other employees or agents as it deems appropriate, against reasonably incurred liabilities arising from any actual or threatened, pending or completed action, suit, or proceeding by reason of the fact that the indemnified person was a director, officer, employee or agent of Boatmen's, or is or was serving at the request of Boatmen's as a director, officer, employee, or agent of another entity or enterprise, provided the indemnified person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of Boatmen's. With respect to any criminal action or proceeding, the indemnified person must have had no reasonable cause to believe his conduct was unlawful. In the case of an action or suit by or in the right of Boatmen's, Boatmen's may not indemnify any person against judgments or fines, or as to any claim, matter, or issue as to which such person has been adjudged to be liable for negligence or misconduct in the performance of his duty to Boatmen's, unless and only to the extent that the court in which the action or suit was brought determines upon application that such person is fairly and reasonably entitled to indemnity for proper expenses. Boatmen's Restated Articles of Incorporation also provide, as permitted by the Missouri Law, for additional indemnification for persons indemnifiable under the Missouri Law provided no such person shall thereby be indemnified against conduct which was finally adjudged to have been knowingly fraudulent, deliberately dishonest, or willful misconduct.
The Missouri Law also provides that to the extent a director, officer, employee or agent of a Missouri corporation has been successful in the defense of any action, suit or proceeding or any claim, issue or matter therein, such corporation must indemnify such person for expenses, including attorneys' fees, actually and reasonably incurred in connection with such action, suit or proceeding.

       The Texas Law, like the Missouri Law, authorizes corporations to indemnify any party or threatened party to any threatened, pending or completed action, suit or proceeding who is or was a director, officer, employee or agent of the corporation and any person who is or was serving at the request of the corporation as director, officer, partner, venturer, proprietor, trustee, employee or agent of another corporation or other enterprise if such individual acted in good faith and reasonably believed that his or her conduct was in the corporation's best interests. In the case of any criminal proceeding, the individual must have no reasonable cause to believe that his or her conduct was unlawful in order for the corporation to indemnify him or her. The Texas Law provides that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged liable where the defendant's conduct was judged to be willful or intentional misconduct in the performance of his duty to the corporation, and will be limited to reasonable expense actually incurred in connection with the proceeding where the defendant is found liable to the corporation or liable for receipt of improper personal benefits. Whether such director, officer, employee or agent acted properly is determined by a majority of a quorum of non-party directors, independent legal counsel opinion or by the shareholders.
A corporation may pay expenses incurred by a director or officer before final disposition of an action or proceeding, but the director or officer must repay such expenses if it is determined that he or she was not entitled to indemnification. The board of directors may determine appropriate terms and conduct to pay an employee or agent. The corporation may purchase insurance on a director, officer, employee or agent for liability asserted against him or her whether or not the corporation could indemnify that party.

       The Texas Banking Law, like Missouri Law, also authorizes a person to be indemnified or reimbursed by a state banking association through action of its board for reasonable expenses actually incurred in connection with any action, suit or proceeding to which he or she is a party by reason of his or

                                    66
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her being or having been a director,
officer or employee of said bank or having served as a director, officer, partner, venturer, proprietor, trustee, agent, or similar functionary of another foreign or domestic corporation, partnership, joint venture, sole proprietorship, trust, employee benefit plan, or other enterprise, at the request of the bank. The board may authorize the bank to purchase insurance covering the indemnification of directors, officers or employees and may prospectively indemnify directors, officers, or employees. If there is a compromise of such an action or threatened action, there shall be no indemnification or reimbursement for the amount paid to settle the claim or for reasonable expenses incurred in connection with such claim without the vote, or written consent, of the owners of record of a majority of the stock of the bank. No such person shall be indemnified or reimbursed if he or she has been finally adjudged to have been guilty of, or liable for, wilful misconduct, gross neglect of duty, or a criminal act.

       Dalhart's Articles of Incorporation provide that Dalhart shall indemnify its directors under terms substantially similar to those provided under the Texas Law. Dalhart's Articles of Incorporation also provide that indemnification may be made to the extent that the court in which such proceeding was brought shall determine upon application that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnification for such expenses as the court of appropriate jurisdiction shall deem proper.

       Citizens Bank's Articles of Association and Bylaws contain no provision for indemnification of directors, officers, employees or others.


CONSIDERATION OF NON-SHAREHOLDER INTERESTS

       The Missouri Law provides that in exercising business judgment in consideration of acquisition proposals, a Missouri corporation's board of directors may consider the following factors, among others:
(i) the consideration being offered; (ii) the existing political, economic, and other factors bearing on security prices generally, or the corporation's securities in particular; (iii) whether the acquisition proposal may violate any applicable laws; (iv) social, legal and economic effects on employees, suppliers, customers and others having similar relationships with the corporation, and the communities in which the corporation conducts its businesses; (v) the financial condition and earning prospects of the person making the acquisition proposal; and (vi) the competence, experience and integrity of the person making the acquisition proposal.

       Neither the Texas Law nor the Texas Banking Law contain provisions comparable to those described herein.


             INFORMATION ABOUT DALHART AND CITIZENS BANK

BUSINESS OF DALHART AND CITIZENS BANK

       Dalhart was incorporated under the Texas Law in June 1981, to become a bank holding company for its majority-owned subsidiary, Citizens Bank. In April 1990, Dalhart exchanged its 93.17 percent of the outstanding stock of Citizens Bank for 100 percent of the outstanding stock of Dalhart-Delaware. Thus, Dalhart owns 100 percent of Dalhart-Delaware, which, in turn, owns 93.17 percent of Citizens Bank.

       Citizens Bank was chartered on December 3, 1919, as a Texas banking association. Dalhart-Delaware has no other subsidiaries and operates strictly as a one-bank holding company for Citizens Bank. Dalhart has no other subsidiaries and operates strictly as a holding company for Dalhart-Delaware.

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

       Citizens Bank operates from a main office in Dalhart, Texas and three branch locations in Amarillo, Childress, and Vega. All four locations are located in the panhandle of Texas. The three branches of Citizens Bank were acquired in 1988, 1991, and 1993, respectively. Citizens Bank offers complete banking services to the commercial and residential areas which it serves. Services include commercial, agricultural, real estate, and personal loans, checking, savings and time deposits and other customer services such as safe deposit facilities. The largest portion of Citizens Bank's lending business is related to agricultural activities.

       Dalhart is subject to competition from other banks and financial institutions located in its principal service areas around the above noted towns in the panhandle of Texas. In making loans, Dalhart encounters competition from banks and other lending institutions, such as savings and loan associations, insurance companies, finance companies, and credit unions. In addition, Dalhart competes for deposit accounts with institutions offering various forms of fixed income investments, particularly other banks, savings and loan associations, credit unions, and money-market funds and securities brokers.

       Citizens Bank is subject to supervision, regulation, and examination by the Texas Department of Banking and the Federal Deposit Insurance Corporation. Deposits of Citizens Bank are insured by the Federal Deposit Insurance Corporation. As a bank holding company, Dalhart is regulated by the Federal Reserve.

      MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                 AND RESULTS OF OPERATIONS OF DALHART

       This section presents an analysis of the consolidated financial condition of Dalhart at June 30, 1994, December 31, 1993 and 1992, and the consolidated results of operations for the six months ended June 30, 1994 and 1993, and for the years ended December 31, 1993, 1992 and 1991. This review should be read in conjunction with the consolidated financial statements, notes to consolidated financial statements, and financial data presented elsewhere in this Joint Proxy Statement/Prospectus.

            FOR THE SIX MONTHS ENDED JUNE 30, 1994 AND 1993

RESULTS OF OPERATIONS

       Net income for the six months ended June 30, 1994 was $844,000 or $8.44 per share compared to $1,124,000 or $11.24 per share for the six months ended June 30, 1993. The decrease in net income primarily reflected a $400,000 negative provision for loan losses recorded in 1993 and higher noninterest expense resulting from the acquisition of Citizens Bank's Vega branch in April 1993. Net income for the six months ended June 30, 1994, as compared with the same period in the previous year, on an annualized basis, as a percent of average assets and average equity was:

                                        RETURN ON                RETURN ON
                                     AVERAGE ASSETS           AVERAGE EQUITY
                                         JUNE 30                  JUNE 30
                                         -------                  -------
                                    1994       1993          1994       1993
                                  -------------------      -------------------
                Net income          1.21%      1.63%        12.90%     20.55%

       During the six months ended June 30, 1993, the dividend payout ratio (dividends declared divided by net income) was 66.73%. No dividends were declared by Dalhart during the six months ended June 30, 1994.

       Following is an analysis of the primary components of net income for the six months ended June 30, 1994 and 1993.

NET INTEREST INCOME

       Net interest income is the principal source of Dalhart's net income and represents the difference between interest income and interest expense. The following schedule provides a summary of net interest income, average earning asset balances and the related interest rates/yields for the six month periods. Nonaccruing loans are included in the interest-earning assets; interest income on such loans is recorded when received.

       Interest earning assets includes tax-exempt investments and the related income is presented on a tax-equivalent basis assuming a tax rate of 34% in 1994 and 1993. The amount of the tax-equivalent adjustment was $222,000 and $219,000 for the six months ended June 30, 1994 and 1993, respectively.

                                                           JUNE 30, 1994
                                        ------------------------------------------------------
                                                                          INTEREST     AVERAGE
                                        AVERAGE         PERCENT OF         INCOME/     YIELD/
                                        BALANCE        TOTAL ASSETS        EXPENSE      RATE
                                        -----------------------------------------------------
                                                         (Dollars in Thousands)

Interest-earning assets:
  Loans                                   $70,959         50.82%           $3,182       8.97%
  Taxable securities                       30,120         21.57               803       5.33
  Nontaxable securities                    17,429         12.48               652       7.48
  FHLB Stock                                2,292          1.64                47       4.10
  Interest bearing deposits with
    other banks                               377          0.27                14       7.43
  Federal funds sold                        5,961          4.27                89       2.99
                                          --------------------------------------------------
    Total interest-earning assets        $127,138         91.05%           $4,787       7.53%
                                          --------------------------------------------------

Noninterest-bearing assets:
  Cash and due from banks                $  7,275          5.21%
  Premises and equipment                    2,242          1.61
  Other assets                              2,501          1.79
  Goodwill                                  1,370          0.98
  Allowance for loan losses                 (895)         (0.64)
                                         ----------------------

    Total assets                         $139,631        100.00%
                                          =====================

Interest-bearing liabilities:
  NOW accounts                           $ 25,054         17.94%           $  295       2.35%
  Savings accounts                          7,609          5.45                99       2.60
  Money market accounts                    16,844         12.06               224       2.66
  Time deposits and individual
     retirement accounts                   45,470         32.57               739       3.25
  Short-term borrowings                       876          0.63                15       3.42
  Notes payable                               672          0.48                21       6.25
                                          --------------------------------------------------
    Total interest-bearing
      liabilities                        $ 96,525         69.13%           $1,393       2.89%
                                          --------------------------------------------------

Noninterest-bearing liabilities:
  Demand deposits                        $ 28,360         20.31%
  Other liabilities                           772          0.55
                                          ---------------------
    Total liabilities                     125,657         89.99

 Minority interest                            885          0.64

Stockholders' equity                       13,089          9.37
                                          ---------------------
  Total liabilities and stock-
    holders' equity                      $139,631        100.00%
                                          =====================

Net interest income                                                        $3,394
                                                                           ======
Interest rate spread                                                                    4.64%
                                                                                        ====
Net interest margin                                                                     5.34%
                                                                                        ====

                                                           JUNE 30, 1993
                                        ------------------------------------------------------
                                                                          INTEREST     AVERAGE
                                        AVERAGE         PERCENT OF         INCOME/     YIELD/
                                        BALANCE        TOTAL ASSETS        EXPENSE      RATE
                                        -----------------------------------------------------
                                                         (Dollars in Thousands)

Interest-earning assets:
  Loans                                   $63,875         46.20%           $2,861       8.96%
  Taxable securities                       37,941         27.44             1,166       6.15
  Nontaxable securities                    16,544         11.97               644       7.78
  FHLB stock                                  999          0.72                17       3.40
  Interest-bearing deposits with
    other banks                             1,586          1.15                63       7.94
  Federal funds sold                        6,350          4.59                87       2.74
                                         ---------------------------------------------------
    Total interest-earning assets        $127,295         92.07%           $4,838       7.60%
                                          --------------------------------------------------

Noninterest-bearing assets:
  Cash and due from banks                $  6,839          4.95%
  Premises and equipment                    1,720          1.24
  Other assets                              2,477          1.79
  Goodwill                                  1,419          1.03
  Allowance for loan losses               (1,490)         (1.08)
                                         -----------------------

    Total assets                         $138,260        100.00%
                                          =====================

Interest-bearing liabilities:
  NOW accounts                           $ 22,790         16.48%          $   287       2.52%
  Savings accounts                          4,721          3.42                67       2.84
  Money market accounts                    15,377         11.12               210       2.73
  Time deposits and individual
    retirement accounts                    43,098         31.17               713       3.31
  Short-term borrowings                    13,710          9.92               204       2.98
  Notes payable                               490          0.35                25      10.20
                                          --------------------------------------------------
    Total interest-bearing
      liabilities                        $100,186         72.46%           $1,506       3.01%
                                          --------------------------------------------------

Noninterest-bearing liabilities:
  Demand deposits                        $ 25,780         18.65%
  Other liabilities                           620          0.45
                                          ---------------------
    Total liabilities                     126,586         91.56

Minority interest                             733          0.53

Stockholders' equity                       10,941          7.91
                                          ---------------------
  Total liabilities and stock-
    holders' equity                      $138,260        100.00%
                                          =====================

Net interest income                                                        $3,332
                                                                           ======
Interest rate spread                                                                    4.59%
                                                                                        ====
Net interest margin                                                                     5.24%
                                                                                        ====

       The slight increase in net interest income from 1993 to 1994 for the six month periods ending June 30 was primarily attributable to the growth of the loan portfolio. In analyzing the details of these changes, only three months activity for the Vega branch of Citizens Bank is included in the 1993 results as it was purchased in April 1993. Interest expense on deposits increased $80,000, including a $64,000 increase for Vega. The remaining increase of $16,000 is primarily due to an increase in average deposits offset by decreasing interest rates. The decrease in interest expense on borrowings of $193,000 resulted from the repayment of borrowings during late 1993. These changes resulted in a net decrease in interest expense of $113,000, representing a decrease of 7.5% in the cost of funds.

       Interest income on earning assets decreased $51,000, which is partially due to the sale of investment securities to repay a portion of the borrowings, as discussed herein. The net interest margin increased from 5.24% to 5.34%. Average interest earning assets decreased from $127,295,000 at June 30, 1993 to $127,138,000 at June 30,
1994. During the same period, average interest bearing liabilities decreased from $100,186,000 at June 30, 1993 to $96,525,000 at June 30,
1994.

PROVISION FOR LOAN LOSSES AND ALLOWANCE FOR LOAN LOSSES

       Following are tables of the activity for loan losses for the six months ending June 30, 1994 and the year ending December 31, 1993:

                                                           SIX MONTHS                    YEAR
                                                             ENDED                       ENDED
                                                            JUNE 30,                  DECEMBER 31,
                                                              1994                       1993
                                                       ----------------------------------------------
                                                                 (Dollars in Thousands)
Balance at beginning of period                                 $875                      $1,479
Loans charged off:
  Agricultural                                                    -                           -
  Commercial and industrial                                       1                          98
  Residential real estate-mortgage                                -                           -
  Consumer                                                        5                          20
                                                       ----------------------------------------------
Total chargeoffs                                                  6                         118
                                                       ----------------------------------------------
Recoveries:
  Agricultural                                                    -                          25
  Commercial and industrial                                      19                           5
  Residential real estate-mortgage                                -                           -
  Consumer                                                        2                           6
                                                       ----------------------------------------------
Total recoveries                                                 21                          36
                                                       ----------------------------------------------

Net loans recovered (charged off)                                15                         (82)
Negative provision for loan losses                                -                        (522)
                                                       ----------------------------------------------
Balance at end of period                                       $890                      $  875
                                                       ==============================================

Net loan recoveries (chargeoffs) to average loans                  .04%                       (.12%)
Allowance to total loans                                          1.41%                       1.09%
Allowance to nonperforming loans                              1,745%                        470%


       The allowance for loan losses is not allocated to specific categories of loans. However, based on Dalhart's review of remaining collateral and/or financial condition of identified loans with characteristically more than a normal degree of risk, historical loan loss percentages, and economic conditions, management believes the allowance for loan losses at June 30, 1994 is adequate to cover losses inherent in the portfolio.

       The economy in Dalhart's primary market area has steadily improved in recent years. As a result, negative provisions to the allowance were recorded in 1993. In addition, there was a net recovery of charged off loans during the first six months of 1994, and nonperforming loans decreased when one borrower repaid a majority of the principal outstanding.

       Nonperforming assets are defined as loans delinquent 90 or more days, nonaccrual loans, restructured loans, and foreclosed assets. Such assets do not necessarily represent future losses to Dalhart since underlying collateral can be sold and the financial condition of the borrowers may improve. The following table sets forth the detail of nonperforming loans. Dalhart had no restructured loans or foreclosed assets at any of the dates listed herein.

NONPERFORMING LOANS

                                             JUNE 30,            DECEMBER 31,           JUNE 30,
                                               1994                 1993                  1993
                                       ---------------------------------------------------------------
                                                               (In Thousands)

Nonaccrual loans                               $50                  $185                   $ -
Loans past due 90 days or more                   1                     1                    23
                                       ---------------------------------------------------------------

  Total nonperforming loans                    $51                  $186                   $23
                                       ===============================================================

    The nonaccrual loans at December 31, 1993 consisted of loans to two borrowers. Of this amount, $135,000 was received in 1994 when the borrower sold the collateral on one loan. Additionally, a partial recovery was received on the previously charged off portion of this loan. The remaining nonaccrual loan at June 30, 1994 is expected to result in an additional chargeoff of approximately $20,000, although the actual chargeoff is pending the receipt of a settlement from a third party.

    Dalhart's policy is to discontinue accruing interest on loans when principal or interest is due and remains unpaid for 90 days or more, unless the loan is well secured and in the process of collection. Dalhart would have recognized additional interest income for the periods ended June 30, 1994 and 1993 of approximately $11,000, and $7,000, respectively, if contractual interest on these loans had been recognized. This additional interest income would have been $17,000 for the year ended December 31, 1993. Interest income totaling $6,000 was actually collected on nonaccrual loans in the first six months of 1993, and $9,000 was collected during the year ended December 31, 1993.

    At June 30, 1994, there were no significant commitments to lend additional funds to borrowers whose loans were considered nonperforming.

    The loan portfolio does not include any loans to foreign countries or highly leveraged transaction loans. Approximately 48% of the loans at Dalhart on June 30, 1994 were for agricultural purposes. Commercial loans to individuals and businesses in the local lending areas of the four locations represented 35% of the loans. The remaining 17% consists largely of residential real estate lending. Senior management closely monitors concentrations to individual customers and actively participates within their lending areas. Citizens Bank has written policies that require security for loans including liens on residential mortgage loans and certain of the other loans secured by real estate.
In addition, policies and procedures are in place to assess the creditworthiness of borrowers for all loans and commitments. Borrowers' abilities to honor their loan contracts can be largely dependent upon weather conditions and economic conditions within their market areas and on a national level.

    Management attributes the low level of nonperforming assets to a relatively stable economy in its primary market, strong efforts in the credit review of potential borrowers, and close monitoring of potential problem loans.

NONINTEREST INCOME

    For the six months ended June 30, 1994, deposit service charge income remained stable and other noninterest income increased $26,000 as compared to the six months ended June 30, 1993. This increase included an $11,000 increase at the Vega branch, which was acquired on April 1, 1993. An additional increase of $13,000 resulted from the sale of fully-depreciated furniture and equipment.

    There were no gains or losses on sales of investment securities for the six months ended June 30, 1994 and 1993.

OTHER EXPENSES

    Compensation and benefits increased $77,000 or 6.9% during the six months ended June 30, 1994 as compared to the same period in 1993. This increase is primarily due to including six months of expense from the Vega branch in 1994 versus only three months expense in 1993. The expense for the Vega branch increased $54,000 during this period.

    Occupancy expense increased $99,000 or 45.2% with Vega branch costs providing $17,000 of this increase. The remainder is primarily due to increased depreciation expense associated with significant building improvements and related equipment additions at the main bank in Dalhart being placed in service in late 1993.

    Other operating expenses increased $78,000 or 10.2% with only negligible increases at the Vega branch. Attorney fees increased $26,000 due to ongoing litigation related to one nonaccrual loan and issues related to the pending sale of Dalhart. The Federal Deposit Insurance Corporation assessment, which is based on the level of deposit accounts, increased $26,000. Foreclosure expenses of $11,000 were incurred and telephone expense increased $23,000. The remaining increase was primarily due to an adjustment of $18,000 relating to accounting errors in the investment portfolio and $29,000 in losses recorded by the mortgage banking division. These losses were primarily caused by Citizens Bank paying to buy down the interest rate for loans originated for sale prior to the increase in interest rates in early 1994. Documentation errors delayed the settlement of loan sales beyond the interest rate lock periods for the individual loans.

INCOME TAXES

    Dalhart files a consolidated Federal income tax return with Dalhart-Delaware and Citizens Bank. Citizens Bank pays Federal income tax expense to Dalhart based on the taxable income of Citizens Bank on a stand-alone basis. Deferred income taxes are provided on certain transactions which are reported for financial reporting purposes in different periods than for income tax purposes.

    A reconciliation of expected income tax expense, computed by applying the effective Federal statutory rate of 34% to income before the provision for income taxes, is as follows:

                                                              JUNE 30,
                                               --------------------------------------
                                                       1994              1993
                                               --------------------------------------
                                                           (In Thousands)
  Federal income taxes at statutory rate              $ 389              $581
  Less effect of tax exempt income                     (133)             (136)
  Amortization of intangibles                             8                 8
  Life insurance expense                                  -                25
  Other                                                 (29)               12
                                               --------------------------------------
    Total provision for income taxes                  $ 235              $490
                                               ======================================

                         FINANCIAL CONDITION

INVESTMENTS

    On January 1, 1994, Dalhart adopted Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and
Equity Securities" ("SFAS 115"). Under SFAS 115, each security is classified as either trading, available for sale, or held to maturity. Dalhart has no securities held in a trading account. Investments held to maturity are recorded at amortized cost. The securities available for sale are recorded at their fair value. The after-tax difference between amortized cost and fair value of securities available for sale is recorded as "unrealized gain (loss) on securities" in the equity section of the balance sheet. The tax impact is recorded as an adjustment to the deferred tax liability.

    The following table presents the composition of investment securities and the change in each category for the periods presented:

                                                                                    CHANGE
                                       JUNE 30,       DECEMBER 31,        -------------------------
                                         1994            1993                AMOUNT      PERCENT
                                    ---------------------------------     -------------------------
                                                         (Dollars in Thousands)
Held to Maturity:
  U.S. Treasuries and
    agencies                          $ 3,252          $ 2,357              $   895       37.97%
  Obligations of states
    and political
    subdivisions                        9,462           18,822               (9,360)     (49.73)
  Mortgage-backed
    securities                          2,156           26,220              (24,064)     (91.78)
                                    ---------------------------------     -------------------------

  Total investments held
    to maturity                        14,870           47,399              (32,529)     (68.63)
                                    ---------------------------------     -------------------------

Available for sale:
  U.S. Treasuries and
    agencies                              590                -                  590         n/a
  Obligations of states
    and political
    subdivisions                        7,252                -                7,252         n/a
  Mortgage-backed
    securities                         29,593                -               29,593         n/a
                                    ---------------------------------     -------------------------

  Total investments
    available for sale                 37,435                -               37,435         n/a
                                    ---------------------------------     -------------------------
      Total investments               $52,305          $47,399              $ 4,906       10.35%
                                    =================================     =========================

    Not included in the above table are other equity securities consisting of Federal Home Loan Bank ("FHLB") stock, which is discussed below.

    Dalhart's holdings of short-term investments and scheduled maturities of investment securities serve as a source of liquidity to meet depositor and borrower fund requirements, in addition to being a significant element of total interest income. Short-term investments, consisting of Federal funds sold, had outstanding balances at June 30, 1994 of $2,350,000 and $4,025,000 at December 31, 1993. Investment
securities, excluding other equity securities, increased to $52,305,000 on June 30, 1994 from a December 31, 1993 balance of $47,399,000. This includes an unrealized loss adjustment to the available for sale securities recorded under SFAS 115. The market value of total investment securities was $52,453,000 and $48,220,000 at June 30, 1994 and December 31, 1993, respectively.

INVESTMENT SECURITIES--MATURITIES AND YIELDS

       The following table shows the maturities and yields for the various forms of investment securities as of June 30, 1994:
                                                                AFTER ONE              AFTER FIVE
                                     IN ONE YEAR OR              THROUGH                THROUGH
                                          LESS                 FIVE YEARS              TEN YEARS            AFTER TEN YEARS
                                 -------------------------------------------------------------------------------------------
                                    AMOUNT     YIELD        AMOUNT     YIELD       AMOUNT     YIELD       AMOUNT     YIELD
                                 -------------------------------------------------------------------------------------------
                                                                     (Dollars in Thousands)
U.S. Treasuries and agencies        $1,603     7.18%       $ 2,239     7.04%       $    -        -%       $    -        -%

Obligations of states and
  political subdivisions(1)          3,698     7.38         11,695     7.14         1,189     9.04           132     9.51


Mortgage-backed securities(2)        4,196     7.02         20,855     6.17         2,951     5.76         3,747     4.34
                                 -------------------------------------------------------------------------------------------
  Total                             $9,497     7.19%       $34,789     6.55%       $4,140     6.70%       $3,879     4.52%
                                 ===========================================================================================

(1)     Yield presented on a tax-equivalent basis assuming a tax rate of 34%.

(2)     Included in maturity table based on their average remaining life or call date, if applicable.


        Other equity securities consisting of FHLB stock totaled $2,328,000 at June 30, 1994 and $2,281,000 at December 31, 1993. The dividends received on this stock provided annualized returns of 4.10% for the first six months of 1994 and 3.50% for 1993.

LOANS

       The loan portfolio constitutes the major earning asset of most bank holding companies and typically offers the best alternative for obtaining the maximum interest spread above the cost of funds. The overall economic strength of any bank holding company generally parallels the quality and yield of its loan portfolio. The following table presents loans outstanding at June 30, 1994 and December 31, 1993.

LOAN PORTFOLIO
                                         JUNE 30,                  DECEMBER 31,
                                           1994                        1993
                                    -------------------         -------------------
                                                PERCENT                     PERCENT
                                    AMOUNT     OF TOTAL         AMOUNT     OF TOTAL
                                 -----------------------------------------------------
                                                 (Dollars in Thousands)
Agricultural                       $23,812        37.76%       $33,007        40.94%

Commercial and industrial           15,142        24.01         19,123        23.72

Real estate:

  Agricultural                       6,393        10.14          6,288         7.80
  Commercial                         6,945        11.01          8,370        10.38
  Residential                        7,060        11.20         10,106        12.54
  Construction and others            2,054         3.26          1,890         2.34

Consumer, net of
  unearned income                    1,540         2.44          1,733         2.15

Other                                  114          .18            104          .13
                                 -----------------------------------------------------

  Total                            $63,060       100.00%       $80,621       100.00%
                                 =====================================================

       The loan portfolio decreased by $17,561,000 or 21.78% from December 31, 1993 to June 30, 1994. Agricultural loans tend to repay during the first half of the year. As a result of market conditions, the loan demand has decreased in this area, especially for loans secured by cattle. A decrease of $3,046,000 was noted in residential loans due to the decrease in mortgage banking activities in Amarillo as a result of rising interest rates.

     The following tables set forth the maturity composition and interest sensitivity of total loans at June 30, 1994.

MATURITY OF LOANS
                                                           JUNE 30, 1994
                                          ------------------------------------------------
                                                     LOANS           PERCENT OF TOTAL
                                          ------------------------------------------------
                                                       (Dollars in Thousands)
         In one year or less                        $59,649               94.59%
         After one through five years                 3,232                5.13
         After five years                               179                 .28
                                          ------------------------------------------------

             Total loans                            $63,060              100.00%
                                          ================================================


MATURITY CLASSES
                                                         INTEREST SENSITIVITY
                                          ------------------------------------------------
                                                     FIXED              VARIABLE
                                                      RATE                RATE
                                          ------------------------------------------------
                                                            (In Thousands)
         In one year or less                        $11,056              $48,593
         After one through five years                 3,232                    -
         After five years                               179                    -
                                          ------------------------------------------------

             Total loans                            $14,467              $48,593
                                          ================================================



DEPOSITS

       The deposit base provides the major funding source for interest earning assets of Dalhart. Dalhart's deposits have steadily risen during the period from December 31, 1993 to June 30, 1994. Dalhart's total average deposits were $123,337,000 for the six months ended June 30, 1994, an increase of $7,436,000 or 6.4% when compared to the year ended December 31, 1993. Management believes that demand, savings and certificates of deposit less than $100,000 represent a core base of deposits while certificates of deposit in excess of $100,000 and public funds are more interest rate sensitive and, thus, are not viewed as part of the core deposit base. Because of these factors, management views the growth of demand, savings and time certificates of deposit less than $100,000 as more stable growth.

       The following table indicates the mix and levels of deposits at June 30, 1994 compared to December 31, 1993 and June 30, 1993.


                                          JUNE 30, 1994                  DECEMBER 31, 1993                  JUNE 30, 1993
                                --------------------------------------------------------------------------------------------------
                                             COST OF                          COST OF                          COST OF
                                   AMOUNT     FUNDS    PERCENT      AMOUNT     FUNDS    PERCENT      AMOUNT     FUNDS    PERCENT
                                --------------------------------------------------------------------------------------------------
                                                                       (Dollars in Thousands)
Demand and other
  noninterest bearing              $23,561      n/a%    20.34%      $35,996      n/a%    28.06%       $24,516     n/a%    20.99%

NOW accounts                        24,639     2.50     21.27        24,379     2.50     19.00         23,145    2.50     19.82

Savings accounts                     8,579     2.90      7.41         6,306     3.00      4.92          5,457    3.00      4.67

Money market deposit accounts       15,567     2.85     13.44        14,382     2.75     11.21         17,421    2.75     14.92

Certificates of deposit and
  individual retirement
  accounts(1):

Less than $100,000                  32,407     3.43     27.98        34,308     3.26     26.75         35,975    3.29     30.81

$100,000 or more                    11,083     3.55      9.56        12,904     3.23     10.06         10,264    3.29      8.79
                                --------------------------------------------------------------------------------------------------
    Total Deposits                $115,836     2.43%   100.00%     $128,275     2.13%   100.00%      $116,778    2.35%   100.00%
                                ==================================================================================================

   (1) Interest rate information is not available for a breakdown for certificates of deposit less than $100,000 and $100,000 or more on June 30, 1993. Therefore, the average rate for all certificates of deposit is listed for both classifications.

AMOUNT AND MATURITIES OF TIME DEPOSITS OF $100,000 OR MORE

       The following table sets forth the amount and maturities of time deposits of $100,000 or more as of June 30, 1994:


                                                     JUNE 30,              PERCENT
                                                       1994                OF TOTAL
                                             ------------------------------------------------
                                                          (Dollars in Thousands)
         Three months or less                         $ 6,135                55.36%

         Over three through twelve months               4,848                43.74

         Over twelve months                               100                  .90
                                             ------------------------------------------------

           Total                                      $11,083               100.00%
                                             ================================================


SHORT-TERM BORROWINGS

       Amounts and interest rates related to short-term borrowings at June
30, 1994 and December 31, 1993 were as follows:

                                                           JUNE 30, 1994        DECEMBER 31, 1993
                                                       ----------------------------------------------
                                                                    (Dollars in Thousands)
Federal funds purchased:
  Outstanding balance at period-end                               $   -                  $    -
  Average interest rate at period-end                                n/a%                    n/a%
  Average outstanding during the period                           $   -                  $ 5,107
  Weighted average interest rate                                     n/a%                   3.02%
  Highest outstanding balance at any month-end                    $   -                  $10,275

Federal Home Loan Bank advances:
  Outstanding balance at period-end                               $   -                  $ 6,000
  Average interest rate at period-end                                n/a%                   3.10%
  Average outstanding during the period                           $  355                 $ 9,077
  Weighted average interest rate                                    3.10%                   3.08%
  Highest outstanding balance at any month-end                    $   -                  $15,000

LIQUIDITY AND RATE SENSITIVITY

       Liquidity is the measure of Dalhart's ability to meet its customers' present and future deposit withdrawals or increased loan demand without unduly penalizing earnings. Interest rate sensitivity involves the relationship between rate sensitive assets and liabilities and is an indication of the probable effects of interest rate fluctuations on Dalhart's net interest income. Dalhart manages both liquidity and interest sensitivity through a GAP analysis report prepared monthly.

       Liquidity is provided for Citizens Bank by projecting credit demand and other financial needs and then maintaining sufficient cash and assets readily convertible into cash to meet these projected requirements. Citizens Bank provided for its liquidity needs through core deposits, maturing loans, and scheduled maturities of investments in securities, and by maintaining adequate balances in Federal funds sold. At June 30, 1994, cash and Federal funds sold amounted to $8,794,000 or 6.65% of total assets. This is a decrease of $5,358,000 from December 31, 1993 when cash and Federal funds sold totaled $14,152,000 or 9.42% of total assets. This level of cash and cash equivalents is considered to be adequate in view of projected liquidity needs.

       Dalhart's liquidity is generally provided by dividends received from Citizens Bank. These funds are available for the overhead expenses and the payment of dividends to shareholders. Dividends paid by Citizens Bank were $91,800 during the six months ended June 30, 1994, of which 93.17% were paid to Dalhart-Delaware and subsequently to Dalhart.

       Interest rate-sensitive assets and liabilities are those with yields or rates subject to change within a future time period due to maturity or changes in market rates. An ongoing objective of Citizens Bank's asset/liability management program is to match rate-adjustable assets and liabilities at similar maturity horizons, so that changes in interest rates will not result in wide fluctuations in net interest income. The rate sensitivity position is managed by matching funds acquired having a specific maturity with loans, securities, or other liquid assets with similar maturities.

       At June 30, 1994, $59,649,000 or 94.6%, of the loan portfolio will reprice in one year or less. In addition, investment securities maturing in one year or less of $9,497,000 and Federal funds sold of $2,350,000 bring total rate-sensitive assets maturing or repricing within one year to $71,496,000. When matched with interest-bearing demand deposits, savings deposits and time deposits of $100,000 or more maturing within one year totaling $59,768,000, this represents a position which management believes acceptable given the increasing interest rate environment at June 30, 1994.

CAPITAL

       The strength of its capital position determines the ability of a financial institution to take advantage of growth opportunities and handle unforeseen financial difficulties. Dalhart's stockholders' equity at June 30, 1994 was $13,207,000, an increase of $541,000 or 4.3% from the December 31, 1993 total of $12,666,000.  The June 30, 1994 stockholders' equity includes Dalhart's equity in Citizens Bank's unrealized loss on investment securities available for sale of $303,000. The average equity to average assets ratios for the six months ended June 30, 1994 and 1993, respectively, were 9.37% and 7.91%. These ratios for the years ended December 31, 1993, 1992 and 1991, respectively were 8.02%, 8.92%, and 8.27%.

       Dalhart is subject to the issuance of capital adequacy guidelines by its regulators, all of which have issued similar guidelines for the measurement of capital adequacy. One measure is the leverage capital ratio, which equals the ratio of ending total capital less intangible assets to average total assets on a quarterly basis from the latest Consolidated Reports of Income and Condition ("Call Report") less intangible assets. The guidelines also include a definition of capital and provide a framework for calculating risk weighted assets by assigning assets and off-balance-sheet instruments to broad risk categories. The risk-based capital standards establish a minimum ratio of total capital to risk-weighted assets with a minimum of 4% when using Tier 1 capital and a minimum of 8% when including total capital. Tier 1 capital is the sum of the core capital elements (common stockholders' equity less intangible assets). Total capital includes the allowance for loan losses limited to a maximum of 1.25% of risk-weighted assets.

       As the following table indicates, Dalhart exceeded the minimum risk-based and leverage ratios at June 30, 1994 and December 31, 1993:

                                                    JUNE 30,       DECEMBER 31,       MINIMUM
                                                      1994             1993            LEVELS
                                                   ----------      ------------       -------
                                                             (Dollars in Thousands)
           Capital Components:

             Tier 1 capital                        $ 12,209          $ 11,251
             Total capital                           13,099            12,126

           Assets:

             Risk-weighted assets and
             off-balance-sheet instruments          $84,229          $100,087

           Capital ratios:

             Leverage                                  8.09%             6.79%         3.00%

             Tier 1 risk-based capital                14.49%            11.24%         4.00%

             Total risk-based capital                 15.55%            12.12%         8.00%

          FOR THE YEARS ENDED DECEMBER 31, 1993, 1992 AND 1991

RESULTS OF OPERATIONS

       Net income for 1993 was $2,444,000 or $24.44 per share compared to $1,472,000 or $14.72 per share in 1992 and $1,257,000 or $12.57 per share in 1991. The earnings in 1993 included nine months of operations for the Vega branch, earnings of which totalled $106,000. The earnings in 1991 included income from the Amarillo branch for approximately 7.5 months.

       The increase in net income from 1992 to 1993 was $972,000. Primary sources of this increase were an increase in net interest income due to an increase in earning assets, a $552,000 negative provision for loan losses, and an increase of $61,000 in gains on sales of investment securities. The remaining increase resulted from normal growth and a decreasing interest rate environment.

       The increase in net income from 1991 to 1992 was $215,000. The primary sources of this increase were earning asset growth and increased interest rate spread, which was partially offset by the inclusion of a full year of expenses for the Amarillo branch in 1992.

       The following tables compare net income as a percent of average assets and average equity for the last three years:

                                         RETURN ON                    RETURN ON
                                      AVERAGE ASSETS                 AVERAGE EQUITY
                                  ----------------------       -----------------------
                                       DECEMBER 31,                 DECEMBER 31,
                                  1993     1992     1991       1993     1992      1991
                                  ----------------------       -----------------------
     Net income                   1.69%    1.28%    1.18%     21.14%   14.31%    14.27%



    During the years ended December 31, 1993 and 1991, respectively, the dividend payout ratios (dividends declared divided by net income) were 30.69% and 25.86%. No dividends were declared by Dalhart during 1992.

    Following are analyses and comments regarding net interest income, noninterest income and expense, other expenses and income taxes for the last three years. These comparisons provide additional details of the increases in net income and include a discussion of the changes between these periods.

NET INTEREST INCOME

    Net interest income is the principal source of Dalhart's net income and represents the difference between interest income and interest expense. The following schedule provides a summary concerning net interest income, average balances and the related interest rates/yields for the past three years. Nonaccruing loans are included in the interest-earning assets; interest income on such loans is recorded when received.

    Interest earning assets include tax exempt investments and the related income is presented on a tax-equivalent basis assuming a tax rate of 34%. The amount of the tax-equivalent adjustment was $461,000, $334,000 and $332,000 for the years ended December 31, 1993, 1992 and 1991, respectively.

                                                               DECEMBER 31, 1993
                                           ------------------------------------------------------
                                                                             INTEREST     AVERAGE
                                           AVERAGE         PERCENT OF        INCOME/      YIELD/
                                           BALANCE        TOTAL ASSETS       EXPENSE       RATE
                                           ------------------------------------------------------
                                                            (Dollars in Thousands)
Interest-earning assets:
  Loans                                   $70,308            48.75%            $6,345      9.02%
  Taxable securities                       35,614            24.70              2,074      5.82
  Nontaxable securities                    17,935            12.44              1,356      7.56
  FHLB stock                                1,601             1.11                 56      3.50
  Interest-bearing deposits with
    other banks                             1,125             0.78                 86      7.64
  Federal funds sold                        5,370             3.72                151      2.81
                                         ------------------------------------------------------
    Total interest-earning assets        $131,953            91.50%           $10,068      7.63%
                                         ------------------------------------------------------

Noninterest-bearing assets:
  Cash and due from banks                $  7,240             5.02%
  Premises and equipment                    1,967             1.37
  Other assets                              3,016             2.09
  Goodwill                                  1,404             0.97
  Allowance for loan losses                (1,365)           (0.95)
                                          -------------------------
    Total assets                         $144,215           100.00%
                                          ========================

Interest-bearing liabilities:
  Now accounts                            $22,939            15.91%             $ 577      2.52%
  Savings accounts                          5,302             3.68                155      2.92
  Money market accounts                    15,340            10.64                421      2.74
  Time deposits and individual
    retirement accounts                    44,830            31.08              1,477      3.29
  Short-term borrowings                    14,656            10.16                449      3.06
  Notes payable                               521             0.36                 43      8.25
                                         ------------------------------------------------------
    Total interest-bearing
      liabilities                        $103,588            71.83%            $3,122      3.01%
                                         ------------------------------------------------------

Noninterest-bearing liabilities:
  Demand deposits                         $27,490            19.06%
  Other liabilities                           800             0.55
                                          ------------------------
    Total liabilities                     131,878            91.44

Minority interest                             776             0.54

Stockholders' equity                       11,561             8.02
                                         -------------------------
  Total liabilities and stock-
    holders' equity                      $144,215           100.00%
                                         =========================

Net interest income                                                            $6,946
                                                                               ======
Interest rate spread                                                                       4.62%
                                                                                           ====
Net interest margin                                                                        5.26%
                                                                                           ====


                                                            DECEMBER 31, 1992
                                          ----------------------------------------------------
                                                                          INTEREST     AVERAGE
                                          AVERAGE       PERCENT OF        INCOME/      YIELD/
                                          BALANCE      TOTAL ASSETS       EXPENSE       RATE
                                          ----------------------------------------------------
                                                         (Dollars in Thousands)
Interest-earning assets:
  Loans                                    $53,607        46.51%           $4,997       9.32%
  Taxable securities                        32,234        27.97             2,349       7.29
  Nontaxable securities                     11,577        10.05               982       8.48
  FHLB stock                                    26         0.02                 1       3.85
  Interest-bearing deposits with
    other banks                              3,129         2.71               239       7.64
  Federal funds sold                         4,720         4.10               177       3.75
                                          --------------------------------------------------
    Total interest-earning assets         $105,293        91.36%           $8,745       8.31%
                                          --------------------------------------------------

Noninterest-bearing assets:
  Cash and due from banks                 $  6,790         5.89%
  Premises and equipment                       984         0.85
  Other assets                               2,179         1.89
  Goodwill                                   1,453         1.26
  Allowance for loan losses                 (1,443)       (1.25)
                                          ---------------------
    Total assets                         $ 115,256       100.00%
                                          =====================

Interest-bearing liabilities:
  Now accounts                             $18,159        15.76%           $  657       3.62%
  Savings accounts                           2,975         2.58                99       3.33
  Money market accounts                     14,958        12.98               427       2.85
  Time deposits and individual
    retirement accounts                     42,658        37.01             1,778       4.17
  Short-term borrowings                      5,880         5.10               186       3.16
  Notes payable                                 79         0.07                 7       8.86
                                          --------------------------------------------------
    Total interest-bearing
      liabilities                        $  84,709        73.50%           $3,154       3.72%
                                          --------------------------------------------------

Noninterest-bearing liabilities:
  Demand deposits                          $18,953        16.44%
  Other liabilities                            652         0.57
                                           --------------------
    Total liabilities                      104,314        90.51

Minority interest                              658         0.57

Stockholders' equity                        10,284         8.92
                                          ---------------------
  Total liabilities and stock-
    holders' equity                       $115,256       100.00%
                                          =====================

Net interest income                                                        $5,591
                                                                            =====
Interest rate spread                                                                    4.59%
                                                                                        ====
Net interest margin                                                                     5.31%
                                                                                        ====

                                                            DECEMBER 31, 1991
                                          ----------------------------------------------------
                                                                          INTEREST     AVERAGE
                                          AVERAGE       PERCENT OF        INCOME/      YIELD/
                                          BALANCE      TOTAL ASSETS       EXPENSE       RATE
                                          ----------------------------------------------------
                                                         (Dollars in Thousands)
Interest-earning assets:
  Loans                                    $42,213        39.61%           $4,786      11.34%
  Taxable securities                        30,071        28.22             2,689       8.94
  Nontaxable securities                     10,342         9.70               977       9.45
  FHLB stock                                  ---          ---               ---        ---
  Interest-bearing deposits with
    other banks                              7,156         6.72               572       7.99
  Federal funds sold                         7,944         7.45               479       6.03
                                          --------------------------------------------------
    Total interest-earning assets         $ 97,726        91.70%           $9,503       9.72%
                                          --------------------------------------------------

Noninterest-bearing assets:
  Cash and due from banks                  $ 5,543         5.20%
  Premises and equipment                       868         0.82
  Other assets                               2,280         2.14
  Goodwill                                   1,506         1.41
  Allowance for loan losses                (1,356)        (1.27)
                                          ---------------------
    Total assets                          $106,567       100.00%
                                          =====================

Interest-bearing liabilities:
  Now accounts                             $15,762        14.79%           $  922       5.85%
  Savings accounts                           2,100         1.97               111       5.29
  Money market accounts                     11,736        11.01               484       4.12
  Time deposits and individual
     retirement accounts                    45,019        42.25             2,985       6.63
  Short-term borrowings                      6,843         6.42               387       5.66
  Notes payable                                407         0.38                31       7.62
                                          --------------------------------------------------
    Total interest-bearing
      liabilities                         $ 81,867        76.82%           $4,920       6.01%
                                          --------------------------------------------------

Noninterest-bearing liabilities:
  Demand deposits                          $14,580        13.68%
  Other liabilities                            744         0.70
                                          ---------------------
    Total liabilities                       97,191        91.20

Minority interest                              565        0.53

Stockholders' equity                         8,811         8.27
                                          ---------------------
  Total liabilities and stock-
    holders' equity                       $106,567       100.00%
                                          =====================

Net interest income                                                        $4,583
                                                                            =====
Interest rate spread                                                                    3.71%
                                                                                        ====
Net interest margin                                                                     4.69%
                                                                                        ====

       In summary, the above tables indicate the following trends:
                                                   YEARS ENDED DECEMBER 31,
                                               --------------------------------
                                                 1993         1992       1991
                                               --------------------------------
                                                    (Dollars in Thousands)

Average earning assets                         $131,953     $105,293    $97,726

  Increase from prior year                       26,660        7,567

Average interest-bearing liabilities            103,588       84,709     81,867

  Increase from prior year                       18,879        2,842

Fully taxable equivalent net interest income      6,946        5,591      4,583

  Increase from prior year                        1,355        1,008

Net interest margin (net interest income
  divided by average earning assets)               5.26%        5.31%      4.69%

       The increases in average earning assets and interest-bearing liabilities were mainly a result of branch purchases and an improving economy. The improvement in net interest margin in 1992 illustrates the benefits of a declining interest rate environment nationally and in Dalhart's primary market.

       Net interest income is affected by the volume and rate of both interest-earning assets and interest-bearing liabilities. The following table depicts the dollar effect and rate changes for the different categories of interest-earning assets and interest-bearing liabilities and the resultant change in interest income and interest expense. Nonperforming loans are included with loans in the table.

                                             1993 COMPARED TO                  1992 COMPARED TO
                                               1992 INCREASE                     1991 INCREASE
                                             (DECREASE) DUE TO                 (DECREASE) DUE TO
                                      -------------------------------   --------------------------------
                                        Volume    Rate(1)      Net        Volume    Rate(1)      Net
                                      -------------------------------   --------------------------------
                                                               (In Thousands)
Interest earned on:

  Loans                                 $1,557     $(209)    $1,348       $1,292    $(1,081)    $ 211
  Taxable securities                       246      (521)      (275)         193       (533)     (340)
  Nontaxable securities                    539      (165)       374          117       (112)        5
  Federal Home Loan
    Bank stock                              61        (6)        55            0          1         1
  Interest-bearing deposits
    with other banks                      (153)        0       (153)        (322)       (11)     (333)
  Federal funds sold                        24       (50)       (26)        (194)      (108)     (302)
                                      -------------------------------   --------------------------------

  Total interest earning assets          2,274      (951)     1,323        1,086     (1,844)     (758)
                                      -------------------------------   --------------------------------


                                              1993 COMPARED TO                        1992 COMPARED TO
                                                1992 INCREASE                           1991 INCREASE
                                              (DECREASE) DUE TO                       (DECREASE) DUE TO
                                    ------------------------------------     ------------------------------------
                                       Volume       Rate(1)       Net           Volume       Rate(1)       Net
                                    ------------------------------------     ------------------------------------
Interest paid on:

  NOW accounts                            173        (253)         (80)            140         (405)       (265)
  Savings accounts                         77         (21)          56              46          (58)        (12)
  Money market deposits                    11         (17)          (6)            133         (190)        (57)
  Time deposits and individual
    retirement accounts                    91        (392)        (301)           (157)      (1,050)     (1,207)
  Short-term borrowings                   277         (14)         263             (54)        (147)       (201)
  Notes payable                            39          (3)          36             (25)           1         (24)
                                    ------------------------------------     ------------------------------------

Total interest-bearing
  liabilities                             668        (700)         (32)             83       (1,849)     (1,766)
                                    ------------------------------------     ------------------------------------

Net interest income                    $1,606       $(251)      $1,355          $1,003       $    5      $1,008
                                    ====================================     ====================================

(1) Changes in interest income and interest expense due to both rate and volume are included in rate variances.

        During 1993, average interest earning assets increased $26,660,000. This increase in volume accounted for increased interest income of $2,274,000. Of this total, $1,557,000 can be attributed to increased loan volume of $16,701,000. Nontaxable securities increased $6,358,000 while taxable securities increased $3,380,000. FHLB stock increased by $1,575,000 and the combined Federal funds sold and interest bearing deposits in other banks decreased by $1,354,000. These increases in the volume of average assets were largely due to the purchase of the Vega branch in April 1993 and caused interest income to increase by $2,274,000 while changes in interest rates on the average volume of interest earning assets reduced interest income $951,000. The decrease in interest income associated with reduced rates reflects the general decline in the level of rates during 1993. The net effect of the volume and rate changes associated with interest earning assets increased interest income $1,323,000.

        Average interest-bearing liabilities increased $18,879,000 during 1993. Of this increase, $8,776,000 represents increased borrowings from the FHLB advances program. The remaining increase is a general increase in deposits caused by the purchase of the Vega branch. These changes in the volume of deposits caused a $352,000 increase in interest expense while the increase in FHLB and other borrowings increased interest expense by $316,000. The decreasing interest rate environment caused a decrease in interest expense of $700,000, creating a net decrease in interest expense of $32,000 in 1993.

        The net effect of changes in rate and volume on interest earning assets and interest-bearing liabilities in 1993 increased net interest income by $1,355,000.

        During 1992, average interest earning assets increased $7,567,000 and average interest-bearing liabilities increased $2,842,000 resulting in a net increase of $1,008,000 in net interest income. The most significant changes in average assets were an increase in loans of $11,394,000, which was largely offset by a decrease in combined Federal funds sold and interest-bearing deposits with other banks of $7,251,000. Taxable and nontaxable securities increased $3,398,000. These changes in the mix of average earning assets and the overall increase in balances resulted in $1,086,000 additional interest income; however, reduced yields in all categories, as experienced in the industry, decreased interest income $1,844,000 for a net overall decrease of $758,000.

        Average interest-bearing deposits increased $4,133,000 while borrowings decreased $1,291,000. In general, deposits moved from longer term time deposits to shorter term, less expensive, demand accounts. In total, volume changes in average interest-bearing liabilities caused a net increase in expense of $83,000.
Consistent with assets, the general and significant decline in interest rates during 1992 on average liabilities resulted in a very favorable $1,849,000 decrease in interest expense, creating a net decrease in interest expense of $1,766,000 in 1992.

        The major influence on net interest income was the growth in the earning assets during both 1993 and 1992. The increase in interest income of $1,323,000 or 15% in 1993 was primarily due to growth in the loan portfolio. The interest expense remained relatively stable as interest rate decreases offset the growth in deposits and borrowings used to fund the asset growth. The decrease in interest expense of $1,766,000 or 36% in 1992 more than offset the decrease in interest income of $758,000 or 8%.

PROVISION FOR LOAN LOSSES AND ALLOWANCE FOR LOAN LOSSES

   The provision for loan losses provides an allowance (the allowance for loan losses) against which loan losses are charged as those losses become evident. Management evaluates the appropriate level of the allowance for loan losses on a monthly basis. The analyses take into consideration the results of an ongoing loan review process, the purpose of which is to determine the level of credit risk within the portfolio and to ensure proper adherence to underwriting and documentation standards. A specific portion of the allowance is allocated to those loans which appear to represent a more than normal exposure to risk. In addition, estimates are made for potential losses on loans not specifically reviewed, based on historical loan loss experience and other factors and trends.

   No provision for loan losses was required for 1991 or 1992, and a negative provision of $522,000 was recorded in 1993 based on management's evaluation of the adequacy of the allowance for loan losses. Factors that influenced management's determination that a negative provision for loan losses was appropriate included (i) an evaluation of each nonperforming, classified and potential problem loan to ascertain an estimate of loss exposure based upon circumstances then known to management, (ii) current economic conditions and outlook, and (iii) an overall review of the loan portfolio in light of past loan loss experience. Net chargeoffs (loan losses charged against the allowance for loan losses less recoveries of prior chargeoffs) for 1991 and 1992 were $67,000 and $91,000, respectively. Net recoveries of $82,000 were realized for 1993.

   Based on Dalhart's review of remaining collateral or financial condition of identified loans with characteristically more than a normal degree of risk, historical loan loss percentages and economic conditions, management believes the allowance for loan losses at December 31, 1993 is adequate to cover future possible losses.

   Following are tables setting forth the activity for loan losses and certain ratios to nonperforming loans and total loans for 1993, 1992 and 1991.

                                              YEARS ENDED DECEMBER 31,
                                      ----------------------------------------
                                           1993         1992         1991
                                      ----------------------------------------
                                               (Dollars in Thousands)
Balance at beginning of period            $1,479       $1,388       $1,321
Loans charged off:
   Agricultural                                -            -            -
   Commercial and industrial                  98           10           22
   Residential real estate-mortgage            -            -            -
   Consumer                                   20           15            9
                                      ----------------------------------------
Total chargeoffs                             118           25           31
                                      ----------------------------------------
Recoveries:
   Agricultural                               25           84           49
   Commercial and industrial                   5            7           27
   Residential real estate-mortgage            -           10           17
   Consumer                                    6           15            5
                                      ----------------------------------------
Total recoveries                              36          116           98
                                      ----------------------------------------

  Net loans recovered (charged off)          (82)          91           67
Negative provision for loan losses          (522)           -            -
                                      ----------------------------------------

Balance at end of period                    $875       $1,479       $1,388
                                      ========================================
Net loan recoveries (chargeoffs)
  to average loans                             (.12%)        .17%         .16%
Allowance to total loans                       1.09%        2.43%        2.56%
Allowance to nonperforming loans             470%     49,300%       23,133%

The allowance for loan losses is not allocated to specific categories of loans. However, based on Dalhart's review of remaining collateral and/or financial condition of identified loans with characteristically more than a normal degree of risk, historical loan loss percentages, and economic conditions, management believes the allowance for loan losses at December 31, 1993 is adequate to cover losses inherent in the portfolio.

Nonperforming assets are defined as loans delinquent 90 or more days, nonaccrual loans, restructured loans, and foreclosed assets. Such assets do not necessarily represent future losses to Dalhart since underlying collateral can be sold and the financial condition of the borrowers may improve. The following table sets forth the detail of nonperforming loans. Dalhart had no restructured loans or foreclosed loans at any of the dates listed herein.

NONPERFORMING LOANS


                                              DECEMBER 31,
                                   --------------------------------
                                      1993        1992      1991
                                   --------------------------------
                                            (In Thousands)
Nonaccrual loans                      $185        $ 1       $ 6
Loans past due 90 days or more           1          2         -
                                   --------------------------------
  Total nonperforming loans           $186        $ 3       $ 6
                                   ================================

       The nonaccrual loans at December 31, 1993 consisted of loans to two borrowers. Of this amount, $135,000 was received in 1994 when the borrower sold the collateral on one loan. Additionally, a partial recovery was received on the previously charged off portion of this loan. The remaining nonaccrual loan at December 31, 1993 is expected to result in an additional chargeoff of approximately $20,000, although the actual chargeoff is pending the receipt of a settlement from a third party.

       At December 31, 1993, 1992 and 1991, there were no significant commitments to lend additional funds to borrowers whose loans were considered nonperforming.

       Dalhart's policy is to discontinue accruing interest on loans when principal or interest is due and remains unpaid for 90 days or more, unless the loan is well secured and in the process of collection. Dalhart would have recognized additional interest income of approximately $17,000, $1,000 and $3,000 for 1993, 1992 and 1991, respectively, if contractual interest on these loans had been recognized. The amount of interest actually collected and included in income related to these loans was $9,000 in 1993 and $1,000 in 1991. No interest payments were received on nonperforming loans in 1992.

       The loan portfolio does not include any loans to foreign countries or highly leveraged transaction loans. Approximately 49% of the loans at Dalhart on December 31, 1993 were for agricultural purposes. Commercial loans to individuals and businesses in the local lending areas of the four locations represented 34% of the loans. The remaining 17% consists largely of residential real estate lending. Senior management closely monitors concentrations to individual customers and actively participates within their lending areas. Dalhart's lending policies require security for loans including liens on residential mortgage loans and certain of the other loans secured by real estate. In addition, policies and procedures are in place to assess the creditworthiness of borrowers for all loans and commitments. Borrowers' abilities to honor their loan contracts can be largely dependent upon weather conditions and economic conditions within their market areas and on a national level.

       Management attributes the low level of nonperforming assets to a relatively stable economy in its primary market, strong efforts in the credit review of potential borrowers, and close monitoring of potential problem loans.

NONINTEREST INCOME

       The balance of earnings of a banking institution are typically generated through noninterest income from fees and service charges. The following tables outline the components of this income source for the years ended December 31, 1993, 1992 and 1991:

                                       YEAR ENDED                 CHANGE                       CHANGE
                                      DECEMBER 31,              1993/1992                    1992/1991
                               -------------------------------------------------------------------------------
                                 1993    1992    1991      AMOUNT       PERCENT         AMOUNT       PERCENT
                               -------------------------------------------------------------------------------
                                                        (Dollars in Thousands)
Service charges                  $532    $467    $423       $ 65         13.92%          $44          10.40%
Other operating
  income                          101      87      53         14         16.09            34          64.15
                               -------------------------------------------------------------------------------
  Subtotal                        633     554     476         79         14.26%           78          16.39%
Securities gains                   85      24      16         61        254.17             8          50.00
                               -------------------------------------------------------------------------------
  Total noninterest
    income                       $718    $578    $492       $140         24.22%          $86          17.48%
                               ===============================================================================

       As noted above, noninterest income increased each year due to growth in all major categories. The growth in service charges is due to the growth in deposit accounts, which provide a majority of this income. The growth in other operating income is primarily due to the increased mortgage banking activities in 1992 and 1993 due to the lower interest rate environment.

       Net gains on sales of securities increased each year due to increased market value differences as interest rates declined.
During the last half of 1993, Dalhart sold mortgage-backed securities to fund the repayment of FHLB advances.

OTHER EXPENSES

                                        YEAR ENDED                 CHANGE                       CHANGE
                                       DECEMBER 31,              1993/1992                    1992/1991
                               ---------------------------------------------------------------------------------
                                 1993     1992     1991      AMOUNT       PERCENT         AMOUNT       PERCENT
                               ---------------------------------------------------------------------------------
                                                        (Dollars in Thousands)
Compensation and
  employee benefits             $2,242   $1,919   $1,466      $324         16.88%          $453         30.90%
Occupancy expense                  505      458      439        47         10.26             19          4.33
FDIC assessment                    229      221      177         8          3.62             44         24.86
Other expenses                   1,328      919      891       409         44.50             28          3.14
                               ---------------------------------------------------------------------------------
  Total noninterest
    expenses                    $4,305   $3,517   $2,973      $788         22.41%          $544         18.30%
                               =================================================================================

       Noninterest expense increased in 1993 due to the acquisition of the Vega branch in April. The acquisition increased compensation expense $192,000, occupancy expense $36,000, FDIC assessment $8,000, and other expense $153,000 for a total increase of $389,000 or 11.06% of total 1992 noninterest expenses.

       The remaining increase in compensation expense during 1993 is due to normal salary and benefits increases. The increase from 1991 to 1992 is partly due to only including approximately 7.5 months of Amarillo's expenses in 1991.

       The increases in the FDIC assessment relate to the growth in deposits from the above mentioned branch acquisitions.

       Other expenses remained flat from 1991 and 1992 and increased by $357,000 between 1992 and 1993. The increase in 1993 is primarily due to the following increases in specific accounts at Dalhart, which amount to $309,000 of the increase:

                   Attorney fees                                             $31,000
                   Data processing fees                                       31,000
                   Telephone                                                  44,000
                   Amortization of core deposit premium                       45,000
                   External audit fees                                        47,000
                   Postage and printing costs                                 51,000
                   Miscellaneous losses and expenses                          60,000

       Many of these increases resulted from the purchase of the Vega branch. Attorney fees paid in 1992 were negligible while fees were incurred in 1993 to complete the Vega purchase. No external examination or audit was performed in 1992. The miscellaneous losses resulted primarily from unlocated errors in the mortgage banking department and stop payment checks. These errors resulted from inadequate controls over loans in the "pipeline" between origination and sale of the loan. The stop payment losses were due to checks that were paid on the date the stop payment was accepted.

INCOME TAXES

       Dalhart files a consolidated Federal income tax return with Dalhart-Delaware and Citizens Bank. Citizens Bank pays Federal income tax expense to Dalhart based on taxable income of Citizens Bank on a stand-alone basis. Deferred income taxes are provided on certain transactions which are reported for financial reporting purposes in different periods than for income tax purposes.

       A reconciliation of expected income tax expense, computed by applying the effective Federal statutory rate of 34% to income before the provision for income taxes is as follows:

                                                                     DECEMBER 31,
                                                  -------------------------------------------------
                                                          1993           1992          1991
                                                  -------------------------------------------------
                                                                   (In Thousands)
Federal income taxes at statutory rate                   $1,163          $788          $602
Less effect of tax exempt income                           (273)         (204)         (189)
Amortization of intangibles                                  17            17            17
Life insurance expense                                       25            29             -
Other, net                                                    -            96           (16)
                                                  -------------------------------------------------
  Total provision for income taxes                       $  932          $726          $414
                                                  =================================================

       Dalhart adopted Statement of Financial Accounting Standard No. 109, "Accounting for Income Taxes," during 1993. The effect was to increase reported consolidated results of operations by $148,000.


                                     FINANCIAL CONDITION

INVESTMENTS

       Dalhart's holdings of short-term investments and scheduled maturities of investment securities serve as a source of liquidity to meet depositor and borrower fund requirements, in addition to being a significant element of total interest income. Federal funds sold had outstanding balances at December 31, 1993 of $4,025,000 and $4,200,000 at December 31, 1992. Investment
securities at December 31, 1993 of $49,680,000 increased $1,630,000 as compared to December 31, 1992 of $51,310,000. This increase in the balance of investment securities is due primarily to increased nontaxable securities.

SECURITIES PORTFOLIO

       The following table presents the composition of investments at each year-end:

                                            1993                     1992                     1991
                                    --------------------------------------------------------------------------
                                                 PERCENT                  PERCENT                  PERCENT
                                                 OF TOTAL                 OF TOTAL                 OF TOTAL
                                      AMOUNT    SECURITIES     AMOUNT    SECURITIES     AMOUNT    SECURITIES
                                    --------------------------------------------------------------------------
                                                               (Dollars in Thousands)
U.S. Treasuries
  and agencies                       $ 2,357       4.74%      $ 4,256        8.29%     $ 4,761       11.19%
Obligations of
  states and politi-
  cal subdivisions                    18,822      37.89        13,433       26.17       10,177       23.92
Mortgage-backed
  securities                          26,220      52.78        32,401       63.14       27,508       64.65
Corporate bonds
  and other                            2,281       4.59         1,230        2.40          102         .24
                                    --------------------------------------------------------------------------

Total securities                     $49,680     100.00%      $51,320      100.00%     $42,548      100.00%
                                    ==========================================================================

       The fair value of total investment securities was $50,501,000, $51,740,000 and $42,721,000 at December 31, 1993, 1992 and 1991,
respectively. Included in corporate bonds and other is FHLB stock with a book value which approximates fair value of $2,281,000 and $877,000 at December 31, 1993 and 1992, respectively.

       On January 1, 1994, Dalhart adopted SFAS 115, which is discussed in the analysis of the June 30, 1994 investments portfolio. The FHLB stock is not included in the SFAS 115 classifications due to the lack of a published market value and certain restrictions that limit the marketability of this investment. This stock is included in the securities totals at cost and labeled as "All other equity securities" for reporting on the Call Report beginning in March 1994.

INVESTMENT SECURITIES-MATURITIES AND YIELDS

       The following table shows the components and yields for the various forms of investment securities as of December 31, 1993:

                                                         AFTER ONE                AFTER FIVE
                                    IN ONE                THROUGH                  THROUGH
                                 YEAR OR LESS            FIVE YEARS               TEN YEARS          AFTER TEN YEARS
                           --------------------------------------------------------------------------------------------
                             AMOUNT       YIELD      AMOUNT      YIELD        AMOUNT     YIELD      AMOUNT      YIELD
                           --------------------------------------------------------------------------------------------
                                                              (Dollars in Thousands)
U.S. Treasuries
  and agencies              $ 1,503       6.93%     $   854      8.29%       $    -         -%     $    -          -%
Obligations of states
  and political
  subdivisions(1)             3,145       7.87       13,112      7.21         2,427      8.07         137       9.52
Mortgage-backed
  securities                 10,123       6.51       12,569      6.11         2,088      4.99       1,440       5.11
                           --------------------------------------------------------------------------------------------
Total investment
securities                  $14,771       6.84%     $26,535      6.72%       $4,515      6.65%     $1,577       5.50%
                           ============================================================================================

(1) Yield presented on a tax-equivalent basis assuming a tax rate of 34%.

       As discussed above, FHLB stock of $2,281,000 at December 31, 1993 is not included in this table as it represents an equity security with no stated maturity.

LOANS

       The loan portfolio constitutes the major earning asset of most bank holding companies and typically offers the best alternative for obtaining the maximum interest spread above the cost of funds. The overall economic strength of any bank holding company generally parallels the quality and yield of its loan portfolio. Dalhart's total loans outstanding on December 31, 1993, 1992 and 1991, are presented in the following table:


                                                                      December 31,
                                   ----------------------------------------------------------------------------------
                                             1993                        1992                         1991
                                   ----------------------------------------------------------------------------------
                                     AMOUNT        PERCENT       AMOUNT         PERCENT       AMOUNT        PERCENT
                                   ----------------------------------------------------------------------------------
                                                                 (Dollars in Thousands)
Agricultural                        $33,007         40.94%       $22,121         36.42%      $26,119         48.11%
Commercial and industrial            19,123         23.72         14,074         23.17        13,213         24.34
Real estate:
   Agricultural                       6,288          7.80          5,684          9.36         5,652         10.41
   Commercial                         8,370         10.38          7,468         12.30         4,789          8.82
   Residential                       10,106         12.54          9,313         15.33         2,093          3.86
   Construction and others            1,890          2.34            215           .35           539           .99
Consumer, net of unearned
  income                              1,733          2.15          1,794          2.95         1,629          3.00
Other                                   104           .13             72           .12           256           .47
                                   ----------------------------------------------------------------------------------
Total                               $80,621        100.00%       $60,741        100.00%      $54,290        100.00%
                                   ==================================================================================

   The loan portfolio increased $19,880,000 or 32.7% from December 31, 1992 to December 31, 1993, primarily in agricultural and commercial loans. An increase of $6,451,000 or 11.9% from 1991 to 1992, was experienced primarily in real estate loans, due to a lower interest rate environment increasing mortgage banking activities at the Amarillo branch.

   The following tables set forth the maturity composition and interest sensitivity of total loans at December 31, 1993.

MATURITY OF LOANS

                                                  DECEMBER 31, 1993
                                        -------------------------------------
                                                                  PERCENT
                                              LOANS               OF TOTAL
                                        -------------------------------------
                                                (Dollars in Thousands)
In one year or less                          $76,541               94.94%
After one through five years                   4,063                5.04
After five years                                  17                 .02
                                        -------------------------------------
   Total loans                               $80,621              100.00%
                                        =====================================

MATURITY CLASSES

                                                 INTEREST SENSITIVITY
                                        --------------------------------------
                                               FIXED           VARIABLE
                                               RATE              RATE
                                        --------------------------------------
                                                    (In Thousands)
In one year or less                           $17,856           $58,685
After one through five years                    4,063                 -
After five years                                   17                 -
                                        --------------------------------------

   Total loans                                $21,936           $58,685
                                        ======================================

DEPOSITS

   The deposit base provides the major funding source for interest earning assets of most bank holding companies. Dalhart's deposits have increased steadily during the period from December 31, 1992 to December 31, 1993. Dalhart's total average deposits were $115,901,000 in 1993, an increase of $18,198,000 over 1992. Generally, demand, savings, and certificates of deposit less than $100,000 are recognized as the core base of deposits while certificates of deposit in excess of $100,000 and public funds are more interest rate sensitive and, thus, are not considered part of the core deposit base. Because of these factors, management views the growth in deposits other than certificates of deposit of $100,000 or more as more stable growth. During 1993, Dalhart's customers preferred NOW Accounts and money market accounts as these types of deposits adjusted more quickly to rate changes than certificates of deposit.

   The following table indicates the mix and levels of deposits at December 31, 1993 compared to December 31, 1992.

                                           DECEMBER 31,                     DECEMBER 31,
                                              1993                             1992                        CHANGE
                                -------------------------------------------------------------------------------------------
                                             COST OF                          COST OF
                                   AMOUNT     FUNDS    PERCENT      AMOUNT     FUNDS    PERCENT      AMOUNT      PERCENT
                                -------------------------------------------------------------------------------------------
                                                                     (Dollars in Thousands)
Demand and other
  noninterest bearing             $ 35,996     n/a%     28.06%      $26,465     n/a%     25.77%       $9,531      36.01%

NOW accounts                        24,379    2.50      19.00        19,993    2.85      19.46         4,386      21.94

Savings accounts                     6,306    3.00       4.92         4,182    3.00       4.07         2,124      50.79

Money market deposit
  accounts                          14,382    2.75      11.21        12,218    3.10      11.89         2,164      17.71

Certificates of deposit
  including individual
  retirement accounts(1):

   Less than $100,000               34,308    3.26      26.75        29,817    3.43      29.03         4,491      15.06

   $100,000 or more                 12,904    3.23      10.06        10,043    3.43       9.78         2,861      28.49
                                -------------------------------------------------------------------------------------------

   Total Deposits                 $128,275    2.13%    100.00%     $102,718    2.38%    100.00%      $25,557      24.88%
                                ===========================================================================================

(1) Interest rate information is not available for a breakdown of cost of funds for certificates of deposits less than $100,000 and $100,000 or more on December 31, 1992. Therefore, a combined rate is being used.


AMOUNT AND MATURITIES OF TIME DEPOSITS OF $100,000 OR MORE

      The following table sets forth the amount and maturities of time deposits of $100,000 or more at December 31, 1993:

                                           DECEMBER 31,             PERCENT
                                              1993                  OF TOTAL
                                      -------------------------------------------
                                                (Dollars in Thousands)
Three months or less                          $8,693                 67.37%
Over three through twelve
  months                                       4,211                 32.63
Over twelve months                                 -                     -
                                      -------------------------------------------
Total                                        $12,904                100.00%
                                      ===========================================

SHORT-TERM BORROWINGS

             Amounts and interest rates related to short-term borrowings at December 31, 1993, 1992 , and 1991 were as follows:

                                                                  DECEMBER 31,
                                                       1993          1992          1991
                                                    --------------------------------------
                                                            (Dollars in Thousands)

Federal funds purchased:
  Outstanding balance at year-end                     $     -       $ 7,250       $7,175
  Average interest rate at year-end                       n/a%         3.25%        4.19%
  Average outstanding during the year                 $ 5,107       $ 5,584       $6,083
  Weighted average interest rate                         3.02%         3.43%        5.39%
  Highest outstanding balance at any month-end        $10,275       $ 8,100       $9,625

Federal Home Loan Bank advances:
  Outstanding balance at year-end                     $ 6,000       $ 7,000       $     -
  Average interest rate at year-end                      3.10%         3.40%          n/a%
  Average outstanding during the year                 $ 9,077       $    98       $     -
  Weighted average interest rate                         3.08%         3.40%          n/a%
  Highest outstanding balance at any month-end        $15,000       $ 7,000       $     -

LIQUIDITY AND RATE SENSITIVITY

   Liquidity is the measure of Dalhart's ability to meet its customers' present and future deposit withdrawals or increased loan demand without unduly penalizing earnings. Interest rate sensitivity involves the relationship between rate sensitive assets and liabilities and is an indication of the probable effects of interest rate fluctuations on Dalhart's net interest income. Dalhart manages both liquidity and interest sensitivity through a GAP analysis report prepared monthly.

   Liquidity is provided for Dalhart by projecting credit demand and other financial needs and then maintaining sufficient cash and assets readily convertible into cash to meet these projected requirements. Dalhart provided for its liquidity needs through core deposits, maturing loans, and scheduled maturities of investments in securities, and by maintaining adequate balances in Federal funds sold. At December 31, 1993, cash and Federal funds sold amounted to $14,152,000 or 9.42% of total assets. This is a decrease of $71,000 from December 31, 1992, when cash and Federal funds sold totaled $14,613,000 or 11.25% of total assets. This level of cash and cash equivalents is considered to be adequate in view of projected liquidity needs.

   Dalhart's liquidity is generally provided by dividends received from Citizens Bank. These funds are available for the overhead expenses and the payment of dividends to shareholders. Dividends paid by Citizens Bank during 1993, 1992 and 1991 were $575,000, $450,000 and $550,000, of which 93.17% were paid to Dalhart-Delaware and subsequently to Dalhart.

   Interest rate-sensitive assets and liabilities are those with yields or rates subject to change within a future time period due to maturity or changes in market rates. An ongoing objective of Dalhart's asset/liability management program is to match rate-adjustable assets and liabilities at similar maturity horizons, so that changes in interest rates will not result in wide fluctuations in net interest income. The rate sensitivity position is managed by matching funds acquired having a specific maturity with loans, securities, or other liquid assets with similar maturities.

   At December 31, 1993, $76,541,000 or 94.94%, of the loan portfolio repriced in one year or less. In addition, investment securities maturing in one year or less of $14,771,000 and Federal funds sold of $4,025,000 bring total rate-sensitive assets maturing or repricing within one year to $95,337,000 or 71.44% of total interest-earning assets. When matched with interest-bearing demand deposits, savings deposits, and time deposits of $100,000 or more maturing within one year of $57,971,000, this represented a position which management believed appropriate given the increasing interest rate environment expected at December 31, 1993.


                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                            AND RESULTS OF OPERATIONS OF CITIZENS BANK

   This section presents an analysis of the financial condition of Citizens Bank at June 30, 1994, December 31, 1993 and 1992, and the results of operations for the six months ended June 30, 1994 and 1993 and for the years ended December 31, 1993, 1992 and 1991. This review should be read in conjunction with the financial statements of Citizens Bank, notes to the financial statements, and financial data presented elsewhere in this Joint Proxy Statement/Prospectus.

                          FOR THE SIX MONTHS ENDED JUNE 30, 1994 AND 1993

RESULTS OF OPERATIONS

   Net income for the six months ended June 30, 1994 was $931,000 or $46.55 per share compared to $1,356,000 or $67.80 per share for the six months ended June 30, 1993. The decrease in net income primarily reflected a $400,000 negative provision for loan losses recorded in 1993 and higher noninterest expense resulting from the acquisition of the Vega branch in April 1993. Net income for the six months ended June 30, 1994, as compared with the same period in the previous year, on an annualized basis, as a percent of average assets and average equity was:

                                        RETURN ON                RETURN ON
                                     AVERAGE ASSETS           AVERAGE EQUITY
                                         JUNE 30                  JUNE 30
                                  -------------------      -------------------
                                    1994       1993          1994       1993
                                  -------------------      -------------------
                Net income          1.35%      1.98%        14.36%     25.26%

   For the six months ended June 30, 1994, the dividend payout ratio (dividends declared divided by net income) was 9.88%. Citizens Bank declared no dividends in the six months ended June 30, 1993.

   Following is an analysis of the primary components of net income for the six months ended June 30, 1994 and 1993.

NET INTEREST INCOME

   Net interest income is the principal source of Citizens Bank's net income and represents the difference between interest income and interest expense. The following schedule provides a summary of net interest income, average earning asset balances and the related interest rates/yields for the six month periods. Federal funds purchased and sold are netted for this presentation. Nonaccruing loans are included in the interest-earning assets; interest income on such loans is recorded when received.

   Interest earning assets includes tax-exempt investments and the related income is presented on a tax-equivalent basis assuming a tax rate of 34% in 1994 and 1993. The amount of the tax-equivalent adjustment was $222,000 and $219,000 for the six months ended June 30, 1994 and 1993, respectively.

                                                           JUNE 30, 1994
                                        ------------------------------------------------------
                                                                          INTEREST     AVERAGE
                                        AVERAGE         PERCENT OF         INCOME/     YIELD/
                                        BALANCE        TOTAL ASSETS        EXPENSE      RATE
                                        -----------------------------------------------------
                                                         (Dollars in Thousands)

Interest-earning assets:
  Loans                                   $70,959         51.34%           $3,182       8.97%
  Taxable securities                       30,120         21.79               803       5.33
  Nontaxable securities                    17,429         12.61               652       7.48
  FHLB Stock                                2,292          1.66                47       4.10
  Interest bearing deposits with
    other banks                               377          0.27                14       7.43
  Federal funds sold                        5,961          4.31                89       2.99
                                            ------------------------------------------------
    Total interest-earning assets        $127,138         91.98%           $4,787       7.53%
                                          --------------------------------------------------

Noninterest-bearing assets:
  Cash and due from banks                $  7,275          5.27%
  Premises and equipment                    2,242          1.62
  Other assets                              2,457          1.78
  Allowance for loan losses                 (895)         (0.65)
                                         ----------------------

    Total assets                         $138,217        100.00%
                                          =====================

Interest-bearing liabilities:
  NOW accounts                           $ 25,054         18.13%           $  295       2.35%
  Savings accounts                          7,609          5.50                99       2.60
  Money market accounts                    16,844         12.19               224       2.66
  Time deposits and individual
     retirement accounts                   45,470         32.90               739       3.25
  Short-term borrowings                       876          0.63                15       3.42
  Notes payable                               265          0.19                 8       6.04
                                          --------------------------------------------------
    Total interest-bearing
      liabilities                        $ 96,118         69.54%           $1,380       2.87%
                                          --------------------------------------------------

Noninterest-bearing liabilities:
  Demand deposits                        $ 28,376         20.53%
  Other liabilities                           759          0.55
                                          ---------------------
    Total liabilities                     125,253         90.62

Stockholders' equity                       12,964          9.38
                                          ---------------------
  Total liabilities and stock-
    holders' equity                      $138,217        100.00%
                                          =====================

Net interest income                                                        $3,407
                                                                           ======
Interest rate spread                                                                    4.66%
                                                                                        ====
Net interest margin                                                                     5.36%
                                                                                        ====

                                                           JUNE 30, 1993
                                        ------------------------------------------------------
                                                                          INTEREST     AVERAGE
                                        AVERAGE         PERCENT OF         INCOME/     YIELD/
                                        BALANCE        TOTAL ASSETS        EXPENSE      RATE
                                        -----------------------------------------------------
                                                         (Dollars in Thousands)

Interest-earning assets:
  Loans                                   $63,875         46.68%           $2,861       8.96%
  Taxable securities                       37,941         27.73             1,166       6.15
  Nontaxable securities                    16,544         12.09               644       7.78
  FHLB stock                                  999          0.73                17       3.40
  Interest bearing deposits with
    other banks                             1,586          1.16                63       7.94
  Federal funds sold                        6,350          4.64                87       2.74
                                          --------------------------------------------------
    Total interest-earning assets        $127,295         93.03%           $4,838       7.60%
                                          --------------------------------------------------

Noninterest-bearing assets:
  Cash and due from banks                $  6,837          5.00%
  Premises and equipment                    1,720          1.26
  Other assets                              2,467          1.80
  Allowance for loan losses               (1,490)         (1.09)
                                         ----------------------

    Total assets                         $136,829        100.00%
                                          =====================

Interest-bearing liabilities:
  NOW accounts                           $ 22,790         16.65%           $  287       2.52%
  Savings accounts                          4,721          3.45                67       2.84
  Money market accounts                    15,377         11.24               210       2.73
  Time deposits and individual
     retirement accounts                   43,098         31.50               713       3.31
  Short-term borrowings                    13,710         10.02               204       2.98
  Notes payable                              ---           ---                ---        ---
                                          --------------------------------------------------
    Total interest-bearing
      liabilities                        $ 99,696         72.86%           $1,481       2.97%
                                          --------------------------------------------------

Noninterest-bearing liabilities:
  Demand deposits                        $ 25,791         18.85%
  Other liabilities                           607          0.44
                                          ---------------------
    Total liabilities                     126,094         92.15

Stockholders' equity                       10,735          7.85
                                          ---------------------
  Total liabilities and stock-
    holders' equity                      $136,829        100.00%
                                          =====================

Net interest income                                                        $3,357
                                                                           ======
Interest rate spread                                                                    4.63%
                                                                                        ====
Net interest margin                                                                     5.27%
                                                                                        ====

      The slight increase in net interest income from 1993 to 1994 for the six month periods ending June 30 was primarily attributable to the growth of the loan portfolio. In analyzing the details of these changes, only three months activity for the Vega branch is included in the 1993 results as it was purchased in April 1993. Interest expense on deposits increased $80,000, including a $64,000 increase for Vega. The remaining increase of $16,000 is primarily due to an increase in average deposits offset by decreasing interest rates. The decrease in interest expense on borrowings of $181,000 resulted from the repayment of borrowings during late 1993. These changes resulted in a net decrease in interest expense of $101,000, representing a decrease of 6.9% in the cost of funds.

      Interest income on earning assets decreased $51,000, which is partially due to the sale of investment securities to repay a portion of the borrowings, as discussed above. The net interest margin increased from 5.27% to 5.36%. Average interest earning assets decreased from $127,295,000 at June 30, 1993 to $127,138,000 at June 30,
1994. During the same period, average interest bearing liabilities decreased from $99,696,000 at June 30, 1993 to $96,118,000 at June 30,
1994.

PROVISION FOR LOAN LOSSES AND ALLOWANCE FOR LOAN LOSSES

      Following are tables of the activity for loan losses for the six months ending June 30, 1994 and the year ending December 31, 1993:

                                                           SIX MONTHS                    YEAR
                                                             ENDED                       ENDED
                                                            JUNE 30,                  DECEMBER 31,
                                                              1994                       1993
                                                       ----------------------------------------------
                                                                 (Dollars in Thousands)
Balance at beginning of period                                 $875                      $1,479
Loans charged off:
  Agricultural                                                    -                           -
  Commercial and industrial                                       1                          98
  Residential real estate-mortgage                                -                           -
  Consumer                                                        5                          20
                                                       ----------------------------------------------
Total chargeoffs                                                  6                         118
                                                       ----------------------------------------------
Recoveries:
  Agricultural                                                    -                          25
  Commercial and industrial                                      19                           5
  Residential real estate-mortgage                                -                           -
  Consumer                                                        2                           6
                                                       ----------------------------------------------
Total recoveries                                                 21                          36
                                                       ----------------------------------------------

Net loans recovered (charged off)                                15                         (82)
Negative provision for loan losses                                -                        (522)
                                                       ----------------------------------------------
Balance at end of period                                       $890                      $  875
                                                       ==============================================

Net loan recoveries (chargeoffs) to average loans                  .04%                       (.12%)
Allowance to total loans                                          1.41%                       1.09%
Allowance to nonperforming loans                              1,745%                        470%


       The allowance for loan losses is not allocated to specific categories of loans. However, based on Citizens Bank's review of remaining collateral and/or financial condition of identified loans with characteristically more than a normal degree of risk, historical loan loss percentages, and economic conditions, management believes the allowance for loan losses at June 30, 1994 is adequate to cover losses inherent in the portfolio.

       The economy in Citizens Bank's primary market area has steadily improved in recent years. As a result, negative provisions to the allowance were recorded in 1993. In addition, there was a net recovery of charged off loans during the first six months of 1994, and nonperforming loans decreased when one borrower repaid a majority of the principal outstanding.

       Nonperforming assets are defined as loans delinquent 90 or more days, nonaccrual loans, restructured loans, and foreclosed assets. Such assets do not necessarily represent future losses to Citizens Bank since underlying collateral can be sold and the financial condition of the borrowers may improve. The following table sets forth the detail of nonperforming loans. Citizens Bank had no restructured loans or foreclosed assets at any of the dates listed herein.

NONPERFORMING LOANS

                                             JUNE 30,            DECEMBER 31,           JUNE 30,
                                               1994                 1993                  1993
                                       ---------------------------------------------------------------
                                                               (In Thousands)

Nonaccrual loans                               $50                  $185                   $ -
Loans past due 90 days or more                   1                     1                    23
                                       ---------------------------------------------------------------

  Total nonperforming loans                    $51                  $186                   $23
                                       ===============================================================

       The nonaccrual loans at December 31, 1993 consisted of loans to two borrowers. Of this amount, $135,000 was received in 1994 when the borrower sold the collateral on one loan. Additionally, a partial recovery was received on the previously charged-off portion of this loan. The remaining nonaccrual loan at June 30, 1994 is expected to result in an additional chargeoff of approximately $20,000, although the actual chargeoff is pending the receipt of a settlement from a third party.

       Citizens Bank's policy is to discontinue accruing interest on loans when principal or interest is due and remains unpaid for 90 days or more, unless the loan is well secured and in the process of collection. Citizens Bank would have recognized additional interest income for the periods ended June 30, 1994 and 1993 of approximately $11,000, and $7,000, respectively, if contractual interest on these loans had been recognized. This additional interest income would have been $17,000 for the year ended December 31, 1993. Interest income totaling $6,000 was actually collected on nonaccrual loans in the first six months of 1993, and $9,000 was collected during the year ended December 31, 1993.

       At June 30, 1994, there were no significant commitments to lend additional funds to borrowers whose loans were considered nonperforming.

       The loan portfolio does not include any loans to foreign countries or highly leveraged transaction loans. Approximately 48% of the loans at Citizens Bank on June 30, 1994 were for agricultural purposes. Commercial loans to individuals and businesses in the local lending areas of the four locations represented 35% of the loans. The remaining 17% consists largely of residential real estate lending. Senior management closely monitors concentrations to individual customers and actively participates within their lending areas. Citizens Bank has written policies that require security for loans including liens on residential mortgage loans and certain of the other loans secured by real estate. In addition, policies and procedures are in place to assess the creditworthiness of borrowers for all loans and commitments. Borrowers' abilities to honor their loan contracts can be largely dependent upon weather conditions and economic conditions within their market areas and on a national level.

       Management attributes the low level of nonperforming assets to a relatively stable economy in its primary market, strong efforts in the credit review of potential borrowers, and close monitoring of potential problem loans.

NONINTEREST INCOME

       For the six months ended June 30, 1994, deposit service charge income remained stable and other noninterest income increased $26,000 as compared to the six months ended June 30, 1993. This increase included an $11,000 increase at the Vega branch, which was acquired on April 1, 1993. An additional increase of $13,000 resulted from the sale of fully-depreciated furniture and equipment.

       There were no gains or losses on sales of investment securities for the six months ended June 30, 1994 and 1993.

OTHER EXPENSES

       Compensation and benefits increased $77,000 or 6.9% during the six months ended June 30, 1994 as compared to the same period in 1993. This increase is primarily due to including six months of expense from the Vega branch in 1994 versus only three months expense in 1993. The expense for the Vega branch increased $54,000 during this period.

       Occupancy expense increased $97,000 or 44.8% with Vega branch costs providing $17,000 of this increase. The remainder is primarily due to increased depreciation expense associated with significant building improvements and related equipment additions at the main bank in Dalhart being placed in service in late 1993.

       Other operating expenses increased $140,000 or 21.4% with only negligible increases at the Vega branch. Attorney fees increased $26,000 due to ongoing litigation related to one nonaccrual loan and issues related to the pending sale of Dalhart. The Federal Deposit Insurance Corporation assessment, which is based on the level of deposit accounts, increased $26,000. Foreclosure expenses of $11,000 were incurred and telephone expense increased $23,000. The remaining increase was primarily due to an adjustment of $18,000 relating to accounting errors in the investment portfolio and $29,000 in losses recorded by the mortgage banking division. These losses were primarily caused by Citizens Bank paying to buy down the interest rate for loans originated for sale prior to the increase in interest rates in early 1994. Documentation errors delayed the settlement of loan sales beyond the interest rate lock periods for the individual loans.

INCOME TAXES

       Dalhart files a consolidated Federal income tax return including Dalhart-Delaware and Citizens Bank. Citizens Bank pays Federal income tax expense to Dalhart based on the taxable income of Citizens Bank on a stand-alone basis. Deferred income taxes are provided on certain transactions which are reported for financial reporting purposes in different periods than for income tax purposes.

       A reconciliation of expected income tax expense for Citizens Bank, computed by applying the effective Federal statutory rate of 34% to income before the provision for income taxes is as follows:


                                                              JUNE 30,
                                               --------------------------------------
                                                       1994              1993
                                               --------------------------------------
                                                           (In Thousands)
  Federal income taxes at statutory rate              $ 412              $628
  Less effect of tax exempt income                     (133)             (136)
  Other                                                   2                (2)
                                               --------------------------------------
    Total provision for income taxes                  $ 281              $490
                                               ======================================

                                        FINANCIAL CONDITION

INVESTMENTS

       On January 1, 1994, Citizens Bank adopted Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities" ("SFAS 115"). Under SFAS 115, each security is classified as either trading, available for sale, or held to maturity. Citizens Bank has no securities held in a trading account. Investments held to maturity are recorded at amortized cost. The securities available for sale are recorded at their fair value. The after-tax difference between amortized cost and fair value of securities available for sale is recorded as "unrealized gain (loss) on securities" in the equity section of the balance sheet. The tax impact is recorded as an adjustment to the deferred tax liability.

       The following table presents the composition of investment securities and the change in each category for the periods presented:

                                                                                    CHANGE
                                       JUNE 30,       DECEMBER 31,        -------------------------
                                         1994            1993                AMOUNT      PERCENT
                                    ---------------------------------     -------------------------
                                                         (Dollars in Thousands)
Held to Maturity:
  U.S. Treasuries and
    agencies                          $ 3,252          $ 2,357              $   895       37.97%
  Obligations of states
    and political
    subdivisions                        9,462           18,822               (9,360)     (49.73)
  Mortgage-backed
    securities                          2,156           26,220              (24,064)     (91.78)
                                    ---------------------------------     -------------------------

  Total investments held
    to maturity                        14,870           47,399              (32,529)     (68.63)
                                    ---------------------------------     -------------------------

Available for sale:
  U.S. Treasuries and
    agencies                              590                -                  590         n/a
  Obligations of states
    and political
    subdivisions                        7,252                -                7,252         n/a
  Mortgage-backed
    securities                         29,593                -               29,593         n/a
                                    ---------------------------------     -------------------------

  Total investments
    available for sale                 37,435                -               37,435         n/a
                                    ---------------------------------     -------------------------
      Total investments               $52,305          $47,399              $ 4,906       10.35%
                                    =================================     =========================

       Not included in the above table are other equity securities consisting of Federal Home Loan Bank ("FHLB") stock, which is discussed herein.

       Citizens Bank's holdings of short-term investments and scheduled maturities of investment securities serve as a source of liquidity to meet depositor and borrower fund requirements, in addition to being a significant element of total interest income. Short-term investments, consisting of Federal funds sold, had outstanding balances at June 30, 1994 of $2,350,000 and $4,025,000 at December 31, 1993. Investment
securities, excluding other equity securities, increased to $52,305,000 on June 30, 1994 from a December 31, 1993 balance of $47,399,000. This includes an unrealized loss adjustment to the available for sale securities recorded under SFAS 115. The market value of total investment securities was $52,453,000 and $48,220,000 at June 30, 1994 and December 31, 1993, respectively.

INVESTMENT SECURITIES--MATURITIES AND YIELDS

       The following table shows the maturities and yields for the various forms of investment securities as of June 30, 1994:ao
                                    IN ONE YEAR OR LESS      AFTER ONE THROUGH       AFTER FIVE THROUGH
                                                                FIVE YEARS               TEN YEARS            AFTER TEN YEARS
                                   ---------------------------------------------------------------------------------------------
                                     AMOUNT      YIELD       AMOUNT      YIELD       AMOUNT      YIELD       AMOUNT      YIELD
                                   ---------------------------------------------------------------------------------------------
                                                                    (Dollars in Thousands)

U.S. Treasuries
  and agencies                       $1,603      7.18%       $ 2,239     7.04%       $    -         -%       $    -         -%

Obligations of
 states and
political subdivisions(1)             3,698      7.38         11,695     7.14         1,189      9.04           132      9.51

Mortgage-backed
 securities                           4,196      7.02         20,855     6.17         2,951      5.76         3,747      4.34
                                   ---------------------------------------------------------------------------------------------
Total investment
 securities                          $9,497      7.19%       $34,789     6.55%       $4,140      6.70%       $3,879      4.52%
                                   =============================================================================================

(1) Yield presented on a tax-equivalent basis assuming a tax rate of 34%.
(2) Included in maturity table based on their average remaining life or call date, if applicable.


       Other equity securities consisting of FHLB stock totaled $2,328,000 at June 30, 1994 and $2,281,000 at December 31, 1993. The dividends received on this stock provided annualized returns of 4.10% for the first six months of 1994 and 3.50% for 1993.

LOANS

       The loan portfolio constitutes the major earning asset of most banks and typically offers the best alternative for obtaining the maximum interest spread above the cost of funds. The overall economic strength of any bank generally parallels the quality and yield of its loan portfolio. The following table presents loans outstanding at June 30, 1994 and December 31, 1993.

LOAN PORTFOLIO



                                                JUNE 30,                     DECEMBER 31,
                                                  1994                           1993
                                         ----------------------         ----------------------

                                                       PERCENT                        PERCENT
                                         AMOUNT        OF TOTAL         AMOUNT        OF TOTAL
                                      -----------------------------------------------------------
      Agricultural                      $23,812           37.76%       $33,007           40.94%

      Commercial and industrial          15,142           24.01         19,123           23.72

      Real estate
        Agricultural                      6,393           10.14          6,288            7.80
        Commercial                        6,945           11.01          8,370           10.38
        Residential                       7,060           11.20         10,106           12.54
        Construction and others           2,054            3.26          1,890            2.34

      Consumer, net of unearned
        income                            1,540            2.44          1,733            2.15

      Other                                 144             .18            104             .13
                                      -----------------------------------------------------------
      Total                             $63,060          100.00%       $80,621          100.00%
                                      ===========================================================


       The loan portfolio decreased by $17,561,000 or 21.78% from December 31, 1993 to June 30, 1994. Agricultural loans tend to repay during the first half of the year. As a result of market conditions, the loan demand has decreased in this area, especially for loans secured by cattle. A decrease of $3,046,000 was noted in residential loans due to the decrease in mortgage banking activities in Amarillo as a result of rising interest rates.

       The following tables set forth the maturity composition and interest sensitivity of total loans at June 30, 1994.

MATURITY OF LOANS

                                                           JUNE 30, 1994
                                               ---------------------------------------
                                                    LOANS         PERCENT OF TOTAL
                                               ---------------------------------------
                                                       (Dollars in Thousands)
          In one year or less                      $59,649                  94.59%
          After one through five years               3,232
          After five years                             179                   5.13
                                                                              .28
                                               ---------------------------------------

                 Total loans                       $63,060                 100.00%
                                               =======================================

MATURITY CLASSES


                                                           INTEREST SENSITIVITY
                                                --------------------------------------------
                                                      FIXED                   VARIABLE
                                                      RATE                      RATE
                                                --------------------------------------------
                                                              (In Thousands)
               In one year or less                   $11,056                   $48,593
               After one through five years            3,232                         -
               After five years                          179                         -
                                                --------------------------------------------
                      Total loans                    $14,467                   $48,593
                                                ============================================

DEPOSITS

       The deposit base provides the major funding source for interest earning assets of Citizens Bank. Citizens Bank's average deposits have steadily risen during the period from December 31, 1993 to June 30, 1994. Citizens Bank's total average deposits were $123,353,000 for the six months ended June 30, 1994 an increase of $7,436,000 or 6.4% when compared to the year ended December 31, 1993. Management believes that demand, savings and certificates of deposit less than $100,000 represent a core base of deposits while certificates of deposit in excess of $100,000 and public funds are more interest rate sensitive and, thus, are not viewed as part of the core deposit base. Because of these factors, management views the growth of demand, savings and time certificates of deposit less than $100,000 as more stable growth.

       The following table indicates the mix and levels of deposits at June 30, 1994 compared to December 31, 1993 and June 30, 1993.


                                          JUNE 30, 1994                  DECEMBER 31, 1993                  JUNE 30, 1993
                                --------------------------------------------------------------------------------------------------
                                             COST OF                          COST OF                          COST OF
                                   AMOUNT     FUNDS    PERCENT      AMOUNT     FUNDS    PERCENT      AMOUNT     FUNDS    PERCENT
                                --------------------------------------------------------------------------------------------------
                                                                       (Dollars in Thousands)
Demand and other
  noninterest bearing              $23,585      n/a%    20.36%      $36,016      n/a%    28.07%       $24,538     n/a%    21.01%

NOW accounts                        24,639     2.50     21.27        24,379     2.50     19.00         23,145    2.50     19.81

Savings accounts                     8,579     2.90      7.40         6,306     3.00      4.92          5,457    3.00      4.67

Money market deposit accounts       15,567     2.85     13.44        14,382     2.75     11.21         17,421    2.75     14.92

Certificates of deposit and
  individual retirement
  accounts(1):

Less than $100,000                  32,407     3.43     27.97        34,308     3.26     26.74         35,975    3.29     30.80

$100,000 or more                    11,083     3.55      9.56        12,904     3.23     10.06         10,264    3.29      8.79
                                --------------------------------------------------------------------------------------------------
    Total Deposits                $115,860     2.43%   100.00%     $128,295     2.13%   100.00%      $116,800    2.35%   100.00%
                                ==================================================================================================


(1) Interest rate information is not available for a breakdown for certificates of deposit less than $100,000 and $100,000 or more on June 30, 1993. Therefore, the average rate for all certificates of deposit is listed for both classifications.


AMOUNT AND MATURITIES OF TIME DEPOSITS OF $100,000 OR MORE

       The following table sets forth the amount and maturities of time deposits of $100,000 or more as of June 30, 1994:

                                                              JUNE 30,       PERCENT
                                                                1994         OF TOTAL
                                                           -----------------------------
                                                              (Dollars in Thousands)
               Three months or less                            $ 6,135        55.36%

               Over three through twelve months                  4,848        43.74

               Over twelve months                                  100          .90
                                                           -----------------------------

               Total                                           $11,083       100.00%
                                                           =============================

SHORT-TERM BORROWINGS

      Amounts and interest rates related to short-term borrowings at June
30, 1994 and December 31, 1993 were as follows:


                                                           JUNE 30, 1994        DECEMBER 31, 1993
                                                       ----------------------------------------------
                                                                    (Dollars in Thousands)
Federal funds purchased:
  Outstanding balance at period-end                               $   -                  $    -
  Average interest rate at period-end                                n/a%                    n/a%
  Average outstanding during the period                           $   -                  $ 5,107
  Weighted average interest rate                                     n/a%                   3.02%
  Highest outstanding balance at any month-end                    $   -                  $10,275

Federal Home Loan Bank advances:
  Outstanding balance at period-end                               $   -                  $ 6,000
  Average interest rate at period-end                                n/a%                   3.10%
  Average outstanding during the period                           $  355                 $ 9,077
  Weighted average interest rate                                    3.10%                   3.08%
  Highest outstanding balance at any month-end                    $   -                  $15,000


LIQUIDITY AND RATE SENSITIVITY

       Liquidity is the measure of Citizens Bank's ability to meet its customers' present and future deposit withdrawals or increased loan demand without unduly penalizing earnings. Interest rate sensitivity involves the relationship between rate sensitive assets and liabilities and is an indication of the probable effects of interest rate fluctuations on Citizens Bank's net interest income. Citizens Bank manages both liquidity and interest sensitivity through a GAP analysis report prepared monthly.

       Liquidity is provided for Citizens Bank by projecting credit demand and other financial needs and then maintaining sufficient cash and assets readily convertible into cash to meet these projected requirements. Citizens Bank provided for its liquidity needs through core deposits, maturing loans, and scheduled maturities of investments in securities, and by maintaining adequate balances in Federal funds sold. At June 30, 1994, cash and Federal funds sold amounted to $8,794,000 or 6.72% of total assets. This is a decrease of $5,357,000 from December 31, 1993 when cash and Federal funds sold totaled $14,151,000 or 9.51% of total assets. This level of cash and cash equivalents is considered to be adequate in view of projected liquidity needs.

       Interest rate-sensitive assets and liabilities are those with yields or rates subject to change within a future time period due to maturity or changes in market rates. An ongoing objective of Citizens Bank's asset/liability management program is to match rate-adjustable assets and liabilities at similar maturity horizons, so that changes in interest rates will not result in wide fluctuations in net interest income. The rate sensitivity position is managed by matching funds acquired having a specific maturity with loans, securities, or other liquid assets with similar maturities.

       At June 30, 1994, $59,649,000 or 94.6%, of the loan portfolio will reprice in one year or less. In addition, investment securities maturing in one year or less of $9,497,000 and Federal funds sold of $2,350,000 bring total rate-sensitive assets maturing or repricing within one year to $71,496,000. When matched with interest-bearing demand deposits, savings deposits and time deposits of $100,000 or more maturing within one year totaling $59,768,000, this represents a position which management believes acceptable given the increasing interest rate environment at June 30, 1994.

CAPITAL

       The strength of its capital position determines the ability of a financial institution to take advantage of growth opportunities and handle unforeseen financial difficulties. Citizens Bank's stockholders' equity at June 30, 1994 was $13,039,000 an increase of $514,000 or 4.1%
from the December 31, 1993 total of $12,525,000. The June 30, 1994 stockholders' equity includes unrealized loss on investment securities available for sale of $325,000. The average equity to average assets ratio for the six months ended June 30, 1994 and 1993, respectively, were 9.38% and 7.85%. These ratios for the years ended December 31, 1993, 1992 and 1991, respectively were 7.96%, 8.46%, and 7.87%.

       Citizens Bank is subject to the issuance of capital adequacy guidelines by its regulators, all of which have issued similar guidelines for the measurement of capital adequacy. One measure is the leverage capital ratio, which equals the ratio of ending total capital less intangible assets to average total assets on a quarterly basis from the latest Consolidated Reports of Income and Condition ("Call Report") less intangible assets. The guidelines also include a definition of capital and provide a framework for calculating risk-weighted assets by assigning assets and off-balance-sheet instruments to broad risk categories. The risk-based capital standards establish a minimum ratio of total capital to risk-weighted assets with a minimum of 4% when using Tier 1 capital and a minimum of 8% when including total capital. Tier 1 capital is the sum of the core capital elements (common stockholders' equity less intangible assets). Total capital includes the allowance for loan losses limited to a maximum of 1.25% of risk-weighted assets.

       As the following table indicates, Citizens Bank exceeded the minimum risk-based and leverage ratios at June 30, 1994 and December 31,
1993:
                                                    JUNE 30,       DECEMBER 31,       MINIMUM
                                                      1994             1993            LEVELS
                                                   ----------      ------------       -------
                                                             (Dollars in Thousands)
           Capital Components:

             Tier 1 capital                        $ 12,532          $ 11,638
             Total capital                           13,422            12,513

           Assets:

             Risk-weighted assets and
             off-balance-sheet instruments          $84,131          $100,072

           Capital ratios:

             Leverage                                  9.21%             7.61%         3.00%

             Tier 1 risk-based capital                14.90%            11.63%         4.00%

             Total risk-based capital                 15.95%            12.50%         8.00%


         FOR THE YEARS ENDED DECEMBER 31, 1993, 1992 AND 1991

RESULTS OF OPERATIONS

       Net income for 1993 was $2,808,000 or $140.40 per share compared to $1,754,000 or $87.70 per share in 1992 and $1,444,000 or $72.20 per share in 1991. The earnings in 1993 included nine months of operations for the Vega branch, earnings of which totalled $106,000. The earnings in 1991 included income from the Amarillo branch for approximately 7.5 months.

       The increase in net income from 1992 to 1993 was $1,054,000. Primary sources of this increase were an increase in net interest income due to an increase in earning assets, a $552,000 negative provision for loan losses, and an increase of $61,000 in gains on sales of investment securities. The remaining increase resulted from normal growth and a decreasing interest rate environment.

       The increase in net income from 1991 to 1992 was $311,000. The primary sources of this increase were the earning asset growth and increased interest rate spread, which was partially offset by the inclusion of a year of expenses for the Amarillo branch in 1992.

       The following tables compare net income as a percent of average assets and average equity for the last three years:

                                         RETURN ON                    RETURN ON
                                      AVERAGE ASSETS                 AVERAGE EQUITY
                                  ----------------------       -----------------------
                                       DECEMBER 31,                 DECEMBER 31,
                                  1993     1992     1991       1993     1992      1991
                                  ----------------------       -----------------------
     Net income                   1.97%    1.54%    1.37%     24.70%   18.20%    17.45%


       During the years ended December 31, 1993, 1992 and 1991, respectively, the dividend payout ratios (dividends declared divided by net income) were 20.48%, 25.66%, and 38.12%.

       Following are analyses and comments regarding net interest income, noninterest expense, other expenses and income taxes for the last three years. These comparisons provide additional details of the increases in net income and include a discussion of the changes between these periods.

NET INTEREST INCOME

       Net interest income is the principal source of Citizens Bank's net income and represents the difference between interest income and interest expense. The following schedule provides a summary concerning net interest income, average balances and the related interest rates/yields for the past three years. Nonaccruing loans are included in the interest-earning assets; interest income on such loans is recorded when received.

       Interest earning assets include tax exempt investments and the related income is presented on a tax-equivalent basis assuming a tax rate of 34%. The amount of the tax-equivalent adjustment was $461,000, $334,000 and $332,000 for the years ended December 31, 1993, 1992 and 1991, respectively.

                                                               DECEMBER 31, 1993
                                           ------------------------------------------------------
                                                                             INTEREST     AVERAGE
                                           AVERAGE         PERCENT OF        INCOME/      YIELD/
                                           BALANCE        TOTAL ASSETS       EXPENSE       RATE
                                           ------------------------------------------------------
                                                         (Dollars in Thousands)
Interest-earning assets:
  Loans                                    $70,308           49.23%           $6,345       9.02%
  Taxable securities                        35,614           24.94             2,074       5.82
  Nontaxable securities                     17,935           12.56             1,356       7.56
  FHLB stock                                 1,601            1.12                56       3.50
  Interest-bearing deposits with
    other banks                              1,125            0.79                86       7.64
  Federal funds sold                         5,370            3.76               151       2.81
                                           ----------------------------------------------------

    Total interest-earning assets         $131,953           92.40%          $10,068       7.63%
                                           ----------------------------------------------------

Noninterest-bearing assets:
  Cash and due from banks                   $7,239            5.07%
  Premises and equipment                     1,967            1.38
  Other assets                               3,006            2.11
  Allowance for loan losses                 (1,365)          (0.96)
                                           -----------------------
    Total assets                          $142,800          100.00%
                                           =======================

Interest-bearing liabilities:
  NOW accounts                             $22,939           16.07%            $ 577       2.52%
  Savings accounts                           5,302            3.71               155       2.92
  Money market accounts                     15,340           10.74               421       2.74
  Time deposits and individual
    retirement accounts                     44,830           31.40             1,477       3.29
  Short-term borrowings                     14,656           10.26               450       3.07
  Notes payable                                 76            0.05                 4       5.26
                                           ----------------------------------------------------
    Total interest-bearing
      liabilities                         $103,143           72.23%           $3,084       2.99%
                                           ----------------------------------------------------

Noninterest-bearing liabilities:
  Demand deposits                          $27,506           19.26%
  Other liabilities                            784            0.55
                                           -----------------------
    Total liabilities                      131,433           92.04

Stockholders' equity                        11,367            7.96
                                           -----------------------
  Total liabilities and stock-
    holders' equity                       $142,800          100.00%
                                           =======================

Net interest income                                                           $6,984
                                                                               =====
Interest rate spread                                                                       4.64%
                                                                                           ====
Net interest margin                                                                        5.29%
                                                                                           ====

                                                               DECEMBER 31, 1992
                                           ------------------------------------------------------
                                                                             INTEREST     AVERAGE
                                           AVERAGE         PERCENT OF        INCOME/      YIELD/
                                           BALANCE        TOTAL ASSETS       EXPENSE       RATE
                                           ------------------------------------------------------
                                                         (Dollars in Thousands)
Interest-earning assets:
  Loans                                    $53,702           47.16%           $4,997       9.31%
  Taxable securities                        32,234           28.30             2,349       7.29
  Nontaxable securities                     11,577           10.17               982       8.48
  FHLB stock                                    26            0.02                 1       3.85
  Interest-bearing deposits with
    other banks                              3,129            2.75               239       7.64
  Federal funds sold                         4,720            4.14               177       3.75
                                           ----------------------------------------------------

    Total interest-earning assets         $105,388           92.54%           $8,745       8.30%
                                           ----------------------------------------------------

Noninterest-bearing assets:
  Cash and due from banks                 $  6,788            5.96%
  Premises and equipment                       984            0.87
  Other assets                               2,168            1.90
  Allowance for loan losses                 (1,443)          (1.27)
                                           -----------------------
    Total assets                         $ 113,885          100.00%
                                           =======================

Interest-bearing liabilities:
  NOW accounts                             $18,159           15.95%           $  657       3.62%
  Savings accounts                           2,975            2.61                99       3.33
  Money market accounts                     14,958           13.13               427       2.85
  Time deposits and individual
    retirement accounts                     42,658           37.46             1,778       4.17
  Short-term borrowings                      5,880            5.16               181       3.08
  Notes payable                               ---             ---                ---        ---
                                              -------------------------------------------------
    Total interest-bearing
      liabilities                        $  84,630           74.31%           $3,142       3.71%
                                           ----------------------------------------------------

Noninterest-bearing liabilities:
  Demand deposits                          $18,968           16.66%
  Other liabilities                            651            0.57
                                           -----------------------
    Total liabilities                      104,249           91.54

Stockholders' equity                         9,636            8.46
                                           -----------------------
  Total liabilities and stock-
    holders' equity                       $113,885          100.00%
                                           =======================

Net interest income                                                           $5,603
                                                                               =====
Interest rate spread                                                                       4.59%
                                                                                           ====
Net interest margin                                                                        5.32%
                                                                                           ====

                                                               DECEMBER 31, 1991
                                           ------------------------------------------------------
                                                                             INTEREST     AVERAGE
                                           AVERAGE         PERCENT OF        INCOME/      YIELD/
                                           BALANCE        TOTAL ASSETS       EXPENSE       RATE
                                           ------------------------------------------------------
                                                         (Dollars in Thousands)
Interest-earning assets:
  Loans                                    $42,213           40.19%           $4,786      11.34%
  Taxable securities                        30,071           28.63             2,689       8.94
  Nontaxable securities                     10,342            9.84               977       9.45
  FHLB stock                                     0            0.00                 0       0.00
  Interest-bearing deposits with
    other banks                              7,156            6.81               572       7.99
  Federal funds sold                         7,944            7.56               479       6.03
                                           ----------------------------------------------------

    Total interest-earning assets         $ 97,726           93.03%           $9,503       9.72%
                                           ----------------------------------------------------

Noninterest-bearing assets:
  Cash and due from banks                  $ 5,541            5.27%
  Premises and equipment                       868            0.83
  Other assets                               2,265            2.16
  Allowance for loan losses                (1,356)           (1.29)
                                           -----------------------
    Total assets                          $105,044          100.00%
                                           =======================

Interest-bearing liabilities:
  NOW accounts                             $15,762           15.01%           $  922       5.85%
  Savings accounts                           2,100            2.00               111       5.29
  Money market accounts                     11,736           11.17               484       4.12
  Time deposits and individual
     retirement accounts                    45,019           42.86             2,985       6.63
  Short-term borrowings                      6,843            6.51               387       5.66
  Notes payable                               ---             ---                ---        ---
                                              -------------------------------------------------
    Total interest-bearing
      liabilities                         $ 81,460           77.55%           $4,889       6.00%
                                           ----------------------------------------------------

Noninterest-bearing liabilities:
  Demand deposits                          $14,586           13.89%
  Other liabilities                            728            0.69
                                           -----------------------
    Total liabilities                       96,774           92.13

Stockholders' equity                         8,270            7.87
                                           -----------------------
  Total liabilities and stock-
    holders' equity                       $105,044          100.00%
                                           =======================

Net interest income                                                           $4,614
                                                                               =====
Interest rate spread                                                                       3.72%
                                                                                           ====
Net interest margin                                                                        4.72%
                                                                                           ====

      In summary, the above tables indicate the following trends:
                                                       YEARS ENDED DECEMBER 31,
                                               --------------------------------------
                                                    1993         1992       1991
                                               --------------------------------------
                                                        (Dollars in Thousands)
Average earning assets                            $131,953     $105,388    $97,726

  Increase from prior year                          26,565        7,662

Average interest-bearing liabilities               103,143       84,630     81,460

  Increase from prior year                          18,513        3,170

Fully taxable equivalent net interest income         6,984        5,603      4,614

  Increase from prior year                           1,381          989

Net interest margin (net interest income
  divided by average earning assets)                  5.29%        5.32%      4.72%


       The increases in average earning assets and interest-bearing liabilities were mainly a result of branch purchases and an improving economy. The improvement in net interest margin in 1992 illustrates the benefits of a declining interest rate environment nationally and in Citizens Bank's primary market.

       Net interest income is affected by the volume and rate of both interest-earning assets and interest-bearing liabilities. The following table depicts the dollar effect and rate changes for the different categories of interest-earning assets and interest-bearing liabilities and the resultant change in interest income and interest expense. Nonperforming loans are included with loans in the table.


                                             1993 COMPARED TO                  1992 COMPARED TO
                                               1992 INCREASE                     1991 INCREASE
                                             (DECREASE) DUE TO                 (DECREASE) DUE TO
                                      -------------------------------   --------------------------------
                                        Volume    Rate(1)      Net        Volume    Rate(1)      Net
                                      -------------------------------   --------------------------------
                                                               (In Thousands)
Interest earned on:

  Loans                                 $1,545     $(197)    $1,348       $1,303    $(1,092)  $   211
  Taxable securities                       246      (521)      (275)         193       (533)     (340)
  Nontaxable securities                    539      (165)       374          117       (112)        5
  Federal Home Loan
    Bank stock                              61        (6)        55            0          1         1
  Interest-bearing deposits
    with other banks                      (153)        0       (153)        (322)       (11)     (333)
  Federal funds sold                        24       (50)       (26)        (194)      (108)     (302)
                                      -------------------------------   --------------------------------

  Total interest earning assets          2,262      (939)     1,323        1,097     (1,855)     (758)
                                      -------------------------------   --------------------------------
Interest earned on:

  NOW accounts                             173      (253)       (80)         140       (405)     (265)
  Savings accounts                          77       (21)        56           46        (58)      (12)
  Money market deposits                     11       (17)        (6)         133       (190)      (57)
  Time deposits and individual
    retirement accounts                     91      (392)      (301)        (157)    (1,050)   (1,207)
  Short-term borrowings                    270        (1)       269          (54)      (152)     (206)
  Notes payable                              0         4          4            0          0         0
                                      -------------------------------   --------------------------------
  Total interest-bearing
    liabilities                            622      (680)       (58)         108     (1,855)   (1,747)
                                      -------------------------------   --------------------------------
  Net interest income                   $1,640     $(259)    $1,381       $  989    $     0   $   989
                                      ===============================   ================================

(1) Changes in interest income and interest expense due to both rate and volume are included in rate variances


       During 1993, average interest earning assets increased $26,565,000. This increase in volume accounted for increased interest income of $2,262,000. Of this total, $1,545,000 can be attributed to increased loan volume of $16,606,000. Nontaxable securities increased $6,358,000 while taxable securities increased $3,380,000. Federal Home Loan Bank stock increased by $1,575,000 and the combined Federal funds sold and interest bearing deposits in other banks decreased by $1,354,000. These increases in the volume of average assets were largely due to the purchase of the Vega branch in April 1993 and caused interest income to increase by $2,262,000 while changes in interest rates on the average volume of interest earning assets reduced interest income $939,000.
The decrease in interest income associated with reduced rates reflects the general decline in the level of rates during 1993.
The net effect of the volume and rate changes associated with interest earning assets increased interest income $1,323,000.

       Average interest-bearing liabilities increased $18,513,000 during 1993. Of this increase, $8,776,000 represents increased borrowings from the Federal Home Loan Bank advances program. The remaining increase is a general increase in deposits caused by the purchase of the Vega branch. These changes in the volume of deposits caused a $352,000 increase in interest expense while the increase in FHLB and other borrowings increased interest expense by $270,000. The decreasing interest rate environment caused a decrease in interest expense of $680,000, creating a net decrease in interest expense of $58,000 in 1993.

       The net effect of changes in rate and volume on interest earning assets and interest-bearing liabilities in 1993 increased net interest income by $1,381,000.

       During 1992, average interest earning assets increased $7,662,000 and average interest-bearing liabilities increased $3,170,000 resulting in a net increase of $989,000 in net interest income. The most significant changes in average assets were an increase in loans of $11,489,000, which was largely offset by a decrease in combined Federal funds sold and interest-bearing deposits with other banks of $7,251,000. Taxable and nontaxable securities increased $3,398,000. These changes in the mix of average earning assets and the overall increase in balances resulted in $1,097,000 additional interest income; however, reduced yields in all categories, as experienced in the industry, decreased interest income $1,855,000 for a net overall decrease of $758,000.

       Average interest-bearing deposits increased $4,133,000 while borrowings decreased $963,000. In general, deposits moved from longer term time deposits to shorter term, less expensive, demand accounts.
In total, volume changes in average interest-bearing liabilities caused a net increase in expense of $108,000. Consistent with assets, the general and significant decline in interest rates during 1992 on average liabilities resulted in a very favorable $1,855,000 decrease in interest expense, creating a net decrease in interest expense of $1,747,000 in 1992.

       The major influence on net interest income was the growth in the earning assets during both 1993 and 1992. The increase in interest income of $1,323,000 or 15% in 1993 was primarily due to growth in the loan portfolio. The interest expense remained relatively stable as interest rate decreases offset the growth in deposits and borrowings used to fund the asset growth. The decrease in interest expense of $1,747,000 or 36% in 1992 more than offset the decrease in interest income of $758,000 or 8%.

PROVISION FOR LOAN LOSSES AND ALLOWANCE FOR LOAN LOSSES

       The provision for loan losses provides an allowance (the allowance for loan losses) against which loan losses are charged as those losses become evident. Management evaluates the appropriate level of the allowance for loan losses on a monthly basis. The analyses take into consideration the results of an ongoing loan review process, the purpose of which is to determine the level of credit risk within the portfolio and to ensure proper adherence to underwriting and documentation standards. A specific portion of the allowance is allocated to those loans which appear to represent a more than normal exposure to risk.
In addition, estimates are made for potential losses on loans not specifically reviewed, based on historical loan loss experience and other factors and trends.

       No provision for loan losses was required for 1991 or 1992, and a negative provision of $522,000 was recorded in 1993 based on management's evaluation of the adequacy of the allowance for loan losses. Factors that influenced management's determination that a negative provision for loan losses was appropriate included (i) an evaluation of each nonperforming, classified and potential problem loan to ascertain an estimate of loss exposure based upon upon circumstances then known to management, (ii) current economic conditions and outlook, and (iii) an overall review of the loan portfolio in light of past loan loss experience. Net chargeoffs (loan losses charged against the allowance for loan losses less recoveries of prior chargeoffs) for 1991 and 1992 were $67,000 and $91,000, respectively. Net recoveries of $82,000 were realized for 1993.

       Based on Citizens Bank's review of remaining collateral and financial condition of identified loans with characteristically more than a normal degree of risk, historical loan loss percentages and economic conditions, management believes the allowance for loan losses at December 31, 1993 is adequate to cover future possible losses.

       Following are tables setting forth the activity for loan losses and certain ratios to nonperforming loans and total loans for 1993, 1992 and 1991.


                                                      YEARS ENDED DECEMBER 31,
                                            ------------------------------------------
                                                 1993          1992          1991
                                            ------------------------------------------
                                                       (Dollars in Thousands)
Balance at beginning of period                  $1,479        $1,388        $1,321

Loans charged off:

   Agricultural                                      -             -             -

   Commercial and industrial                        98            10            22

   Residential real estate-mortgage                  -             -             -

   Consumer                                         20            15             9
                                            ------------------------------------------
Total chargeoffs                                   118            25            31
                                            ------------------------------------------

Recoveries:

   Agricultural                                     25             84            49

   Commercial and industrial                         5              7            27

   Residential real estate-mortgage                  -             10            17

   Consumer                                          6             15             5
                                            ------------------------------------------
Total recoveries                                    36            116            98
                                            ------------------------------------------
  Net loans recovered (charged off)                (82)            91            67

Negative provision for loan losses                (522)            -             -
                                            ------------------------------------------
Balance at end of period                         $ 875         $1,479        $1,388
                                            ==========================================
Net loan recoveries (chargeoffs)
  to average loans                                (.12%)          .17%          .16%



                                                      YEARS ENDED DECEMBER 31,
                                            ------------------------------------------
                                                 1993          1992          1991
                                            ------------------------------------------
Allowance to total loans                          1.09%          2.43%         2.56%

Allowance to nonperforming loans                470%        49,300%       23,133%


       The allowance for loan losses is not allocated to specific categories of loans. However, based on Citizens Bank's review of remaining collateral and/or financial condition of identified loans with characteristically more than a normal degree of risk, historical loan loss percentages, and economic conditions, management believes the allowance for loan losses at December 31, 1993 is adequate to cover losses inherent in the portfolio.

       Nonperforming assets are defined as loans delinquent 90 or more days, nonaccrual loans, restructured loans, and foreclosed assets. Such assets do not necessarily represent future losses to Citizens Bank since underlying collateral can be sold and the financial condition of the borrowers may improve. The following table sets forth the detail of nonperforming loans. Citizens Bank had no restructured loans or foreclosed assets at any of the dates listed herein.

NONPERFORMING LOANS

                                                DECEMBER 31,
                                    ---------------------------------
                                        1993        1992     1991
                                    ---------------------------------
                                               (In Thousands)
Nonaccrual loans                        $185         $ 1      $ 6

Loans past due 90 days or more             1           2        -
                                    ---------------------------------

  Total nonperforming loans             $186         $ 3      $ 6
                                    =================================


       The nonaccrual loans at December 31, 1993 consisted of loans to two borrowers. Of this amount, $135,000 was received in 1994 when the borrower sold the collateral on one loan. Additionally, a partial recovery was received on the previously charged-off portion of this loan. The remaining nonaccrual loan at December 31, 1993 is expected to result in an additional chargeoff of approximately $20,000, although the actual chargeoff is pending the receipt of a settlement from a third party.

       At December 31, 1993, 1992 and 1991, there were no significant commitments to lend additional funds to borrowers whose loans were considered nonperforming.

       Citizens Bank's policy is to discontinue accruing interest on loans when principal or interest is due and remains unpaid for 90 days or more, unless the loan is well secured and in the process of collection. Citizens Bank would have recognized additional interest income of approximately $17,000, $1,000 and $3,000 for 1993, 1992 and 1991,
respectively, if contractual interest on these loans had been recognized.

The amount of interest actually collected and included in income related to these loans was $9,000 in 1993 and $1,000 in 1991. No interest payments were received on nonperforming loans in 1992.

       The loan portfolio does not include any loans to foreign countries or highly leveraged transaction loans. Approximately 49% of the loans at Citizens Bank on December 31, 1993 were for agricultural purposes. Commercial loans to individuals and businesses in the local lending areas of the four locations represented 34% of the loans. The remaining 17% consists largely of residential real estate lending. Senior management closely monitors concentrations to individual customers and actively participates within their lending areas. Citizens Bank's lending policies require security for loans including liens on residential mortgage loans and certain of the other loans secured by real estate. In addition, policies and procedures are in place to assess the creditworthiness of borrowers for all loans and commitments. Borrowers' abilities to honor their loan contracts can be largely dependent upon weather conditions and economic conditions within their market areas and on a national level.

       Management attributes the low level of nonperforming assets to a relatively stable economy in its primary market, strong efforts in the credit review of potential borrowers, and close monitoring of potential problem loans.

NONINTEREST INCOME

       The balance of earnings of a banking institution are typically generated through noninterest income from fees and service charges. The following tables outline the components of this income source for the years ended December 31, 1993, 1992 and 1991:

                                       YEAR ENDED               CHANGE               CHANGE
                                      DECEMBER 31,             1993/1992            1992/1991
                              ----------------------------------------------------------------------
                                 1993     1992     1991    AMOUNT    PERCENT    AMOUNT    PERCENT
                              ----------------------------------------------------------------------
                                                         (Dollars in Thousands)

  Service charges                $532     $467     $423     $ 65      13.92%     $44       10.40%
  Other operating
    income                        101       87       53       14      16.09       34       64.15
                              ----------------------------------------------------------------------
    Subtotal                      633      554      476       79      14.26%      78       16.39%

  Securities gains                 85       24       16       61     254.17        8       50.00
                              ----------------------------------------------------------------------
    Total noninterest
      income                     $718     $578     $492     $140      24.22%     $86       17.48%
                              ======================================================================


       As noted above, noninterest income increased each year due to growth in all major categories. The growth in service charges is due to the growth in deposit accounts, which provide a majority of this income. The growth in other operating income is primarily due to the increased mortgage banking activities in 1992 and 1993 due to the lower interest rate environment.

       Net gains on sales of securities increased each year due to increased market value differences as interest rates declined. During the last half of 1993, Citizens Bank sold mortgage-backed securities to fund the repayment of FHLB advances.

OTHER EXPENSES

                                       YEAR ENDED               CHANGE               CHANGE
                                      DECEMBER 31,             1993/1992            1992/1991
                              ----------------------------------------------------------------------
                                 1993     1992     1991    AMOUNT    PERCENT    AMOUNT    PERCENT
                              ----------------------------------------------------------------------
                                                         (Dollars in Thousands)

  Compensation and
    employee benefits           $2,243   $1,919   $1,466    $324      16.88%     $453      30.90%
  Occupancy expense                505      458      439      47      10.26        19       4.33
  FDIC assessment                  229      221      177       8       3.62        44      24.86%
  Other expenses                 1,194      769      834     425      55.27       (65)     (7.79)
                              ----------------------------------------------------------------------
    Total noninterest
      expenses                  $4,171   $3,367   $2,916    $804      23.87%     $451      15.47%
                              ======================================================================


       Noninterest expense increased in 1993 due to the acquisition of the Vega branch in April. The acquisition increased compensation expense $192,000, occupancy expense $36,000, FDIC assessment $8,000, and other expense $153,000 for a total increase of $389,000 or 11.55% of total
1992 noninterest expenses.

       The remaining increase in compensation expense during 1993 is due to normal salary and benefits increases. The increase from 1991 to 1992 is partly due to only including approximately 7.5 months of Amarillo's expenses in 1991.

       The increases in the FDIC assessment relate to the growth in deposits from the above mentioned branch acquisitions.

       Other expenses decreased slightly from 1991 and 1992 and increased by $372,000 between 1992 and 1993. The increase in 1993 is primarily due to the following increases in specific accounts at Citizens Bank, which amount to $309,000 of the increase:

      Attorney fees                                   $31,000
      Data processing fees                             31,000
      Telephone                                        44,000
      Amortization of core deposit premium             45,000
      External audit fees                              47,000
      Postage and printing costs                       51,000
      Miscellaneous losses and expenses                60,000

      Many of these increases resulted from the purchase of the Vega branch. Attorney fees paid in 1992 were negligible while fees were incurred in 1993 to complete the Vega purchase. No external examination or audit was performed in 1992. The miscellaneous losses resulted primarily from unlocated errors in the mortgage banking department and stop payment checks. These errors resulted from inadequate controls over loans in the "pipeline" between origination and sale of the loan. The stop payment losses were due to checks that were paid on the date the stop payment was accepted.

INCOME TAXES

      Dalhart files a consolidated Federal income tax return including Dalhart-Delaware and Citizens Bank. Citizens Bank pays Federal income tax expense to Dalhart based on the taxable income of Citizens Bank on a stand-alone basis. Deferred income taxes provided on certain transactions which are reported for financial reporting purposes in different periods than for income tax purposes.

      A reconciliation of expected income tax expense for Citizens Bank, computed by applying the effective Federal statutory rate of 34% to income before the provision for income taxes is as follows:

                                                            DECEMBER 31,
                                         ----------------------------------------------
                                                     1993          1992          1991
                                         ----------------------------------------------
                                                           (In Thousands)

Federal income taxes at statutory rate              $1,221          $843         $632
Less effect of tax exempt income                     (273)         (204)         (189)
Other, net                                            (16)            87          (29)
                                         ----------------------------------------------
  Total provision for income taxes                  $  932          $726         $414
                                         ==============================================

      Citizens Bank adopted Statement of Financial Accounting Standard No. 109, "Accounting for Income Taxes," during 1993. The effect was to increase reported results of operations by $148,000.

                         FINANCIAL CONDITION

INVESTMENTS

      Citizens Bank's holdings of short-term investments and scheduled maturities of investment securities serve as a source of liquidity to meet depositor and borrower fund requirements, in addition to being a significant element of total interest income. Federal funds sold had outstanding balances at December 31, 1993 of $4,025,000 and $4,200,000 at December 31, 1992. Investment securities at December 31, 1993 of $49,680,000 increased $1,630,000 as compared to December 31, 1992 of $51,310,000. This increase in the balance of investment securities is due primarily to increased nontaxable securities.


SECURITIES PORTFOLIO

      The following table presents the composition of investments at each year-end:


                                     1993                        1992                          1991
                            ---------------------------------------------------------------------------------
                                             PERCENT                     PERCENT                    PERCENT
                                             OF TOTAL                    OF TOTAL                   OF TOTAL
                               AMOUNT       SECURITIES     AMOUNT       SECURITIES      AMOUNT     SECURITIES
                            ---------------------------------------------------------------------------------
                                                        (Dollars in Thousands)

U.S. Treasuries
  and agencies                $ 2,357         4.74%       $ 4,256         8.29%        $ 4,761       11.19%
Obligations of
  states and
  political
  subdivisions                 18,822        37.89         13,433        26.17          10,177       23.92
Mortgage-backed
  securities                   26,220        52.78         32,401        63.14          27,508       64.65
Corporate bonds
  and other                     2,281         4.59          1,230         2.40             102         .24
                            ---------------------------------------------------------------------------------

Total securities              $49,680       100.00%       $51,320       100.00%        $42,548      100.00%
                            =================================================================================

       The fair value of total investment securities was $50,501,000, $51,740,000 and $42,721,000 at December 31, 1993, 1992 and 1991,
respectively. Included in corporate bonds and other is FHLB stock with a book value which approximates fair value of $2,281,000 and $877,000 at December 31, 1993 and 1992, respectively.

       On January 1, 1994, Citizens Bank adopted SFAS 115, which is discussed in the analysis of the June 30, 1994 investments portfolio. The FHLB stock is not included in the SFAS 115 classifications due to the lack of a published market value and certain restrictions that limit the marketability of this investment. This stock is included in the securities totals at cost and labeled as "All other equity securities" for reporting on the Call Report beginning in March 1994.


INVESTMENT SECURITIES-MATURITIES AND YIELDS

       The following table shows the components and yields for the various forms of investment securities as of December 31, 1993:


                                                              AFTER ONE                  AFTER FIVE
                                IN ONE                         THROUGH                    THROUGH
                             YEAR OR LESS                     FIVE YEARS                 TEN YEARS              AFTER TEN YEARS
                      -------------------------------------------------------------------------------------------------------------
                         AMOUNT        YIELD           AMOUNT         YIELD          AMOUNT       YIELD      AMOUNT       YIELD
                      -------------------------------------------------------------------------------------------------------------
                                                              (Dollars in Thousands)

U.S. Treasuries
  and agencies            $1,503        6.93%           $  854         8.29%         $    -         -%        $    -          -%
Obligations of
 states and
 political
 subdivisions(1)           3,145        7.87            13,112         7.21           2,427      8.07            137       9.52
Mortgage-backed
  securities              10,123        6.51            12,569         6.11           2,088      4.99          1,440       5.11
                      -------------------------------------------------------------------------------------------------------------
Total investment
  securities             $14,771        6.84%          $26,535         6.72%         $4,515      6.65%        $1,577       5.50%
                      =============================================================================================================

(1) Yield presented on a tax-equivalent basis assuming a tax rate of 34%.

      Certain mortgage-backed securities were sold during 1993 due to the accelerated prepayments of principal caused by decreasing interest rates and to repay FHLB advances.

      As discussed above, FHLB stock of $2,281,000 at December 31, 1993 is not included in this table as it represents an equity security with no stated maturity.

LOANS

      The loan portfolio constitutes the major earning asset of most banks and typically offers the best alternative for obtaining the maximum interest spread above the cost of funds. The overall economic strength of any bank generally parallels the quality and yield of its loan portfolio. Citizens Bank's total loans outstanding on December 31, 1993, 1992 and 1991, are presented in the following table:


                                                                       DECEMBER 31,
                                    ----------------------------------------------------------------------------------------
                                                 1993                          1992                         1991
                                    ----------------------------------------------------------------------------------------
                                        AMOUNT        PERCENT         AMOUNT         PERCENT         AMOUNT        PERCENT
                                    ----------------------------------------------------------------------------------------
                                                                      (Dollars in Thousands)

Agricultural                            $33,007         40.94%         $22,121        36.42%         $26,119       48.11%
Commercial and industrial                19,123         23.72           14,074        23.17           13,213       24.34
Real estate:
  Agricultural                            6,288          7.80            5,684         9.36            5,652       10.41
  Commercial                              8,370         10.38            7,468        12.30            4,789        8.82
  Residential                            10,106         12.54            9,313        15.33            2,093        3.86
  Construction and others                 1,890          2.34              215          .35              539         .99
Consumer, net of unearned
  income                                  1,733          2.15            1,794         2.95            1,629        3.00
Other                                       104           .13               72          .12              256         .47
                                    ----------------------------------------------------------------------------------------
Total                                   $80,621        100.00%         $60,741       100.00%         $54,290      100.00%

                                    ========================================================================================

      The loan portfolio increased $19,880,000 or 32.7% from December 31, 1992 to December 31, 1993, primarily in agricultural and commercial loans. An increase of $6,451,000 or 11.9% was experienced from 1991 to 1992, primarily in real estate loans, due to a lower interest rate environment increasing mortgage banking activities at the Amarillo branch.

      The following tables set forth the maturity composition and interest sensitivity of total loans at December 31, 1993.

MATURITY OF LOANS

                                                    DECEMBER 31, 1993
                                   -----------------------------------------------
                                                                      PERCENT
                                              LOANS                   OF TOTAL
                                   -----------------------------------------------
                                                   (Dollars in Thousands)

In one year or less                           $76,541                  94.94%
After one through five years                    4,063
After five years                                   17                   5.04
                                                                         .02
                                   ===============================================
      Total loans                             $80,621                 100.00%

MATURITY CLASSES

                                                   INTEREST SENSITIVITY
                                   ---------------------------------------------------
                                               FIXED                 VARIABLE
                                                RATE                   RATE
                                   ---------------------------------------------------
                                                       (In Thousands)

In one year or less                           $17,856                 $58,685
After one through five years                    4,063                       -
After five years                                   17                       -
                                   ----------------------------------------------------
      Total loans                             $21,936                 $58,685
                                   ====================================================

DEPOSITS

      The deposit base provides the major funding source for interest earning assets of most banks. Citizens Bank's deposits have increased steadily during the period from December 31, 1992 to December 31, 1993. Citizens Bank's total average deposits were $115,917,000 in 1993, an increase of $18,199,000 over 1992. Generally, demand, savings, and certificates of deposit less than $100,000 are recognized as the core base of deposits while certificates of deposit in excess of $100,000 and public funds are more interest rate sensitive and, thus, are not considered part of the core deposit base. Because of these factors, management views the growth in deposits other than certificates of deposit of $100,000 or more as more stable growth. During 1993, Citizens Bank's customers preferred NOW Accounts and money market accounts as these types of deposits adjusted more quickly to rate changes than certificates of deposit.

      The following table indicates the mix and levels of deposits at December 31, 1993 compared to December 31, 1992.


                                        DECEMBER 31, 1993                         DECEMBER 31, 1992                 CHANGE
                            -------------------------------------------------------------------------------------------------------
                                             COST OF                                 COST OF
                                AMOUNT        FUNDS       PERCENT         AMOUNT      FUNDS     PERCENT      AMOUNT      PERCENT
                            -------------------------------------------------------------------------------------------------------
                                                               (Dollars in Thousands)

Demand and other
 noninterest bearing            $36,016        n/a%        28.07%         $26,465      n/a%      25.77%      $9,551      36.09%
NOW accounts                     24,379       2.50         19.00           19,993     2.85       19.46        4,386      21.94

Savings accounts                  6,306       3.00          4.92            4,182     3.00        4.07        2,124      50.79
Money market deposit
  accounts                       14,382       2.75         11.21           12,218     3.10       11.89        2,164      17.71

Certificates of deposit
  including retirement
  accounts(1):

  Less than $100,000             34,308       3.26         26.74           29,817     3.43       29.03        4,491      15.06

  $100,000 or more               12,904       3.23         10.06           10,043     3.43        9.78        2,861      28.49
                            -------------------------------------------------------------------------------------------------------
  Total Deposits               $128,295       2.13%       100.00%        $102,718     2.38%     100.00%     $25,557      24.88%
                            =======================================================================================================

(1) Interest rate information is not available for a breakdown of cost of funds for certificates of deposits less than $100,000 and $100,000 or more on December 31, 1992. Therefore, a combined rate is being used.

AMOUNT AND MATURITIES OF TIME DEPOSITS OF $100,000 OR MORE

      The following table sets forth the amount and maturities of time deposits of $100,000 or more at December 31, 1993:


                                             DECEMBER 31,                PERCENT
                                                1993                     OF TOTAL
                                  ------------------------------------------------------
                                                    (Dollars in Thousands)

Three months or less                            $8,693                    67.37%
Over three through twelve
  months                                         4,211                    32.63
Over twelve months                                   -                        -
                                  ------------------------------------------------------
Total                                          $12,904                   100.00%
                                  ======================================================

SHORT-TERM BORROWINGS

      Amounts and interest rates related to short-term borrowings at June 30, 1994 and December 31, 1993, 1992, and 1991 were as follows:

                                                                        December 31,
                                                         1993               1992             1991
                                                -------------------------------------------------------
                                                                    (Dollars in Thousands)

Federal funds purchased:
  Outstanding balance at year-end                           n/a%           $7,250           $7,175
  Average interest rate at year-end                                          3.25%            4.19%
  Average outstanding during the year                  $ 5,107             $5,584           $6,083
  Weighted average interest rate                          3.02%              3.43%            5.39%
  Highest outstanding balance at any month-end         $10,275             $8,100           $9,625


Federal Home Loan Bank advances:
  Outstanding balance at year-end                      $ 6,000             $7,000           $    -
  Average interest rate at year-end                       3.10%              3.40%             n/a%
  Average outstanding during the year                  $ 9,077             $   98           $    -
  Weighted average interest rate                          3.08%              3.40%             n/a%
  Highest outstanding balance at any month-end         $15,000             $7,000           $    -


LIQUIDITY AND RATE SENSITIVITY

       Liquidity is the measure of Citizens Bank's ability to meet its customers' present and future deposit withdrawals or increased loan demand without unduly penalizing earnings. Interest rate sensitivity involves the relationship between rate sensitive assets and liabilities and is an indication of the probable effects of interest rate fluctuations on Citizens Bank's net interest income. Citizens Bank manages both liquidity and interest sensitivity through a GAP analysis report prepared monthly.

       Liquidity is provided for Citizens Bank by projecting credit demand and other financial needs and then maintaining sufficient cash and assets readily convertible into cash to meet these projected requirements. Citizens Bank provided for its liquidity needs through core deposits, maturing loans, and scheduled maturities of investments in securities, and by maintaining adequate balances in Federal funds sold. At December 31, 1993 cash and Federal funds sold amounted to $14,151,000 or 9.75% of total assets. This is an increase of $5,612,000 from December 31, 1992 when cash and Federal funds sold totaled
$8,539,000 or 6.87% of total assets. This level of cash and cash equivalents is considered to be adequate in view of projected liquidity needs.

       Interest rate-sensitive assets and liabilities are those with yields or rates subject to change within a future time period due to maturity or changes in market rates. An ongoing objective of Citizens Bank's asset/liability management program is to match rate-adjustable assets and liabilities at similar maturity horizons, so that changes in interest rates will not result in wide fluctuations in net interest income. The rate sensitivity position is managed by matching funds acquired having a specific maturity with loans, securities, or other liquid assets with similar maturities.

       At December 31, 1993, $76,541,000 or 94.94%, of the loan portfolio repriced in one year or less. In addition, investment securities maturing in one year or less of $14,771,000 and Federal funds sold of $4,025,000 bring total rate-sensitive assets maturing or repricing within one year to $95,337,000 or 72.25% of total interest-earning assets. When matched with interest-bearing demand deposits, savings deposits, and time deposits of

$100,000 or more maturing within one year of $57,971,000, this represented a position which management believed appropriate given the increasing interest rate environment expected at December 31, 1993.


SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT OF
DALHART

       The following table sets forth, as of June 30, 1994, the names and addresses of each beneficial owner of more than five percent (5%) of Dalhart Common known to the Board of Directors of Dalhart, showing the amount and nature of such beneficial ownership and the names of each director and executive officer of Dalhart who owns shares of Dalhart Common, the number of shares of Dalhart Common owned beneficially by each director and executive officer and the number of shares of Dalhart Common owned beneficially by all directors and executive officers as a group. None of the shareholders listed herein would own, on a pro forma basis, giving effect to the Acquisition, more than one percent (1%) of the issued and outstanding shares of Boatmen's Common.


                                     SHARES OF DALHART COMMON
NAME AND ADDRESS(1)                     BENEFICIALLY OWNED                     PERCENT OF CLASS
- -------------------                     ------------------                     ----------------

E.C. Caddell(2)                               1,270                                  1.2%

Louise Conley(3)                             10,119                                 10.1%
1201 Southwest 9th
Perryton, Texas  79070

Joan Graham(4)                                9,429                                  9.4%
c/o Mike Koehler
P.O. Box 1151
Dalhart, Texas  79022

Hugh L. Gordon(5)                               700                                    *

Doyle Hanbury(6)                              1,520                                  1.5%

Catherine D. Koehler(7)                      18,722                                 18.7%
P.O. Box 743
Dalhart, Texas  79022

James R. Koehler(8)                           9,429                                  9.4%
c/o Mike Koehler
P.O. Box 1151
Dalhart, Texas  79022

John M. "Mike" Koehler(9)                    81,943                                 81.9%
P.O. Box 1151
Dalhart, Texas  79022

William R. Koehler(10)                        6,000                                  6.0%
c/o Mike Koehler
P.O. Box 1151
Dalhart, Texas  79022


                                    136

                                     SHARES OF DALHART COMMON
NAME AND ADDRESS(1)                     BENEFICIALLY OWNED                     PERCENT OF CLASS
- -------------------                     ------------------                     ----------------

Richard Leon Seagraves(11)                      650                                    *

Mary Catherine Schooler(12)                  10,229                                 10.2%
c/o Mike Koehler
P.O. Box 1151
Dalhart, Texas  79022

Directors and Executive Officers             86,083                                 86.1%
of Dalhart as a Group (5 persons)

- --------------------------------------
* Represents less than one percent (1%) of the issued and outstanding shares of Dalhart Common.
1 Addresses are provided only with respect to each beneficial owner of more than five percent (5%) of Dalhart Common known to the Board of Directors of Dalhart.
2     Mr. Caddell serves as a director of Dalhart.
3 Includes 690 shares held by Mrs. Conley individually, 6,000 shares held by the Louis Trammel Trust, and 3,429 shares by Mrs. Conley individually but subject to the Koehler Family Voting Agreement, dated as of December 29, 1988, granting the right to vote such shares solely to John M. Koehler (the "Voting Trust")
4 Includes 6,000 shares held by the Teresa Joan Koehler Graham Trust and 3,429 shares by Mrs. Graham individually, but subject to the Voting Trust.
5     Mr. Gordon serves as a director of Dalhart.
6     Mr. Hanbury serves as Vice President and a director of Dalhart.
7 Includes 12,707 shares held by Mrs. Koehler individually and 6,015 shares held by the Catherine D. Koehler Q-Tip Trust.
8 Includes 6,000 shares held by the James R. Koehler Trust and 3,429 shares held by Mr. Koehler individually but subject to the Voting Trust.
9 Mr. Koehler serves as the President and a director of Dalhart. Includes 17,733 shares held by Mr. Koehler individually, 647 shares held by each of Kelsey Koehler, Kortney Koehler and Justin Koehler, Mr. Koehler's minor children, pursuant to the Uniform Gifts to Minors Act, with voting power held by Mr. Koehler. Also includes 6,015 shares held by the Catherine D. Koehler Q-Tip Trust, of which Mr. Koehler serves as a co-trustee, but has the sole power to vote such shares. Also includes 6,000 shares held by each of the Louise Trammel Trust, the Teresa Joan Koehler Graham Trust, the James R. Koehler Trust, the John M. Koehler Trust, the William R. Koehler Trust and the Mary Catherine Schooler Trust, each of which
      Mr. Koehler serves as a co-trustee, but has the sole power to vote such shares. Also includes 20,254 shares governed by the Voting Trust, with voting power under the Voting Trust held solely by
      Mr. Koehler.
10    Includes 6,000 shares held by the William R. Koehler Trust.
11    Mr. Seagraves serves as a director of Dalhart.
12 Includes 6,000 shares held by the Mary Catherine Schooler Trust, 3,429 shares held individually subject to the Voting Trust and 800 shares held by Schooler Properties, Ltd., a Texas limited partnership, subject to the Voting Trust.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT OF
CITIZENS BANK

      The following table sets forth, as of June 30, 1994, the name and address of each beneficial owner of more than five percent (5%) of the outstanding shares of Citizens Bank Common known to the Board of Directors of Citizens Bank, showing the amount and nature of such beneficial ownership and the number of shares of Citizens Bank Common owned beneficially by each director and executive officer of Citizens Bank and by all directors and officers of Citizens Bank as a group. None of the shareholders listed herein would own, on a pro forma basis giving effect to the Acquisition, more than one percent (1%) of the issued and outstanding shares of Boatmen's Common.


                                  SHARES OF CITIZENS BANK COMMON
NAME AND ADDRESS             AMOUNT AND NATURE OF BENEFICIAL OWNERSHIP         PERCENT OF CLASS
- ----------------             -----------------------------------------

Dalhart Bancshares of
  Delaware, Inc.                              18,643                                 93.2%
1209 Orange Street
Wilmington, Delaware  19801

John M. Koehler1                                 300                                    *

Officers and Directors of                        300                                    *
  Citizens Bank as a group
  (1 person)


- --------------------------------------
* Represents less than 1% of the issued and outstanding shares of Citizens Bank.
1     Mr. Koehler is the President, CEO and Chairman of the Board of
      Citizens Bank.

                         LEGAL PROCEEDINGS

      Citizens Bank is involved in litigation in the normal course of its business. Of the matters of pending litigation outstanding on the date hereof involving Dalhart or Citizens Bank, except as described below, none would have, in the opinion of management, either singularly or in the aggregate, a material adverse effect upon the financial statements of Dalhart or Citizens Bank.

      In May 1994, Western National Bank, Amarillo, Texas ("Western") filed suit against Citizens Bank, Curtis Beard (Senior Vice President of Citizens Bank and a former officer and director of Western), Prestige Lending Corporation and its President, Robert P. Mulry. Mike Koehler (President of Dalhart and Citizens Bank) was subsequently added as a defendant. The Western suit alleges that Mr. Beard breached fiduciary duties to Western by divulging confidential information regarding Western's mortgage lending activities to Citizens and that Mr. Beard interfered with Western's business relations with customers of Western. Western also alleges that a civil conspiracy existed among all of the defendants to interfere with Western's business relations with third parties and to use confidential information obtained by Mr. Beard for the benefit of Citizens Bank. No dollar figure of damages was alleged in Western's complaint. Citizens Bank, Mr. Beard and Mr. Koehler intend to vigorously defend this litigation.

      Because this was filed recently, no depositions and very little discovery has been conducted with respect to this case as of the date of this Joint Proxy Statement/Prospectus. Consequently, as of the date of this Joint Proxy Statement/Prospectus, it is impossible to determine the likelihood of a favorable or unfavorable outcome. Citizens Bank does carry directors and officers liability insurance, and has placed its insurance carrier on notice of this claim.

                            LEGAL OPINION

      The legality of the securities offered hereby will be passed upon by Lewis, Rice & Fingersh. Partners of Lewis, Rice & Fingersh and attorneys employed by them owned, directly or indirectly, as of August 19, 1994, 72,279 shares of Boatmen's Common.

                              EXPERTS

INDEPENDENT AUDITORS FOR BOATMEN'S

      The consolidated financial statements of Boatmen's incorporated by reference in Boatmen's Annual Report (Form 10-K) for the year ended December 31, 1993 have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

      The consolidated income statement and statements of changes in shareholders' equity and cash flows of First Interstate of Iowa, Inc. and subsidiaries for the year ended December 31, 1991, incorporated by reference herein have been incorporated by reference herein in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

      The consolidated statements of operations, changes in stockholders' equity and cash flows of Sunwest Financial Services, Inc. and subsidiaries for the year ended December 31, 1991, incorporated by reference herein have been incorporated by reference herein in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

      The consolidated statements of income, stockholders' equity and cash flows of First Amarillo Bancorporation, Inc. and subsidiaries for the year ended December 31, 1991, incorporated by reference herein have been incorporated herein in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

      The consolidated balance sheets of Worthen and subsidiaries as of December 31, 1993 and 1992 and the related consolidated statements of earnings, stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 1993, incorporated by reference herein have been incorporated by reference herein in reliance upon the reports of KPMG Peat Marwick LLP and Frost & Company, independent certified public accountants, incorporated by reference herein, and upon the authority of said firms as experts in accounting and auditing. The report of KPMG Peat Marwick LLP refers to a change in the method of accounting for income taxes in 1993.

INDEPENDENT AUDITORS FOR DALHART AND CITIZENS BANK

      The consolidated financial statements of Dalhart at December 31, 1993 and for the year then ended, and the financial statements of Citizens Bank at December 31, 1993 and for the year then ended, appearing in this Joint Proxy Statement/Prospectus and Registration Statement have been audited by GRA, Thompson, White & Co., P.A., independent auditors, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.


PRESENCE AT SPECIAL MEETING

      Representatives of GRA, Thompson, White & Co., P.A. are expected to be present at the Special Meeting with the opportunity to make a statement if they desire to do so and to respond to appropriate questions.


                         SHAREHOLDER PROPOSALS

      Shareholder proposals for the annual meeting of Boatmen's shareholders to be held in April, 1995 must be received by Boatmen's no later than November 10, 1994, and must meet the requirements established by the S.E.C. for shareholder proposals. Shareholder proposals for the 1996 annual meeting of Boatmen's must be received by Boatmen's on a date to be determined and announced in Boatmen's Proxy Statement for its 1995 annual meeting.

      Upon receipt of any such proposal Boatmen's will determine whether or not to include such proposal in the Proxy Statement and proxies in accordance with the S.E.C.'s regulations governing the solicitation of proxies.
                             ---------------

                   INDEX TO FINANCIAL STATEMENTS OF DALHART

DALHART BANCSHARES, INC. AND SUBSIDIARY:
                                                                         Page
                                                                         ----
    Financial Statements:
    ---------------------

    Report of Independent Auditors. . . . . . . . . . . . . . . . . . . .CF-2

    Consolidated Balance Sheets as of June 30, 1994 (Unaudited),
         December 31, 1993 and December 31, 1992 (Unaudited). . . . . . .CF-3

    Consolidated Statements of Earnings for the Six Months Ended
         June 30, 1994 (Unaudited) and 1993 (Unaudited) and for
         the Years Ended December 31, 1993, 1992 (Unaudited) and
         1991 (Unaudited) . . . . . . . . . . . . . . . . . . . . . . . .CF-5

    Consolidated Statements of Stockholders' Equity for the Six Months
         Ended June 30, 1994 (Unaudited) and for the Years Ended
         December 31, 1993, 1992 (Unaudited) and 1991 (Unaudited) . . . .CF-7

    Consolidated Statements of Cash Flows for the Six Months Ended
         June 30, 1994 (Unaudited) and 1993 (Unaudited) and
         the Years Ended December 31, 1993, 1992 (Unaudited) and
         1991 (Unaudited) . . . . . . . . . . . . . . . . . . . . . . . .CF-8

    Notes to Consolidated Financial Statements. . . . . . . . . . . . . CF-10

                       REPORT OF INDEPENDENT AUDITORS


The Board of Directors and Stockholders
Dalhart Bancshares, Inc.

We have audited the accompanying consolidated balance sheet of Dalhart Bancshares, Inc. and Subsidiary, as of December 31, 1993, and the related consolidated statements of earnings, stockholders' equity, and cash flows for the year then ended. These consolidated financial statements are the responsibility of management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Dalhart Bancshares, Inc. and Subsidiary at December 31, 1993, and the consolidated results of their operations and their cash flows for the year then ended, in conformity with generally accepted accounting principles.



                                       GRA, Thompson, White & Co., P.A.






July 14, 1994

                             DALHART BANCSHARES, INC.
                                  AND SUBSIDIARY

                            CONSOLIDATED BALANCE SHEETS


                                       JUNE 30,          DECEMBER 31,
                                    -------------  ----------------------
                                         1994        1993         1992
                                    -------------------------------------
                                     (Unaudited)              (Unaudited)
                                                (In Thousands)

ASSETS
Cash and cash equivalents:
  Noninterest bearing deposits
   and cash                              $6,444     $10,127      $8,541
  Federal funds sold                      2,350       4,025       4,200
                                    -------------------------------------

  Total cash and cash equivalents         8,794      14,152      12,741
                                    -------------------------------------
Interest bearing deposits in other
  banks                                     294         390        1,872

Investment securities (estimated
  market value $52,453, $48,220
  and $50,863, respectively)             52,305      47,399       50,443

Loans, less allowance for loan
  losses of $890, $875 and
  $1,479, respectively                   62,170      79,746       59,262

Premises and equipment, net               2,151       2,275        1,345
Accrued interest receivable               1,723       1,534        1,377
Stock in Federal Home Loan Bank           2,328       2,281          867
Excess of cost over fair value of
  assets acquired                         2,190       2,269        1,809
Other assets                                279         157          182
                                    ------------------------------------
  Total Assets                         $132,234    $150,203     $129,898
                                    ====================================


                                    CF-3

                             DALHART BANCSHARES, INC.
                                  AND SUBSIDIARY

                     CONSOLIDATED BALANCE SHEETS (CONTINUED)



                                        JUNE 30,         DECEMBER 31,
                                    ----------------------------------------
                                       1994         1993         1992
                                    ----------------------------------------
                                    (Unaudited)                 (Unaudited)
                                              (In Thousands)
LIABILITIES AND STOCKHOLDERS'
EQUITY
Liabilities
  Deposits                             $115,836    $128,275     $102,718
  Federal funds purchased                    --          --        7,250
  Other borrowings                        1,781       7,787        7,829
  Accrued interest payable                  293         302          264
  Other liabilities                         226         318          162
                                    ----------------------------------------

       Total liabilities                118,136     136,682      118,223
                                    ----------------------------------------

Commitments

Minority interest                           891         855          703
                                    ----------------------------------------

Stockholders' equity
    Common stock, $10 par value;
   200,000 shares authorized;
   100,000 shares issued and
   outstanding                            1,000       1,000        1,000
    Capital surplus                       1,215       1,215        1,215
    Retained earnings                    11,295      10,451        8,757
    Unrealized net loss in
      securities available for sale      (303)           --           --
                                    ----------------------------------------

    Total stockholders' equity           13,207      12,666       10,972
                                    ----------------------------------------
    Total Liabilities and
      Stockholders' Equity             $132,234    $150,203     $129,898
                                    ========================================


                     The accompanying notes are an integral part
                      of these consolidated financial statements


                                           DALHART BANCSHARES, INC.
                                                AND SUBSIDIARY

                                      CONSOLIDATED STATEMENTS OF EARNINGS


                             SIX MONTHS ENDED
                                  JUNE 30,             YEAR ENDED DECEMBER 31,
                           ---------------------------------------------------------
                              1994       1993       1993         1992       1991
                           ---------------------------------------------------------
                           (Unaudited) (Unaudited)           (Unaudited) (Unaudited)

                                   (In thousands, except per share amounts)
Interest income:
   Loans, including fees     $3,182      $2,861     $6,345      $4,997      $4,786
   Federal funds sold            89          87        151         177         479
   Investment securities      1,294       1,671      3,111       3,237       3,906
                           ---------------------------------------------------------

  Total interest income       4,565       4,619      9,607       8,411       9,171
                           ---------------------------------------------------------
Interest expense:
   Deposits                   1,357       1,277      2,630       2,961       4,502
   Federal funds purchased       --         100        145         165         367
   Other borrowed funds          36         129        347          28          51
                           ---------------------------------------------------------

  Total interest expense      1,393       1,506      3,122       3,154       4,920
                           ---------------------------------------------------------
  Net interest income         3,172       3,113      6,485       5,257       4,251

Provision for loan losses        --        (400)      (522)         --          --
                           ---------------------------------------------------------
  Net interest income after
  provision for loan losses   3,172       3,513      7,007       5,257       4,251
                           ---------------------------------------------------------

Other income:
    Service charges             257         252        532         467         423
    Gain on sales of
    investment securities        --          --         85          24          16
    Other operating income       63          37        101          87          53
                           ---------------------------------------------------------

    Total other income          320         289        718         578         492
                           ---------------------------------------------------------

Other expenses:
    Compensation and
     benefits                 1,187       1,110      2,243       1,919       1,466
    Occupancy expense           318         219        505         458         439
    Federal Deposit
     Insurance premium          133         107        229         221         177
    Other operating expenses    711         659      1,328         919         891
                           ---------------------------------------------------------

  Total other expenses       $2,349      $2,095     $4,305      $3,517      $2,973
                           ---------------------------------------------------------


                                    CF-5


                                          DALHART BANCSHARES, INC.
                                              AND SUBSIDIARY

                                  CONSOLIDATED STATEMENTS OF EARNINGS (CONTINUED)


                             SIX MONTHS ENDED
                                  JUNE 30,             YEAR ENDED DECEMBER 31,
                           ---------------------------------------------------------
                              1994       1993       1993         1992       1991
                           ---------------------------------------------------------
                           (Unaudited) (Unaudited)           (Unaudited) (Unaudited)

                                   (In thousands, except per share amounts)
Earnings before income
 taxes, minority interest
 and cumulative effect of
 change in accounting
 principle                   $1,143      $1,707     $3,420      $2,318      $1,770

Income tax expense              235         490        932         726         414
                           ---------------------------------------------------------

Earnings before minority
 interest and cumulative
 effect of change in
 accounting principle           908       1,217      2,488       1,592       1,356

Minority interest               (64)        (93)      (192)       (120)        (99)
                           ---------------------------------------------------------

Earnings before cumulative
 effect of change in
 accounting principle           844       1,124      2,296       1,472       1,257

Cumulative effect of change
 in accounting for income
 taxes                           --          --        148          --          --
                           ---------------------------------------------------------

 Net Earnings                $  844      $1,124     $2,444      $1,472      $1,257
                           =========================================================

Earnings per share:
 Earnings before cumulative
  effect of change in
  accounting principle       $8.44       $11.24     $22.96      $14.72      $12.57


 Cumulative effect of
  change in accounting
  for income taxes               --          --       1.48          --          --
                           ---------------------------------------------------------

  Net Earnings               $8.44       $11.24     $24.44      $14.72      $12.57
                           =========================================================


                          The accompanying notes are an integral part of these consolidated financial statements



                                                      DALHART BANCSHARES, INC.
                                                           AND SUBSIDIARY

                                          CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY


                                                                                           UNREALIZED
                                                                                           NET LOSS IN
                                                                                            SECURITIES
                                                                                            AVAILABLE           TOTAL
                                                COMMON          CAPITAL       RETAINED         FOR           STOCKHOLDERS'
                                                STOCK           SURPLUS       EARNINGS         SALE             EQUITY
                                            ----------------------------------------------------------------------------------
                                                                  (In thousands, except per share amounts)

Balance, December 31, 1990
  (unaudited)                                  $1,000           $1,215         $6,353         $  --             $8,568
  Net earnings (unaudited)                         --               --          1,257            --              1,257
  Dividends - $3.25 per share
    (unaudited)                                    --               --           (325)           --               (325)
                                            ----------------------------------------------------------------------------------

Balance, December 31, 1991
  (unaudited)                                   1,000            1,215          7,285            --              9,500
  Net earnings (unaudited)                         --               --          1,472            --              1,472
                                            ----------------------------------------------------------------------------------

Balance, December 31, 1992
  (unaudited)                                   1,000            1,215          8,757            --             10,972
  Net earnings                                     --               --          2,444            --              2,444
  Dividends - $7.50 per share                      --               --           (750)           --               (750)
                                            ----------------------------------------------------------------------------------

Balance, December 31, 1993                      1,000            1,215         10,451            --             12,666
  Net earnings (unaudited)                         --               --            844            --                844
  Unrealized net loss in
    securities available for sale
    (unaudited)                                    --               --             --          (303)              (303)
                                            ----------------------------------------------------------------------------------

Balance, June 30, 1994
  (unaudited)                                  $1,000           $1,215        $11,295         $(303)           $13,207
                                            ==================================================================================


                                            The accompanying notes are an integral part
                                             of these consolidated financial statements

                                                      DALHART BANCSHARES, INC.
                                                           AND SUBSIDIARY

                                               CONSOLIDATED STATEMENTS OF CASH FLOWS


                                                 SIX MONTHS ENDED
                                                     JUNE 30,                      YEAR ENDED DECEMBER 31,
                                            ----------------------------------------------------------------------
                                                 1994           1993            1993         1992         1991
                                            ----------------------------------------------------------------------
                                              (Unaudited)    (Unaudited)                  (Unaudited)  (Unaudited)

                                                                           (In Thousands)
OPERATING ACTIVITIES
  Net income                                     $ 844         $ 1,124        $ 2,444       $ 1,472      $ 1,257
  Adjustments to reconcile net
    income to net cash provided
    by operating activities:
      Depreciation and amortization                240             134            363           230          267
      Provision for loan losses                     --            (400)          (522)           --           --
      Gain on sale of investment
        securities                                  --              --            (85)          (24)         (16)
      Net amortization of
      premium and discount on
      investment securities                        121             159            343           215           55
      Change in:
         Accrued interest receivable              (189)           (498)          (157)           34          112
         Other assets                             (122)           (712)          (580)           (8)        (237)
         Accrued interest payable                   (9)             41             38          (185)        (152)
         Other liabilities                          63             154            156            52           74
         Minority interest                          36              93            152            89           61
                                            ----------------------------------------------------------------------

  Net cash provided by
    operating activities                           984              95          2,152         1,875        1,421
                                            ----------------------------------------------------------------------

INVESTING ACTIVITIES
  Purchases of investment securities           (11,079)        (16,517)       (18,725)      (23,966)     (23,955)
  Proceeds from sales and
    maturities of investment securities          5,641           3,332         21,579        18,463       16,344
  Net decrease (increase) in loans              17,576          (5,156)       (19,962)       (6,359)      (9,846)
  Acquisitions of premises and
      equipment                                    (36)           (791)        (1,148)         (604)        (153)
                                            ----------------------------------------------------------------------

  Net cash provided by (used in)
      investing activities                      12,102         (19,132)       (18,256)      (12,466)     (17,610)
                                            ----------------------------------------------------------------------


                                    CF-8

                                                      DALHART BANCSHARES, INC.
                                                           AND SUBSIDIARY

                                               CONSOLIDATED STATEMENTS OF CASH FLOWS (CONTINUED)


                                                 SIX MONTHS ENDED
                                                     JUNE 30,                      YEAR ENDED DECEMBER 31,
                                            ----------------------------------------------------------------------
                                                 1994           1993            1993         1992         1991
                                            ----------------------------------------------------------------------
                                              (Unaudited)    (Unaudited)                  (Unaudited)  (Unaudited)

                                                                           (In Thousands)
FINANCING ACTIVITIES
  Increase (decrease) in deposits              (12,439)         14,060         25,557        (3,379)      19,118
                                                                                                          ------
  Net increase (decrease) in
    Federal funds purchased                         --             200         (7,250)           75         (150)
                                                                                                            -----
  Increase (decrease) in other
     borrowings                                 (6,005)          7,695            (42)        7,269         (487)
                                                                                                            -----
  Dividends paid                                    --            (750)          (750)           --         (325)
                                                                                                            -----
                                            ----------------------------------------------------------------------
  Net cash provided by (used in)
       financing activities                   $(18,444)        $21,205        $17,515       $ 3,965      $18,156
                                            ----------------------------------------------------------------------

Net increase (decrease) in cash and
  cash equivalents                              (5,358)          2,168          1,411        (6,626)       1,967

Cash and cash equivalents,
  beginning of period                           14,152          12,741         12,741        19,367       17,400
                                            ----------------------------------------------------------------------

Cash and cash equivalents, end of
  period                                       $ 8,794         $14,909        $14,152       $12,741      $19,367
                                            ======================================================================

Supplemental disclosure of cash
  flow information:

   Interest paid                                $1,508          $1,465         $3,187        $3,339       $5,072

   Income taxes paid                               290             419            739           620          458

   Equity adjustment for net
    unrealized loss in securities
    available for sale                             303              --             --            --           --


                                            The accompanying notes are an integral part
                                             of these consolidated financial statements


                      DALHART BANCSHARES, INC.
                          AND SUBSIDIARY

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

       DECEMBER 31, 1993 (AUDITED), 1992 AND 1991 (UNAUDITED)


1.    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

      a.   PRINCIPLES OF CONSOLIDATION

                The consolidated financial statements include the accounts of Dalhart Bancshares, Inc. (Bancshares), Dalhart Bancshares of Delaware, Inc., and Citizens
                State Bank of Dalhart (Bank).   All significant
                intercompany transactions have been eliminated. Citizens State Bank of Dalhart is a majority-owned (93.17%) subsidiary of Dalhart Bancshares of Delaware, Inc., which in turn is a wholly-owned subsidiary of Dalhart Bancshares, Inc.

      b.   CASH EQUIVALENTS

                Cash equivalents include noninterest bearing deposits, amounts due from banks and Federal funds sold.

      c.   INVESTMENT SECURITIES

                Investment securities are stated at cost, adjusted for amortization of premiums or accretion of discounts. Gains and losses on sales of securities are determined on a specific identification method.

                Effective January 1, 1994, Bank adopted Statement of Financial Accounting Standard No. 115, "Accounting for Certain Investments in Debt and Equity Securities" (SFAS No. 115) which requires that investments be classified in three categories and accounted for as follows: held-to-maturity securities reported at amortized cost, trading securities reported at fair value, with unrealized gains and losses included in earnings, and available-for-sale securities reported at fair value, with unrealized gains and losses shown as a separate component of stockholders' equity.

                The effect of adopting this standard resulted in the reporting of an unrealized loss on available-for-sale securities as of June 30, 1994 of approximately
                $493,000.

      d.   LOANS

                Loans are stated at outstanding principal balances. Interest income on loans is credited to operations based on the principal amount outstanding.

                Loans are placed on nonaccrual status when management believes that the borrower's financial condition, after giving consideration to economic and business conditions and collection efforts, is such that collection of interest is doubtful.

                Interest income is recognized on the accrual method. The accrual of interest is reduced or discontinued if collectibility of such is considered doubtful, and all previously accrued but unpaid interest is reversed at that time.

                      DALHART BANCSHARES, INC.
                          AND SUBSIDIARY

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

       DECEMBER 31, 1993 (AUDITED), 1992 AND 1991 (UNAUDITED)

1.    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

      e.   ALLOWANCE FOR LOAN LOSSES

                The allowance for loan losses is established through a provision for loan losses charged to expense. Loans are charged against the allowance for loan losses when management believes that the collectibility of the principal is unlikely. The allowance is an amount that management believes will be adequate to absorb losses on existing loans that may become uncollectible, based on evaluations of the collectibility of loans and prior loan loss experience. The evaluations take into consideration such factors as changes in the nature and volume of the loan portfolio, overall portfolio quality, review of specific problem loans, and current economic conditions and trends that may affect the borrower's ability to pay.

      f.   PREMISES AND EQUIPMENT

                Premises and equipment are stated at cost, less accumulated depreciation. Depreciation is computed using the straight-line and accelerated methods based on the estimated useful lives of the related assets.

      g.   INCOME TAXES

                Bancshares and its subsidiary file consolidated income tax returns. Income tax expense or benefit is allocated to its subsidiary on the basis of its taxable income or loss included in the consolidated return. Deferred income taxes are provided on certain transactions which are reported for financial reporting purposes in different periods than for income tax purposes. Bancshares adopted Statement of Financial Accounting Standard No. 109, "Accounting for Income Taxes," during 1993. The impact of this change in accounting principle has been reported separately in the 1993 statement of income.

      h.   EARNINGS PER SHARE

                Earnings per share computations are based on the weighted average number of common shares outstanding during the year.

      i.   TRUST DEPARTMENT ASSETS

                Property (other than cash deposits) held in fiduciary or agency capacities for customers is not included in the accompanying consolidated financial statements since such items are not assets of Bancshares or its subsidiary.

                      DALHART BANCSHARES, INC.
                          AND SUBSIDIARY

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

       DECEMBER 31, 1993 (AUDITED), 1992 AND 1991 (UNAUDITED)

2.    INVESTMENT SECURITIES

                                                               GROSS               GROSS          ESTIMATED
                                            AMORTIZED        UNREALIZED          UNREALIZED         MARKET
                                              COST             GAINS               LOSSES            VALUE
                                     -------------------------------------------------------------------------
                                                                   (In Thousands)

DECEMBER 31, 1993
U.S. Treasury and agency
   securities                                $ 2,357          $  111             $   (5)           $ 2,463
Obligations of states and
   political subdivisions                     18,822             475                (24)            19,273
Mortgage-backed securities                    26,220             311                (47)            26,484
                                     -------------------------------------------------------------------------
                                             $47,399          $  897             $  (76)           $48,220
                                     =========================================================================
DECEMBER 31, 1992 (UNAUDITED)
U.S. Treasury and agency
   securities                                $ 4,256          $  191             $  (39)           $ 4,408
Obligations of states and
   political subdivisions                     13,433             243                (62)            13,614
Mortgage-backed securities                    32,401             310               (223)            32,488
Corporate bonds                                  353               -                  -                353
                                     -------------------------------------------------------------------------
                                             $50,443          $  744             $ (324)           $50,863
                                     =========================================================================


                      DALHART BANCSHARES, INC.
                          AND SUBSIDIARY

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

       DECEMBER 31, 1993 (AUDITED), 1992 AND 1991 (UNAUDITED)

2.    INVESTMENT SECURITIES (CONTINUED)

      The amortized cost and estimated market value of debt securities by contractual maturity, as of December 31, 1993, are shown below. Expected maturities will differ from contractual maturity because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties. Mortgage-backed securities are included in the maturity table below based on their average remaining life or call date, if applicable.


                                                                       ESTIMATED
                                                     AMORTIZED          MARKET
                                                       COST              VALUE
                                               -------------------------------------
                                                           (In thousands)

Due in one year or less                              $ 14,772          $  14,930
Due after one year through five years                  26,535             26,969
Due after five years through ten years                  4,515              4,668
Due after ten years                                     1,577              1,653
                                               -------------------------------------
                                                      $47,399            $48,220
                                               =====================================

            At December 31, 1993 and 1992, investment securities with carrying values aggregating approximately $13,178,000 and $7,342,000, respectively, and market values of approximately $13,493,000 and $7,664,000, respectively, were pledged as collateral on public and trust funds on deposit and for other purposes required by law or written agreement.

                      DALHART BANCSHARES, INC.
                          AND SUBSIDIARY

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

       DECEMBER 31, 1993 (AUDITED), 1992 AND 1991 (UNAUDITED)

3.          LOANS AND ALLOWANCE FOR LOAN LOSSES

            The carrying amounts by category consisted of the following (in thousands):


                                                 DECEMBER 31,
                                 --------------------------------------------
                                           1993                   1992
                                 --------------------------------------------
                                                               (Unaudited)

Loans:
   Commercial, real estate
       and agricultural                  $ 69,673               $ 52,513
   Installment                              1,557                  1,617
   Mortgage                                 9,111                  6,363
   Other                                      443                    441
                                 --------------------------------------------
                                           80,784                 60,934
   Less:
      Allowance for loan losses              (875)                (1,479)
      Unearned discount                      (163)                  (193)
                                 --------------------------------------------
            Net loans                     $79,746                $59,262
                                 ============================================


      An analysis of the changes in the allowance for loan losses follows (in thousands):


                                                   1993              1992             1991
                                         ------------------------------------------------------
                                                                          (Unaudited)

Balance at beginning of year                      $ 1,479          $ 1,388          $ 1,321
Provision credited to income                         (522)               -                -
Loan recoveries                                        36              116               98
Loan charge-offs                                     (118)             (25)             (31)
                                         ------------------------------------------------------
Balance at end of year                            $   875          $ 1,479          $ 1,388
                                         ======================================================


                      DALHART BANCSHARES, INC.
                          AND SUBSIDIARY

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

       DECEMBER 31, 1993 (AUDITED), 1992 AND 1991 (UNAUDITED)

3.    LOANS AND ALLOWANCE FOR LOAN LOSSES (CONTINUED)

      The Bank had floating rate loans which reprice at least quarterly totaling approximately $56,584,000 and approximately $2,008,000 in floating rate loans which reprice at least annually.

      The aggregate amounts of loans on which the accrual of interest had been reduced or discontinued amounted to approximately $185,000 and $1,000 at December 31, 1993 and 1992, respectively. The related amounts received and recognized as interest income on these loans were approximately $9,000 and $0 for the years ended December 31, 1993 and 1992, respectively. If the contractual interest on these loans had been recognized, such income would have been approximately $26,000 and $1,000 for the years ended December 31, 1993 and 1992, respectively. Loans which were contractually past due ninety days or more as to the payment of principal or interest amounted to $0 and approximately $2,000 at December 31, 1993 and 1992, respectively.

4.    BANK PREMISES AND EQUIPMENT

      A summary of bank premises and equipment follows (in thousands):


                                                             DECEMBER 31,
                                                --------------------------------------
                                                     1993                  1992
                                                --------------------------------------
                                                                        (Unaudited)

          Land                                      $  178                $   177
          Buildings and improvements                 2,380                  1,800
          Furniture, fixtures and equipment          1,638                  1,080
          Bank automobiles                             112                     97
                                                --------------------------------------
                                                     4,308                  3,154
          Accumulated depreciation                 (2,033)                (1,809)
                                                --------------------------------------
                                                    $2,275                 $1,345
                                                ======================================

                      DALHART BANCSHARES, INC.
                          AND SUBSIDIARY

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

       DECEMBER 31, 1993 (AUDITED), 1992 AND 1991 (UNAUDITED)

5.       DEPOSITS

      Deposits are summarized as follows (in thousands):


                                                              DECEMBER 31,
                                              ----------------------------------------
                                                        1993                  1992
                                              ----------------------------------------
                                                                           (Unaudited)

         Demand:
               Noninterest-bearing                    $ 35,996              $ 25,591
                                              ----------------------------------------
               Interest-bearing:
                 NOW                                    23,227                17,243
                 Super NOW                               1,152                 3,625
                 Money market                           14,382                12,218
                                              ----------------------------------------
                                                        38,761                33,086
                                              ----------------------------------------
         Savings                                         6,306                 4,182
         Time                                           47,212                39,859
                                              ----------------------------------------
                                                      $128,275              $102,718
                                              ========================================


      Time deposits include certificates of deposit of $100,000 and over totaling approximately $12,904,000 and $10,043,000 as of December 31, 1993 and 1992, respectively.

6.       OTHER BORROWINGS

      Other borrowings  are summarized below (in thousands):


                                                              DECEMBER 31,
                                              ----------------------------------------
                                                        1993                  1992
                                              ----------------------------------------
                                                                           (Unaudited)

         Advances from the Federal Home
              Loan Bank of Dallas:
                Short term                            $ 6,000               $ 7,000
                Long Term                                 270                     -
         Treasury tax and loan note option              1,117                   829
         Other note payable                               400                     -
                                              ----------------------------------------
                                                      $ 7,787               $ 7,829
                                              ========================================


                      DALHART BANCSHARES, INC.
                          AND SUBSIDIARY

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

       DECEMBER 31, 1993 (AUDITED), 1992 AND 1991 (UNAUDITED)

6.       OTHER BORROWINGS (CONTINUED)

      Short term Federal Home Loan Bank (FHLB) advances are borrowings due within 30 days. The interest rate on FHLB advances outstanding is 3.1% and 3.4% at December 31, 1993 and 1992, respectively. The advances are collateralized by all stock in the FHLB and by pledged mortgage-backed securities with carrying values of approximately $6,901,000 and $7,114,000 and market values of approximately $6,922,000 and $7,107,000 at December 31, 1993 and 1992,
      respectively.

      The long term FHLB advance bears interest at 5.37% and is due October 10, 2003. Annual principal obligations due for each of the five years subsequent to 1993 are approximately $20,000, $23,000, $24,000, $25,000, and $27,000.

      The treasury tax and loan note option is secured by investment securities with carrying values of approximately $1,102,000 and $1,104,000 and market values of approximately $1,178,000 and $1,199,000 at December 31, 1993 and 1992, respectively.

      The other note payable represents an unsecured short-term borrowing by Bancshares due within one year. The note payable is to an unrelated individual bearing interest at prime and maturing January 11, 1994. Upon maturity, this note was renewed through January 11, 1995.

7.       INCOME TAXES

      The current and deferred portions of income tax expense (benefit) are as follows (in thousands):


                                       1993           1992           1991
                                  -------------------------------------------
                                                         (Unaudited)

  Current                             $ 765          $ 660         $ 457
  Deferred                              167             66           (43)
                                  -------------------------------------------
  Total                               $ 932          $ 726         $ 414
                                  ===========================================


                      DALHART BANCSHARES, INC.
                          AND SUBSIDIARY

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

       DECEMBER 31, 1993 (AUDITED), 1992 AND 1991 (UNAUDITED)

7.          INCOME TAXES (CONTINUED)

            A reconciliation of the provision for Federal income tax expense to income tax expense computed by applying the Federal statutory rate of 34% to income before Federal income tax expense is as follows (in thousands):


                                                 1993           1992           1991
                                       -----------------------------------------------
                                                                    (Unaudited)
Provision for Federal income taxes
  at the statutory rate                        $1,163           $ 788         $ 602
Tax exempt income                               (273)           (204)         (189)
Amortization of intangibles                        17              17            17
Life insurance expense                             25              29            --
Other, net                                         --              96          (16)
                                       -----------------------------------------------
Total                                          $  932           $  726        $ 414
                                       ===============================================

      The components of the deferred tax asset and liabilities at December 31, 1993 are as follows (in thousands):


Deferred tax asset:
     Intangibles                                   $ 23
                                                ----------
Deferred tax liabilities:
     Depreciation                                    43
     Allowance for loan losses                       36
     Securities discount accretion                   20
                                                ----------
           Total deferred tax liabilities            99
                                                ----------
               Net deferred tax liability          $ 76
                                                ==========


                      DALHART BANCSHARES, INC.
                          AND SUBSIDIARY

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

       DECEMBER 31, 1993 (AUDITED), 1992 AND 1991 (UNAUDITED)

8.    FINANCIAL INSTRUMENTS WITH OFF-BALANCE-SHEET RISK

      Financial instruments which represent off-balance-sheet credit risk consist of open commitments to extend credit in the normal course of business which are not reflected in the accompanying consolidated financial statements.

      At December 31, 1993 and 1992, open commitments to extend credit amounted to approximately $30,011,000 and $26,829,000, respectively, and letters of credit totalled approximately $305,000 and $120,000, respectively. Such agreements require the Bank to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses. Since many of the commitments are expected to expire without being fully drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Bank evaluates each customer's credit worthiness on a case-by-case basis. The amount of collateral obtained (if deemed necessary by the Bank upon extension of credit) is based on management's credit evaluation of the customer. Collateral held varies, but may include accounts receivable, inventory, property, plant and equipment, and income-producing commercial properties.

      The Bank's mortgage department originates mortgage loans to be sold into the secondary market. At December 31, 1993 and 1992, loans held for sale by the Bank amounted to approximately $9,111,000 and $6,363,000, respectively. There are no unrealized gains or losses on these loans as the Bank obtains purchase commitments from investors at the time the interest rate is determined with each borrower and prior to the advancement of funds.

      Additionally, the Bank has entered into correspondent loan purchase agreements with several third-party mortgage companies. In summary, the third-party companies promise to purchase all loans originated by the Bank if the loans meet the requirements set forth in the agreement. However, certain agreements contain a repurchase provision requiring the Bank to buy back any loans for a specified period of time after the sale that meet certain conditions set forth in the agreement. At December 31, 1993 and 1992, loans totaling approximately $6,172,000 and $1,835,000, respectively, have been sold under these agreements which have remaining buy back potential to the Bank.

9.    CONCENTRATION OF CREDIT RISK

      The Bank grants commercial, agribusiness and residential loans to customers in the Dalhart, Amarillo, Childress, and Vega, Texas areas. Although the Bank has a diversified loan portfolio, a substantial portion of the Bank's debtors' ability to honor their contracts is dependent upon the agribusiness economic sector.

10.   LEASE COMMITMENTS

      Rental expense related to premises amounted to approximately $58,000, $63,000, and $18,000 for the years ended December 31, 1993, 1992 and 1991, respectively. The Bank is obligated under a noncancellable operating lease agreement which ends August 31, 1994. Future minimum rental payments required in 1994 are approximately $38,000.

                      DALHART BANCSHARES, INC.
                          AND SUBSIDIARY

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

       DECEMBER 31, 1993 (AUDITED), 1992 AND 1991 (UNAUDITED)

11.   RELATED PARTY TRANSACTIONS

      Certain directors, executive officers and principal stockholders of Bancshares and its subsidiary, and businesses in which they have significant interests, maintain normal depository arrangements with the Bank and have borrowed funds from the Bank. In management's opinion, these arrangements are all on substantially the same terms, including interest rates and collateral, as those prevailing for comparable transactions with unrelated parties and do not involve more than the normal risk of collectibility or present other unfavorable features.

      At December 31, 1993 and 1992, direct loans to such parties aggregated approximately $1,220,000 and $2,050,000, respectively.

12.   EMPLOYEE BENEFITS

      The Bank has a profit sharing plan in effect for employees over 20 1/2 years of age who have completed six months of service. Contributions under the plan are discretionary and determined annually by the Board of Directors. Contributions charged to expense amounted to approximately $80,000, $112,000 and $85,000 for the years ended December 31, 1993, 1992 and 1991, respectively.

13.   SUBSEQUENT EVENT

      On May 19, 1994, Bancshares and the Bank entered into merger agreements with Boatmen's Bancshares, Inc. and certain of its subsidiaries ("Boatmen's"). At December 31, 1993, Boatmen's had consolidated assets of $26.7 billion and stockholders' equity of $2.1 billion. Boatmen's operates from over 425 locations in Missouri, Arkansas, Illinois, Iowa, Kansas, New Mexico, Oklahoma, Tennessee and Texas. The merger agreements call for the stockholders of Bancshares and the Bank to exchange their stock for shares of Boatmen's common stock. Included in the merger agreement are various conditions which, among other things, restrict Bancshares and the Bank from paying any dividends or distributions to stockholders and impose certain limitations on the Bank's lending and investment decisions. The merger is contingent upon approval of various regulatory agencies and the stockholders of Bancshares and Bank and, if approved, is expected to be consummated in the fourth quarter of 1994.

14.   PENDING LITIGATION

      The Bank and certain of its officers are named as defendants in a suit filed in May 1994. The suit is not specific as to the amount of damages suffered by the plaintiff. The Bank and its officers intend to vigorously defend their positions. As discovery procedures have only recently commenced, it is difficult, in the opinion of management, to evaluate whether this involves a material loss contingency. Therefore, no reserve has been recorded by either Bancshares or Bank.

                  INDEX TO FINANCIAL STATEMENTS OF CITIZENS BANK

CITIZENS STATE BANK OF DALHART:


                                                                               Page
                                                                               ----
      Financial Statements:
      --------------------

      Report of Independent Auditors. . . . . . . . . . . . . . . . . . . . . .BF-2

      Balance Sheets as of June 30, 1994 (Unaudited),
            December 31, 1993 and December 31, 1992 (Unaudited) . . . . . . . .BF-3

      Statements of Earnings for the Six Months Ended
            June 30, 1994 (Unaudited) and 1993 (Unaudited) and for
            the Years Ended December 31, 1993, 1992 (Unaudited) and
            1991 (Unaudited). . . . . . . . . . . . . . . . . . . . . . . . . .BF-5

      Statements of Stockholders' Equity for the Six Months Ended
            June 30, 1994 (Unaudited) and for the Years Ended
            December 31, 1993, 1992 (Unaudited) and 1991 (Unaudited). . . . . .BF-7

      Statements of Cash Flows for the Six Months Ended
            June 30, 1994 (Unaudited) and 1993 (Unaudited) and
            the Years Ended December 31, 1993, 1992 (Unaudited) and
            1991 (Unaudited). . . . . . . . . . . . . . . . . . . . . . . . . .BF-8

      Notes to Financial Statements . . . . . . . . . . . . . . . . . . . . . BF-10

                  REPORT OF INDEPENDENT AUDITORS


The Board of Directors and Stockholders
Citizens State Bank of Dalhart

We have audited the accompanying balance sheet of Citizens State Bank of Dalhart as of December 31, 1993, and the related statements of earnings, stockholders' equity, and cash flows for the year then ended. These financial statements are the responsibility of management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Citizens State Bank of Dalhart at December 31, 1993, and the results of its operations and its cash flows for the year then ended, in conformity with generally accepted accounting principles.



                             GRA, Thompson, White & Co., P.A.


July 14, 1994

                                           CITIZENS STATE BANK OF DALHART

                                                    BALANCE SHEETS


                                                    JUNE 30,                        DECEMBER 31,
                                         --------------------------------------------------------------------
                                                      1994                  1993                  1992
                                         --------------------------------------------------------------------
                                                   (Unaudited)                                 (Unaudited)
                                                                        (In Thousands)

ASSETS
Cash and cash equivalents:
   Noninterest bearing deposits and
     cash                                              $  6,444              $ 10,126             $  8,539
   Federal funds sold                                     2,350                 4,025                4,200
                                         --------------------------------------------------------------------
     Total cash and cash equivalents                      8,794                14,151               12,739
                                         --------------------------------------------------------------------
Interest bearing deposits in other
     banks                                                  294                   390                1,872

Investment securities (estimated market
   value $52,453, $48,220 and $50,863,
   respectively)                                         52,305                47,399               50,443

Loans, less allowance for loan losses of
   $890, $875 and $1,479, respectively                   62,170                79,746               59,322

Premises and equipment, net                               2,151                 2,275                1,345
Accrued interest receivable                               1,723                 1,534                1,377
Stock in Federal Home Loan Bank                           2,328                 2,281                  867
Excess of cost over fair value of assets
   acquired                                                 832                   887                 378
Other assets                                                179                   141                 172
                                         --------------------------------------------------------------------
     Total Assets                                      $130,776              $148,804            $128,515
                                         ====================================================================


                                    BF-3

                                           CITIZENS STATE BANK OF DALHART

                                             BALANCE SHEETS (CONTINUED)


                                                    JUNE 30,                        DECEMBER 31,
                                         --------------------------------------------------------------------
                                                      1994                  1993                  1992
                                         --------------------------------------------------------------------
                                                   (Unaudited)                                 (Unaudited)
                                                                        (In Thousands)

LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities
   Deposits                                            $115,860               $128,295            $102,718
   Federal funds purchased                                   --                     --               7,250
   Other borrowings                                       1,370                  7,387               7,829
   Accrued interest payable                                 281                    279                 264
   Other liabilities                                        226                    318                 162
                                         --------------------------------------------------------------------
     Total liabilities                                  117,737                136,279             118,223
                                         --------------------------------------------------------------------

Stockholders' equity
   Common stock, $100 par value;
     20,000 shares authorized, issued
     and outstanding                                      2,000                  2,000               2,000
   Capital surplus                                        6,000                  6,000               6,000
   Retained earnings                                      5,364                  4,525               2,292
   Unrealized net loss in securities
     available for sale                                   (325)                     --                  --
                                         --------------------------------------------------------------------
   Total stockholders' equity                            13,039                 12,525              10,292
                                         --------------------------------------------------------------------
   Total Liabilities and
     Stockholders' Equity                              $130,776               $148,804            $128,515
                                         ====================================================================

                                      The accompanying notes are an integral part
                                              of these financial statements

                                       CITIZENS STATE BANK OF DALHART

                                           STATEMENTS OF EARNINGS


                                                 SIX MONTHS ENDED
                                                    JUNE 30,                            YEAR ENDED DECEMBER 31,
                                    ------------------------------------------------------------------------------------
                                              1994              1993            1993            1992            1991
                                    ------------------------------------------------------------------------------------
                                           (Unaudited)       (Unaudited)                    (Unaudited)       (Unaudited)
                                                           (In thousands, except per share amounts)

Interest income:
   Loans, including fees                     $3,187            $2,861          $6,345          $4,997          $4,786
   Federal funds sold                            89                87             151             177             479
   Investment securities                      1,294             1,671           3,111           3,237           3,906
                                    ------------------------------------------------------------------------------------
     Total interest income                    4,570             4,619           9,607           8,411           9,171
                                    ------------------------------------------------------------------------------------
Interest expense:
   Deposits                                   1,357             1,277           2,630           2,961           4,502
   Federal funds purchased                       --               100             145             165             367
   Other borrowed funds                          24               104             309              16              20
                                    ------------------------------------------------------------------------------------
     Total interest expense                   1,381             1,481           3,084           3,142           4,889
                                    ------------------------------------------------------------------------------------
     Net interest income                      3,189             3,138           6,523           5,269           4,282
Provision for loan losses                        --             (400)           (522)              --              --
                                    ------------------------------------------------------------------------------------
     Net interest income after
      provision for loan
      losses                                  3,189             3,538           7,045           5,269           4,282
                                    ------------------------------------------------------------------------------------
Other income:
   Service charges                              257               252             532             467             423
   Gain on sales of investment
     securities                                  --                --              85              24              16
   Other operating income                        63                37             101              87              53
                                    ------------------------------------------------------------------------------------
     Total other income                         320               289             718             578             492
                                    ------------------------------------------------------------------------------------
Other expenses:
   Compensation and benefits                  1,187             1,110           2,243           1,919           1,466
   Occupancy expense                            318               219             505             458             439
   Federal Deposit Insurance
     premium                                    133               107             229             221             177
   Other operating expenses                     659               545           1,194             769             834
                                    ------------------------------------------------------------------------------------


                                    BF-5

                                             CITIZENS STATE BANK OF DALHART

                                           STATEMENTS OF EARNINGS (CONTINUED)


                                                 SIX MONTHS ENDED
                                                    JUNE 30,                            YEAR ENDED DECEMBER 31,
                                    ------------------------------------------------------------------------------------
                                              1994              1993            1993            1992            1991
                                    ------------------------------------------------------------------------------------
                                           (Unaudited)       (Unaudited)                    (Unaudited)       (Unaudited)
                                                           (In thousands, except per share amounts)

   Total other expenses                      $2,297            $1,981          $4,171          $3,367          $2,916
                                    ------------------------------------------------------------------------------------
Earnings before income taxes
   and cumulative effect of
   change in accounting
    principle                                $1,212            $1,846          $3,592          $2,480          $1,858

Income tax expense                              281               490             932             726             414
                                    ------------------------------------------------------------------------------------
Earnings before cumulative
   effect of change in
   accounting principle                         931             1,356           2,660           1,754           1,444

Cumulative effect of change
   in accounting for income
   taxes                                         --                --             148              --              --
                                    ------------------------------------------------------------------------------------
     Net Earnings                            $  931            $1,356          $2,808          $1,754          $1,444
                                    ====================================================================================

Earnings per share:
   Earnings before cumulative
     effect of change in
     accounting principle                    $46.55          $67.80          $133.00         $87.70          $72.20

     Cumulative effect of
      change in accounting
      for income taxes                           --              --            7.40              --              --
                                    ------------------------------------------------------------------------------------
     Net Earnings                            $46.55          $67.80           $140.40        $87.70          $72.20
                                    ====================================================================================

                                      The accompanying notes are an integral part
                                              of these financial statements

                                    CITIZENS STATE BANK OF DALHART

                                 STATEMENTS OF STOCKHOLDERS' EQUITY


                                                                                             UNREALIZED
                                                                                             NET LOSS IN
                                                                                              SECURITIES       TOTAL
                                           COMMON            CAPITAL          RETAINED      AVAILABLE FOR   STOCKHOLDERS'
                                           STOCK             SURPLUS          EARNINGS          SALE           EQUITY
                                    ------------------------------------------------------------------------------------
                                                               (In thousands, except per share amounts)

Balance, December 31, 1990
    (unaudited)                             $2,000             $4,000          $2,094          $  --           $8,094
    Net earnings (unaudited)                    --                 --           1,444             --            1,444
    Dividends - $27.50 per share
    (unaudited)                                 --                 --           (550)             --            (550)
                                    ------------------------------------------------------------------------------------
Balance, December 31, 1991
    (unaudited)                              2,000              4,000           2,988             --            8,988
    Net earnings (unaudited)                    --                 --            1,754            --            1,754
    Dividends - $22.50 per share
    (unaudited)                                 --                 --            (450)            --            (450)
    Transfer                                    --              2,000          (2,000)            --               --
                                    ------------------------------------------------------------------------------------
Balance, December 31, 1992
    (unaudited)                              2,000              6,000           2,292             --          10,292
    Net earnings                                --                 --           2,808             --           2,808
    Dividends - $28.75 per share                --                 --           (575)             --           (575)
                                    ------------------------------------------------------------------------------------
Balance, December 31, 1993                   2,000              6,000           4,525             --          12,525
    Net earnings (unaudited)                    --                 --             931             --             931
    Dividends - $4.60 per share
     (unaudited)                                --                 --            (92)             --            (92)
    Unrealized net loss in securities
     available for sale (unaudited)             --                 --              --          (325)           (325)
                                    ------------------------------------------------------------------------------------
Balance, June 30, 1994
    (unaudited)                             $2,000             $6,000          $5,364        $ (325)         $13,039
                                    ====================================================================================

                                      The accompanying notes are an integral part
                                              of these financial statements

                                             CITIZENS STATE BANK OF DALHART

                                                STATEMENTS OF CASH FLOWS


                                                 SIX MONTHS ENDED
                                                    JUNE 30,                            YEAR ENDED DECEMBER 31,
                                    ------------------------------------------------------------------------------------
                                              1994              1993            1993            1992            1991
                                    ------------------------------------------------------------------------------------
                                           (Unaudited)       (Unaudited)                    (Unaudited)       (Unaudited)
                                                                          (In thousands)

OPERATING ACTIVITIES
    Net income                              $ 931              $ 1,356         $ 2,808         $ 1,754         $ 1,444
    Adjustments to reconcile net
    income to net cash provided by
    operating activities:
     Depreciation and amortization            215                  108             313             180             216
     Provision for loan losses                 --                (400)           (522)              --              --
     Gain on sale of investment
         securities                            --                   --            (85)            (24)            (16)
     Net amortization  of premium
         and discount on
         investment securities                121                  159             343             215              55
     Change in:
        Accrued interest receivable         (189)                (498)           (157)              34             112
        Other assets                         (38)                (712)           (573)             (8)           (241)
        Accrued interest payable                2                   16              15           (185)           (120)
        Other liabilities                      75                  154             156              52              74
                                    ------------------------------------------------------------------------------------
    Net cash provided by
     operating activities                   1,117                  183           2,298           2,018           1,524
                                    ------------------------------------------------------------------------------------
INVESTING ACTIVITIES
    Purchases of investment
     securities                          (11,079)             (16,517)        (18,725)        (23,966)        (23,955)
    Proceeds from sales and
     maturities of investment
     securities                             5,608                3,332          21,579          18,463          16,344
    Net decrease (increase) in loans       17,576              (5,096)        (19,902)         (6,040)        (10,226)
    Acquisitions of premises and
     equipment                               (36)                (791)         (1,148)           (604)           (153)
                                    ------------------------------------------------------------------------------------
    Net cash provided by (used in)
     investing activities                  12,069             (19,072)        (18,196)        (12,147)        (17,990)
                                    ------------------------------------------------------------------------------------


                                    BF-8

                                             CITIZENS STATE BANK OF DALHART

                                          STATEMENTS OF CASH FLOWS (CONTINUED)


                                                 SIX MONTHS ENDED
                                                    JUNE 30,                            YEAR ENDED DECEMBER 31,
                                    ------------------------------------------------------------------------------------
                                              1994              1993            1993            1992            1991
                                    ------------------------------------------------------------------------------------
                                           (Unaudited)       (Unaudited)                    (Unaudited)       (Unaudited)
                                                                          (In thousands)

FINANCING ACTIVITIES
    Increase (decrease) in deposits       (12,435)             14,082          25,577          (3,390)         19,128
    Net increase (decrease) in
     Federal funds purchased                   --                 200          (7,250)             75            (150)
    Increase (decrease) in other
     borrowings                            (6,016)              6,775            (442)          7,269               3
    Dividends paid                            (92)                 --            (575)           (450)           (550)
                                    ------------------------------------------------------------------------------------
    Net cash provided by (used in)
     financing activities                $(18,543)           $ 21,507        $ 17,310         $ 3,504        $ 18,431
                                    ------------------------------------------------------------------------------------
Net increase (decrease) in cash
    and cash equivalents                   (5,357)              2,168           1,412          (6,625)          1,965

Cash and cash equivalents,
    beginning of period                    14,151              12,739          12,739          19,364          17,399
                                    ------------------------------------------------------------------------------------
Cash and cash equivalents, end of
    period                                $ 8,794             $14,907         $14,151         $12,739         $19,364
                                    ====================================================================================

Supplemental disclosure of cash
    flow information:
   Interest paid                           $1,484              $1,465          $3,171          $3,326          $5,008
   Income taxes paid                          290                 419             739             620             458
    Equity adjustment for net
     unrealized loss in securities
     available for sale                       325                  --              --              --              --


                                      The accompanying notes are an integral part
                                              of these financial statements

                         CITIZENS STATE BANK OF DALHART

                          NOTES TO FINANCIAL STATEMENTS

             DECEMBER 31, 1993 (AUDITED), 1992 AND 1991 (UNAUDITED)

1.    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

      a.   PRINCIPLES OF CONSOLIDATION

                Citizens State Bank of Dalhart (Bank) is a majority-owned (93.17%) subsidiary of Dalhart Bancshares of Delaware, Inc., which in turn is a wholly-owned subsidiary of Dalhart Bancshares, Inc. (Bancshares). The accompanying financial statements represent the Bank only and are not consolidated.

      b.   CASH EQUIVALENTS

                Cash equivalents include noninterest bearing deposits, amounts due from banks and Federal funds sold.

      c.   INVESTMENT SECURITIES

                Investment securities are stated at cost, adjusted for amortization of premiums or accretion of discounts. Gains and losses on sales of securities are determined on a specific identification method.

                Effective January 1, 1994, Bank adopted Statement of Financial Accounting Standard No. 115, "Accounting for Certain Investments in Debt and Equity Securities" (SFAS No. 115) which requires that investments be classified in three categories and accounted for as follows: held-to-maturity securities reported at amortized cost, trading securities reported at fair value, with unrealized gains and losses included in earnings, and available-for-sale securities reported at fair value, with unrealized gains and losses shown as a separate component of stockholders' equity.

                The effect of adopting this standard resulted in the reporting of an unrealized loss on available-for-sale securities as of June 30, 1994 of approximately
                $493,000.

      d.   LOANS

                Loans are stated at outstanding principal balances. Interest income on loans is credited to operations based on the principal amount outstanding.

                Loans are placed on nonaccrual status when management believes that the borrower's financial condition, after giving consideration to economic and business conditions and collection efforts, is such that collection of interest is doubtful.

                Interest income is recognized on the accrual method. The accrual of interest is reduced or discontinued if collectibility of such is considered doubtful, and all previously accrued but unpaid interest is reversed at that time.

                         CITIZENS STATE BANK OF DALHART

                          NOTES TO FINANCIAL STATEMENTS

             DECEMBER 31, 1993 (AUDITED), 1992 AND 1991 (UNAUDITED)


1.    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

      e.   ALLOWANCE FOR LOAN LOSSES

                The allowance for loan losses is established through a provision for loan losses charged to expense. Loans are charged against the allowance for loan losses when management believes that the collectibility of the principal is unlikely. The allowance is an amount that management believes will be adequate to absorb losses on existing loans that may become uncollectible, based on evaluations of the collectibility of loans and prior loan loss experience. The evaluations take into consideration such factors as changes in the nature and volume of the loan portfolio, overall portfolio quality, review of specific problem loans, and current economic conditions and trends that may affect the borrower's ability to pay.

      f.   PREMISES AND EQUIPMENT

                Premises and equipment are stated at cost, less accumulated depreciation. Depreciation is computed using the straight-line and accelerated methods based on the estimated useful lives of the related assets.

      g.   INCOME TAXES

                Bancshares and the Bank file consolidated income tax returns. Income tax expense or benefit is allocated to the Bank on the basis of its taxable income or loss included in the consolidated return. Deferred income taxes are provided on certain transactions which are reported for financial reporting purposes in different periods than for income tax purposes. Bank adopted Statement of Financial Accounting Standard No. 109, "Accounting for Income Taxes," during 1993. The impact of this change in accounting principle has been reported separately in the 1993 statement of income.

      h.   EARNINGS PER SHARE

                Earnings per share computations are based on the weighted average number of common shares outstanding during the year.

      i.   TRUST DEPARTMENT ASSETS

                Property (other than cash deposits) held in fiduciary or agency capacities for customers is not included in the accompanying financial statements since such items are not assets of the Bank.

                         CITIZENS STATE BANK OF DALHART

                          NOTES TO FINANCIAL STATEMENTS

             DECEMBER 31, 1993 (AUDITED), 1992 AND 1991 (UNAUDITED)


2.    INVESTMENT SECURITIES



                                                                           GROSS            GROSS             ESTIMATED
                                                     AMORTIZED          UNREALIZED        UNREALIZED            MARKET
                                                        COST               GAINS            LOSSES              VALUE
                                            --------------------------------------------------------------------------------
                                                                               (In Thousands)

DECEMBER 31, 1993
U.S. Treasury and agency
  securities                                         $ 2,357               $111             $  (5)               $ 2,463
Obligations of states and
  political subdivisions                              18,822                475               (24)                19,273
Mortgage-backed securities                            26,220                311               (47)                26,484
                                            --------------------------------------------------------------------------------
                                                     $47,399               $897             $ (76)               $48,220
                                            ================================================================================

DECEMBER 31, 1992 (UNAUDITED)
U.S. Treasury and agency
  securities                                         $ 4,256               $191             $ (39)               $ 4,408
Obligations of states and
  political subdivisions                              13,433                243               (62)                13,614
Mortgage-backed securities                            32,401                310              (223)                32,488
Corporate bonds                                          353                 --                --                    353
                                            --------------------------------------------------------------------------------
                                                     $50,443               $744             $(324)               $50,863
                                            ================================================================================


                         CITIZENS STATE BANK OF DALHART

                          NOTES TO FINANCIAL STATEMENTS

             DECEMBER 31, 1993 (AUDITED), 1992 AND 1991 (UNAUDITED)


2.         INVESTMENT SECURITIES (CONTINUED)

      The amortized cost and estimated market value of debt securities by contractual maturity, as of December 31, 1993, are shown below. Expected maturities will differ from contractual maturity because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.
      Mortgage-backed securities are included in the maturity table below based on their average remaining life or call date, if applicable.

                                                        ESTIMATED
                                         AMORTIZED       MARKET
                                           COST           VALUE
                                      -----------------------------
                                             (In thousands)

Due in one year or less                   $14,772       $14,930
Due after one year through five years      26,535        26,969
Due after five years through ten years      4,515         4,668
Due after ten years                         1,577         1,653
                                      -----------------------------
                                          $47,399       $48,220
                                      =============================


      At December 31, 1993 and 1992, investment securities with carrying values aggregating approximately $13,178,000 and $7,342,000, respectively, and market values of approximately $13,493,000 and $7,664,000, respectively, were pledged as collateral on public and trust funds on deposit and for other purposes required by law or written agreement.

                         CITIZENS STATE BANK OF DALHART

                          NOTES TO FINANCIAL STATEMENTS

             DECEMBER 31, 1993 (AUDITED), 1992 AND 1991 (UNAUDITED)


3.    LOANS AND ALLOWANCE FOR LOAN LOSSES

      The carrying amounts by category consisted of the following (in thousands):


                                                             DECEMBER 31,
                                            ---------------------------------------------
                                                      1993                  1992
                                            ---------------------------------------------
                                                                         (Unaudited)

Loans:
  Commercial, real estate and
    agricultural                                    $69,673                 $52,513
  Installment                                         1,557                   1,617
  Mortgage                                            9,111                   6,363
  Other                                                 443                     501
                                            ---------------------------------------------
                                                     80,784                  60,994
  Less:
    Allowance for loan losses                          (875)                 (1,479)
    Unearned discount                                  (163)                   (193)
                                            ---------------------------------------------

      Net loans                                     $79,746                 $59,322
                                            =============================================

      An analysis of the changes in the allowance for loan losses follows
      (in thousands):



                                                   1993            1992           1991
                                            ---------------------------------------------
                                                                        (Unaudited)

Balance at beginning of year                      $1,489          $1,388          $1,321
Provision credited to income                        (522)             --              --
Loan recoveries                                       36             116              98
Loan charge-offs                                    (118)            (25)            (31)
                                            ---------------------------------------------

Balance at end of year                            $  875          $1,479          $1,388
                                            =============================================

                         CITIZENS STATE BANK OF DALHART

                          NOTES TO FINANCIAL STATEMENTS

             DECEMBER 31, 1993 (AUDITED), 1992 AND 1991 (UNAUDITED)


3.    LOANS AND ALLOWANCE FOR LOAN LOSSES (CONTINUED)

      The Bank had floating rate loans which reprice at least quarterly totaling approximately $56,584,000 and approximately $2,008,000 in floating rate loans which reprice at least annually.

      The aggregate amounts of loans on which the accrual of interest had been reduced or discontinued amounted to approximately $185,000 and $1,000 at December 31, 1993 and 1992,
      respectively. The related amounts received and recognized as interest income on these loans were approximately $9,000 and $0 for the years ended December 31, 1993 and 1992, respectively. If the contractual interest on these loans had been recognized, such income would have been approximately $26,000 and $1,000 for the years ended December 31, 1993 and 1992, respectively. Loans which were contractually past due ninety days or more as to the payment of principal or interest amounted to $0 and approximately $2,000 at December 31, 1993 and 1992, respectively.

4.    BANK PREMISES AND EQUIPMENT

      A summary of bank premises and equipment follows (in thousands):

                                                   DECEMBER 31,
                                            -------------------------
                                                1993         1992
                                            -------------------------
                                                          (Unaudited)

Land                                         $   178        $   177
Buildings and improvements                     2,380          1,800
Furniture, fixtures and equipment              1,638          1,080
Bank automobiles                                 112             97
                                            -------------------------
                                               4,308          3,154
Accumulated depreciation                      (2,033)        (1,809)
                                            -------------------------
                                             $ 2,275        $ 1,345
                                            =========================

                         CITIZENS STATE BANK OF DALHART

                          NOTES TO FINANCIAL STATEMENTS

             DECEMBER 31, 1993 (AUDITED), 1992 AND 1991 (UNAUDITED)


5.    DEPOSITS

      Deposits are summarized as follows (in thousands):


                                                                DECEMBER 31,
                                                      -----------------------------------
                                                              1993           1992
                                                      -----------------------------------
                                                                          (Unaudited)

  Demand:
    Noninterest-bearing                                     $ 36,016        $ 25,591
                                                      -----------------------------------
  Interest-bearing:
    NOW                                                       23,227          17,243
    Super NOW                                                  1,152           3,625
    Money market                                              14,382          12,218
                                                      -----------------------------------
                                                              38,761          33,086
                                                      -----------------------------------
  Savings                                                      6,306           4,182
  Time                                                        47,212          39,859
                                                      -----------------------------------
                                                            $128,295        $102,718
                                                      ===================================

      Time deposits include certificates of deposit of $100,000 and over totaling approximately $12,904,000 and $10,043,000 as of December 31, 1993 and 1992, respectively.

6.    OTHER BORROWINGS

      Other borrowings  are summarized below (in thousands):

                                                                  DECEMBER 31,
                                                      -----------------------------------
                                                              1993            1992
                                                      -----------------------------------
                                                                           (Unaudited)

    Advances from the Federal Home
     Loan Bank of Dallas:
      Short term                                             $6,000           $7,000
      Long Term                                                 270               --
    Treasury tax and loan note option                         1,117              829
                                                      -----------------------------------
                                                             $7,387           $7,829
                                                      ===================================

                         CITIZENS STATE BANK OF DALHART

                          NOTES TO FINANCIAL STATEMENTS

             DECEMBER 31, 1993 (AUDITED), 1992 AND 1991 (UNAUDITED)


6.    OTHER BORROWINGS (CONTINUED)

      Short term Federal Home Loan Bank (FHLB) advances are borrowings due within 30 days. The interest rate on FHLB advances outstanding is 3.1% and 3.4% at December 31, 1993 and 1992, respectively. The advances are collateralized by all stock in the FHLB and by pledged mortgage-backed securities with carrying values of approximately $6,901,000 and $7,114,000 and market values of approximately $6,922,000 and $7,107,000 at December 31, 1993 and 1992, respectively.

      The long term FHLB advance bears interest at 5.37% and is due October 10, 2003. Annual principal obligations due for each of the five years subsequent to 1993 are approximately $20,000, $23,000, $24,000, $25,000, and $27,000.

      The treasury tax and loan note option is secured by investment securities with carrying values of approximately $1,102,000 and $1,104,000 and market values of approximately $1,178,000 and $1,199,000 at December 31, 1993 and 1992, respectively.

7.    INCOME TAXES

      The current and deferred portions of income tax expense
      (benefit) are as follows (in thousands):


                                      1993         1992         1991
                                   ------------------------------------
                                                     (Unaudited)

Current                              $ 779        $ 669        $ 473

Deferred                               153           57          (59)
                                   ------------------------------------
Total                                $ 932        $ 726        $ 414
                                   ====================================


                         CITIZENS STATE BANK OF DALHART

                          NOTES TO FINANCIAL STATEMENTS

             DECEMBER 31, 1993 (AUDITED), 1992 AND 1991 (UNAUDITED)


7.    INCOME TAXES (CONTINUED)

      A reconciliation of the provision for Federal income tax expense to income tax expense computed by applying the Federal statutory rate of 34% to income before Federal income tax expense is as follows (in thousands):

                                      1993     1992     1991
                                   ----------------------------
                                                (Unaudited)

Provision for Federal income taxes
  at the statutory rate              $1,221    $ 843    $ 632

Tax exempt income                      (273)    (204)    (189)

Other, net                              (16)       87     (29)
                                   ----------------------------
Total                                $  932    $  726   $ 414
                                   ============================


      The components of the deferred tax asset and liabilities at December 31, 1993 are as follows (in thousands):

Deferred tax asset:
     Intangibles                                $ 23
                                              ---------
Deferred tax liabilities:
     Depreciation                                 43
     Allowance for loan losses                    36
     Securities discount accretion                20
                                              ---------
           Total deferred tax liabilities         99
                                              ---------
                  Net deferred tax liability    $ 76
                                              =========


                         CITIZENS STATE BANK OF DALHART

                          NOTES TO FINANCIAL STATEMENTS

             DECEMBER 31, 1993 (AUDITED), 1992 AND 1991 (UNAUDITED)


8.    FINANCIAL INSTRUMENTS WITH OFF-BALANCE-SHEET RISK

      Financial instruments which represent off-balance-sheet credit risk consist of open commitments to extend credit in the normal course of business which are not reflected in the accompanying financial statements.

      At December 31, 1993 and 1992, open commitments to extend credit amounted to approximately $30,011,000 and $26,829,000, respectively, and letters of credit totalled approximately $305,000 and $120,000, respectively. Such agreements require the Bank to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses. Since many of the commitments are expected to expire without being fully drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Bank evaluates each customer's credit worthiness on a case-by-case basis. The amount of collateral obtained (if deemed necessary by the Bank upon extension of credit) is based on management's credit evaluation of the customer. Collateral held varies, but may include accounts receivable, inventory, property, plant and equipment, and income-producing commercial properties.

      The Bank's mortgage department originates mortgage loans to be sold into the secondary market. At December 31, 1993 and 1992, loans held for sale by the Bank amounted to approximately $9,111,000 and $6,363,000, respectively. There are no unrealized gains or losses on these loans as the Bank obtains purchase commitments from investors at the time the interest rate is determined with each borrower and prior to the advancement of funds.

      Additionally, the Bank has entered into correspondent loan purchase agreements with several third-party mortgage companies. In summary, the third-party companies promise to purchase all loans originated by the Bank if the loans meet the requirements set forth in the agreement. However, certain agreements contain a repurchase provision requiring the Bank to buy back any loans for a specified period of time after the sale that meet certain conditions set forth in the agreement. At December 31, 1993 and 1992, loans totaling approximately $6,172,000 and $1,835,000, respectively, have been sold under these agreements which have remaining buy back potential to the Bank.

9.    CONCENTRATION OF CREDIT RISK

      The Bank grants commercial, agribusiness and residential loans to customers in the Dalhart, Amarillo, Childress, and Vega, Texas areas. Although the Bank has a diversified loan portfolio, a substantial portion of the Bank's debtors' ability to honor their contracts is dependent upon the agribusiness economic sector.

10.   LEASE COMMITMENTS

      Rental expense related to premises amounted to approximately $58,000, $63,000, and $18,000 for the years ended December 31, 1993, 1992 and 1991, respectively. The Bank is obligated under a noncancellable operating lease agreement which ends August 31, 1994. Future minimum rental payments required in 1994 are approximately $38,000.

                         CITIZENS STATE BANK OF DALHART

                          NOTES TO FINANCIAL STATEMENTS

             DECEMBER 31, 1993 (AUDITED), 1992 AND 1991 (UNAUDITED)


11.   RELATED PARTY TRANSACTIONS

      Certain directors, executive officers and principal stockholders of the Bank, and businesses in which they have significant interests, maintain normal depository arrangements with the Bank and have borrowed funds from the Bank. In management's opinion, these arrangements are all on substantially the same terms, including interest rates and collateral, as those prevailing for comparable transactions with unrelated parties and do not involve more than the normal risk of collectibility or present other unfavorable features.

      At December 31, 1993 and 1992, direct loans to such parties aggregated approximately $1,220,000 and $2,050,000, respectively.

12.   EMPLOYEE BENEFITS

      The Bank has a profit sharing plan in effect for employees over 20 1/2 years of age who have completed six months of service. Contributions under the plan are discretionary and determined annually by the Board of Directors. Contributions charged to expense amounted to approximately $80,000, $112,000 and $85,000 for the years ended December 31, 1993, 1992 and 1991, respectively.

13.   SUBSEQUENT EVENT

      On May 19, 1994, Bancshares and the Bank entered into merger agreements with Boatmen's Bancshares, Inc. and certain of its subsidiaries ("Boatmen's"). At December 31, 1993, Boatmen's had consolidated assets of $26.7 billion and stockholders' equity of $2.1 billion. Boatmen's operates from over 425 locations in Missouri, Arkansas, Illinois, Iowa, Kansas, New Mexico, Oklahoma, Tennessee and Texas. The merger agreements call for the stockholders of Bancshares and the Bank to exchange their stock for shares of Boatmen's common stock. Included in the merger agreement are various conditions which, among other things, restrict Bancshares and the Bank from paying any dividends or distributions to stockholders and impose certain limitations on the Bank's lending and investment decisions. The merger is contingent upon approval of various regulatory agencies and the stockholders of Bancshares and Bank and, if approved, is expected to be consummated in the fourth quarter of 1994.

14.   PENDING LITIGATION

      The Bank and certain of its officers are named as defendants in a suit filed in May 1994. The suit is not specific as to the amount of damages suffered by the plaintiff. The Bank and its officers intend to vigorously defend their positions. As discovery procedures have only recently commenced, it is difficult, in the opinion of management, to evaluate whether this involves a material loss contingency. Therefore, no reserve has been recorded by either Bancshares or Bank.

                                                                      EXHIBIT A
- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------




                          AGREEMENT AND PLAN OF MERGER



                                  by and among


                            DALHART BANCSHARES, INC.,
                              a Texas corporation,

                                       and

                      DALHART BANCSHARES OF DELAWARE, INC.
                             a Delaware corporation,


                                       and


                           BOATMEN'S BANCSHARES, INC.,
                             a Missouri corporation,



                                       and


                             BOATMEN'S TEXAS, INC.,
                             a Missouri corporation,




                               Dated May 19, 1994




- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------

                                TABLE OF CONTENTS

                                                                           Page
                                                                           ----
ARTICLE ONE      TERMS OF THE MERGER & CLOSING. . . . . . . . . . . . . . . .A-1
     Section 1.01.   The Mergers. . . . . . . . . . . . . . . . . . . . . . .A-1
     Section 1.02.   Merging Corporations . . . . . . . . . . . . . . . . . .A-1
     Section 1.03.   Surviving Corporation. . . . . . . . . . . . . . . . . .A-1
     Section 1.04.   Effect of the Mergers. . . . . . . . . . . . . . . . . .A-1
     Section 1.05.   Conversion of Shares . . . . . . . . . . . . . . . . . .A-1
     Section 1.06.   The Closing. . . . . . . . . . . . . . . . . . . . . . .A-3
     Section 1.07.   Closing Date . . . . . . . . . . . . . . . . . . . . . .A-3
     Section 1.08.   Escrow . . . . . . . . . . . . . . . . . . . . . . . . .A-3
     Section 1.09.   Closing Deliveries . . . . . . . . . . . . . . . . . . .A-3
     Section 1.10.   Exchange Procedures; Surrender of Certificates . . . . .A-5

ARTICLE TWO      REPRESENTATIONS OF COMPANY AND DALHART-DELAWARE. . . . . . .A-6
     Section 2.01.   Organization and Capital Stock . . . . . . . . . . . . .A-6
     Section 2.02.   Authorization; No Defaults . . . . . . . . . . . . . . .A-7
     Section 2.03.   Subsidiaries . . . . . . . . . . . . . . . . . . . . . .A-7
     Section 2.04.   Financial Information. . . . . . . . . . . . . . . . . .A-7
     Section 2.05.   Absence of Changes . . . . . . . . . . . . . . . . . . .A-8
     Section 2.06.   Regulatory Enforcement Matters . . . . . . . . . . . . .A-8
     Section 2.07.   Tax Matters. . . . . . . . . . . . . . . . . . . . . . .A-8
     Section 2.08.   Litigation . . . . . . . . . . . . . . . . . . . . . . .A-8
     Section 2.09.   Employment Agreements. . . . . . . . . . . . . . . . . .A-8
     Section 2.10.   Reports. . . . . . . . . . . . . . . . . . . . . . . . .A-9
     Section 2.11.   Loan Portfolio . . . . . . . . . . . . . . . . . . . . .A-9
     Section 2.12.   Employee Matters and ERISA . . . . . . . . . . . . . . .A-9
     Section 2.13.   Title to Properties; Insurance . . . . . . . . . . . . A-10
     Section 2.14.   Environmental Matters. . . . . . . . . . . . . . . . . A-11
     Section 2.15.   Compliance with Law. . . . . . . . . . . . . . . . . . A-11
     Section 2.16.   Undisclosed Liabilities. . . . . . . . . . . . . . . . A-11
     Section 2.17.   Brokerage. . . . . . . . . . . . . . . . . . . . . . . A-11
     Section 2.18.   Insurance Policy on Life of Catherine D. Koehler . . . A-11
     Section 2.19.   Stock Redemption Termination Agreement . . . . . . . . A-12
     Section 2.20.   Statements True and Correct. . . . . . . . . . . . . . A-12

ARTICLE THREE    REPRESENTATIONS OF BOATMEN'S AND BOATMEN'S-TEXAS . . . . . A-12
     Section 3.01.   Organization and Capital Stock . . . . . . . . . . . . A-12
     Section 3.02.   Authorization. . . . . . . . . . . . . . . . . . . . . A-13
     Section 3.03.   Subsidiaries . . . . . . . . . . . . . . . . . . . . . A-13
     Section 3.04.   Financial Information. . . . . . . . . . . . . . . . . A-13
     Section 3.05.   Absence of Changes . . . . . . . . . . . . . . . . . . A-14
     Section 3.06.   Litigation . . . . . . . . . . . . . . . . . . . . . . A-14
     Section 3.07.   Reports. . . . . . . . . . . . . . . . . . . . . . . . A-14
     Section 3.08.   Compliance With Law. . . . . . . . . . . . . . . . . . A-14
     Section 3.09.   Statements True and Correct. . . . . . . . . . . . . . A-14



                                    A-i

ARTICLE FOUR     AGREEMENTS OF COMPANY. . . . . . . . . . . . . . . . . . . A-15
     Section 4.01.   Business in Ordinary Course. . . . . . . . . . . . . . A-15
     Section 4.02.   Breaches . . . . . . . . . . . . . . . . . . . . . . . A-17
     Section 4.03.   Subsidiary Bank Merger . . . . . . . . . . . . . . . . A-17
     Section 4.04.   Submission to Shareholders . . . . . . . . . . . . . . A-17
     Section 4.05.   Consents to Contracts and Leases . . . . . . . . . . . A-18
     Section 4.06.   Conforming Accounting and Reserve Policies;
                     Restructuring Expenses . . . . . . . . . . . . . . . . A-18
     Section 4.07.   Consummation of Agreement. . . . . . . . . . . . . . . A-18
     Section 4.08.   Environmental Reports. . . . . . . . . . . . . . . . . A-19
     Section 4.09.   Restriction on Resales . . . . . . . . . . . . . . . . A-19
     Section 4.10.   Access to Information. . . . . . . . . . . . . . . . . A-19

ARTICLE FIVE     AGREEMENTS OF BOATMEN'S AND BOATMEN'S-TEXAS. . . . . . . . A-20
     Section 5.01.   Regulatory Approvals and Registration Statement. . . . A-20
     Section 5.02.   Breaches . . . . . . . . . . . . . . . . . . . . . . . A-20
     Section 5.03.   Consummation of Agreement. . . . . . . . . . . . . . . A-21
     Section 5.04.   Directors and Officers' Liability Insurance and
                     Indemnification. . . . . . . . . . . . . . . . . . . . A-21
     Section 5.05.   Employee Benefits. . . . . . . . . . . . . . . . . . . A-21
     Section 5.06.   Subsidiary Bank Merger . . . . . . . . . . . . . . . . A-22
     Section 5.07.   Access to Information. . . . . . . . . . . . . . . . . A-22

ARTICLE SIX      CONDITIONS PRECEDENT TO THE MERGER . . . . . . . . . . . . A-22
     Section 6.01.   Conditions to Boatmen's Obligations. . . . . . . . . . A-22
     Section 6.02.   Conditions to Company's and Dalhart-Delaware's
                     Obligations. . . . . . . . . . . . . . . . . . . . . . A-24

ARTICLE SEVEN    TERMINATION OR ABANDONMENT . . . . . . . . . . . . . . . . A-24
     Section 7.01.   Mutual Agreement . . . . . . . . . . . . . . . . . . . A-24
     Section 7.02.   Breach of Representations or Agreements. . . . . . . . A-24
     Section 7.03.   Environmental Reports. . . . . . . . . . . . . . . . . A-25
     Section 7.04.   Failure of Conditions. . . . . . . . . . . . . . . . . A-25
     Section 7.05.   Approval Denial. . . . . . . . . . . . . . . . . . . . A-25
     Section 7.06.   Shareholder Approval Denial. . . . . . . . . . . . . . A-25
     Section 7.07.   Regulatory Enforcement Matters . . . . . . . . . . . . A-25
     Section 7.08.   Automatic Termination. . . . . . . . . . . . . . . . . A-25
     Section 7.09.   Termination Fee. . . . . . . . . . . . . . . . . . . . A-25

ARTICLE EIGHT    GENERAL. . . . . . . . . . . . . . . . . . . . . . . . . . A-27
     Section 8.01.   Confidential Information . . . . . . . . . . . . . . . A-27
     Section 8.02.   Publicity. . . . . . . . . . . . . . . . . . . . . . . A-28
     Section 8.03.   Return of Documents. . . . . . . . . . . . . . . . . . A-28
     Section 8.04.   Notices. . . . . . . . . . . . . . . . . . . . . . . . A-28
     Section 8.05.   Liabilities. . . . . . . . . . . . . . . . . . . . . . A-29
     Section 8.06.   Nonsurvival of Representations, Warranties and
                     Agreements . . . . . . . . . . . . . . . . . . . . . . A-29
     Section 8.07.   Entire Agreement . . . . . . . . . . . . . . . . . . . A-29
     Section 8.08.   Headings and Captions. . . . . . . . . . . . . . . . . A-29
     Section 8.09.   Waiver, Amendment or Modification. . . . . . . . . . . A-29
     Section 8.10.   Rules of Construction. . . . . . . . . . . . . . . . . A-29
     Section 8.11.   Counterparts . . . . . . . . . . . . . . . . . . . . . A-30
     Section 8.12.   Successors and Assigns . . . . . . . . . . . . . . . . A-30
     Section 8.13.   Governing Law; Assignment. . . . . . . . . . . . . . . A-30


                                    A-ii

EXHIBIT 1.09(a) - Company's Legal Opinion Matters
EXHIBIT 1.09(b) - Boatmen's Legal Opinion Matters
EXHIBIT 2.19 - Stock Redemption Termination Agreement
EXHIBIT 4.03 - Bank Merger Agreement
EXHIBIT 4.09 - Affiliates Agreements
EXHIBIT 7.09 - Index Group



                                    A-iii

                          AGREEMENT AND PLAN OF MERGER
                          ----------------------------


     This is an AGREEMENT AND PLAN OF MERGER (this "Agreement") made
May 19, 1994, by and among BOATMEN'S BANCSHARES, INC., a Missouri corporation, ("Boatmen's"), BOATMEN'S TEXAS, INC., a Missouri corporation ("Boatmen's-Texas"), DALHART BANCSHARES, INC., a Texas corporation, ("Company") and DALHART BANCSHARES OF DELAWARE, INC., a
Delaware corporation which is a wholly-owned subsidiary of Company
("Dalhart-Delaware").

     In consideration of the premises and the mutual terms and provisions set forth in this Agreement, the parties agree as follows.


                                   ARTICLE ONE
                                   -----------

                          TERMS OF THE MERGER & CLOSING
                          -----------------------------

     SECTION 1.01.  THE MERGERS.  Pursuant to the terms and provisions
     ------------   -----------
of this Agreement and the Texas Business Corporation Act (the "Texas
Corporate Law"), The General and Business Corporation Law of Missouri
(the "Missouri Corporate Law"), and the Delaware General Corporation
Law (the "Delaware Corporate Law"), Company and Dalhart-Delaware
shall merge with and into Boatmen's-Texas (individually a "Merger", and collectively the "Mergers").

     SECTION 1.02.  MERGING CORPORATIONS.  Company and Dalhart-
     ------------   --------------------
Delaware each shall be a merging corporation under its respective
Merger and the respective corporate identity and existence of each, separate and apart from Boatmen's-Texas, shall cease on consummation of the Mergers.

     SECTION 1.03.  SURVIVING CORPORATION.  Boatmen's-Texas shall be
     ------------   ---------------------
the surviving corporation in each of the Mergers.  No changes in the articles of incorporation of Boatmen's-Texas shall be effected by the
Mergers.

     SECTION 1.04.  EFFECT OF THE MERGERS.  Each of the Mergers shall
     ------------   ---------------------
have all of the effects provided by the Missouri Corporate Law, and, as applicable, the Delaware Corporate Law or the Texas Corporate Law.

     SECTION 1.05.  CONVERSION OF SHARES.
     ------------   --------------------

     (a) At the Effective Time (as defined in Section 1.07 below), each share of common stock, par value $10.00, of Company ("Company
Common") issued and outstanding immediately prior to the Effective
Time, other than any shares the holders of which have duly exercised and perfected their dissenters' rights under the Texas Corporate Law, shall be converted into the right to receive, subject to the provisions of subsection (b) below, 6.3599 (the "Conversion Ratio") shares of common stock, par value $1.00 per share, of Boatmen's (the
"Boatmen's Common") (together with any cash payment in lieu of fractional shares, as provided below, the "Merger Consideration").
A portion of the Merger Consideration equal to the quotient of (A) divided by (B), where (A) equals the number of Escrow Shares (as defined in Section 1.08), and (B) equals the number of shares of Company Common issued and outstanding immediately prior to the Effective Time which are held by shareholders who have not duly exercised and perfected their dissenters' rights under the Texas
Corporate Law, shall be issued and delivered on the Closing Date (as defined in Section

                                    A-1

1.06 hereof) by Boatmen's to the Escrow Agent (as defined in Section 1.08 hereof) pursuant to the provisions of Section 1.08 hereof and the balance thereof shall be issuable to the holders of the Company Common as provided in Section 1.10 hereof. No fractional shares of Boatmen's Common shall be issued and, in lieu thereof, holders of shares of Company Common who would otherwise be entitled to a fractional share interest in Boatmen's Common
(after taking into account all shares of Company Common held by such holder exclusive of any beneficial interest in the Escrow Shares) shall be paid an amount in cash equal to the product of such fractional share interest and the closing price of a share of Boatmen's Common on the National Association of Securities Dealers Automated Quotation System
- - National Market System ("Nasdaq") on the business day immediately preceding the date on which the Effective Time occurs. If the Effective Time does not occur on or before the record date for the payment of the regular quarterly dividend on Boatmen's Common declared during the fourth quarter of 1994 or the first quarter of 1995, then, notwithstanding the foregoing, the number of shares of Boatmen's Common included in the Merger Consideration shall be increased by adding to the Conversion Ratio the quotient of (i) the product of (A) the amount of such quarterly dividend or dividends, as the case may be, multiplied by (B) 6.3599, divided by (ii) the average closing price of a share of Boatmen's Common on Nasdaq during the twenty trading days immediately preceding the fifth calendar day immediately preceding the Closing Date.

     (b) Should Catherine D. Koehler not survive the Closing Date and on account of her death the Company shall have received or as of the Closing (as defined in Section 1.06 below) shall be entitled to receive a death benefit of not less than One Million Dollars
($1,000,000) of life insurance proceeds under Guardian Life Insurance
Company Policy No. 3710687, then the Conversion Ratio shall be increased by an amount equal to the quotient of (i) $1,000,000 divided by (ii) the number of shares of Company Common issued and outstanding as of the Closing divided, again, by (iii) the average per share closing price of a share of Boatmen's Common, as reported on Nasdaq for the twenty (20) business days immediately preceding the fifth calendar day prior to the Closing Date (the "Boatmen's Average
Price").

     (c) At the Effective Time, all of the shares of Company Common, by virtue of the Mergers and without any action on the part of the holders thereof, shall no longer be outstanding and shall be canceled and retired and shall cease to exist, and each holder of any certificate or certificates which immediately prior to the Effective
Time represented outstanding shares of Company Common (the
"Certificates") shall thereafter cease to have any rights with respect to such shares, except the right of such holders to receive, without interest, the Merger Consideration upon the surrender of such Certificate or Certificates in accordance with Section 1.10 hereof.

     (d) At the Effective Time, all of the shares of common stock, par value $1.00, of Dalhart-Delaware ("Delaware Common"), by virtue of the Mergers and without any action on the part of the holders thereof, shall be converted into one hundred (100) shares of Boatmen's-Texas common stock, and each holder of any certificate or certificates which immediately prior to the Effective Time represented outstanding shares of Delaware Common shall thereafter cease to have any rights with respect to such shares.

     (e)   At the Effective Time, each share of Company Common and
Delaware Common, if any, held in the treasury of Company or Dalhart-
Delaware, respectively, or by any direct or indirect subsidiary of Company or Dalhart-Delaware (other than shares held in trust accounts for the benefit of others or in other fiduciary, nominee or similar capacities) immediately prior to the Effective Time shall be canceled.

     (f) Each share of common stock, par value $1.00 per share, of Boatmen's-Texas outstanding immediately prior to the Effective Time shall remain outstanding unaffected by each of the Mergers.


                                    A-2

     (g) If between the date hereof and the Effective Time a share of Boatmen's Common shall be changed into a different number of shares of Boatmen's Common or a different class of shares by reason of reclassification, recapitalization, splitup, exchange of shares or readjustment, or if a stock dividend thereon shall be declared with a record date within such period, then the number of shares of Boatmen's Common into which a share of Company Common will be converted pursuant to subsection (a) above will be appropriately and proportionately adjusted so that each shareholder of Company shall be entitled to receive such fraction of a share or such number of shares of Boatmen's Common as such shareholder would have received pursuant to such reclassification, recapitalization, splitup, exchange of shares or readjustment or as a result of such stock dividend had the record date therefor been immediately following the Effective Time of each of the Mergers.

     (h) If holders of Company Common dissent from the Agreement and Merger under the Texas Corporate Law, any issued and outstanding shares of Company Common held by a dissenting holder shall not be converted as described in this Section 1.05 but from and after the Effective Time shall represent only the right to receive such consideration as may be determined to be due to such dissenting holder pursuant to the Texas Corporate Law; provided, however, that each share of Company Common outstanding immediately prior to the Effective Time and held by a dissenting holder who shall, after the Effective Time, withdraw his demand for appraisal or lose his right of appraisal shall have only such rights as are provided under the Texas Corporate Law.

     SECTION 1.06.  THE CLOSING.  The closing of each of the Mergers
     ------------   -----------
(the "Closing") shall take place at the main offices of Boatmen's, or at such other location as the parties may agree, at 10:00 A.M.
Central Time on the Closing Date described in Section 1.07 of this
Agreement.

     SECTION 1.07.  CLOSING DATE.  At Boatmen's election, the Closing
     ------------   ------------
shall take place on (i) the last business day of, or (ii) the first business day of the month following, or (iii) the last business day of the earliest month which is the second month of a calendar quarter following, in each case, the month during which each of the
conditions in Sections 6.01(d) and 6.02(d) is satisfied or waived by the appropriate party or on such other date after such satisfaction or waiver as Company and Boatmen's may agree (the "Closing Date").
Each of the Mergers shall be effective upon the issuance of a
Certificate of Merger by the Secretary of State of the State of
Missouri (the "Effective Time" with respect to each such Merger), which the parties shall use their best efforts to cause to occur on the Closing Date.

     SECTION 1.08.  ESCROW.  On the Closing Date, Boatmen's shall
     ------------   ------
issue in the name of and deliver to the escrow agent (the "Escrow
Agent") named in that certain Escrow Agreement to be executed on the
Closing Date among the Escrow Agent, Bank (as defined in Section 2.04 hereof) and the parties to this Agreement (the "Escrow Agreement"), such number of shares of Boatmen's Common (the "Escrow Shares") as equals the quotient of $929,550 divided by the Boatmen's Average
Price.

     SECTION 1.09.  CLOSING DELIVERIES.
     ------------   ------------------

     (a) At the Closing, Company and/or Dalhart-Delaware, as may be applicable, shall deliver to Boatmen's and Boatmen's-Texas:

            (i) a certified copy of the Articles of Incorporation of Company and each of its subsidiaries;


                                    A-3

           (ii) a Certificate or Certificates signed by an appropriate officer of each of Company and Dalhart-Delaware stating that, with respect to Company or Dalhart-Delaware, as may be applicable, (A) each of the representations and warranties contained in Article Two is true and correct in all material respects at the time of the Closing with the same force and effect as if such representations and warranties had been made at Closing, and (B) all of the conditions set forth in
     Section 6.01(b) have been satisfied or waived as provided therein;

          (iii) a certified copy of the resolutions of each of Company's and Dalhart-Delaware's Board of Directors and respective shareholders, as required for valid approval of the execution of this Agreement and the consummation of each of the Mergers and the other transactions contemplated hereby;

           (iv) Certificate of the Texas Secretary of State, dated a recent date, stating that Company is in good standing;

            (v) Certificate of the Delaware Secretary of State, dated a recent date, stating that Dalhart-Delaware is in good standing;

           (vi) the certificate or certificates representing all of the outstanding shares of Delaware Common;

          (vii) a legal opinion of counsel for Company, in form reasonably acceptable to Boatmen's counsel, opining with respect to the matters listed on Exhibit 1.09(a) hereto; and

         (viii)  the Escrow Agreement executed by Company, Dalhart-
     Delaware, Bank and three shareholders of Company and/or Bank who shall have been designated by Company and Bank to serve as the "Shareholders' Committee" pursuant to the Escrow Agreement.

     (b)   At the Closing, Boatmen's shall deliver to Company:

            (i) a Certificate signed by an appropriate officer of Boatmen's and Boatmen's-Texas stating that (A) each of the representations and warranties contained in Article Three is true and correct in all material respects at the time of the Closing with the same force and effect as if such representations and warranties had been made at Closing and (B) all of the conditions set forth in Section 6.02(b) and 6.02(d) (but only with respect to approvals other than by the Company's shareholders) have been satisfied;

           (ii)  a certified copy of the resolutions of Boatmen's
     Executive Committee authorizing the execution of this Agreement and the consummation of the transactions contemplated hereby;

          (iii)  a certified copy of the resolutions of Boatmen's-
     Texas's Board of Directors and shareholder, as required for valid approval of the execution of this Agreement and the consummation of the transactions contemplated hereby;

           (iv) a legal opinion of counsel for Boatmen's, in form reasonably acceptable to Company's counsel, opining with respect to the matters listed on Exhibit 1.09(b) hereto.

            (v)  the Escrow Agreement executed by Boatmen's.

                                    A-4

     SECTION 1.10.  EXCHANGE PROCEDURES; SURRENDER OF CERTIFICATES.
     ------------   ----------------------------------------------

     (a)   Boatmen's Trust Company, St. Louis, Missouri, shall act as
Exchange Agent in each of the Mergers (the "Exchange Agent").

     (b) As soon as reasonably practicable, and in no event more than ten (10) business days after the Effective Time, the Exchange Agent shall mail to each record holder of any Certificate or Certificates whose shares were converted into the right to receive the Merger
Consideration, a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions as Boatmen's may reasonably specify) (each such letter, the "Merger Letter of Transmittal") and instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration less such holder's beneficial interest in the Escrow Shares (the "Net Merger Consideration"). Upon surrender to the Exchange Agent of a Certificate, together with a Merger Letter of Transmittal duly executed and any other required documents, the holder of such Certificate shall be entitled to receive in exchange therefor solely the Net Merger Consideration. No interest on the Net
Merger Consideration issuable upon the surrender of the Certificates shall be paid or accrued for the benefit of holders of Certificates.
If the Net Merger Consideration is to be issued to a person other than a person in whose name a surrendered Certificate is registered, it shall be a condition of issuance that the surrendered Certificate shall be properly endorsed or otherwise in proper form for transfer and that the person requesting such issuance shall pay to the Exchange Agent any required transfer or other taxes or establish to the satisfaction of the Exchange Agent that such tax has been paid or is not applicable.

     (c) At any time following six months after the Effective Time, Boatmen's shall be entitled to terminate the Exchange Agent relationship, and thereafter holders of Certificates shall be entitled to look only to Boatmen's (subject to abandoned property, escheat or other similar laws) with respect to the Net Merger
Consideration issuable upon surrender of their Certificates.

     (d) No dividends that are otherwise payable on shares of Boatmen's Common constituting the Net Merger Consideration shall be paid to persons entitled to receive such shares of Boatmen's Common until such persons surrender their Certificates. Upon such surrender, there shall be paid to the person in whose name the shares of Boatmen's Common shall be issued any dividends which shall have become payable with respect to such shares of Boatmen's Common
(without interest and less the amount of taxes, if any, which may have been imposed thereon), between the Effective Time and the time of such surrender. Dividends payable on shares of Boatmen's Common held pursuant to the Escrow Agreement shall be paid to the Escrow
Agent and distributed pursuant to the terms and provisions of the Escrow Agreement.


                                   ARTICLE TWO
                                   -----------

                 REPRESENTATIONS OF COMPANY AND DALHART-DELAWARE
                 -----------------------------------------------

     Company and Dalhart-Delaware, as applicable, hereby make the following representations and warranties:


                                    A-5

     SECTION 2.01.  ORGANIZATION AND CAPITAL STOCK.
     ------------   ------------------------------

     (a) Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Texas and has the corporate power to own all of its property and assets, to incur all of its liabilities and to carry on its business as now being conducted.

     (b)   The authorized capital stock of Company consists of 200,000 shares of Company Common, of which, as of the date hereof, 100,000 shares are issued and outstanding. All of the issued and outstanding shares of Company Common are duly and validly issued and outstanding and are fully paid and non-assessable. None of the outstanding shares of Company Common has been issued in violation of any preemptive rights of the current or past stockholders of Company.
Except as disclosed in Section 2.01(b) of that certain confidential writing delivered by Company to Boatmen's and executed by both
Company and Boatmen's concurrently with the delivery and execution of this Agreement (the "Disclosure Schedule"), each Certificate representing shares of Company Common issued by Company in replacement of any Certificate theretofore issued by it which was claimed by the record holder thereof to have been lost, stolen or destroyed was issued by Company only upon receipt of an affidavit of lost stock certificate and indemnity agreement of such shareholder indemnifying Company against any claim that may be made against it on account of the alleged loss, theft or destruction of any such Certificate or the issuance of such replacement Certificate.

     (c) Dalhart-Delaware is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the corporate power to own all of its property and assets, to incur all of its liabilities and to carry on its business as now being conducted.

     (d) The authorized capital stock of Dalhart-Delaware consists of 1,000 shares of Delaware Common, of which, as of the date hereof, 1,000 shares are issued and outstanding and are owned by Company.
All of the issued and outstanding shares of Delaware Common are duly and validly issued and outstanding and are fully paid and non-assessable. None of the outstanding shares of Delaware Common has been issued in violation of any preemptive rights of the current or past shareholders of Dalhart-Delaware. Except as disclosed in
Section 2.01(d) of the Disclosure Schedule, each certificate representing shares of Delaware Common issued by Dalhart-Delaware in replacement of any certificate theretofore issued by it which was claimed by the record holder thereof to have been lost, stolen or destroyed was issued by Dalhart-Delaware only upon receipt of an affidavit of lost stock certificate and indemnity agreement of such shareholder indemnifying Dalhart-Delaware against any claim that may be made against it on account of the alleged loss, theft or destruction of any such certificate or the issuance of such replacement certificate.

     (e) Except as set forth in subsections 2.01(b) and 2.01(d), there are no shares of capital stock or other equity securities of Company or Dalhart-Delaware issued or outstanding and there are no outstanding options, warrants, rights to subscribe for, calls, or commitments of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, shares of the capital stock of Company or Dalhart-Delaware or contracts, commitments, understandings or arrangements by which either Company or Dalhart-
Delaware is or may be obligated to issue additional shares of its capital stock or options, warrants or rights to purchase or acquire any additional shares of its capital stock.

     SECTION 2.02.  AUTHORIZATION; NO DEFAULTS.  Each of Company's and
     ------------   --------------------------
Dalhart-Delaware's Board of Directors has, by all appropriate action, approved this Agreement and each of the Mergers and authorized the execution hereof on its behalf by its duly authorized officers and the performance by Company and Dalhart-Delaware of their respective obligations hereunder.  Nothing in the articles of incorporation or

                                    A-6

bylaws of either Company or Dalhart-Delaware, as amended, or any other agreement, instrument, decree, proceeding, law or regulation
(except as specifically referred to in or contemplated by this Agreement) by or to which it or any of their subsidiaries are bound or subject would prohibit or inhibit Company and Dalhart-Delaware from consummating this Agreement and each of the Mergers on the terms and conditions herein contained. This Agreement has been duly and validly executed and delivered by each of Company and Dalhart-
Delaware and constitutes a legal, valid and binding obligation of each of Company and Dalhart-Delaware, enforceable against Company and Dalhart-Delaware in accordance with its terms. Company and its subsidiaries are neither in default under nor in violation of any provision of their articles of incorporation, bylaws, or any promissory note, indenture or any evidence of indebtedness or security therefor, lease, contract, purchase or other commitment or any other agreement which is material to Company and its subsidiaries taken as a whole.

     SECTION 2.03.  SUBSIDIARIES.  Each of Company's and/or Dalhart-
     ------------   ------------
Delaware's banking subsidiaries and other direct or indirect subsidiaries, including Dalhart-Delaware (hereinafter referred to collectively as the Company's "subsidiaries") the name and
jurisdiction of incorporation of which is disclosed in Section 2.03 of the Disclosure Schedule, is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorpo-
ration and has the corporate power to own its respective properties and assets, to incur its respective liabilities and to carry on its respective business as now being conducted.  The number of issued and outstanding shares of capital stock of each such subsidiary is set forth in Section 2.03 of the Disclosure Schedule, all of which shares, except as otherwise there specified (by inclusion of a list of the names, addresses and number of shares held by each such other shareholder of a subsidiary) are owned by Company or Company's subsidiaries, as the case may be, free and clear of all liens, encumbrances, rights of first refusal, options or other restrictions of any nature whatsoever.  There are no options, warrants or rights outstanding to acquire any capital stock of any of Company's subsidiaries and no person or entity has any other right to purchase or acquire any unissued shares of stock of any of Company's
subsidiaries, nor does any such subsidiary have any obligation of any nature with respect to its unissued shares of stock.  Except as may be disclosed in Section 2.03 of the Disclosure Schedule, neither
Company nor any of Company's subsidiaries is a party to any
partnership or joint venture or owns an equity interest in any other business or enterprise.

     SECTION 2.04.  FINANCIAL INFORMATION.  The audited consolidated
     ------------   ---------------------
balance sheets of Company and its subsidiaries as of December 31,
1993 and 1992 and related consolidated income statements and statements of changes in shareholders' equity and of cash flows for the three years ended December 31, 1993, together with the notes thereto, and the unaudited consolidated balance sheets of Company and its subsidiaries as of March 31, 1994 and March 31, 1993 and the related unaudited consolidated income statements and statements of changes in shareholders' equity and cash flows for the three months then ended, and the year-end and quarterly Reports of Condition and
Report of Income of Citizens State Bank of Dalhart (the "Bank") for
1993 and March 31, 1994, as filed with the Federal Deposit Insurance
Corporation ("FDIC") (together, the "Company Financial Statements"), have been prepared in accordance with generally accepted accounting principles applied on a consistent basis (except as may be disclosed therein and except for regulatory reporting differences required by the Bank's reports) and fairly present the consolidated financial position and the consolidated results of operations, changes in shareholders' equity and cash flows of the respective entity and its respective consolidated subsidiaries as of the dates and for the periods indicated (subject, in the case of interim financial statements, to normal recurring year-end adjustments, none of which will be material).

     SECTION 2.05.  ABSENCE OF CHANGES.  Since December 31, 1993,
     ------------   ------------------
there has not been any material adverse change in the financial condition, the results of operations or the business of Company and its

                                    A-7

subsidiaries taken as a whole, nor have there been any events or transactions having such a material adverse effect which should be disclosed in order to make the Company Financial Statements not misleading. Since October 26, 1992, there has been no material adverse change in the financial condition, the results of operations or the business of the Bank except for any such changes as may be disclosed in the Bank's Reports of Condition and Income filed with the FDIC since such date and prior to the date hereof.
Notwithstanding the foregoing, any provision for loan losses taken by Company and its subsidiaries pursuant to Section 4.06 hereof shall not, in and of itself, be deemed to be a material adverse change in the financial condition, the results of operations or the business or prospects of Company and its subsidiaries taken as a whole.

     SECTION 2.06.  REGULATORY ENFORCEMENT MATTERS.  Except as may be
     ------------   ------------------------------
disclosed in Section 2.06 of the Disclosure Schedule, neither Company nor any of its subsidiaries is subject to, or has received any notice or advice that it may become subject to, any order, agreement, memorandum of understanding or other regulatory enforcement action or proceeding with or by any federal or state agency charged with the supervision or regulation of banks or bank holding companies or engaged in the insurance of bank deposits or any other governmental agency having supervisory or regulatory authority with respect to
Company or any of its subsidiaries.

     SECTION 2.07.  TAX MATTERS.  Company and its subsidiaries have
     ------------   -----------
filed all federal, state and material local tax returns due in respect of any of their businesses or properties in a timely fashion and have paid or made provision for all amounts due shown on such returns.  All such returns fairly reflect the information required to be presented therein.  All provisions for accrued but unpaid taxes contained in the Company Financial Statements were made in accordance with generally accepted accounting principles and in the aggregate do not materially fail to provide for potential tax liabilities.

     SECTION 2.08.  LITIGATION.  Except as may be disclosed in
     ------------   ----------
Section 2.08 of the Disclosure Schedule, there is no litigation, claim or other proceeding pending or, to the knowledge of Company, threatened, against Company or any of its subsidiaries, or of which the property of Company or any of its subsidiaries is or would be subject.

     SECTION 2.09.  EMPLOYMENT AGREEMENTS.  Except as may be disclosed
     ------------   ---------------------
in Section 2.09 of the Disclosure Schedule, neither Company nor any of its subsidiaries is a party to or bound by any contract for the employment, retention or engagement, or with respect to the
severance, of any officer, employee, agent, consultant or other person or entity which, by its terms, is not terminable by Company or such subsidiary on thirty (30) days written notice or less without the payment of any amount by reason of such termination.  A true, accurate and complete copy of each written agreement disclosed in
Section 2.09 of the Disclosure Schedule and any and all amendments or supplements thereto is included as an exhibit thereto.

     SECTION 2.10.  REPORTS.  Except as may be disclosed in
     ------------   -------
Section 2.10 of the Disclosure Schedule, Company and each of its subsidiaries has filed all reports and statements, together with any amendments required to be made with respect thereto, that it was required to file with (i) the Board of Governors of the Federal
Reserve System (the "Federal Reserve Board"), (ii) the FDIC,
(iii) the Finance Commission of the State of Texas and any other state securities or banking authorities having jurisdiction, and
(iv) any other governmental authority with jurisdiction over Company or any of its subsidiaries.  As of their respective dates, each of such reports and documents, including any financial statements, exhibits and schedules thereto, complied in all material respects with the relevant statutes, rules and regulations enforced or promulgated by the regulatory authority with which they were filed, and did not contain any untrue statement of a

                                    A-8

material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

     SECTION 2.11.  LOAN PORTFOLIO.  Except as may be disclosed in
     ------------   --------------
Section 2.11 of the Disclosure Schedule, (i) all loans and discounts shown on the Company Financial Statements at December 31, 1993 or
which were entered into after December 31, 1993, but before the
Closing Date were and will be made in all material respects for good, valuable and adequate consideration in the ordinary course of the business of Company and its subsidiaries, in accordance in all material respects with sound banking practices, and are not subject to any material known defenses, setoffs or counterclaims, including without limitation any such as are afforded by usury or truth in lending laws, except as may be provided by bankruptcy, insolvency or similar laws or by general principles of equity; (ii) the notes or other evidences of indebtedness evidencing such loans and all forms of pledges, mortgages and other collateral documents and security agreements are and will be, in all material respects, enforceable, valid, true and genuine and what they purport to be; and
(iii) Company and its subsidiaries have complied and will prior to the Closing Date comply with all laws and regulations relating to such loans, or to the extent there has not been such compliance, such failure to comply will not materially interfere with the collection of any such loan.

     SECTION 2.12.  EMPLOYEE MATTERS AND ERISA.
     ------------   --------------------------

     (a) Except as may be disclosed in Section 2.12(a) of the Disclosure Schedule, neither Company nor any of its subsidiaries has entered into any collective bargaining agreement with any labor organization with respect to any group of employees of Company or any of its subsidiaries and to the knowledge of Company there is no present effort nor existing proposal to attempt to unionize any group of employees of Company or any of its subsidiaries.

     (b) Except as may be disclosed in Section 2.12(b) of the Disclosure Schedule, (i) Company and its subsidiaries are and have been in material compliance with all applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours, including, without limitation, any such laws respecting employment discrimination and occupational safety and health requirements, and neither Company nor any of its subsidiaries is engaged in any unfair labor practice; (ii) there is no material unfair labor practice complaint against Company or any subsidiary pending or, to the knowledge of Company, threatened before the National Labor Relations Board; (iii) there is no labor dispute, strike, slowdown or stoppage actually pending or, to the knowledge of Company, threatened against or directly affecting Company or any subsidiary; and (iv) neither Company nor any subsidiary has experienced any material work stoppage or other material labor difficulty during the past five years.

     (c) Except as may be disclosed in Section 2.12(c) of the Disclosure Schedule, neither Company nor any subsidiary maintains, contributes to or participates in or has any liability under any employee benefit plans, as defined in Section 3(3) of the Employee
Retirement Income Security Act of 1974, as amended ("ERISA"), or any nonqualified employee benefit plans or deferred compensation, bonus, stock or incentive plans, or other employee benefit or fringe benefit programs for the benefit of former or current employees of Company or any subsidiary (the "Employee Plans"). To the knowledge of Company, no present or former employee of Company or any subsidiary has been charged with breaching nor has breached a fiduciary duty under any of the Employee Plans. Neither Company nor any of its subsidiaries participates in, nor has it in the past five years participated in, nor has it any present or future obligation or liability under, any multiemployer plan (as defined at Section 3(37) of ERISA). Except as may be separately disclosed in Section 2.12(c) of the Disclosure
Schedule, neither Company nor any subsidiary maintains,

                                    A-9

contributes to, or participates in, any plan that provides health, major medical, disability or life insurance benefits to former employees of Company or any subsidiary.

     (d) Neither Company nor any of its subsidiaries maintain, nor have any of them maintained for the past ten years, any Employee
Plans subject to Title IV of ERISA or Section 412 of the Code. No reportable event (as defined in Section 4043 of ERISA) has occurred with respect to any Employee Plans as to which a notice would be required to be filed with the Pension Benefit Guaranty Corporation.
No claim is pending, and Company has not received notice of any threatened or imminent claim with respect to any Employee Plan (other than a routine claim for benefits for which plan administrative review procedures have not been exhausted) for which Company or any of its subsidiaries would be liable after December 31, 1993, except as will be reflected on the Company Financial Statements. After
December 31, 1993, Company and its subsidiaries will not have any liabilities for excise taxes under Sections 4971, 4975, 4976, 4977, 4979 or 4980B of the Internal Revenue Code of 1986, as amended (the
"Code") or for a fine under Section 502 of ERISA with respect to any Employee Plan. All Employee Plans have in all material respects been operated, administered and maintained in accordance with the terms thereof and in compliance with the requirements of all applicable laws, including, without limitation, ERISA and the Code.

     SECTION 2.13.  TITLE TO PROPERTIES; INSURANCE.  Company and its
     ------------   ------------------------------
subsidiaries have marketable title, insurable at standard rates, free and clear of all liens, charges and encumbrances (except taxes which are a lien but not yet payable and liens, charges or encumbrances reflected in the Company Financial Statements and easements, rights-
of-way, and other restrictions which are not material and further excepting in the case of Other Real Estate Owned ("O.R.E.O."), as such real estate is internally classified on the books of Company or its subsidiaries, rights of redemption under applicable law) to all of their real properties.  All leasehold interests for real property and any material personal property used by Company and its
subsidiaries in their businesses are held pursuant to lease
agreements which are valid and enforceable in accordance with their terms.  All such properties comply in all material respects with all applicable private agreements, zoning requirements and other governmental laws and regulations relating thereto and there are no condemnation proceedings pending or, to the knowledge of Company, threatened with respect to such properties.  Company and its subsidiaries have valid title or other ownership rights under licenses to all material intangible personal or intellectual property used by Company or its subsidiaries in their business, free and clear of any claim, defense or right of any other person or entity which is material to such property, subject only to rights of the licensors pursuant to applicable license agreements, which rights do not materially adversely interfere with the use of such property.  All material insurable properties owned or held by Company and its subsidiaries are insured by financially sound and reputable insurers in such amounts and against fire and other risks insured against by extended coverage and public liability insurance, as is customary with bank holding companies of similar size.

     SECTION 2.14.  ENVIRONMENTAL MATTERS.  As used in this Agreement,
     ------------   ---------------------
"Environmental Laws" means all local, state and federal
environmental, health and safety laws and regulations in all jurisdictions in which Company and its subsidiaries have done business or owned, leased or operated property, including, without limitation, the Federal Resource Conservation and Recovery Act, the
Federal Comprehensive Environmental Response, Compensation and
Liability Act, the Federal Clean Water Act, the Federal Clean Air
Act, and the Federal Occupational Safety and Health Act.

     Except as may be disclosed in Section 2.14 of the Disclosure
Schedule, neither the conduct nor operation of Company or its subsidiaries nor any condition of any property presently or previously owned, leased or operated by any of them violates or violated Environmental Laws in any respect material to the business of Company and its subsidiaries and no condition or event has occurred with respect to any of them

                                    A-10

or any such property that, with notice or the passage of time, or both, would constitute a violation material to the business of Company and its subsidiaries of Environmental Laws or obligate (or potentially obligate)
Company or its subsidiaries to remedy, stabilize, neutralize or otherwise alter the environmental condition of any such property where the aggregate cost of such actions would be material to Company and its subsidiaries. Except as may be disclosed in Section 2.14 of the Disclosure Schedule, neither Company nor any of its subsidiaries has received any notice from any person or entity that Company or its subsidiaries or the operation or condition of any property ever owned, leased or operated by any of them are or were in violation of any Environmental Laws or that Company or its subsidiaries are responsible (or potentially responsible) for remedying, or the cleanup of, any pollutants, contaminants, or hazardous or toxic wastes, substances or materials at, on or beneath any such property.

     SECTION 2.15.  COMPLIANCE WITH LAW.  Company and its subsidiaries
     ------------   -------------------
have all licenses, franchises, permits and other governmental authorizations that are legally required to enable them to conduct their respective businesses in all material respects and are in compliance in all material respects with all applicable laws and regulations.

     SECTION 2.16.  UNDISCLOSED LIABILITIES.  Company and its
     ------------   -----------------------
subsidiaries do not have any material liability, whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due (and there is no past or present fact, situation, circumstance, condition or other basis for any present or future action, suit or proceeding, hearing, charge, complaint, claim or demand against Company or its
subsidiaries giving rise to any such liability), except (i) for liabilities set forth in the Company Financial Statements, and (ii)
as may be disclosed in Section 2.16 of the Disclosure Schedule.

     SECTION 2.17.  BROKERAGE.  There are no existing claims or
     ------------   ---------
agreements for brokerage commissions, finders' fees, or similar compensation in connection with the transactions contemplated by this
Agreement payable by Company or its subsidiaries.

     SECTION 2.18.  INSURANCE POLICY ON LIFE OF CATHERINE D. KOEHLER.
     ------------   ------------------------------------------------
Company is the owner and sole beneficiary of a whole-life insurance policy issued by Guardian Life Insurance Company (policy number
3710687) in the principal amount of One Million Dollars ($1,000,000)
on the life of Catherine D. Koehler (the "Policy").  Company has paid all premiums with respect to the Policy and will continue to pay all premiums through the Effective Time, and the Policy is in full force and effect in accordance with its terms and provisions and is free and clear of any liens or claims with respect to the cash surrender value and death benefits payable thereunder, except as provided in that certain Stock Redemption Agreement dated January 8, 1993 between
Company and Catherine D. Koehler (the "Redemption Agreement"), which
Redemption Agreement is being modified as provided in Section 2.19 hereof.

     SECTION 2.19.  STOCK REDEMPTION TERMINATION AGREEMENT.  Company
     ------------   --------------------------------------
and Catherine D. Koehler have entered into a Stock Redemption
Termination Agreement of even date herewith in substantially the form attached hereto as Exhibit 2.19 which is in full force and effect and enforceable in accordance with its terms and pursuant to which, on the Closing Date, (i) that certain Redemption Agreement, dated
January 8, 1993, between Company and Catherine D. Koehler, a copy of which is attached as an exhibit to Exhibit 2.19 shall be terminated, and (ii) Catherine D. Koehler, if she survives the Closing Date, shall purchase the Policy from Company at the cash surrender value of the Policy at date of purchase.

     SECTION 2.20.  STATEMENTS TRUE AND CORRECT.  None of the
     ------------   ---------------------------
information supplied or to be supplied by Company or its subsidiaries for inclusion in (i) the Registration Statement (as defined in
Section 4.07),

                                    A-11

(ii) the Proxy Statement/Prospectus (as defined in Section 4.04) and (iii) any other documents to be filed with the S.E.C. or any banking or other regulatory authority in connection with the transactions contemplated hereby, will, at the respective times such documents are filed, and, in the case of the Registration Statement, when it becomes effective, and with respect to the Proxy Statement/Prospectus, when first mailed to the stockholders of the Company and the Bank, be false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements therein not misleading, or, in the case of the Proxy Statement/Prospectus or any amendment thereof or supplement thereto, at the time of the Stockholders' Meeting (as defined in Section 4.03), be false or misleading with respect to any material fact, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of any proxy for the Stockholders' Meeting. All documents that Company is responsible for filing with the S.E.C. or any other regulatory authority in connection with the transactions contemplated hereby will comply as to form in all material respects with the provisions of applicable law and the applicable rules and regulations thereunder.


                                  ARTICLE THREE
                                  -------------

                REPRESENTATIONS OF BOATMEN'S AND BOATMEN'S-TEXAS
                ------------------------------------------------

     Boatmen's and Boatmen's-Texas hereby make the following representations and warranties:

     SECTION 3.01.  ORGANIZATION AND CAPITAL STOCK.
     ------------   ------------------------------

     (a) Boatmen's is a corporation duly incorporated, validly existing, and in good standing under the laws of the State of Missouri with full corporate power and authority to carry on its business as it is now being conducted. Boatmen's-Texas is a corporation duly incorporated, validly existing, and in good standing under the laws of the State of Missouri with full corporate power and authority to carry on its business as it is now being conducted.

     (b)   The authorized capital stock of Boatmen's consists of
(i) 150,000,000 shares of Boatmen's Common, of which, as of March 8, 1994, 104,197,976 shares were issued and outstanding, and
(ii) 10,300,000 Cumulative Preferred Shares, no par value per share, of which 35,045 shares are designated "7% Cumulative Redeemable
Preferred Stock, Series B", $100.00 stated value per share (the
"Boatmen's Series B Preferred Stock") and 1,250,000 shares are designated "Junior Participating Preferred Stock, Series C", no par value per share (the "Boatmen's Series C Preferred Stock"). No shares of the Boatmen's Series C Preferred Stock are issued and outstanding and 11,551 shares of the Boatmen's Series B Preferred
Stock were issued and outstanding as of March 8, 1994. All of the issued and outstanding shares of Boatmen's Common and Boatmen's
Series B Preferred Stock are duly and validly issued and outstanding and are fully paid and non-assessable. None of the outstanding shares of Boatmen's Common has been issued in violation of any preemptive rights of the current or past stockholders of Boatmen's.
As of April 30, 1994, Boatmen's had outstanding options and other rights to acquire not more than 3,753,625 shares of Boatmen's Common and no shares of the Boatmen's Series B Preferred Stock or the Boatmen's Series C Preferred Stock.

     (c) Boatmen's-Texas has authorized capital of one hundred thousand (100,000) shares of common stock, par value one dollar
($1.00) per share (the "Boatmen's-Texas Common"). As of the date hereof, 2,000 shares of Boatmen's-Texas Common are issued and outstanding, fully paid and non-assessable and owned by Boatmen's.


                                    A-12

     (d) The shares of Boatmen's Common that are to be issued to the stockholders of Company pursuant to the Merger have been duly authorized and, when so issued in accordance with the terms of this Agreement, will be validly issued and outstanding, fully paid and nonassessable, with no personal liability attaching to the ownership thereof.

     SECTION 3.02.  AUTHORIZATION.  The Executive Committee of
     ------------   -------------
Boatmen's and the Board of Directors of Boatmen's-Texas have, by all appropriate action, approved this Agreement and each of the Mergers and authorized the execution hereof on their behalf by their respective duly authorized officers and the performance by such respective entity of their obligations hereunder.  Nothing in the articles of incorporation or bylaws of Boatmen's or Boatmen's-Texas, as amended, or any other agreement, instrument, decree, proceeding, law or regulation (except as specifically referred to in or
contemplated by this Agreement) by or to which either of them or any of their subsidiaries are bound or subject would prohibit or inhibit
Boatmen's or Boatmen's-Texas from entering into and consummating this
Agreement and each of the Mergers on the terms and conditions herein contained.  This Agreement has been duly and validly executed and delivered by Boatmen's and Boatmen's-Texas and constitutes a legal, valid and binding obligation of Boatmen's and Boatmen's-Texas, enforceable against Boatmen's and Boatmen's-Texas in accordance with its terms and no other corporate acts or proceedings are required to be taken by Boatmen's or Boatmen's-Texas to authorize the execution, delivery and performance of this Agreement.  Except for the requisite approvals of the Federal Reserve Board and the Finance Commission of
the State of Texas, no notice to, filing with, authorization by, or consent or approval of, any federal or state regulatory authority is necessary for the execution and delivery of this Agreement or consummation of each of the Mergers by Boatmen's or Boatmen's-Texas.

     SECTION 3.03.  SUBSIDIARIES.  Each of Boatmen's significant
     ------------   ------------
subsidiaries (as such term is defined under S.E.C. regulations) and
Boatmen's-Texas is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has the corporate power to own its respective properties and assets, to incur its respective liabilities and to carry on its respective business as now being conducted.

     SECTION 3.04.  FINANCIAL INFORMATION.  The consolidated balance
     ------------   ---------------------
sheets of Boatmen's and its subsidiaries as of December 31, 1993 and
1994 and related consolidated statements of income, changes in stockholders' equity and cash flows for the three years ended
December 31, 1993, together with the notes thereto, included in
Boatmen's 10-K for the year ended 1993, as currently on file with the
S.E.C. (the "Boatmen's Financial Statements"), have been prepared in accordance with generally accepted accounting principles applied on a consistent basis (except as disclosed therein) and fairly present the consolidated financial position and the consolidated results of operations, changes in stockholders' equity and cash flows of
Boatmen's and its consolidated subsidiaries as of the dates and for the periods indicated (subject, in the case of interim financial statements, to normal recurring year-end adjustments, none of which will be material).

     SECTION 3.05.  ABSENCE OF CHANGES.  Since December 31, 1993,
     ------------   ------------------
there has not been any material adverse change in the financial condition, the results of operations or the business of Boatmen's and its subsidiaries taken as a whole, nor have there been any events or transactions having such a material adverse effect which should be disclosed in order to make the Boatmen's Financial Statements not misleading.

     SECTION 3.06.  LITIGATION.  There is no litigation, claim or
     ------------   ----------
other proceeding pending or, to the knowledge of Boatmen's,
threatened, against Boatmen's or any of its subsidiaries, or of which the property

                                    A-13

of Boatmen's or any of its subsidiaries is or would be subject which if adversely determined would have a material adverse effect on the business of Boatmen's and its subsidiaries taken as a whole.

     SECTION 3.07.  REPORTS.  Boatmen's and each of its significant
     ------------   -------
subsidiaries has filed all reports and statements, together with any amendments required to be made with respect thereto, that it was required to file with (i) the S.E.C., (ii) the Federal Reserve Board,
(iii) the O.C.C., (iv) the Federal Deposit Insurance Corporation,
(v) any state securities or banking authorities having jurisdiction,
(vi) Nasdaq and (vii) any other governmental authority with
jurisdiction over Boatmen's or any of its significant subsidiaries.
As of their respective dates, each of such reports and documents, as amended, including the financial statements, exhibits and schedules thereto, complied in all material respects with the relevant statutes, rules and regulations enforced or promulgated by the regulatory authority with which they were filed, and did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

     SECTION 3.08.  COMPLIANCE WITH LAW.  Boatmen's and its
     ------------   -------------------
significant subsidiaries have all licenses, franchises, permits and other governmental authorizations that are legally required to enable them to conduct their respective businesses in all material respects and are in compliance in all material respects with all applicable laws and regulations.

     SECTION 3.09.  STATEMENTS TRUE AND CORRECT.  None of the
     ------------   ---------------------------
information supplied or to be supplied by Boatmen's or Boatmen's-
Texas for inclusion in (i) the Registration Statement (as defined below), (ii) the Proxy Statement/Prospectus (as defined below) and
(iii) any other documents to be filed with the S.E.C. or any banking or other regulatory authority in connection with the transactions contemplated hereby, will, at the respective times such documents are filed, and, in the case of the Registration Statement, when it becomes effective, and with respect to the Proxy Statement/
Prospectus, when first mailed to the stockholders of Company, be false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements therein not misleading, or, in the case of the Proxy Statement/
Prospectus or any amendment thereof or supplement thereto, at the time of the Stockholders' Meeting, be false or misleading with respect to any material fact, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of any proxy for the Stockholders'
Meeting.  All documents that Boatmen's is responsible for filing with the S.E.C. or any other regulatory authority in connection with the transactions contemplated hereby will comply as to form in all material respects with the provisions of applicable law and any rules and regulations thereunder.


                                  ARTICLE FOUR
                                  ------------

                              AGREEMENTS OF COMPANY
                              ---------------------

     SECTION 4.01.  BUSINESS IN ORDINARY COURSE.
     ------------   ---------------------------

     (a) Company shall not declare or pay any dividend or make any other distribution to shareholders, whether in cash, stock or other property, after the date of this Agreement.

     (b) Company shall, and shall cause each of its subsidiaries to, continue to carry on after the date hereof its respective business and the discharge or incurrence of obligations and liabilities, only in the usual, regular and ordinary course of business, as heretofore conducted, and by way of amplification and not

                                    A-14

limitation, Company and each of its subsidiaries will not, without the prior written consent of Boatmen's (which shall not be unreasonably withheld):

            (i) issue any Company Common or Delaware Common or other capital stock or any options, warrants, or other rights to subscribe for or purchase Company Common or Delaware Common or any other capital stock or any securities convertible into or exchangeable for any capital stock; or

           (ii) directly or indirectly redeem, purchase or otherwise acquire any Company Common or any other capital stock of Company or its subsidiaries; or

          (iii) effect a reclassification, recapitalization, splitup, exchange of shares, readjustment or other similar change in or to any capital stock or otherwise reorganize or recapitalize; or

           (iv) change its certificate or articles of incorporation or association, as the case may be, or bylaws; or

            (v)  except as disclosed in Section 4.01 of the Disclosure
     Schedule, grant any increase (other than ordinary and normal increases consistent with past practices) in the compensation payable or to become payable to officers or salaried employees, grant any stock options or, except as required by law, adopt or make any change in any bonus, insurance, pension, or other
     Employee Plan, agreement, payment or arrangement made to, for or with any of such officers or employees; or

           (vi) borrow or agree to borrow any amount of funds except in the ordinary course of business, or directly or indirectly guarantee or agree to guarantee any obligations of others; or

          (vii) make or commit to make any new loan or letter of credit or any new or additional discretionary advance under any existing line of credit, in principal amounts in excess of $2,000,000 or that would increase the aggregate credit outstanding to any one borrower (or group of affiliated borrowers) to more than $2,000,000 (excluding for this purpose any accrued interest or overdrafts), without the prior written consent of Boatmen's, acting through its Executive Vice President-Loan Administration or such other designee as Boatmen's may give notice of to Company; or

         (viii) purchase or otherwise acquire any investment security for its own account having an average remaining life to maturity greater than five years or any asset-backed securities other than those issued or guaranteed by the Government National Mortgage
     Association, the Federal National Mortgage Association or the
     Federal Home Loan Mortgage Corporation; or

           (ix) increase or decrease the rate of interest paid on time deposits, or on certificates of deposit, except in a manner and pursuant to policies consistent with Company's past practices;
     or

            (x) enter into any agreement, contract or commitment out of the ordinary course of business or having a term in excess of three (3) months other than letters of credit, loan agreements, deposit agreements, and other lending, credit and deposit agreements and documents made in the ordinary course of business;
     or

           (xi) except in the ordinary course of business, place on any of its assets or properties any mortgage, pledge, lien, charge, or other encumbrance; or


                                    A-15

          (xii) except in the ordinary course of business, cancel or accelerate any material indebtedness owing to Company or its subsidiaries or any claims which Company or its subsidiaries may possess or waive any material rights of substantial value; or

         (xiii) sell or otherwise dispose of any real property or any material amount of any tangible or intangible personal property other than properties acquired in foreclosure or otherwise in the ordinary collection of indebtedness to Company and its subsidiaries; or

          (xiv) foreclose upon or otherwise take title to or possession or control of any real property without first obtaining a phase one environmental report thereon which indicates that the property is free of pollutants, contaminants or hazardous or toxic waste materials; provided, however, that Company and its subsidiaries shall not be required to obtain such a report with respect to single family, non-agricultural residential property of one acre or less to be foreclosed upon unless it has reason to believe that such property might contain any such waste materials or otherwise might be contaminated; or

           (xv) commit any act or fail to do any act which will cause a breach of any agreement, contract or commitment and which will have a material adverse effect on Company's and its subsidiaries' business, financial condition, or earnings;

          (xvi) violate any law, statute, rule, governmental regulation, or order, which violation might have a material adverse effect on Company's and its subsidiaries' business, financial condition, or earnings; or

         (xvii) purchase any real or personal property or make any other capital expenditure where the amount paid or committed therefor is in excess of $250,000.

     (c) Company and its subsidiaries shall not, without the prior written consent of Boatmen's, engage in any transaction or take any action that would render untrue in any material respect any of the representations and warranties of Company and Dalhart-Delaware contained in Article Two hereof, if such representations and warranties were given as of the date of such transaction or action.

     (d) Company shall promptly notify Boatmen's in writing of the occurrence of any matter or event known to and directly involving
Company, which would not include any changes in conditions that affect the banking industry generally, that is materially adverse to the business, operations, properties, assets, or condition (financial or otherwise) of Company and its subsidiaries taken as a whole.

     (e)   Company shall not, on or before the earlier of the Closing
Date or the date of termination of this Agreement, solicit or encourage, or, subject to the fiduciary duties of its directors as advised by counsel, hold discussions or negotiations with or provide any information to, any person in connection with, any proposal from any person for the acquisition of all or any substantial portion of the business, assets, shares of Company Common or other securities of Company and its subsidiaries. Company shall promptly advise
Boatmen's of its receipt of any such proposal or inquiry concerning any possible such proposal, and the substance of such proposal or inquiry.

     SECTION 4.02.  BREACHES.  Company shall, in the event it has
     ------------   --------
knowledge of the occurrence, or impending or threatened occurrence, of any event or condition which would cause or constitute a breach
(or would have caused or constituted a breach had such event occurred or been known prior to the date hereof)

                                    A-16

of any of its representations or agreements contained or referred to herein, give prompt written notice thereof to Boatmen's and use its best efforts to prevent or promptly remedy the same.

     SECTION 4.03.  SUBSIDIARY BANK MERGER.  Company and/or Dalhart-
     ------------   ----------------------
Delaware shall cause Bank to enter into the form of Subsidiary Bank
Merger Agreement, attached hereto as Exhibit 4.03, with Boatmen's
First National Bank of Amarillo ("First Amarillo," which is a wholly owned subsidiary of Boatmen's-Texas) and take all other actions
(including voting its shares of Bank in favor of the Subsidiary Bank
Merger Agreement) and cooperate with Boatmen's, Boatmen's-Texas and
First Amarillo in causing such merger (the "Subsidiary Bank Merger")
to be effected.

     SECTION 4.04.  SUBMISSION TO SHAREHOLDERS.  Company and Dalhart-
     ------------   --------------------------
Delaware shall cause to be duly called and held, on a date mutually selected by Boatmen's and Company, a special meeting of the
shareholders of Company (the "Stockholders' Meeting"), a special meeting of the shareholders of Dalhart-Delaware, and a special meeting of the shareholders of Bank ("Bank Stockholders' Meeting")
for submission of this Agreement and each of the Mergers and the
Subsidiary Bank Merger Agreement and Subsidiary Bank Merger,
respectively, for approval of such shareholders as required by law.
In connection with the Stockholders' Meeting and Bank Stockholders'
Meeting, (i) Company shall cooperate and assist Boatmen's in preparing and filing a Proxy Statement/Prospectus (the "Proxy
Statement/Prospectus") with the S.E.C. and Company and Bank shall mail it to its respective stockholders, (ii) Company shall furnish
Boatmen's all information concerning itself, Dalhart-Delaware and
Bank that Boatmen's may reasonably request in connection with such
Proxy Statement/Prospectus, and (iii) the Board of Directors of each of Company, Dalhart-Delaware and Bank shall (subject to compliance with their fiduciary duties as advised by counsel) recommend to its respective stockholders the approval of this Agreement and each of the Mergers and the Subsidiary Bank Merger Agreement and Subsidiary
Bank Merger, as the case may be, and use their best efforts to obtain such respective stockholder approval.

     SECTION 4.05.  CONSENTS TO CONTRACTS AND LEASES.  Company shall
     ------------   --------------------------------
use its best efforts to obtain all necessary consents with respect to all interests of Company and its subsidiaries in any material leases, licenses, contracts, instruments and rights which require the consent of another person for their transfer or assumption pursuant to the
Merger, if any.

     SECTION 4.06.  CONFORMING ACCOUNTING AND RESERVE POLICIES;
     ------------   -------------------------------------------
RESTRUCTURING EXPENSES.
- ----------------------

     (a) Notwithstanding that the Company believes that it and its subsidiaries have established all reserves and taken all provisions for possible loan losses required by generally accepted accounting principles and applicable laws, rules and regulations, the Company recognizes that Boatmen's may have adopted different loan, accrual and reserve policies (including loan classifications and levels of reserves for possible loan losses). From and after the date of this Agreement to the Effective Time, the Company and Boatmen's shall consult and cooperate with each other with respect to conforming, as specified in a written notice from Boatmen's to the Company, based upon such consultation and as hereinafter provided, the loan, accrual and reserve policies of Company and its subsidiaries to those policies of Boatmen's.

     (b) In addition, from and after the date of this Agreement to the Effective Time, the Company and Boatmen's shall consult and cooperate with each other with respect to determining, as specified in a written notice from Boatmen's to the Company, based upon such consultation and as hereinafter provided, appropriate accruals, reserves and charges to establish and take in respect of excess equipment write-off or write-down of various assets and other appropriate charges and accounting adjustments taking into account the parties' business plans following the Mergers.

                                    A-17

     (c) The Company and Boatmen's shall consult and cooperate with each other with respect to determining, as specified in a written notice from Boatmen's to the Company, based upon such consultation and as hereinafter provided, the amount and the timing for recognizing for financial accounting purposes the expenses of the Merger and the restructuring charges related to or to be incurred in connection with the Mergers.

     (d) At the request of Boatmen's, the Company shall establish and take such reserves and accruals as Boatmen's shall request to conform the Company's loan, accrual and reserve policies to Boatmen's policies, shall establish and take such accruals, reserves and charges in order to implement such policies in respect of excess facilities and equipment capacity, severance costs, litigation matters, write-off or write-down of various assets and other appropriate accounting adjustments, and to recognize for financial accounting purposes such expenses of the Mergers and restructuring charges related to or to be incurred in connection with the Mergers, in each case at such times as are mutually agreeable to Boatmen's and Company; provided, however, that the Company shall not be required to take any such action that is not consistent with generally accepted accounting principles.

     (e) No accrual or other adjustment made by Company pursuant to the provisions of this Section 4.06 shall constitute an acknowledgment by Company or create any implication, for any purpose, that such accrual or adjustment was necessary for any purpose other than to comply with the provisions of this Section 4.06.

     SECTION 4.07.  CONSUMMATION OF AGREEMENT.  Each of Company and
     ------------   -------------------------
Dalhart-Delaware shall use its best efforts to perform and fulfill all conditions and obligations on its part to be performed or fulfilled under this Agreement and to effect each of the Mergers in accordance with the terms and provisions hereof.  Company and
Dalhart-Delaware shall furnish to Boatmen's in a timely manner all information, data and documents in the possession of Company and
Dalhart-Delaware requested by Boatmen's as may be required to obtain any necessary regulatory or other approvals of the Merger or to file with the S.E.C. a registration statement on Form S-4 (the
"Registration Statement") relating to the shares of Boatmen's Common which may be issued to the shareholders of Company pursuant to the
Merger and this Agreement and shall otherwise cooperate fully with
Boatmen's to carry out the purpose and intent of this Agreement.

     SECTION 4.08.  ENVIRONMENTAL REPORTS.  Company shall provide to
     ------------   ---------------------
Boatmen's, as soon as reasonably practical, but not later than 45 days after the date hereof, a report of a phase one environmental investigation on all real property owned, leased or operated by
Company or its subsidiaries as of the date hereof (other than space in retail and similar establishments leased by the Company for automatic teller machines) and within ten days after the acquisition or lease of any real property acquired or leased by Company or its subsidiaries after the date hereof (other than space in retail and similar establishments leased or operated by the Company for automatic teller machines), except as otherwise provided in
Section 4.01(b)(xiv).  If required by the phase one investigation in
Boatmen's reasonable opinion, Company shall provide to Boatmen's a report of a phase two investigation on properties requiring such additional study.  Boatmen's shall have 15 business days from the receipt of any such phase two investigation report to notify Company of any objection to the contents of such report.  Should the cost of taking all remedial and corrective actions and measures (i) required by applicable law, or (ii) recommended or suggested by such report or reports or prudent in light of serious life, health or safety concerns, in the aggregate, exceed the sum of Four Hundred Thousand
Dollars ($400,000) as reasonably estimated by an environmental expert retained for such purpose by Boatmen's and reasonably acceptable to
Company, or if the cost of such actions and measures cannot be so reasonably estimated by such expert to be $400,000 or less with any reasonable degree of certainty, then Boatmen's shall have the right pursuant to Section 7.03 hereof, for a period of 10 business days following

                                    A-18

receipt of such estimate or indication that the cost of such actions and measures can not be so reasonably estimated, to terminate this Agreement, which shall be Boatmen's sole remedy in such event.

     SECTION 4.09.  RESTRICTION ON RESALES.  Company shall obtain and
     ------------   ----------------------
deliver to Boatmen's, at least 31 days prior to the Closing Date, the signed agreement, in the form of Exhibit 4.09 hereto, of each person who may reasonably be deemed an "affiliate" of Company or Bank within the meaning of such term as used in Rule 145 under the Securities Act of 1933, as amended (the "Securities Act"), regarding (i) compliance with the provisions of such Rule 145, and (ii) compliance with the requirements of Accounting Principles Board Opinion No. 16 regarding the disposition of shares of Company Common or Boatmen's Common (or reduction of risk with respect thereto) until such time as financial results covering at least 30 days of post-Merger combined operations have been published.

     SECTION 4.10.  ACCESS TO INFORMATION.  Company shall permit
     ------------   ---------------------
Boatmen's reasonable access in a manner which will avoid undue disruption or interference with Company's normal operations to its properties and shall disclose and make available to Boatmen's all books, documents, papers and records relating to its assets, stock ownership, properties, operations, obligations and liabilities, including, but not limited to, all books of account (including the general ledger), tax records, minute books of directors' and stockholders' meetings, organizational documents, material contracts and agreements, loan files, filings with any regulatory authority, accountants' workpapers (if available and subject to the respective independent accountants' consent), litigation files, plans affecting employees, and any other business activities or prospects in which
Boatmen's may have a reasonable and legitimate interest in
furtherance of the transactions contemplated by this Agreement.
Company shall deliver to Boatmen's within ten (10) days after the date hereof a true, accurate and complete copy of each written plan or program disclosed in Section 2.12(c) of the Disclosure Schedule and, with respect to each such plan or program, all (i) amendments or supplements thereto, (ii) summary plan descriptions, (iii) lists of all current participants and all participants with benefit
entitlements, (iv) contracts relating to plan documents,
(v) actuarial valuations for any defined benefit plan, (vi)
valuations for any plan as of the most recent date,
(vii) determination letters from the Internal Revenue Service,
(viii) the most recent annual report filed with the Internal Revenue
Service, (ix) registration statements on Form S-8 and prospectuses, and (x) trust agreements.  Boatmen's will hold any such information which is nonpublic in confidence in accordance with the provisions of
Section 8.01 hereof.


                                  ARTICLE FIVE
                                  ------------

                   AGREEMENTS OF BOATMEN'S AND BOATMEN'S-TEXAS
                   -------------------------------------------

     SECTION 5.01.  REGULATORY APPROVALS AND REGISTRATION STATEMENT.
     ------------   -----------------------------------------------
Boatmen's shall file all regulatory applications required in order to consummate the Mergers and the Subsidiary Bank Merger, including but not limited to the necessary applications for the prior approval of the Federal Reserve Board, the Finance Commission of the State of
Texas and the Office of the Comptroller of the Currency, and if
deemed necessary by Boatmen's a private ruling request with the
Internal Revenue Service regarding the federal income tax
consequences of the Mergers and the Subsidiary Bank Merger.
Boatmen's shall provide to Company a copy of such applications and, if applicable, the ruling request and all correspondence pertaining thereto contemporaneously with the filing or receipt of same.
Boatmen's shall file with the S.E.C. the Registration Statement relating to the shares of Boatmen's Common to be issued to the stockholders of Company and Bank pursuant to this Agreement and shall use its best efforts to cause the Registration Statement to become effective.  At the time the Registration Statement becomes effective, the Registration Statement shall comply in all material respects with the provisions of the Securities Act and the

                                    A-19

published rules and regulations thereunder, and shall not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not false or misleading, and at the time of mailing thereof to the stockholders of Company and Bank, at the time of the Stockholders' Meeting and Bank Stockholders' Meeting and at the Effective Time the Proxy
Statement/Prospectus included as part of the Registration Statement, as amended or supplemented by any amendment or supplement, shall not contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein not false or misleading. Boatmen's shall timely file all documents required to obtain all necessary Blue Sky permits and approvals, if any, required to carry out the transactions contemplated by this Agreement, shall pay all expenses incident thereto and shall use its best efforts to obtain such permits and approvals on a timely basis. Boatmen's shall promptly and properly prepare and file any other filings required under the Securities Exchange Act of 1934 (the "Exchange Act") relating to the Mergers and the transactions contemplated herein.

     SECTION 5.02.  BREACHES.  Boatmen's shall, in the event it has
     ------------   --------
knowledge of the occurrence, or impending or threatened occurrence, of any event or condition which would cause or constitute a breach
(or would have caused or constituted a breach had such event occurred or been known prior to the date hereof) of any of its representations or agreements contained or referred to herein, give prompt written notice thereof to Company and use its best efforts to prevent or promptly remedy the same.

     SECTION 5.03.  CONSUMMATION OF AGREEMENT.  Boatmen's and
     ------------   -------------------------
Boatmen's-Texas shall use their respective best efforts to perform and fulfill all conditions and obligations on their part to be performed or fulfilled under this Agreement and to effect each of the
Mergers in accordance with the terms and conditions of this
Agreement.

     SECTION 5.04.  DIRECTORS AND OFFICERS' LIABILITY INSURANCE AND
     ------------   -----------------------------------------------
INDEMNIFICATION.
- ---------------

     (a) Following the Effective Time, Boatmen's will provide the directors and officers of Company and its subsidiaries with the same directors' and officers' liability insurance coverage that Boatmen's provides to directors and officers of its other banking subsidiaries generally, and, in addition, for a period of three years will use its best efforts to continue the Company's directors' and officers' liability insurance coverage with respect to actions occurring prior to the Effective Time to the extent that such coverage is obtainable for an aggregate premium not to exceed the annual premium presently being paid by Company. If the premium of such insurance would exceed such maximum amount, Boatmen's shall use its best efforts to procure such level of insurance as can be obtained for a premium equal to such maximum amount.

     (b) For six years after the Effective Time, Boatmen's shall cause the Surviving Corporation (the survivor of each of the Mergers of Company, Dalhart-Delaware and Boatmen's-Texas following the Effective Time, the "Surviving Corporation") to indemnify, defend and hold harmless the officers, directors, employees and agents of Company and its subsidiaries (each, an "Indemnified Party") at the Effective Time, regardless of whether or not such persons are employed thereafter, against all losses, expenses, claims, damages or liabilities arising out of actions or omissions occurring on or prior to the Effective Time (including, without limitation, the transactions contemplated by this Agreement and the Subsidiary Bank
Merger Agreement) to the full extent then permitted under the Missouri Corporate Law and by the Company's Articles of Incorporation as in effect on the date hereof, including provisions relating to advances of expenses incurred in the defense of any action or suit.

     (c) If after the Effective Time the Surviving Corporation or any of its successors or assigns (i) shall consolidate with or merge into any other corporation or entity and shall not be the continuing or

                                    A-20

surviving corporation or entity of such consolidation or merger or
(ii) shall transfer all or substantially all of its properties and assets to any individual, corporation or other entity, then and in each such case, proper provision shall be made so that the successors and assigns of the Surviving Corporation shall assume any remaining obligations set forth in this Section 5.04. If the Surviving
Corporation shall liquidate, dissolve or otherwise wind up its business, then Boatmen's shall indemnify, defend and hold harmless each Indemnified Party to the same extent and on the same terms that the Surviving Corporation was so obligated pursuant to this
Section 5.04.

     SECTION 5.05.  EMPLOYEE BENEFITS.  Boatmen's shall, with respect
     ------------   -----------------
to each person who remains an employee of Company or its subsidiaries following the Closing Date (each a "Continued Employee"), provide the benefits described in this Section 5.05.  Subject to the right of subsequent amendment, modification or termination in Boatmen's sole discretion, each Continued Employee shall be entitled, as a new employee of a subsidiary of Boatmen's, to participate in such employee benefit plans, as defined in Section 3(3) of ERISA, or any non-qualified employee benefit plans or deferred compensation, stock option, bonus or incentive plans, or other employee benefit or fringe benefit programs that may be in effect generally for employees of all of Boatmen's subsidiaries (the "Boatmen's Plans"), if and as a
Continued Employee shall be eligible and, if required, selected for participation therein under the terms thereof and otherwise shall not be participating in a similar plan which is maintained by the Company or its subsidiaries after the Effective Time.  Company employees shall participate therein on the same basis as similarly situated employees of other Boatmen's subsidiaries.  All such participation shall be subject to the terms of such plans as may be in effect from time to time and this Section 5.05 is not intended to give Continued
Employees any rights or privileges superior to those of other employees of Boatmen's subsidiaries.  Boatmen's may terminate or modify all Employee Plans and Boatmen's obligation under this
Section 5.05 shall not be deemed or construed so as to provide duplication of similar benefits but, subject to that qualification,
Boatmen's shall, for purposes of vesting and any age or period of service requirements for commencement of participation with respect to any Boatmen's Plans in which Continued Employees may participate, credit each Continued Employee with his or her term of service with
Company and its subsidiaries.

     SECTION 5.06.  SUBSIDIARY BANK MERGER.  Boatmen's-Texas shall
     ------------   ----------------------
cause First Amarillo to enter into the form of Subsidiary Bank Merger
Agreement, attached hereto as Exhibit 4.03, with Bank and take all other actions (including voting its shares of First Amarillo in favor of the Subsidiary Bank Merger) and cooperate with Bank in causing the
Subsidiary Bank Merger to be effected.

     SECTION 5.07.  ACCESS TO INFORMATION.  Boatmen's shall permit
     ------------   ---------------------
Company reasonable access in a manner which will avoid undue disruption or interference with Boatmen's normal operations to its properties and shall disclose and make available to Company all books, documents, papers and records relating to its assets, stock ownership, properties, operations, obligations and liabilities, including, but not limited to, all books of account (including the general ledger), tax records, minute books of directors' and stockholders' meetings, organizational documents, material contracts and agreements, loan files, filings with any regulatory authority, accountants' workpapers (if available and subject to the respective independent accountants' consent), litigation files, plans affecting employees, and any other business activities or prospects in which
Company may have a reasonable and legitimate interest in furtherance of the transactions contemplated by this Agreement.  Company will hold any such information which is nonpublic in confidence in accordance with the provisions of Section 8.01 hereof.


                                    A-21

                                   ARTICLE SIX
                                   -----------

                       CONDITIONS PRECEDENT TO THE MERGER
                       ----------------------------------

     SECTION 6.01.  CONDITIONS TO BOATMEN'S OBLIGATIONS.  Boatmen's
     ------------   -----------------------------------
and Boatmen's-Texas's obligations to effect each of the Mergers shall be subject to the satisfaction (or waiver by Boatmen's) prior to or on the Closing Date of the following conditions:

     (a) The representations and warranties made by Company and Dalhart-Delaware in this Agreement shall be true in all material respects on and as of the Closing Date with the same effect as though such representations and warranties had been made or given on and as of the Closing Date;

     (b) Company and Dalhart-Delaware shall have performed and complied in all material respects with all of its obligations and agreements required to be performed prior to the Closing Date under this Agreement;

     (c) No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of each of the Mergers shall be in effect, nor shall any proceeding by any bank regulatory authority or other person seeking any of the foregoing be pending. There shall not be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to either of the Mergers which makes the consummation of the Merger illegal;

     (d) All necessary regulatory approvals, consents, authorizations and other approvals required by law for consummation of each of the Mergers and the Subsidiary Bank Merger shall have been obtained and all waiting periods required by law shall have expired;

     (e) Boatmen's shall have received the environmental reports required by Section 4.08 hereof, and shall not have elected, pursuant to Section 7.03 hereof, to terminate and cancel this Agreement;

     (f) Boatmen's shall have received all documents required to be received from Company and Dalhart-Delaware on or prior to the Closing
Date, all in form and substance reasonably satisfactory to Boatmen's;

     (g) Boatmen's shall have received an opinion letter, dated as of the Closing Date, from Ernst & Young, its independent public accountants, to the effect that each of the Mergers and the Subsidiary Bank Merger will qualify for pooling of interests accounting treatment under Accounting Principles Board Opinion No. 16 if closed and consummated in accordance with this Agreement and the Bank Merger Agreement, respectively;

     (h)   That certain Stock Redemption Termination Agreement between
Company and Catherine D. Koehler as more fully described in
Section 2.19 hereof shall be in full force and effect as of, and the transactions contemplated thereby consummated on, the Closing Date;

     (i) The Registration Statement shall be effective under the Securities Act and no stop orders suspending the effectiveness of the Registration Statement shall be in effect or proceedings for such purpose pending before or threatened by the S.E.C;

                                    A-22

     (j)   Boatmen's shall have received a ruling of the Internal
Revenue Service or an opinion of its counsel to the effect that if the Merger is consummated in accordance with the terms set forth in this Agreement and the Subsidiary Bank Merger is consummated in accordance with the terms set forth in the Subsidiary Bank Merger
Agreement, (i) the Merger and Subsidiary Bank Merger will constitute a reorganization within the meaning of Section 368(a) of the Code;
(ii) no gain or loss will be recognized by the holders of shares of Company Common or Bank common stock upon receipt of Merger
Consideration (except for cash received in lieu of fractional shares), in the case of Company, and the shares of Boatmen's Common issuable pursuant to the Subsidiary Bank Merger Agreement, in the case of Bank; (iii) the basis of shares of Boatmen's Common received by the stockholders of Company or Bank will be the same as the basis of shares of Company Common or Bank common stock exchanged therefor;
and (iv) the holding period of the shares of Boatmen's Common received by such stockholders will include the holding period of the shares of Company Common or Bank common stock exchanged therefor, provided such shares were held as capital assets as of the Effective
Time;

     (k) The Subsidiary Bank Merger shall be consummated on the Closing Date; and

     (l) Boatmen's shall be of the good faith reasonable judgment, after consultation with Company and Company's counsel, that the potential loss, cost and expense arising from the contingent liability described in the Escrow Agreement is not significantly greater than the value of the Escrow Shares.

     SECTION 6.02.  CONDITIONS TO COMPANY'S AND DALHART-DELAWARE'S
     ------------   ----------------------------------------------
OBLIGATIONS.  Company's and Dalhart-Delaware's obligation to effect
- -----------
the Merger shall be subject to the satisfaction (or waiver by Company or Dalhart-Delaware) prior to or on the Closing Date of the following conditions:

     (a) The representations and warranties made by Boatmen's and Boatmen's-Texas in this Agreement shall be true in all material respects on and as of the Closing Date with the same effect as though such representations and warranties had been made or given on the Closing Date;

     (b) Boatmen's and Boatmen's-Texas shall have performed and complied in all material respects with all of their obligations and agreements hereunder required to be performed prior to the Closing
Date under this Agreement;

     (c) No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger shall be in effect, nor shall any proceeding by any bank regulatory authority or other governmental agency seeking any of the foregoing be pending. There shall not be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the Merger which makes the consummation of the Merger illegal;

     (d) All necessary regulatory approvals, consents, authorizations and other approvals, including the requisite approval of this Agreement and the Merger by the shareholders of Company and Dalhart-
Delaware, required by law for consummation of the Merger shall have been obtained and all waiting periods required by law shall have expired;

     (e) Company shall have received all documents required to be received from Boatmen's on or prior to the Closing Date, all in form and substance reasonably satisfactory to Company;

                                    A-23

     (f) The Registration Statement shall be effective under the Securities Act and no stop orders suspending the effectiveness of the Registration Statement shall be in effect or proceedings for such purpose pending before or threatened by the S.E.C.; and

     (g) Company shall have received from Boatmen's a copy of the ruling of the Internal Revenue Service or the opinion of Boatmen's counsel contemplated by Section 6.01(i) of this Agreement.


                                  ARTICLE SEVEN
                                  -------------

                           TERMINATION OR ABANDONMENT
                           --------------------------

     SECTION 7.01.  MUTUAL AGREEMENT.  This Agreement may be
     ------------   ----------------
terminated by the mutual written agreement of the parties at any time prior to the Closing Date, regardless of whether shareholder approval of this Agreement and the Merger by the shareholders of Company and
Dalhart-Delaware shall have been previously obtained.

     SECTION 7.02.  BREACH OF REPRESENTATIONS OR AGREEMENTS.  In the
     ------------   ---------------------------------------
event that there is a material breach in any of the representations and warranties or agreements of Boatmen's or Company, which breach is not cured within thirty (30) days after notice to cure such breach is given to the breaching party by the non-breaching party, then the non-breaching party, regardless of whether shareholder approval of this Agreement and the Merger shall have been previously obtained, may terminate and cancel this Agreement by providing written notice of such action to the other party hereto.

     SECTION 7.03.  ENVIRONMENTAL REPORTS.  Boatmen's may terminate
     ------------   ---------------------
this Agreement to the extent provided by Section 4.08 and this
Section 7.03 by giving written notice thereof to Company.

     SECTION 7.04.  FAILURE OF CONDITIONS.  In the event that any of
     ------------   ---------------------
the conditions to the obligations of either party are not satisfied or waived on or prior to the Closing Date, and if any applicable cure period provided in Section 7.02 hereof has lapsed, then such party may, regardless of whether shareholder approval of this Agreement and the Merger shall have been previously obtained, terminate and cancel this Agreement by delivery of written notice of such action to the other party on such date.

     SECTION 7.05.  APPROVAL DENIAL.  If any regulatory application
     ------------   ---------------
filed pursuant to Section 5.01 hereof should be finally denied or disapproved by the respective regulatory authority, then this
Agreement thereupon shall be deemed terminated and canceled;
provided, however, that a request for additional information or undertaking by Boatmen's, as a condition for approval, shall not be deemed to be a denial or disapproval so long as Boatmen's diligently provides the requested information or undertaking.  In the event an application is denied pending an appeal, petition for review, or similar such act on the part of Boatmen's (hereinafter referred to as the "appeal") then the application will be deemed denied unless
Boatmen's prepares and timely files such appeal and continues the appellate process for purposes of obtaining the necessary approval.

     SECTION 7.06.  SHAREHOLDER APPROVAL DENIAL.  If the Merger is not
     ------------   ---------------------------
approved by the requisite vote of the stockholders of Company at the
Stockholders' Meeting, then either party may terminate this
Agreement.

                                    A-24

     SECTION 7.07.  REGULATORY ENFORCEMENT MATTERS.  In the event that
     ------------   ------------------------------
Company or any of its subsidiaries shall become a party or subject to any new or amended written agreement, memorandum of understanding, cease and desist order, imposition of civil money penalties or other regulatory enforcement action or proceeding with any federal or state agency charged with the supervision or regulation of banks or bank holding companies ("Regulatory Enforcement Action") after the date of this Agreement, then Boatmen's may terminate this Agreement;
provided, however, that Boatmen's may not terminate this Agreement pursuant to this Section 7.07 on account of any Regulatory
Enforcement Action which, through reasonable efforts of Company and/or Boatmen's, could be terminated on or before the Closing Date without requiring any capital infusion to be made or other action having a financial effect materially adverse to the financial benefits of the Merger to Boatmen's.

     SECTION 7.08.  AUTOMATIC TERMINATION.  If the Closing Date does
     ------------   ---------------------
not occur on or prior to the expiration of the first anniversary of the date of this Agreement, then this Agreement may be terminated by either party by giving written notice to the other.

     SECTION 7.09.  TERMINATION FEE.
     ------------   ----------------

     (a)   Upon the occurrence of one or more of the following events
(a "Triggering Event"), Company shall pay to Boatmen's the sum of Seven Hundred Fifty Thousand Dollars ($750,000):

            (i) upon termination of this Agreement by Boatmen's upon a breach thereof by Company (including, without limitation, the entering into of an agreement between Company and any third party which is inconsistent with the transactions contemplated by this Agreement), provided that within twelve (12) months of the date of such termination, an event described in clause (iii), (iv) or
     (v) below shall have occurred;

           (ii) the failure of Company's shareholders to approve the Merger and this Agreement at a meeting called for such purpose;
     provided, however, that the failure of the Company's shareholders to approve the Merger and this Agreement at a meeting called for such purpose shall not be deemed a Triggering Event if: (A) the average of the daily closing prices of a share of Boatmen's
     Common, as reported on Nasdaq during the period of twenty (20) trading days ending on the second trading day immediately preceding the date of mailing to the shareholders of the Company notice of a meeting to vote upon this Agreement and the Merger, together with the Proxy Statement/Prospectus relating thereto
     (the "Mailing Date") (the "Boatmen's Final Price"), is less than
     $26.00; and (B) the number obtained by dividing the Boatmen's
     Final Price by the Boatmen's Initial Price (as defined below), is less than the number obtained by dividing the Final Index
     Price (as defined below) by the Initial Index Price (as defined below) and subtracting .20 from such quotient.

          (iii) any person or group of persons (other than Boatmen's) shall acquire, or have the right to acquire, 50% or more of the outstanding shares of Company Common, (exclusive of any shares of Company Common sold directly or indirectly to such person or group of persons by Boatmen's);

           (iv) expiration of the fifth day preceding the scheduled expiration date of a tender or exchange offer by any person or group of persons (other than Boatmen's and/or its affiliates) to purchase or acquire securities of Company if upon consummation of such offer, such person or group of persons would own, control or have the right to acquire 50% or more of the Company Common;
     and

                                    A-25

            (v) upon the entry by Company or Bank into an agreement or other understanding with a person or group of persons (other than Boatmen's and/or its affiliates) for such person or group of persons to acquire, merge or consolidate with Company or Bank or to purchase or acquire Company or Bank or all or substantially all of Company's or Bank's assets.

     (b)   As used in this Section 7.09:

            (i) "person" and "group of persons" shall have the meanings conferred thereon by Section 13(d) of the Exchange Act.

           (ii) The "Index Group" shall mean all of those companies listed on Exhibit 7.09, the common stock of which is publicly traded and as to which there is no pending publicly announced proposal at any time during the period of 20 trading days ending at the end of the fifth trading day immediately preceding the Closing Date for such company to be acquired or to acquire another company in exchange for its stock where, in such later case, such company to be acquired would be a significant subsidiary of such acquiring company (as such term is defined in Section 3.03 hereof). In the event that any such company or companies are so removed from the Index Group, the weights attributed to the remaining companies shall be adjusted accordingly.

          (iii) The "Initial Boatmen's Price" shall be the closing price of a share of Boatmen's Common on the date of this Agreement. The "Initial Index Price" shall mean the weighted average (weighted in accordance with the factors listed on Exhibit 7.09) of the per share closing prices of the common stock of the companies comprising the Index Group, as reported on the consolidated transactions reporting system for the market or exchange on which such common stock is principally traded, on the date of this Agreement.

           (iv)  The "Final Price" of any company belonging to the Index
     Group shall mean the average of the daily closing sale prices of a share of common stock of such company, as reported in the consolidated transaction reporting system for the market or exchange on which such common stock is principally traded, during the period of 20 trading days ending on the end of the second trading day immediately preceding the Mailing Date.

            (v)  The "Final Index Price" shall mean the weighted average
     (weighted in accordance with the factors listed on Exhibit 7.09) of the Final Prices for all of the companies comprising the Index
     Group.

     If Boatmen's or any company included in the Index Group declares a stock dividend or effects a reclassification, recapitalization, split-up, combination, exchange of shares or similar transaction between the date of this Agreement and the end of the fifth trading day immediately preceding the Closing Date, the closing prices for the common stock of such company shall be appropriately adjusted for the purposes of the definitions above so as to be comparable to the prices on the date of this Agreement.

     Company shall notify Boatmen's promptly in writing upon its becoming aware of the occurrence of any Triggering Event.


                                    A-26

                                  ARTICLE EIGHT
                                  -------------

                                     GENERAL
                                     -------

     SECTION 8.01.  CONFIDENTIAL INFORMATION.  The parties acknowledge
     ------------   ------------------------
the confidential and proprietary nature of the "Information" (as herein described) which has heretofore been exchanged and which will be received from each other hereunder and agree to hold and keep, and to instruct their respective agents, representatives, shareholders, affiliates, employees and consultants to hold and keep, such
Information confidential.  Such Information will include any and all financial, technical, commercial, marketing, customer or other information concerning the business, operations and affairs of a party that may be provided to the other, irrespective of the form of the communications, by such party's employees or agents.  Such
Information shall not include information which is or becomes generally available to the public other than as a result of a disclosure by a party or its representatives in violation of this
Agreement.  The parties agree that the Information will be used solely for the purposes contemplated by this Agreement and that such
Information will not be disclosed to any person other than employees and agents of a party who are directly involved in evaluating the transaction.  The Information shall not be used in any way
detrimental to a party, including use directly or indirectly in the conduct of the other party's business or any business or enterprise in which such party may have an interest, now or in the future, and whether or not now in competition with such other party.

     SECTION 8.02.  PUBLICITY.  Boatmen's and Company shall cooperate
     ------------   ---------
with each other in the development and distribution of all news releases and other public disclosures concerning this Agreement and the Merger and shall not issue any news release or make any other public disclosure without the prior consent of the other party, unless such is required by law upon the written advice of counsel or is in response to published newspaper or other mass media reports regarding the transaction contemplated hereby, in which such latter event the parties shall consult with each other regarding such responsive public disclosure.

     SECTION 8.03.  RETURN OF DOCUMENTS.  Upon termination of this
     ------------   -------------------
Agreement without the Merger becoming effective, each party (i) shall deliver to the other originals and all copies of all Information made available to such party, (ii) will not retain any copies, extracts or other reproductions in whole or in part of such Information, and
(iii) will destroy all memoranda, notes and other writings prepared by either party based on the Information.

     SECTION 8.04.  NOTICES.  Any notice or other communication shall
     ------------   -------
be in writing and shall be deemed to have been given or made on the date of delivery, in the case of hand delivery, or three (3) business days after deposit in the United States Registered Mail, postage prepaid, or upon receipt if transmitted by facsimile telecopy or any other means, addressed (in any case) as follows:

     (a)   if to Boatmen's:

                Boatmen's Bancshares, Inc.
                One Boatmen's Plaza
                800 Market Street
                St. Louis, Missouri  63102
                Attention:  Mr. Gregory L. Curl
                Facsimile:  314/466-5645

                                    A-27

           with a copy to:

                Lewis, Rice & Fingersh
                500 North Broadway, Suite 2000
                St. Louis, Missouri  63102
                Attention:  Thomas C. Erb, Esq.
                Facsimile:  314/241-6056

and

     (b)   if to Company:

                Dalhart Bancshares, Inc.
                323 Denver Avenue
                Dalhart, Texas 79022
                Attention:  Mr. Mike Koehler
                Facsimile:  806/249-5863

           with copies to:

                Jenkens & Gilchrist, P.C.
                1445 Ross Avenue, Suite 3200
                Dallas, Texas 75202-2799
                Attention:  Charles E. Greef, Esq.
                Facsimile:  214/855-4300

or to such other address as any party may from time to time designate by notice to the others.

     SECTION 8.05.  LIABILITIES.  In the event that this Agreement is
     ------------   -----------
terminated pursuant to the provisions of Article Seven hereof, no party hereto shall have any liability to any other party for costs, expenses, damages or otherwise; provided, however, that,
notwithstanding the foregoing, in the event that this Agreement is terminated pursuant to Section 7.02 hereof on account of a willful breach of any of the representations and warranties set forth herein or any breach of any of the agreements set forth herein, then the non-breaching party shall be entitled to recover appropriate damages from the breaching party.

     SECTION 8.06.  NONSURVIVAL OF REPRESENTATIONS, WARRANTIES AND
     ------------   ----------------------------------------------
AGREEMENTS.  Except for, and as provided in, this Section 8.06, no
- ----------
representation, warranty or agreement contained in this Agreement shall survive the Effective Time or the earlier termination of this
Agreement.  The agreements set forth in the Escrow Agreement and in
Sections 1.08, 1.10, 5.04 and 5.05 shall survive the Effective Time and the agreements set forth in Sections 7.09, 8.01, 8.02, 8.03 and
8.05 shall survive the Effective Time or the earlier termination of this Agreement.

     SECTION 8.07.  ENTIRE AGREEMENT.  This Agreement, the Escrow
     ------------   ----------------
Agreement and the Subsidiary Bank Merger Agreement constitute the entire agreement between the parties and supersedes and cancels any and all prior discussions, negotiations, undertakings, agreements in principle and other agreements between the parties relating to the subject matter hereof.

                                    A-28

     SECTION 8.08.  HEADINGS AND CAPTIONS.  The captions of Articles
     ------------   ---------------------
and Sections hereof are for convenience only and shall not control or affect the meaning or construction of any of the provisions of this
Agreement.

     SECTION 8.09.  WAIVER, AMENDMENT OR MODIFICATION.  The conditions
     ------------   ---------------------------------
of this Agreement which may be waived may only be waived by notice to the other party waiving such condition.  The failure of any party at any time or times to require performance of any provision hereof shall in no manner affect the right at a later time to enforce the same.  This Agreement may be amended or modified by the parties hereto, at any time before or after approval of the Agreement by the shareholders of Company; provided, however, that after any such approval no such amendment or modification shall alter the amount or change the form of the Merger Consideration contemplated by this
Agreement to be received by shareholders of Company or alter or change any of the terms of this Agreement if such alteration or change would adversely affect the holders of Company Common.  This
Agreement not be amended or modified except by a written document duly executed by the parties hereto.

     SECTION 8.10.  RULES OF CONSTRUCTION.  Unless the context
     ------------   ---------------------
otherwise requires:  (a) a term has the meaning assigned to it;
(b) an accounting term not otherwise defined has the meaning assigned to it in accordance with generally accepted accounting principles;
(c) "or" is not exclusive; and (d) words in the singular may include the plural and in the plural include the singular.

     SECTION 8.11.  COUNTERPARTS.  This Agreement may be executed in
     ------------   ------------
two or more counterparts, each of which shall be deemed an original and all of which shall be deemed one and the same instrument.

     SECTION 8.12.  SUCCESSORS AND ASSIGNS.  This Agreement shall be
     ------------   ----------------------
binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.  There shall be no third party beneficiaries hereof.

     SECTION 8.13.  GOVERNING LAW; ASSIGNMENT.  This Agreement shall
     ------------   -------------------------
be governed by the laws of the State of Missouri, except to the extent that the Texas Corporate Law and the Delaware Corporate Law must govern aspects of the Merger procedures, and applicable federal laws and regulations.  This Agreement may not be assigned by either of the parties hereto.

     IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.


                                DALHART BANCSHARES, INC.


[SEAL]
                                By: /s/ Mike Koehler
                                   --------------------------------------------
                                      Mike Koehler
                                      Chairman, CEO,  President

ATTEST:

/s/ Doyle Hanbury
- -----------------------------
Senior Vice President


                                    A-29

                                DALHART BANCSHARES OF DELAWARE, INC.


[SEAL]
                                By: /s/ M. A. Ferrucci
                                   --------------------------------------------
                                      M. A. Ferrucci
                                      President

ATTEST:

/s/ A. M. Horne
- ----------------------------
Secretary


                                BOATMEN'S BANCSHARES, INC.


[SEAL]
                                By:  /s/ Gregory L. Curl
                                    -------------------------------------------
                                      Gregory L. Curl
                                      Executive Vice President

ATTEST:

/s/ Philip N. McCarty
- -----------------------------
Secretary


                                BOATMEN'S-TEXAS, INC.


[SEAL]
                                By:/s/ Gregory L. Curl
                                   --------------------------------------------
                                      Gregory L. Curl
                                      Executive Vice President

ATTEST:

/s/ David L. Foulk
- ------------------------------
Assistant Secretary



                                    A-30

                                                                 EXHIBIT 1.09(A)
                                                                 ---------------


                         COMPANY'S LEGAL OPINION MATTERS


     1. The due incorporation, valid existence and good standing of Company under the laws of the State of Texas, its power and authority to own and operate its properties and to carry on its business as now conducted, and its power and authority to enter into the Agreement, to merge with Boatmen's-Texas in accordance with the terms of the Agreement and to consummate the transactions contemplated by the Agreement.

     2. The due organization of Bank as a Texas state bank and the valid existence of Bank under the laws of the State of Texas, its power and authority to own and operate its properties and the possession of all licenses, permits and authorizations necessary to carry on its business as now conducted.

     3. The due incorporation or organization, valid existence and good standing of each of the subsidiaries of Company (other than Bank) and any subsidiary of any such subsidiary listed in Section
2.03 of the Disclosure Schedule, their power and authority to own and operate their properties, the possession of all licenses, permits and authorizations necessary to carry on their respective businesses as now conducted.

     4. With respect to Company, (i) the number of authorized, and 100,000 issued and outstanding shares of capital stock of Company immediately prior to the Closing, (ii) the nonexistence of any violation of the preemptive or subscription rights of any person,
(iii) the nonexistence of any outstanding options, warrants, or other rights to acquire, or securities convertible into, any equity security of Company, (iv) the nonexistence of any obligation, contingent or otherwise, to reacquire any shares of capital stock of Company, and (v) the nonexistence of any outstanding stock appreciation, phantom stock or similar rights.

     5. With respect to Dalhart-Delaware, (i) the number of authorized, and 100,000 issued and outstanding shares of capital stock of Company immediately prior to the Closing, (ii) the nonexistence of any violation of the preemptive or subscription rights of any person, (iii) the nonexistence of any outstanding options, warrants, or other rights to acquire, or securities convertible into, any equity security of Company, (iv) the nonexistence of any obligation, contingent or otherwise, to reacquire any shares of capital stock of Company, and (v) the nonexistence of any outstanding stock appreciation, phantom stock or similar rights.

     6. With respect to Bank, (i) the number of authorized, issued and outstanding shares of capital stock of Bank immediately prior to the Closing, (ii) the nonexistence of any violation of the preemptive or subscription rights of any person, (iii) the nonexistence of any outstanding options, warrants, or other rights to acquire, or securities convertible into, any equity securities of such Bank,
(iv) the nonexistence of any obligation, contingent or otherwise, to reacquire any shares of capital stock of Bank, and (v) the nonexistence of any outstanding stock appreciation, phantom stock or similar rights.

     7. Company's valid ownership of and title to 1,000 shares of the 1,000 shares of outstanding capital stock of Dalhart-Delaware, free and clear of liens, security interests and encumbrances.

     8. Dalhart-Delaware's valid ownership of and title to 18,634 shares of the 20,000 shares of outstanding capital stock of Bank, free and clear of liens, security interests and encumbrances.


                                    A-31

     9. The number of authorized, issued and outstanding shares of capital stock of the subsidiaries listed in Section 2.03 of the Disclosure Schedule, and the ownership by Company or Bank of all outstanding shares thereof, free and clear of any claims, liens, security interests and encumbrances.

     10. The due and proper performance of all corporate acts and other proceedings necessary or required to be taken by Company and Dalhart-Delaware to authorize the execution, delivery and performance of the Agreement, the due execution and delivery of the Agreement by Company and Dalhart-Delaware, and the Agreement as a valid and binding obligation of the Company and Dalhart-Delaware, enforceable against Company and Dalhart-Delaware in accordance with its terms
(subject to the provisions of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or similar laws affecting the enforceability of creditors' rights generally from time to time in effect, and equitable principles relating to the granting of specific performance and other equitable remedies as a matter of judicial discretion).

     11. The due and proper performance of all corporate acts and other proceedings necessary or required to be taken by Bank to authorize the execution, delivery and performance of the Subsidiary
Bank Merger Agreement, the due execution and delivery of the Subsidiary Bank Merger Agreement by Bank, and the Subsidiary Bank
Merger Agreement as a valid and binding obligation of Bank, enforceable against Bank in accordance with its terms (subject to the provisions of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or similar laws affecting the enforceability of creditors' rights generally from time to time in effect, and equitable principles relating to the granting of specific performance and other equitable remedies as a matter of judicial discretion).

     12.   The execution of the Agreement by Company and Dalhart-
Delaware, and the consummation of the Merger and the other transactions contemplated therein, does not violate or cause a default under their articles of incorporation or bylaws, or any statute, regulation or rule or any judgment, order or decree against or any material agreement binding upon Company or Dalhart-Delaware.

     13.   The execution of the Subsidiary Bank Merger Agreement by
Bank, and the consummation of the Subsidiary Bank Merger and the other transactions contemplated therein, does not violate or cause a default under its charter or bylaws, or any statute, regulation or rule or any judgment, order or decree against or any material agreement binding upon Bank.

     14. The receipt of all required consents, approvals, orders or authorizations of, or registrations, declaration or filings with or notices to, any court, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign, or any other person or entity required to be obtained or made by Company, Dalhart-Delaware, Bank and the other subsidiaries in connection with the respective execution and delivery of the Agreement and the Subsidiary Bank Merger Agreement or the consummation of the transactions contemplated therein.

     15. The nonexistence of any material actions, suits, proceedings, orders, investigations or claims pending or threatened against or affecting Company, Dalhart-Delaware, Bank or their subsidiaries which, if adversely determined, would have a material adverse effect upon their respective properties or assets or the transactions contemplated by the Agreement and the Subsidiary Bank
Merger Agreement.


                                    A-32

                                                                 EXHIBIT 1.09(B)
                                                                 ---------------


                         BOATMEN'S LEGAL OPINION MATTERS


     1. The due incorporation, valid existence and good standing of Boatmen's and Boatmen's-Texas under the laws of the State of Missouri, and their respective power and authority to enter into the Agreement and, with respect to Boatmen's, the Subsidiary Bank Merger
Agreement, and to consummate the transactions contemplated thereby.

     2. The due organization, valid existence and good standing of First Amarillo under the laws of the United States, and its power and authority to enter into the Subsidiary Bank Merger Agreement and to merge with Bank and to consummate the other transactions contemplated by the Subsidiary Bank Merger Agreement.

     3. The due and proper performance of all corporate acts and other proceedings required to be taken by Boatmen's and Boatmen's-
Texas to authorize the execution, delivery and performance of the Agreement, the due execution and delivery of the Agreement by Boatmen's and Boatmen's-Texas, and the Agreement as a valid and binding obligation of Boatmen's and Boatmen's-Texas enforceable against Boatmen's and Boatmen's-Texas in accordance with its terms
(subject to the provisions of bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforceability of creditors' rights generally from time to time in effect, and equitable principles relating to the granting of specific performance and other equitable remedies as a matter of judicial discretion).

     4. The due and proper performance of all corporate acts and other proceedings required to be taken by First Amarillo and Boatmen's to authorize the execution, delivery and performance of the Subsidiary Bank Merger Agreement, the due execution and delivery of the Subsidiary Bank Merger Agreement by First Amarillo and Boatmen's, and the Subsidiary Bank Merger Agreement as a valid and binding obligation of First Amarillo and Boatmen's enforceable against First
Amarillo and Boatmen's in accordance with its terms (subject to the provisions of bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforceability of creditors' rights generally from time to time in effect, and equitable principles relating to the granting of specific performance and other equitable remedies as a matter of judicial discretion).

     5. The due authorization and, when issued to the stockholders of Company and Bank in accordance with the terms of the Agreement and the Subsidiary Bank Merger Agreement, the valid issuance of the shares of Boatmen's Common to be issued pursuant to the Merger and the Subsidiary Bank Merger, such shares being fully paid and nonassessable, with no personal liability attaching to the ownership thereof.

     6. The execution and delivery of the Agreement by Boatmen's and Boatmen's-Texas, and the consummation of the transactions contemplated therein, as neither conflicting with, in breach of or in default under, resulting in the acceleration of, creating in any party the right to accelerate, terminate, modify or cancel, or violate, any provision of Boatmen's and Boatmen's-Texas' respective articles of incorporation or bylaws, or any statute, regulation, rule, judgment, order or decree binding upon Boatmen's or Boatmen's-
Texas which would be materially adverse to the business of Boatmen's and its subsidiaries taken as a whole.


                                    A-33

     7.    The execution and delivery of the Subsidiary Bank Merger
Agreement by First Amarillo and Boatmen's, and the consummation of the transactions contemplated therein, as neither conflicting with, in breach of or in default under, resulting in the acceleration of, creating in any party the right to accelerate, terminate, modify or cancel, or violate, any provision of First Amarillo's charter or bylaws, or any statute, regulation, rule, judgment, order or decree binding upon First Amarillo which would be materially adverse to the business of First Amarillo.

     8. The receipt of all required consents, approvals, orders or authorizations of, or registrations, declarations or filings with or without notices to, any court, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign, or any other person or entity required to be obtained or made by or with respect to Boatmen's, Boatmen's-Texas or First Amarillo in connection with the execution and delivery of the Agreement and/or the Subsidiary Bank Merger Agreement, as the case may be, or the consummation of the transactions contemplated by the Agreement and/or the Subsidiary Bank Merger Agreement, as the case may be.


                                    A-34

                                                                    EXHIBIT 2.14
                                                                    ------------


                     STOCK REDEMPTION TERMINATION AGREEMENT

     THIS STOCK REDEMPTION TERMINATION AGREEMENT (this "Agreement") is made and entered into as of the 19th day of May, 1994, by and between Dalhart Bancshares, Inc., a Texas corporation (the "Company") and Catherine D. Koehler, an individual resident of the State of Texas ("Koehler").

                              W I T N E S S E T H:
                              -------------------

     WHEREAS, the Company, Dalhart Bancshares of Delaware, Inc.
("Dalhart Delaware"), Boatmen's Bancshares, Inc., a Missouri corporation ("BBI") and Boatmen's-Texas, Inc., a Missouri corporation
("BTI") have entered into that certain Agreement and Plan of Merger, dated as of May 19, 1994 (the "Merger Agreement"), providing for the merger (the "Merger") of each of the Company and Dalhart Delaware with and into BTI, with the shareholders of the Company receiving shares of BBI's common stock in exchange for their shares of the Company's common stock, par value $10.00 per share (the "Common
Stock") outstanding as of the date of consummation of the Merger (the
"Closing Date");

     WHEREAS, the Company and Koehler have previously entered into that certain Stock Repurchase Agreement, dated as of January 8, 1993
(the "Repurchase Agreement"), a copy of which is attached hereto as
Exhibit A, providing for the Company to repurchase shares of Common
- ---------
Stock owned by Koehler (the "Koehler Shares") upon the terms and conditions set forth therein;

     WHEREAS, the Company has purchased a whole-life insurance policy
(policy number 3710687, issued by The Guardian Life Insurance
Company) on the life of Koehler (the "Policy"), in order to provide the proceeds necessary to repurchase the Koehler Shares; and

     WHEREAS, to induce BBI to enter into the Merger Agreement, Company and Koehler have agreed to modify their obligations with respect to the Repurchase Agreement as set forth in this Agreement.

     NOW THEREFORE, for and in consideration of the foregoing and of the mutual covenants and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound hereby acknowledged, the parties hereto, intending to be legally bound hereby, do undertake, promise, covenants and agree as follows:

     1.    Payment of Premiums on the Policy.  The Company shall
           ---------------------------------
continue to pay all premiums due on the Policy from the date of this
Agreement until the Closing Date.

     2.    Treatment of the Repurchase Agreement and the Policy at the
           -----------------------------------------------------------
Closing.  On the Closing Date, the Repurchase Agreement shall
- -------
terminate (without the purchase of the Koehler Shares by the Company having been effected) and all rights and obligations of each party thereto shall terminate and expire.  At the closing of the merger, the parties hereto shall execute and deliver, each to the other and to BBI, a certificate acknowledging termination of the Repurchase
Agreement.  Upon receipt of such certificates on the Closing Date,
Koehler shall have the right, but not the obligation, to purchase the
Policy at its cash surrender value at the Closing Date, payable in cash to the Company at the Closing.

                                    A-35

     3.    Treatment of the Repurchase Agreement and the Policy Upon
           ---------------------------------------------------------
Death of Koehler Prior to the Closing.  If Koehler dies prior to the
- -------------------------------------
Closing, on the Closing Date and prior to the Repurchase Agreement having been terminated pursuant to Section 2 hereof, the Repurchase
Agreement shall terminate and all rights and obligations of each party thereto shall terminate and expire.  The Company shall be entitled to retain the proceeds of the Policy and BBI shall be obligated to issue additional shares of BBI stock to the holders of
Company Common Stock as provided in Section 1.05(b) of the Merger
Agreement.

     4.    Treatment if Merger Agreement is Terminated.  If the Merger
           -------------------------------------------
Agreement is terminated in accordance with its terms, or if the
Merger is not consummated by May 19, 1995, this Agreement shall terminate and the Repurchase Agreement shall continue in full force and effect.

     5.    Binding Effect Assignment: Amendment.  This Agreement shall
           ------------------------------------
be binding upon and inure to the benefit of the parties hereto and their respective heirs, legal representatives, successors and assigns, but no party to this Agreement shall assign this Agreement, by operation of law or otherwise, in whole or in part, without the prior written consent of the other party hereto.  Any assignment made or attempted in violation of this Section 5 shall be void and of no effect.  This Agreement may be amended, modified or supplemented only by an instrument in writing executed by the party against which enforcement of the amendment, modification or supplement is sought.

     6.    Further Cooperation.  The parties agree that they will, at
           -------------------
any time and from time to time after the Closing Date, upon request by the other and without further consideration, do, perform, execute, acknowledge and deliver all such further acts, deeds, assignments, assumptions, transfers, conveyances, certificates and assurances as may be reasonably required in order to fully consummate the
transactions contemplated hereby in accordance with this Agreement or to carry out and perform any undertaking made by the parties hereunder.

     7.    Severability.  In the event that any provision of this
           ------------
Agreement is held to be illegal, invalid or unenforceable under present or future laws, then (a) such provision shall be fully severable and this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision were not a part hereof, (b) the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by such illegal, invalid or unenforceable provision or by its severance from this
Agreement; and (c) there shall be added automatically as a part of this Agreement a provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible and still be legal, valid and enforceable.

     8.    Governing Law.  This Agreement shall be construed in
           -------------
accordance with and governed by the laws of the State of Texas
(including those laws relating to choice of law) applying to contracts entered into and to be performed within the State of Texas, without regard for the provisions thereof regarding choice of law.
Venue for any cause of action arising from this Agreement shall lie in Dalhart, Texas.

     9.    Specific Performance.  Each party hereto acknowledges that
           --------------------
the other party would be irreparably damaged and would not have an adequate remedy at law for money damages in the event that any of the covenants contained in this Agreement were not performed in
accordance with its terms or otherwise were materially breached.
Each of the parties hereto therefore agrees that, without the necessity of proving actual damages or posting bond or other security, the other party shall be entitled to temporary and/or permanent injunction or injunctions to prevent breaches of such performance and to specific enforcement of such covenants in addition to any other remedy to which they may be entitled, at law or in equity.

                                    A-36

     10.   Attorneys' Fees and Costs.  In the event attorneys' fees or
           -------------------------
other costs are incurred to secure performance of any of the obligations herein provided for, or to establish damages for the breach thereof, or to obtain any other appropriate relief, whether by way of prosecution or defense, the prevailing party shall be entitled to recover reasonable attorneys' fees and costs incurred therein.

     11.   Rules of Construction.  The descriptive headings in this
           ---------------------
Agreement are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.  Each use herein of the masculine, neuter or feminine gender shall be deemed to include the other genders, Each use herein of the plural shall include the  singular and vice versa, in each case as the context requires or as it is otherwise appropriate.  The word "or" is used in the inclusive sense.  All sections referred to herein are sections of this Agreement.

     12.   Multiple Counterparts.  This Agreement may be executed in
           ---------------------
multiple counterparts, each of which shall be deemed an original, and all counterparts hereof so executed by the parties hereto, whether or not such counterpart shall bear the execution of each of the parties hereto, shall be deemed to be, and shall be construed as, one and the same Agreement.  A telecopy or facsimile transmission of a signed counterpart of this Agreement shall be sufficient to bind the party or parties s whose signature(s) appear thereon.

     IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the day and year first above written.


                                DALHART BANCSHARES, INC.


                                By:   /s/ Mike Koehler
                                      -----------------------------------------
                                      Mike Koehler, Chairman of the Board


                                      /s/ Catherine D. Koehler
                                      -----------------------------------------
                                      Catherine D. Koehler


                                    A-37

                                                                    EXHIBIT 4.03
                                                                    ------------

                               AGREEMENT TO MERGE
                                     between
                         CITIZENS STATE BANK OF DALHART
                                       and
                    BOATMEN'S FIRST NATIONAL BANK OF AMARILLO
                     under the charter and with the title of
                    BOATMEN'S FIRST NATIONAL BANK OF AMARILLO
                                and joined in by
                           BOATMEN'S BANCSHARES, INC.

     THIS AGREEMENT TO MERGE (this "Subsidiary Bank Merger Agreement") made between CITIZENS STATE BANK OF DALHART (hereinafter referred to as "Bank"), a banking association organized under the laws of the State of Texas, being located at 323 Denver Avenue, Dalhart, County of Dallon, in the State of Texas, with a capital of $2,000,000 divided into 20,000 shares of common stock, each of $100.00 par value, surplus of $6,000,000, and undivided profits, including capital reserves of approximately $4,525,000, as of December 31, 1993, and BOATMEN'S FIRST NATIONAL BANK OF AMARILLO (hereinafter referred to as "First Amarillo"), a national banking association organized under the laws of the United States, being located at Eighth & Taylor, Amarillo, County of Potter, in the State of Texas, with a capital of $20,258,000 divided into ------------ shares of common stock, each of $------ par value, surplus of approximately
$20,443,000, and undivided profits, including capital reserves of $34,681,000, as of December 31, 1993, each acting pursuant to a resolution of its board of directors adopted by the vote of a majority of its directors, pursuant to the authority given by and in accordance with the provisions of Texas law in the case of Bank and the Act of November 7, 1918, as amended, 12 U.S.C. 215(a), in the case of First Amarillo, and joined in by Boatmen's Bancshares, Inc., a Missouri corporation ("Boatmen's"), witnesseth as follows:


SECTION 1.

Bank shall be merged with and into First Amarillo under the charter of the latter (the "Subsidiary Bank Merger").


SECTION 2.

The name of the receiving association (hereinafter referred to as the "surviving association") shall be Boatmen's First National Bank of
Amarillo.

                                    A-38

SECTION 3.

The business of the surviving association shall be that of a national banking association. This business shall be conducted by the surviving association at its main office which shall continue to be located at Eighth & Taylor, Amarillo, Texas, and at its legally established branches (including the existing locations of Bank).


SECTION 4.

The amount of the capital stock of the surviving association shall be $20,258,000 divided into ----------- shares of common stock, each of $------- par value, and at the time the merger shall become effective, the surviving association shall have a surplus of approximately $------------, and undivided profits, including capital reserves, which represents the combined capital and surplus structures of the merging banks as stated in the preamble of this Subsidiary Bank Merger Agreement; adjusted however, for normal earnings and expenses and any permitted dividends between December 31, 1993, and the effective time of the merger.


SECTION 5.

All assets as they exist at the effective time of the merger shall pass to and vest in the surviving association without any conveyance or other transfer. The surviving association shall be responsible for all of the liabilities of every kind and description, including liabilities arising from the operation of the trust departments of Bank and First Amarillo existing as of the effective time of the merger.


SECTION 6.

Bank shall contribute to the surviving association acceptable assets having a book value, over and above its liability to its creditors, of at least $------------, and having an estimated fair value over and above its liability to its creditors, of at least $------------ or ------% of the estimated fair value of excess acceptable assets over and above liabilities to creditors, of the surviving association; adjusted, however, for normal earnings and expenses between December 31, 1993 and the effective time of the merger.

At the effective time of the merger, First Amarillo shall have on hand acceptable assets having a book value, over and above its liability to its creditors, of at least $------------, and having an estimated fair value, over and above its liability to its creditors, of at least $------------ or ------% of the estimated fair value of excess acceptable assets over and above liabilities to creditors, of the surviving association; adjusted, however, for normal earnings and expenses and dividends between December 31, 1993 and the effective time of the merger.


SECTION 7.

     (a) Each share of common stock, par value $100.00, of Bank issued and outstanding immediately prior to the Effective Time (the
"Bank Common"), other than shares the holders of which have duly exercised and perfected their dissenters' rights under applicable
Texas law, shall be converted into the right to receive 35.2840 shares (the "Bank Conversion Ratio") of common stock, stated value
$1.00 per share,

                                    A-39

of Boatmen's (the "Boatmen's Common"). The shares of Boatmen's Common to be issued pursuant to the Bank Conversion Ratio, together with any cash payment in lieu of fractional shares, as provided below, is hereinafter referred to as the "Bank Merger Consideration". A portion of the Bank
Merger Consideration payable to the shareholders of Bank other than Dalhart Bancshares of Delaware, Inc. (the "Minority Shareholders") equal to the quotient of (A) divided by (B), where (A) equals the number of Bank
Escrow Shares (as defined in Section 7(i) hereof), and (B) equals the number of shares of Bank Common owned by Minority Shareholders who have not duly exercised and perfected their dissenters' rights under applicable Texas law, shall be issued and delivered on the Closing
Date (as defined in Section 1.06 of the Holding Company Merger
Agreement referred to in Section 11 hereof) by Boatmen's to the Escrow Agent (as defined in Section 7(i) hereof) pursuant to the provisions of Section 7(i) hereof and the balance thereof shall be issuable to the Minority Shareholders and Dalhart Bancshares of Delaware, Inc. as provided in Section 7(f). No fractional shares of Boatmen's Common shall be issued and, in lieu thereof, holders of shares of Bank Common who would otherwise be entitled to a fractional share interest in Boatmen's Common (after taking into account all shares of Bank Common held by such holder exclusive, with respect to Minority Shareholders, of any beneficial interest in the Bank Escrow
Shares) shall be paid an amount in cash equal to the product of such fractional share interest and the closing price of a share of Boatmen's Common on the National Association of Securities Dealers
Automated Quotation System - National Market System ("Nasdaq") on the business day immediately preceding the date on which the Effective
Time occurs.  Of the capital stock of First Amarillo, Boatmen's-
Texas, Inc., a Texas corporation and wholly-owned subsidiary of Boatmen's ("Boatmen's-Texas") which is the sole shareholder of the presently outstanding 2,794,184 shares of common stock of First
Amarillo, each of $7.25 par value, shall retain its present rights in such shares unaffected by the Subsidiary Bank Merger.

     (b) At the effective time, all of the shares of Bank Common, by virtue of the Subsidiary Bank Merger and without any action on the part of the holders thereof, shall no longer be outstanding and shall be canceled and retired and shall cease to exist, and each holder of any certificate or certificates which immediately prior to the effective time represented outstanding shares of Bank Common (the
"Certificates") shall thereafter cease to have any rights with respect to such shares, except the right of such holders to receive, without interest, the Bank Merger Consideration upon the surrender of such Certificate or Certificates.

     (c) If between the date hereof and the effective time a share of Boatmen's Common shall be changed into a different number of shares of Boatmen's Common or a different class of shares (a "Share
Adjustment"), by reason of reclassification, recapitalization, splitup, exchange of shares or readjustment, or if a stock dividend thereon shall be declared with a record date within such period, then the number of shares of Boatmen's Common into which a share of Bank
Common shall be converted pursuant to subsection (a) above shall be appropriately and proportionately adjusted so that each shareholder of Bank shall be entitled to receive such number of shares of Boatmen's Common as such shareholder would have received pursuant to such share adjustment had the record date therefor been immediately following the effective time of the merger.

     (d)   If holders of Bank Common dissent from the Subsidiary Bank
Merger Agreement and Subsidiary Bank Merger and demand appraisal of their shares under applicable Texas law, any issued and outstanding shares of Bank Common held by a dissenting holder shall not be converted into Bank Merger Consideration as described herein but from and after the effective time shall represent only the right to receive such consideration as may be determined to be due to such dissenting holder pursuant to the applicable law; provided, however, that each share of Bank Common outstanding immediately prior to the

                                    A-40

effective time and held by a dissenting holder who shall, after the effective time, withdraw his demand for appraisal or lose his right of appraisal shall have only such rights as are provided under applicable law.

     (e)   Boatmen's Trust Company shall act as Exchange Agent in the
Subsidiary Bank Merger (the "Exchange Agent").

     (f) As soon as reasonably practicable, and in no event later than ten (10) business days after the Effective Time, the Exchange
Agent shall mail to each record holder of any Certificate or Certificates whose shares were converted into the right to receive the Bank Merger Consideration, a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions as Boatmen's may reasonably specify) (each such letter, the "Subsidiary Bank Merger Letter of Transmittal") and instructions for use in effecting the surrender of the Certificates in exchange for the Bank Merger Consideration less, in the case of Minority Shareholders, such holder's beneficial interest in the Bank
Escrow Shares (the "Net Bank Merger Consideration"). Upon surrender to the Exchange Agent of a Certificate, together with a Subsidiary
Bank Merger Letter of Transmittal duly executed and any other required documents, the holder of such Certificate shall be entitled to receive in exchange therefor solely the Net Bank Merger
Consideration. No interest on the Net Bank Merger Consideration issuable upon the surrender of the Certificates shall be paid or accrued for the benefit of holders and Certificates. If the Net Bank
Merger Consideration is to be issued to a person other than a person in whose name a surrendered Certificate is registered, it shall be a condition of issuance that the surrendered Certificate shall be properly endorsed or otherwise in proper form for transfer and that the person requesting such issuance shall pay to the Exchange Agent any required transfer or other taxes or establish to the satisfaction of the Exchange Agent that such tax has been paid or is not applicable.

     (g) At any time following six months after the Effective Time, Boatmen's shall be entitled to terminate the Exchange Agent relationship, and thereafter holders of Certificates shall be entitled to look only to Boatmen's (subject to abandoned property, escheat or other similar laws) with respect to the Net Bank Merger
Consideration issuable upon surrender of their Certificates.

     (h) No dividends that are otherwise payable on shares of Boatmen's Common constituting the Net Bank Merger Consideration shall be paid to persons entitled to receive such shares of Boatmen's
Common until such persons surrender their Certificates. Upon such surrender, there shall be paid to the person in whose name the shares of Boatmen's Common shall be issued any dividends which shall have become payable with respect to such shares of Boatmen's Common
(without interest and less the amount of taxes, if any, which may have been imposed thereon), between the Effective Time and the time of such surrender. Dividends payable on shares of Boatmen's Common held pursuant to the Escrow Agreement shall be paid to the Escrow
Agent and distributed pursuant to the terms and provisions of the Escrow Agreement.

     (i) On the Closing Date, Boatmen's shall issue in the name of and deliver to the escrow agent (the "Escrow Agent") named in that certain Escrow Agreement to be executed on the Closing Date among the Escrow Agent, Bank and the parties to the Holding Company Merger
Agreement (the "Escrow Agreement"), such number of shares of Boatmen's Common (the "Bank Escrow Shares") as equals the quotient of
$70,450 divided by the average per share closing price of a share of Boatmen's Common, as reported on Nasdaq for the twenty (20) business days immediately preceding the fifth calendar day prior to the Closing Date.

                                    A-41

SECTION 8.

Bank shall not declare or pay any dividend to its shareholder between the date of this Subsidiary Bank Merger Agreement and the time at which the merger shall become effective except that Bank may pay a dividend in the amount of $91,800 during the pendency of the transaction. Except as expressly permitted in Section 4.01(b) of that certain Agreement and Plan of Merger of even date herewith among Boatmen's, Boatmen's-Texas, Dalhart Bancshares, Inc., a Texas corporation, and Dalhart Bancshares of Delaware, Inc., a Delaware corporation and parent corporation of Bank, (the "Holding Company
Merger Agreement") Bank shall not sell or otherwise dispose of any of its assets or take any actions out of the ordinary course of business.


SECTION 9.

The present board of directors of First Amarillo shall continue to serve as the Board of Directors of the surviving association until the next annual meeting or until such time as their successors have been elected and have qualified. The signage located at the present offices of Bank after the Closing Date shall, if not inconsistent with or violative of applicable laws and regulations, include usage of the name "Citizens Boatmen's Bank".


SECTION 10.

Effective as of the time this merger shall become effective as specified in the merger approval to be issued by the Comptroller of the Currency, the articles of association of the resulting bank shall read in their entirety as set forth in Exhibit A attached hereto and incorporated herein by reference.


SECTION 11.

This Subsidiary Bank Merger Agreement may be terminated by mutual agreement of the boards of directors of all parties hereto before or after any shareholder group has taken affirmative action. Since time is of the essence to this Subsidiary Bank Merger Agreement, if for any reason the merger shall not have been consummated by the first anniversary of the date hereof, this Subsidiary Bank Merger Agreement shall terminate automatically as of that date unless extended, in writing, prior to this date by mutual action of the boards of directors of the parties. Notwithstanding the foregoing, in the event that the Holding Company Merger Agreement is terminated without the transactions contemplated thereby being consummated as provided therein, this Subsidiary Bank Merger Agreement shall also be terminated and shall be of no further force and effect and no party shall have any liability to any other party.


SECTION 12.

This Subsidiary Bank Merger Agreement shall be approved and confirmed by the shareholders of each of the merging banks; and, subject to
Section 13 of this Subsidiary Bank Merger Agreement, the merger shall become effective at the time specified in a merger approval issued by the Comptroller of the Currency of the United States.

                                    A-42

SECTION 13.

Anything herein to the contrary notwithstanding, the obligations of the merging banks under this Subsidiary Bank Merger Agreement are subject to and conditioned upon the prior or simultaneous consummation of the transactions contemplated by the Holding Company
Merger Agreement. The merger of Bank into First Amarillo contemplated herein shall be consummated on a date on or after the closing date of the transactions contemplated by the Holding Company
Merger Agreement.


     WITNESS, the signatures and seals of said merging banks this
- ------ day of May, 1994, each set by its President and attested to by its Cashier or Secretary, pursuant to a resolution of its board of directors, acting by a majority and the signatures of a majority of each of its board of directors.


                                    A-43

                                BOATMEN'S FIRST NATIONAL BANK OF
                                AMARILLO

Attest:

                                -----------------------------------------------
                                Donald E. Powell, President



- ------------------------
Secretary


(Seal of Bank)


                                           ------------------------------------
                                                W. H. Attebury


                                           ------------------------------------
                                                Bert Ballengee


                                           ------------------------------------
                                                Danny Conklin


                                           ------------------------------------
                                                Don T. Curtis


                                           ------------------------------------
                                                Gene Edwards


                                           ------------------------------------
                                                Carl Hare


                                           ------------------------------------
                                                Bill Helton


                                           ------------------------------------
                                                John Logsdon


                                           ------------------------------------
                                                Wales H. Madden, Jr.


                                           ------------------------------------
                                                John C. Maynard


                                           ------------------------------------
                                                Jay J. O'Brien



                                    A-44

                                           ------------------------------------
                                                Patrick Oles


                                           ------------------------------------
                                                Donald E. Powell


                                           ------------------------------------
                                                J. Avery Rush


                                           ------------------------------------
                                                John M. Shelton, III


                                           ------------------------------------
                                                A. C. Smith


                                           ------------------------------------
                                                Ray A. Snead, Jr.


                                           ------------------------------------
                                                Wayne P. Sturdivant


                                           ------------------------------------
                                                Irvin Wall

                                Directors of Boatmen's First National Bank of
                                Amarillo


                                    A-45

                                CITIZENS STATE BANK OF DALHART

Attest:
                                By:
                                    -------------------------------------------
                                      Mike Koehler, President

/s/ Rita Gergen
- ------------------------------
Rita Gergen
Cashier

(Seal of Bank)

                                           ------------------------------------
                                                Mike Koehler


                                           ------------------------------------
                                                Leon Seagraves


                                           ------------------------------------
                                                Hugh Gordon


                                           ------------------------------------
                                                E. C. Caddell


                                           ------------------------------------
                                                Gene Rahall


                                           ------------------------------------
                                                Doyle Hanbury


                                           ------------------------------------
                                                William E. Semmelbeck



                                Directors of Citizens State Bank of Dalhart


                                    A-46

                                BOATMEN'S BANCSHARES, INC.


                                By:--------------------------------------------


                                    A-47

                                                                    EXHIBIT 4.09
                                                                    ------------



                            -------------------, 1994


Boatmen's Bancshares, Inc.
One Boatmen's Plaza
800 Market Street
St. Louis, Missouri  63101

     Re:   Agreement and Plan of Merger, dated as of May 19, 1994 (the
           "Merger Agreement"), by and among Dalhart Bancshares, Inc.
           ("Company"), Boatmen's Bancshares, Inc. ("Boatmen's"), and
           Boatmen's Texas, Inc. ("Boatmen's-Texas")

Gentlemen:

     I have been advised that I may be deemed to be an affiliate of the Company, as that term is defined for purposes of paragraphs (c) and (d) of Rule 145 ("Rule 145") of the Rules and Regulations of the Securities and Exchange Commission (the "Commission") promulgated under the Securities Act of 1933, as amended (the "Securities Act").

     Pursuant to the terms and conditions of the Merger Agreement, each share of common stock of the Company owned by me as of the effective time of the merger contemplated by the Merger Agreement
(the "Merger") may be converted into the right to receive shares of common stock of Boatmen's and cash in lieu of any fractional share.
As used in this letter, the shares of common stock of the Company owned by me as of ------------------------- (the date 30 days prior to the anticipated effective time of the Merger) are referred to as the "Pre-Merger Shares" and the shares of common stock of Boatmen's which may be received by me in the Merger in exchange for my Pre-
Merger Shares are referred to as the "Post-Merger Shares." This letter is delivered to Boatmen's pursuant to Section 4.08 of the Merger Agreement.

     A.    I represent and warrant to Boatmen's and agree that:

           1. I shall not make any sale, transfer or other disposition of the Post-Merger Shares I receive pursuant to the Merger in violation of the Securities Act or the Rules and Regulations of the Commission promulgated thereunder.

           2.   I understand that the issuance of the Post-Merger
     Shares to me pursuant to the Merger will be registered with the Commission under the Securities Act. I also understand that because I may be deemed an "affiliate" of Company and because any distributions by me of the Post-Merger Shares will not be registered under the Securities Act, such Post-Merger Shares must be held by me unless (i) the sale, transfer or other distribution has been registered under the Securities Act, (ii) the sale, transfer or other distribution of such Post-Merger Shares is made in accordance with the provisions of Rule 145, or (iii) in the opinion of counsel acceptable to Boatmen's some other exemption from registration under the Securities Act is available with respect to any such proposed distribution, sale, transfer or other disposition of such Post-Merger Shares.


                                    A-48

Boatmen's Bancshares, Inc.
- ---------------------, 1994

           3. In no event will I sell the Pre-Merger Shares or the Post-Merger Shares, as the case may be, or otherwise transfer or reduce my risk relative to the Pre-Merger Shares or Post-Merger
     Shares, as the case may be, during the period beginning 30 days prior to the date on which the Merger is consummated and ending on the date that Boatmen's has published financial results covering at least 30 days of the combined operations of Boatmen's and the Company.

     B.    I understand and agree that:

           1. Stop transfer instructions will be issued with respect to the Post-Merger Shares and there will be placed on the certificates representing such Post-Merger Shares, or any certificate delivered in substitution therefor, a legend stating in substance:

           "The shares represented by this Certificate were issued in a transaction to which Rule 145 under the Securities Act of 1933, as amended, applied. The shares represented by this certificate may be transferred only in accordance with the terms of a letter agreement dated -----------------, 1994, by the registered holder in favor of Boatmen's Bancshares, Inc., a copy of which agreement is on file at the principal offices of Boatmen's Bancshares, Inc."

           2. Unless the transfer by me of Post-Merger Shares is a sale made in compliance with the provisions of Rule 145(d) or made pursuant to an effective registration statement under the Securities Act, Boatmen's reserves the right to place the following legend on the Certificates issued to my transferee:

           "The shares represented by this Certificate have not been registered under the Securities Act of 1933, as amended, and were acquired from a person who received such shares in a transaction to which Rule 145 under the Securities Act of 1933, as amended, applied. The shares have not been acquired by the holder with a view to, or for resale in connection with, any distribution thereof within the meaning of the Securities Act of 1933, as amended, and may not be sold, pledged or otherwise transferred unless the shares have been registered under the Securities Act of 1933, as amended, or an exemption from registration is available."

     I understand and agree that the legends set forth in paragraphs
1 and 2 above shall be removed by delivery of substitute Certificates without any legend if I deliver to Boatmen's a copy of a letter from the staff of the Commission, or an opinion of counsel in form and substance satisfactory to Boatmen's, to the effect that no such legend is required for the purpose of the Securities Act.

     I have carefully read this letter and the Merger Agreement and understand the requirements of each and the limitations imposed upon the distribution, sale, transfer or other disposition of Pre-Merger
Shares or Post-Merger Shares by me.

                                                 Very truly yours,


                                    A-49

                                                                    EXHIBIT 7.09
                                                                    ------------


                                   INDEX GROUP
                                   -----------

NAME                                                           WEIGHTING FACTORS
- ----                                                           -----------------

BancOne Corp.                                                    15.29%
Bancorp Hawaii, Inc.                                              2.34%
CoreStates Financial Corp.                                        4.06%
First Bank System, Inc.                                           3.68%
First Fidelity Bancorporation                                     4.05%
Firstar Corporation                                               2.70%
Fleet/Norstar Financial Group, Inc.                               6.07%
Huntington Bancshares Incorporated                                2.11%
Meridian Bancorp, Inc.                                            1.93%
Comerica                                                          3.88%
NBD Bancorp, Inc.                                                 5.78%
Northern Trust Corporation                                        3.05%
Norwest Corporation                                               8.19%
PNC Financial Corp.                                               9.08%
Republic New York Corporation                                     3.62%
State Street Boston Corporation                                   4.02%
SunTrust Banks, Inc.                                              8.20%
U.S. Bancorp                                                      3.56%
Wachovia Corporation                                              8.39%
                                                                  ----

             TOTAL:                                             100.00%


                                                                       EXHIBIT B



                               AGREEMENT TO MERGE
                                     between
                         CITIZENS STATE BANK OF DALHART
                                       and
                    BOATMEN'S FIRST NATIONAL BANK OF AMARILLO
                     under the charter and with the title of
                    BOATMEN'S FIRST NATIONAL BANK OF AMARILLO
                                and joined in by
                           BOATMEN'S BANCSHARES, INC.

     THIS AGREEMENT TO MERGE (this "Subsidiary Bank Merger Agreement") made between CITIZENS STATE BANK OF DALHART (hereinafter referred to as "Bank"), a banking association organized under the laws of the State of Texas, being located at 323 Denver Avenue, Dalhart, County of Dallam, in the State of Texas, with a capital of $2,000,000 divided into 20,000 shares of common stock, each of $100.00 par value, surplus of $6,000,000, and undivided profits, including capital reserves of approximately $5,051,000, as of March 31, 1994, and BOATMEN'S FIRST NATIONAL BANK OF AMARILLO (hereinafter referred to as "First Amarillo"), a national banking association organized under the laws of the United States, being located at Eighth &
Taylor, Amarillo, County of Potter, in the State of Texas, with a capital of $20,258,000 divided into 2,794,184 shares of common stock, each of $7.25 par value, surplus of approximately $20,443,000, and undivided profits, including capital reserves of $36,591,000, as of March 31, 1994, each acting pursuant to a resolution of its board of directors adopted by the vote of a majority of its directors, pursuant to the authority given by and in accordance with the provisions of Texas law in the case of Bank and the Act of November 7, 1918, as amended, 12 U.S.C. 215(a), in the case of First Amarillo, and joined in by Boatmen's Bancshares, Inc., a Missouri corporation ("Boatmen's"), witnesseth as follows:


SECTION 1.

Bank shall be merged with and into First Amarillo under the charter of the latter (the "Subsidiary Bank Merger").

SECTION 2.

The name of the receiving association (hereinafter referred to as the "surviving association") shall be Boatmen's First National Bank of Amarillo.


SECTION 3.

The business of the surviving association shall be that of a national banking association. This business shall be conducted by the surviving association at its main office which shall continue to be located at Eighth & Taylor, Amarillo, Texas, and at its legally established branches (including the existing locations of Bank).


SECTION 4.

The amount of the capital stock of the surviving association shall be $20,258,000 divided into 2,794,184 shares of common stock, each of $7.25 par value, and at the time the merger shall become effective, the surviving association shall have a surplus of approximately $28,443,000 and undivided profits, including capital reserves, which represents the combined capital and surplus structures of the merging banks as stated in the preamble of this Subsidiary Bank Merger Agreement; adjusted however, for normal earnings and expenses and any permitted dividends between March 31, 1994, and the effective time of the merger.


SECTION 5.

All assets as they exist at the effective time of the merger shall pass to and vest in the surviving association without any conveyance or other transfer. The surviving association shall be responsible for all of the liabilities of every kind and description, including liabilities arising from the operation of the trust departments of Bank and First Amarillo existing as of the effective time of the merger.


SECTION 6.

Bank shall contribute to the surviving association acceptable assets having a book value, over and above its liability to its creditors, of at least $13,051,000; adjusted, however, for normal earnings and expenses between March 31, 1994 and the effective time of the merger, for allowances of cash payments, if any, permitted under this Agreement and any unrecognized gain on the sale of investment securities.

At the effective time of the merger, First Amarillo shall have on hand acceptable assets having a book value, over and above its liability to its creditors, of at least $77,292,000; adjusted, however, for normal earnings and expenses and dividends between March 31, 1994 and the effective time of the merger, for allowances of cash payments, if any, permitted under this Agreement and any unrecognized gain on the sale of investment securities.

SECTION 7.

     (a) Each share of common stock, par value $100.00, of Bank issued and outstanding immediately prior to the Effective Time (the "Bank Common"), other than shares the holders of which have duly exercised and perfected their dissenters' rights under applicable Texas law, shall be converted into the right to receive 35.2840 shares (the "Bank Conversion Ratio") of common stock, stated value $1.00 per share, of Boatmen's (the "Boatmen's Common"). The shares of Boatmen's Common to be issued pursuant to the Bank Conversion Ratio, together with any cash payment in lieu of fractional shares, as provided below, is hereinafter referred to as the "Bank Merger Consideration". A portion of the Bank Merger Consideration payable to the shareholders of Bank other than Dalhart Bancshares of Delaware, Inc. (the "Minority Shareholders") equal to the quotient of
(A) divided by (B), where (A) equals the number of Bank Escrow Shares (as defined in Section 7(i) hereof), and (B) equals the number of shares of Bank Common owned by Minority Shareholders who have not duly exercised and perfected their dissenters' rights under applicable Texas law, shall be issued and delivered on the Closing Date (as defined in Section 1.06 of the Holding Company Merger Agreement referred to in Section 11 hereof) by Boatmen's to the Escrow Agent (as defined in Section 7(i) hereof) pursuant to the provisions of Section 7(i) hereof and the balance thereof shall be issuable to the Minority Shareholders and Dalhart Bancshares of Delaware, Inc. as provided in Section 7(f). No fractional shares of Boatmen's Common shall be issued and, in lieu thereof, holders of shares of Bank Common who would otherwise be entitled to a fractional share interest in Boatmen's Common (after taking into account all shares of Bank Common held by such holder exclusive, with respect to Minority Shareholders, of any beneficial interest in the Bank Escrow Shares) shall be paid an amount in cash equal to the product of such fractional share interest and the closing price of a share of Boatmen's Common on the National Association of Securities Dealers Automated Quotation System - National Market System ("Nasdaq") on the business day immediately preceding the date on which the Effective Time occurs. Of the capital stock of First Amarillo, Boatmen's-Texas, Inc., a Texas corporation and wholly-owned subsidiary of Boatmen's ("Boatmen's-Texas") which is the sole shareholder of the presently outstanding 2,794,184 shares of common stock of First Amarillo, each of $7.25 par value, shall retain its present rights in such shares unaffected by the Subsidiary Bank Merger.

     (b) At the effective time, all of the shares of Bank Common, by virtue of the Subsidiary Bank Merger and without any action on the part of the holders thereof, shall no longer be outstanding and shall be canceled and retired and shall cease to exist, and each holder of any certificate or certificates which immediately prior to the effective time represented outstanding shares of Bank Common (the "Certificates") shall thereafter cease to have any rights with respect to such shares, except the right of such holders to receive, without interest, the Bank Merger Consideration upon the surrender of such Certificate or Certificates.

     (c) If between the date hereof and the effective time a share of Boatmen's Common shall be changed into a different number of shares of Boatmen's Common or a different class of shares (a "Share Adjustment"), by reason of reclassification, recapitalization, splitup, exchange of shares or readjustment, or if a stock dividend thereon shall be declared with a record date within such period, then the number of shares of Boatmen's Common into which a share of Bank Common shall be converted pursuant to subsection (a) above shall be appropriately and proportionately adjusted so that each shareholder of Bank shall be entitled to receive such number of shares of Boatmen's Common as such shareholder would have received pursuant to such share adjustment had the record date therefor been immediately following the effective time of the merger.

     (d) If holders of Bank Common dissent from the Subsidiary Bank Merger Agreement and Subsidiary Bank Merger and demand appraisal of their shares under applicable Texas law, any issued and outstanding shares of Bank Common held by a dissenting holder shall not be converted into Bank Merger Consideration as described herein but from and after the effective time shall represent only the right to receive such consideration as may be determined to be due to such dissenting holder pursuant to the applicable law; provided, however, that each share of Bank Common outstanding immediately prior to the effective time and held by a dissenting holder who shall, after the effective time, withdraw his demand for appraisal or lose his right of appraisal shall have only such rights as are provided under applicable law.

     (e) Boatmen's Trust Company shall act as Exchange Agent in the Subsidiary Bank Merger (the "Exchange Agent").

     (f) As soon as reasonably practicable, and in no event later than ten (10) business days after the Effective Time, the Exchange Agent shall mail to each record holder of any Certificate or Certificates whose shares were converted into the right to receive the Bank Merger Consideration, a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions as Boatmen's may reasonably specify) (each such letter, the "Subsidiary Bank Merger Letter of Transmittal") and instructions for use in effecting the surrender of the Certificates in exchange for the Bank Merger Consideration less, in the case of Minority Shareholders, such holder's beneficial interest in the Bank Escrow Shares (the "Net Bank Merger Consideration"). Upon surrender to the Exchange Agent of a Certificate, together with a Subsidiary Bank Merger Letter of Transmittal duly executed and any other required documents, the holder of such Certificate shall be entitled to receive in exchange therefor solely the Net Bank Merger Consideration. No interest on the Net Bank Merger Consideration issuable upon the surrender of the Certificates shall be paid or accrued for the benefit of holders and Certificates. If the Net Bank Merger Consideration is to be issued to a person other than a person in whose name a surrendered Certificate is registered, it shall be a condition of issuance that the surrendered Certificate shall be properly endorsed or otherwise in proper form for transfer and that the person requesting such issuance shall pay to the Exchange Agent any required transfer or other taxes or establish to the satisfaction of the Exchange Agent that such tax has been paid or is not applicable.

     (g) At any time following six months after the Effective Time, Boatmen's shall be entitled to terminate the Exchange Agent relationship, and thereafter holders of Certificates shall be entitled to look only to Boatmen's (subject to abandoned property, escheat or other similar laws) with respect to the Net Bank Merger Consideration issuable upon surrender of their Certificates.

     (h) No dividends that are otherwise payable on shares of Boatmen's Common constituting the Net Bank Merger Consideration shall be paid to persons entitled to receive such shares of Boatmen's Common until such persons surrender their Certificates. Upon such surrender, there shall be paid to the person in whose name the shares of Boatmen's Common shall be issued any dividends which shall have become payable with respect to such shares of Boatmen's Common (without interest and less the amount of taxes, if any, which may have been imposed thereon), between the Effective Time and the time of such surrender. Dividends payable on shares of Boatmen's Common held pursuant to the Escrow Agreement shall be paid to the Escrow Agent and distributed pursuant to the terms and provisions of the Escrow Agreement.

     (i) On the Closing Date, Boatmen's shall issue in the name of and deliver to the escrow agent (the "Escrow Agent") named in that certain Escrow Agreement to be executed on the Closing Date among the Escrow Agent, Bank and the parties to the Holding Company Merger Agreement (the "Escrow

Agreement"), such number of shares of Boatmen's Common (the "Bank Escrow Shares") as equals the quotient of $70,450 divided by the average per share closing price of a share of Boatmen's Common, as reported on Nasdaq for the twenty (20) business days immediately preceding the fifth calendar day prior to the Closing Date.


SECTION 8.

Bank shall not declare or pay any dividend to its shareholder between the date of this Subsidiary Bank Merger Agreement and the time at which the merger shall become effective except that Bank may pay a dividend in the amount of $91,800 during the pendency of the transaction. Except as expressly permitted in Section 4.01(b) of that certain Agreement and Plan of Merger dated May 19, 1994 among Boatmen's, Boatmen's-Texas, Dalhart Bancshares, Inc., a Texas corporation, and Dalhart Bancshares of Delaware, Inc., a Delaware corporation and parent corporation of Bank, (the "Holding Company Merger Agreement") Bank shall not sell or otherwise dispose of any of its assets or take any actions out of the ordinary course of business.


SECTION 9.

The present board of directors of First Amarillo shall continue to serve as the Board of Directors of the surviving association until the next annual meeting or until such time as their successors have been elected and have qualified. The signage located at the present offices of Bank after the Closing Date shall, if not inconsistent with or violative of applicable laws and regulations, include usage of the name "Citizens Boatmen's Bank".


SECTION 10.

Effective as of the time this merger shall become effective as specified in the merger approval to be issued by the Comptroller of the Currency, the articles of association of the resulting bank shall read in their entirety as set forth in Exhibit A attached hereto and incorporated herein by reference.


SECTION 11.

This Subsidiary Bank Merger Agreement may be terminated by mutual agreement of the boards of directors of all parties hereto before or after any shareholder group has taken affirmative action. Since time is of the essence to this Subsidiary Bank Merger Agreement, if for any reason the merger shall not have been consummated by the first anniversary of the date hereof, this Subsidiary Bank Merger Agreement shall terminate automatically as of that date unless extended, in writing, prior to this date by mutual action of the boards of directors of the parties. Notwithstanding the foregoing, in the event that the Holding Company Merger Agreement is terminated without the transactions contemplated thereby being consummated as provided therein, this Subsidiary Bank Merger Agreement shall also be terminated and shall be of no further force and effect and no party shall have any liability to any other party.

SECTION 12.

This Subsidiary Bank Merger Agreement shall be approved and confirmed by the shareholders of each of the merging banks; and, subject to
Section 13 of this Subsidiary Bank Merger Agreement, the merger shall become effective at the time specified in a merger approval issued by the Comptroller of the Currency of the United States.


SECTION 13.

Anything herein to the contrary notwithstanding, the obligations of the merging banks under this Subsidiary Bank Merger Agreement are subject to and conditioned upon the prior or simultaneous consummation of the transactions contemplated by the Holding Company Merger Agreement. The merger of Bank into First Amarillo contemplated herein shall be consummated on a date on or after the closing date of the transactions contemplated by the Holding Company Merger Agreement.


     WITNESS, the signatures and seals of said merging banks this 30th day of June, 1994, each set by its President and attested to by its Cashier or Secretary, pursuant to a resolution of its board of directors, acting by a majority and the signatures of a majority of each of its board of directors.

                                BOATMEN'S FIRST NATIONAL BANK OF
                                AMARILLO

Attest:
                                /s/ Donald E. Powell
                                -----------------------------------------------
                                Donald E. Powell, President


/s/ Jim C. Wilhite
- ---------------------------
Secretary


(Seal of Bank)

                                      /s/ W. H. Attebury
                                      -----------------------------------------
                                           W. H. Attebury

                                      /s/ Bert Ballengee
                                      -----------------------------------------
                                           Bert Ballengee

                                      /s/ Danny Conklin
                                      -----------------------------------------
                                           Danny Conklin

                                      /s/ Don T. Curtis
                                      -----------------------------------------
                                           Don T. Curtis

                                      /s/ Gene Edwards
                                      -----------------------------------------
                                           Gene Edwards

                                      /s/ Carl Hare
                                      -----------------------------------------
                                           Carl Hare

                                      /s/ Bill Helton
                                      -----------------------------------------
                                           Bill Helton

                                      /s/ John Logsdon
                                      -----------------------------------------
                                           John Logsdon

                                      /s/ Wales H. Madden, Jr.
                                      -----------------------------------------
                                           Wales H. Madden, Jr.

                                      /s/ John C. Maynard
                                      -----------------------------------------
                                           John C. Maynard

                                      /s/ Patrick Oles
                                      -----------------------------------------
                                           Patrick Oles

                                      /s/ Donald E. Powell
                                      -----------------------------------------
                                           Donald E. Powell

                                      /s/ J. Avery Rush, Jr.
                                      -----------------------------------------
                                           J. Avery Rush, Jr.

                                      /s/ John M. Shelton, III
                                      -----------------------------------------
                                           John M. Shelton, III

                                      /s/ Ray A. Snead, Jr.
                                      -----------------------------------------
                                           Ray A. Snead, Jr.

                                      /s/ Wayne P. Sturdivant
                                      -----------------------------------------
                                           Wayne P. Sturdivant


                                Directors of Boatmen's First National Bank of Amarillo

                                CITIZENS STATE BANK OF DALHART

Attest:
                                By: /s/ Mike Koehler
                                    -------------------------------------------
                                      Mike Koehler, President


- -----------------------------------
Secretary

(Seal of Bank)

                                      /s/ Mike Koehler
                                      -----------------------------------------
                                           Mike Koehler

                                      /s/ Leon Seagraves
                                      -----------------------------------------
                                           Leon Seagraves

                                      /s/ Hugh Gordon
                                      -----------------------------------------
                                           Hugh Gordon

                                      /s/ E. C. Caddell
                                      -----------------------------------------
                                           E. C. Caddell

                                      /s/ Gene Rahall
                                      -----------------------------------------
                                           Gene Rahall

                                      /s/ Doyle Hanbury
                                      -----------------------------------------
                                           Doyle Hanbury

                                      /s/ William E. Semmelbeck
                                      -----------------------------------------
                                           William E. Semmelbeck

                                      /s/ Dee Miller
                                      -----------------------------------------
                                           Dee Miller

                                Directors of Citizens State Bank of Dalhart

                                BOATMEN'S BANCSHARES, INC.


                                By: /s/ Gregory L. Curl
                                    -------------------------------------------
                                      Gregory L. Curl
                                      Vice Chairman

                                                             EXHIBIT A
                                                             TO MERGER AGREEMENT

                              ARTICLES OF AMENDMENT

                         TO THE ARTICLES OF ASSOCIATION

                                       OF

                       THE FIRST NATIONAL BANK OF AMARILLO

     Article First of the Articles of Association of The First
National Bank of Amarillo is hereby amended in its entirety to read as follows:

     "FIRST.  The title of this Association shall be BOATMEN'S
      -----
     FIRST NATIONAL BANK OF AMARILLO."

     IN WITNESS WHEREOF, we have hereunto set our hands and do hereby certify that the foregoing is a true and accurate copy of the Articles of Amendment to the Articles of Association of The First
National Bank of Amarillo, duly adopted by the sole shareholder of the Association on the 28 day of October, 1993.



                                /s/ Don Powell
                                -----------------------------------------------
                                Don Powell
                                President and Chief Executive Officer


                                /s/ Jim C. Wilhite
                                -----------------------------------------------
                                Secretary

STATE OF TEXAS        )
                      ) SS.
COUNTY OF POTTER      )

     On this 28 day of October, 1993, before me, a Notary Public in and for the said state, personally appeared Don Powell and Jim
Wilhite to me known to be the persons named in and who executed the foregoing instrument, and acknowledged that they executed the same as their voluntary act and deed.


                                /s/ Beth Schoon
                                -----------------------------------------------
                                           Notary Public

                             ARTICLES OF ASSOCIATION
                                       OF
                       THE FIRST NATIONAL BANK OF AMARILLO
                 **********************************************
     For the purpose of organizing an Association to carry on the business of banking under the laws of the United States, the undersigned do enter into the following Articles of Association:
     FIRST.  The title of this Association shall be THE FIRST NATIONAL
     -----
BANK OF AMARILLO.
     SECOND.  The main office of the Association shall be in Amarillo,
     ------
County of Potter, State of Texas. The general business of the Association shall be conducted at its main office and its branches.
     THIRD.  The Board of Directors of this Association shall consist
     -----
of not less than five (5) nor more than twenty-five (25)
shareholders, the exact number to be fixed and determined from time to time by resolution of a majority of the full Board of Directors or by resolution of the shareholders at any annual or special meeting thereof. Each director shall own $1,000 equity interest in this national bank or in a company which has control of the bank. Amount of the specified interest conforms to the requirements of 12 U.S.C.
Section 72 as amended March 31, 1980. Any vacancy in the Board of Directors may be filled by action of the Board of Directors.
     FOURTH.  There shall be an annual meeting of the shareholders,
     ------
the purpose of which shall be the election of Directors and the transaction of whatever other business may be brought before said meeting. It shall be held at the main office or other convenient place as the Board of Directors may designate, on the day of each year specified therefor in the Bylaws, but if no election is held on that day, it may be held on any subsequent day according to such lawful rules as may be prescribed by the Board of Directors.
     FIFTH.  The authorized amount of capital stock of this
     -----
Association shall be TWO MILLION SEVEN HUNDRED NINETY-FOUR THOUSAND ONE HUNDRED EIGHTY-FOUR (2,794,184) shares of common stock of the par value of SEVEN AND 25/100 DOLLARS ($7.25) each; but said capital stock may
be increased or decreased from time to time, in accordance
with the provisions of the laws of the United States.
     No holder of shares of the capital stock of any class of the Association shall have any preemptive or preferential right of subscription to any shares of any class of stock of the Association, whether now or hereafter authorized, or to any obligations convertible into stock of the Association, issued, or sold, nor any right of subscription to any thereof other than such, if any, as the Board of Directors, in its discretion may from time to time determine and at such price as the Board of Directors may from time to time fix.
     The Association, at any time and from time to time, may authorize and issue debt obligations, whether or not subordinated, without the approval of the shareholders.
     SIXTH.   The Board of Directors shall appoint one of its members
     -----
President of this Association, who shall be Chairman of the Board, unless the Board appoints another director to be Chairman. The Board of Directors shall have the power to appoint one or more Vice Presidents; and to appoint a Cashier and such other officers and employees as may be required to transact the business of this Association.
     The Board of Directors shall have the power to define the duties of the officers and employees of the Association; to fix the salaries to be paid to them; to dismiss them; to require bonds from them and to fix the penalty thereof; to regulate the manner in which any increase of the capital of the Association shall be made; to manage and administer the business and affairs of the Association; to make all Bylaws that it may be lawful for them to make; and generally to do and perform all acts that it may be legal for a Board of Directors to do and perform.
     SEVENTH.  The Board of Directors shall have the power to change
     -------
the location of the main office to any other place within the limits of Amarillo, Texas, without the approval of the shareholders but subject to the approval of the Comptroller of the Currency; and shall have the power to establish or change the location of any branch or branches of the Association to any other location, without the approval of the shareholders but subject to the approval of the Comptroller of the Currency.

     EIGHTH.  The corporate existence of this Association shall
     ------
continue until terminated in accordance with the laws of the United
States.
     NINTH.  The Board of Directors of this Association, or any ten
     -----
(10) or more shareholders owning, in the aggregate, not less than ten percent (10%) of the stock of this Association, may call a special meeting of the shareholders at any time. Unless otherwise provided by the laws of the United States, a notice of the time, place, and purpose of every annual and special meeting of the shareholders shall be given by first-class mail, postage prepaid, mailed at least ten
(10) days prior to the date of such meeting to each shareholder of record at his/her address as shown upon the books of this
Association.
     TENTH.  Any person, his/her heirs, executors, or administrators,
     -----
shall be indemnified or reimbursed by the Association for judgements, penalties, fines, settlements and reasonable expenses actually incurred in connection with any action, suit or proceeding, civil or criminal, to which he/she or they shall be made a party by reason of his/her being or having been a director, officer, or employee of the Association or of any firm, corporation, or organization which he/she served in any such capacity at the request of the Association but if the proceeding is brought by or in behalf of the Association, the indemnification shall be limited to reasonable expenses incurred by the person in connection with the proceeding; provided, however, that
                                              --------  -------
no person shall be so indemnified or reimbursed in relation to any matter in such action, suit, or proceedings as to which he/she shall finally be adjudged to have been guilty of or liable for gross negligence, willful misconduct or criminal acts in the performance of his/her duties to the Association; and, provided further, that no
                                        ----------------
person shall be indemnified or reimbursed in relation to any matter in such action, suit, or proceeding which has been made the subject of a compromise settlement except with the approval of a court of competent jurisdiction, or the holders of record of a majority of the outstanding shares of the Association, or the Board of Directors, acting by vote of directors not parties to the same or substantially the same action, suit, or proceeding, constituting a majority of the whole number of directors. The foregoing right of indemnification or reimbursement shall not be exclusive of other rights to which such person, his/her heirs, executors, or administrators, may be entitled as a matter of law.
     The Association may, upon the affirmative vote of a majority of its Board of Directors, purchase insurance for the purpose of indemnifying its directors, officers and other employees to the extent that such indemnification is allowed in the preceding paragraph.  Such insurance may, but need not, be for the benefit of all directors, officers, or employees.
     ELEVENTH.  These Articles of Association may be amended at any
     --------
regular or special meeting of the shareholders by the affirmative vote of the holders of a majority of the stock of this Association, unless the vote of the holders of a greater amount of stock is required by law, and in that case by the vote of the holders of such greater amount.

                                                                       EXHIBIT C

                                ESCROW AGREEMENT


     This is an ESCROW AGREEMENT ("Escrow Agreement") made -------, 1994, by and among BOATMEN'S BANCSHARES, INC., a Missouri corporation ("Boatmen's"), BOATMEN'S TEXAS, INC., a Missouri corporation ("Boatmen's-Texas"), DALHART BANCSHARES, INC., a Texas corporation ("Company"), DALHART BANCSHARES OF DELAWARE, INC., a Delaware corporation which is a wholly-owned subsidiary of Company ("Dalhart-Delaware"), CITIZENS STATE BANK OF DALHART, a banking association organized under the laws of the State of Texas ("Citizens"), and
- -----------------, a ----------------, as escrow agent hereunder (the
"Escrow Agent").


                                    RECITALS

     A. Boatmen's, Boatmen's-Texas, Company and Dalhart-Delaware are parties to that certain Agreement and Plan of Merger dated May 19, 1994 (the "Agreement"). The Agreement generally provides for the acquisition by merger of Company and Dalhart-Delaware by Boatmen's.
Section 1.08 of the Agreement provides that a portion of the shares of Boatmen's Common constituting the Merger Consideration equal to the quotient of $929,550 divided by the Boatmen's Average Price (the "Company Escrow Shares") are to be held and distributed as provided in this Escrow Agreement.

     B. Citizens and Boatmen's First National Bank of Amarillo, a wholly-owned subsidiary of Boatmen's-Texas ("First Amarillo"), are parties to that certain Agreement to Merge dated June 30, 1994 (the "Subsidiary Merger Agreement"). The Subsidiary Merger Agreement generally provides for the merger of Citizens with and into First Amarillo. Section 7(i) of the Subsidiary Merger Agreement provides that a portion of the shares of Boatmen's Common constituting the Bank Merger Consideration (as defined in the Subsidiary Merger Agreement) equal to the quotient of $70,450 divided by the Boatmen's Average Price (the "Bank Escrow Shares") are to be held and distributed as provided in this Escrow Agreement.

     C. The purpose of this Escrow Agreement is to provide a reserve from the aggregate Merger Consideration and the Bank Merger Consideration for the satisfaction and payment of any judgment on or settlement of certain pending litigation styled Western National Bank
                                                ---------------------
v. Citizens State Bank, Curtis Beard, Prestige Lending Corporation
- ------------------------------------------------------------------
and Robert P. Mulroy (District Court of Dallas County, Texas, Cause
- --------------------
No. 94-04206-L) (the "WNB Claim"), and all costs and expenses incurred in responding to and defending against the WNB Claim.

     D. All terms used in this Escrow Agreement with initial capital letters which are not otherwise defined herein shall have the meaning ascribed thereto in the Agreement.

     In consideration of the premises and the mutual terms and provisions set forth in this Escrow Agreement and the Agreement, the parties agree as follows.

                                   ARTICLE ONE
                                  ESCROW SHARES

     SECTION 1.01.  DEPOSIT OF ESCROW SHARES.  On the Closing Date,
     ------------   ------------------------
Boatmen's shall deposit the Company Escrow Shares and the Bank Escrow Shares with Escrow Agent as provided in the Agreement and the Subsidiary Merger Agreement, respectively. The Company Escrow Shares and the Bank Escrow Shares are referred to herein collectively as the "Escrow Shares."

     SECTION 1.02.  HOLDING OF ESCROW SHARES/PAYMENT OF DIVIDENDS.
     ------------   ---------------------------------------------
The Escrow Shares shall be held and distributed pursuant to the terms hereof and may not be sold by Escrow Agent. All cash dividends which may be paid on the Company Escrow Shares from time to time shall be immediately paid out to the Non-Dissenting Company Shareholders (as defined below) in accordance with their percentage interests (the "Company Shareholder Percentage Interests"), which as to any shareholder of Company who did not obtain an appraisal of their shares of Company Common on account of the Mergers under the Texas Corporate Law (a "Non-Dissenting Company Shareholder") shall be determined by dividing (i) the number of shares of Company Common held by such Non-Dissenting Company Shareholder at the Effective Time, by (ii) the total number of shares of Company Common held by all Non-Dissenting Company Shareholders at the Effective Time. All cash dividends which may be paid on the Bank Escrow Shares from time to time shall be immediately paid out to the Non-Dissenting Bank Shareholders (as defined below) in accordance with their percentage interests (the "Bank Shareholder Percentage Interests"), which as to any Minority Shareholder (as defined in the Subsidiary Merger Agreement) of Bank who did not obtain an appraisal of their shares of Bank Common on account of the Subsidiary Bank Merger (as defined in the Subsidiary Merger Agreement) under applicable Texas law (a "Non-Dissenting Bank Shareholder") shall be determined by dividing (i) the number of shares of Bank Common held by such Non-Dissenting Bank Shareholder at the Effective Time, by (ii) the total number of shares of Bank Common held by all Non-Dissenting Bank Shareholders at the Effective Time.

     SECTION 1.03.  VOTING OF ESCROW SHARES.  The Non-Dissenting
     ------------   -----------------------
Company Shareholders shall be entitled to exercise all voting rights attendant to the Company Escrow Shares in accordance with the Company Shareholder Percentage Interests and the Non-Dissenting Bank Shareholders shall be entitled to exercise all voting rights attendant to the Bank Escrow Shares in accordance with the Bank Shareholder Percentage Interests. Escrow Agent shall distribute any notices of meetings of shareholders of Boatmen's and proxy solicitation materials which Escrow Agent receives to the Non-Dissenting Company Shareholders and the Non-Dissenting Bank Shareholders and otherwise cooperate with the Non-Dissenting Company Shareholders and the Non-Dissenting Bank Shareholders in causing the Escrow Shares to be voted in accordance with their directions.


                                   ARTICLE TWO

                         GENERAL DUTIES OF ESCROW AGENT;
                             SHAREHOLDERS' COMMITTEE

     SECTION 2.01.  GENERAL DISTRIBUTION DUTIES OF ESCROW AGENT.
     ------------   -------------------------------------------
Escrow Agent shall hold the Escrow Shares as agent for the parties hereto and shall distribute the Escrow Shares only in accordance with the terms and provisions of this Escrow Agreement. Promptly upon receipt, from time to time, of proper Instructions (as described below) Escrow Agent shall distribute the Escrow Shares, or any portion thereof, as such Instructions shall direct.

     SECTION 2.02.  SHAREHOLDERS' COMMITTEE.
     ------------   -----------------------

     (a) There is hereby irrevocably constituted and appointed a committee (the "Shareholders' Committee") to act as the respective agent, representative, and attorney-in-fact of the Non-Dissenting Company Shareholders and the Non-Dissenting Bank Shareholders for all purposes and with respect to all matters arising under this Escrow Agreement. The powers and authority of the Shareholders' Committee shall include, but not be limited to, the power and authority to amend and vary this Escrow Agreement as permitted herein, to give and accept notices hereunder, to enter into any agreement or other instrument with respect to the defense or settlement of the WNB Claim or with respect to any judgment with respect thereto, to enter into one or more agreements or other instruments in furtherance of their duties under this Escrow Agreement, to maintain or defend any actions or claims on behalf of the Non-Dissenting Company Shareholders and the Non-Dissenting Bank Shareholders, and to otherwise exercise all rights and privileges necessary and appropriate to carry out the purposes and intent of this Escrow Agreement.

     (b)   The initial members of the Shareholders' Committee shall be
- ------------, -------------, and --------------.  In the event any member of the Shareholders' Committee becomes unable or unwilling to serve for any reason, then the remaining members of the Shareholders' Committee shall appoint a successor. All decisions of the Shareholders' Committee shall be made by a majority vote. Any written Instruction, agreement or notice of the Shareholders' Committee delivered to Boatmen's or Escrow Agent shall be deemed valid and binding if signed by a majority of the Shareholders' Committee.

     (c) The members of the Shareholders' Committee shall receive no compensation for their services.

     (d) The Shareholders' Committee shall be entitled to rely on any communication or document which they believe to be genuine. No member of the Shareholders' Committee nor any of his employees, attorneys and other agents shall be liable for any action or omission on their respective parts except for willful misconduct. The members of the Shareholders' Committee are acting as a convenience to the Non-Dissenting Company Shareholders and the Non-Dissenting Bank Shareholders and shall have no duties or liabilities beyond those expressly assumed by them in this Escrow Agreement. The
Shareholders' Committee shall not be required to make any inquiry or investigation concerning any matter other than those expressly contemplated hereunder, nor shall the Shareholders' Committee be deemed to have made any representation or warranty of any kind to any Non-Dissenting Company Shareholder or any Non-Dissenting Bank Shareholder.


                                  ARTICLE THREE

                              DEFENSE OF WNB CLAIM;
                        PAYMENT OF WNB COSTS AND EXPENSES

     SECTION 3.01.  DEFENSE OF WNB CLAIM.  After the Effective Time,
     ------------   --------------------
Boatmen's shall cause Citizens or First Amarillo, as successor by merger with Citizens (collectively, "Bank"), to consult and confer with the Shareholders' Committee, and endeavor to agree, regarding the defense and settlement of the WNB Claim on an ongoing basis throughout the period during which Escrow Shares are held under this Escrow Agreement. If, however, Bank and the Shareholders' Committee shall fail to agree upon any defense strategy, selection of counsel or any other aspect of the defense or settlement of the WNB Claim, then the decision of Bank shall be binding and controlling for all purposes; provided, however, that Bank shall not settle or enter into
          --------  -------
any agreement to settle the WNB Claim without the prior written agreement of the

Shareholders' Committee; and provided, further, however, that Bank shall
                             --------  -------  -------
appeal to the first appropriate appellate court any judgments entered on the WNB Claim where proper grounds exist therefor unless the Shareholders' Committee shall agree in writing that such appeal need not be taken.

     SECTION 3.02.  PAYMENT OF WNB COSTS AND EXPENSES.  Bank shall
     ------------   ---------------------------------
pay, as incurred, all costs and expenses of responding to and defending the WNB Claim, including without limitation attorneys' fees, court costs, deposition expenses, expert witness fees, appeal bonds, other expenses incidental to litigation, and the fees of Escrow Agent described in Section 5.01 hereof (the "WNB Costs and Expenses"). Bank shall, upon request by the Shareholders' Committee from time to time, advise the Shareholders' Committee of the amount of WNB Costs and Expenses incurred as of the date of such request and provide the Shareholders' Committee with supporting documentation (such as legal fee statements, invoices, etc.).


                                  ARTICLE FOUR

                        TERMINATION OF ESCROW AGREEMENT;
                          DISTRIBUTION OF ESCROW SHARES

     SECTION 4.01.  TERMINATION OF ESCROW AGREEMENT.  This Escrow
     ------------   -------------------------------
Agreement shall terminate, and all remaining Escrow Shares shall be distributed to the parties entitled thereto as provided in Section
4.03 hereof, upon (i) the rendering of a final and non-appealable judgment on the WNB Claim (or, if such judgment is not final and non-appealable, Bank and the Shareholders' Committee shall have agreed in writing that no appeal shall be taken thereof); or (ii) the settlement or other final resolution or termination of the WNB Claim which includes, as an unconditional term thereof, the release of Bank and its successors from all liability with respect to the WNB Claim.


     SECTION 4.02.  INTERIM DISTRIBUTION PRIOR TO TERMINATION OF
     ------------   -------------------------------------------
ESCROW AGREEMENT.  If Bank should receive a bona fide written offer
- ----------------
from Western National Bank to settle the WNB Claim for a specific, absolute amount and such offer includes, as an unconditional term thereof, the release of Bank and its successors from all liability with respect to the WNB Claim (a "Settlement Offer") and Bank (after consultation with the Shareholders' Committee) shall determine not to accept such Settlement Offer, then Bank and the Shareholders' Committee shall deliver joint written Instructions to Escrow Agent directing Escrow Agent to distribute to the Non-Dissenting Company Shareholders and the Non-Dissenting Bank Shareholders as soon as practicable, but in no event more than 10 business days after the receipt of such Instructions, such number of Escrow Shares as shall equal the product of (A) multiplied by (B), where (A) equals the total number of Escrow Shares and (B) equals a fraction, the numerator of which shall equal the difference between $1,000,000 and 115% of the amount of the Settlement Offer, and the denominator of
which shall equal $1,000,000 (the "Interim Distribution").   Escrow
Agent shall distribute (i) 92.955% of the Interim Distribution to the Non-Dissenting Company Shareholders pro rata in accordance with their Company Shareholder Percentage Interests, and (ii) 7.045% of the Interim Distribution to the Non-Dissenting Bank Shareholders pro rata in accordance with their Bank Shareholder Percentage Interests.

     SECTION 4.03.  DISTRIBUTION UPON TERMINATION OF ESCROW AGREEMENT.
     ------------   -------------------------------------------------
Upon the termination of this Escrow Agreement as provided in Section
4.01 hereof, Bank and the Shareholders' Committee shall deliver joint written Instructions to Escrow Agent directing Escrow Agent to distribute to Boatmen's as soon as practicable, but in no event more than 10 business days after the receipt of such Instructions, such number of Escrow Shares as shall equal the product of (A) multiplied by (B), where (A) equals the total number of Escrow Shares (without reduction for any Interim Distribution which may have been made pursuant to

Section 4.02 hereof), and (B) equals a fraction, the numerator of which shall equal the sum of (i) 50% of the first $150,000 paid or payable by Bank for any judgment on, or settlement of, the WNB Claim and all WNB Costs and Expenses, and (ii) 100% of all such amounts paid or payable by Bank in excess of $150,000, and (B) the denominator of which shall equal $1,000,000 (the "Bank Distribution"). Escrow Agent shall promptly distribute (i) 92.955% of any remaining Escrow Shares held by Escrow Agent after the Bank Distribution to the Non-Dissenting Company Shareholders pro rata in accordance with their Company Shareholder Percentage Interests, and (ii) 7.045% of any remaining Escrow Shares held by Escrow Agent after the Bank Distribution to the Non-Dissenting Bank Shareholders pro rata in accordance with their Bank Shareholder Percentage Interests.

     SECTION 4.04.  NO FRACTIONAL SHARES.  The number of Escrow Shares
     ------------   --------------------
to be distributed by Escrow Agent pursuant to this Article Four shall be rounded by Escrow Agent, in its sole discretion, to whole shares so that no party shall receive a fractional share interest in the Escrow Shares.


                                  ARTICLE FIVE

                       PROVISIONS CONCERNING ESCROW AGENT

     SECTION 5.01.  COMPENSATION.  In consideration of its obligations
     ------------   ------------
and duties hereunder, Escrow Agent shall be entitled to receive its standard fees as agreed upon from time to time by Boatmen's and the Shareholders' Committee. Such compensation shall be paid by Bank as such compensation shall be earned and become due and one-half of such compensation shall be deemed a WNB Cost and Expense.

     SECTION 5.02.  RESPONSIBILITY OF ESCROW AGENT.  Escrow Agent
     ------------   ------------------------------
shall have no duties or obligations other than as stated herein and shall be protected in acting upon notices, Instructions, agreements, certificates or other written communications, not only as to the due execution and the validity and effectiveness of their provisions, but also as to the truth of any information therein contained which it shall in good faith believe to be valid. In the event that Escrow Agent receives conflicting Instructions or is in doubt with respect to any matter with respect to any Instructions, Escrow Agent may, at any time, upon notice to Boatmen's and the Shareholders' Committee, either (a) hold the Escrow Shares until otherwise directed by an order, decree or judgment of a court of competent jurisdiction which, by lapse of time or otherwise, shall no longer be or shall not be subject to appeal or review or (b) deposit the Escrow Shares in any court of competent jurisdiction pending the final determination of any dispute among the parties hereto. Escrow Agent shall have no responsibility or liability to any person, whether or not a party to this Escrow Agreement, for any act or omission of any kind so long as it has acted in good faith upon the terms and provisions of this Escrow Agreement or any Instructions or other written communications hereafter delivered to it as contemplated by this Escrow Agreement.

     SECTION 5.03.  INDEMNIFICATION.  Escrow Agent shall be
     ------------   ---------------
indemnified and held harmless by Bank against any and all costs, losses, claims, damages, liabilities and expenses, including reasonable costs of investigations, court costs, attorneys' fees, and disbursements, which may be imposed upon Escrow Agent in connection with its acceptance of appointment as Escrow Agent hereunder, including any litigation arising from this Escrow Agreement involving the subject matter hereof, and all such costs, expenses, and disbursements shall be for the account of the escrow created hereby and one-half of such costs, expenses and disbursements shall be deemed a WNB Cost and Expense.

     SECTION 5.04.  LEGAL ACTION.  Escrow Agent shall have no
     ------------   ------------
obligation to take any legal action in connection with this Escrow Agreement or towards its enforcement, or to appear in, prosecute or defend any action or legal proceeding which would or might involve it in any costs, expense, loss or liability unless adequate security and indemnity shall be furnished.


                                   ARTICLE SIX

                                  MISCELLANEOUS

     SECTION 6.01.  AMENDMENTS.  This Escrow Agreement may only be
     ------------   ----------
amended by a document in writing executed by the parties hereto.

     SECTION 6.02.  NOTICES.  Any notices, communications or
     ------------   -------
Instructions required or permitted hereunder shall be in writing and shall be deemed to have been given or made on the date of delivery, in the case of hand delivery, or three business days after it is sent by United States Registered Mail, postage prepaid, or upon receipt if transmitted by any other means, addressed (in any case) as follows:

           (a)  if to Boatmen's (or Bank):

                Boatmen's Bancshares, Inc.
                One Boatmen's Plaza
                800 Market Street
                St. Louis, Missouri 63102
                Attn:  Gregory L. Curl

                      -and-

                Boatmen's First National Bank of Amarillo
                Eighth & Taylor
                Amarillo, Texas  79101
                Attn:  Donald E. Powell

           with a copy to:

                Thomas C. Erb, Esq.
                Lewis, Rice & Fingersh
                500 North Broadway, Ste. 2000
                St. Louis, Missouri 63102

           (b)  if to the Shareholders' Committee:

                ------------------------
                ------------------------
                ------------------------

                ------------------------
                ------------------------
                ------------------------

                ------------------------
                ------------------------
                ------------------------

           with a copy to:

                ------------------------
                ------------------------
                ------------------------

           (c)  if to Escrow Agent:
                ------------------------
                ------------------------
                ------------------------

           (d) or, in each case, to such other address as may be specified in writing to each of the parties hereto.

     SECTION 6.03.  SUCCESSORS AND ASSIGNS.  This Escrow Agreement
     ------------   ----------------------
shall be binding upon the parties and each of its successors and assigns. Nothing contained in this Escrow Agreement, express or implied, is intended to confer upon any person other than the parties hereto and their respective successors and assigns and the Non-Dissenting Company Shareholders and Non-Dissenting Bank Shareholders, as aforesaid, any rights or remedies under or by reason of this Escrow Agreement, except that Boatmen's shall have the right to act through any of its subsidiaries, including Bank or any successor thereto, and such subsidiary shall be deemed to have all the rights and powers of Boatmen's hereunder.

     SECTION 6.04.  COUNTERPARTS.  This Escrow Agreement may be
     ------------   ------------
executed simultaneously in any number of counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

     SECTION 6.05.  GOVERNING LAW.  This agreement shall be construed
     ------------   -------------
and governed by the laws of the State of Texas.

     IN WITNESS WHEREOF, the parties hereto have hereunto set their hands all on the day and year first above written.


                                BOATMEN'S BANCSHARES, INC.


                                By---------------------------------
                                  Gregory L. Curl
                                  Executive Vice President

                                BOATMEN'S-TEXAS, INC.


                                By---------------------------------
                                  Gregory L. Curl
                                  Executive Vice President


                                DALHART BANCSHARES, INC.


                                By---------------------------------
                                  --------------------
                                  --------------------


                                DALHART BANCSHARES OF DELAWARE, INC.


                                By---------------------------------
                                  --------------------
                                  --------------------

                                CITIZENS STATE BANK OF DALHART


                                By---------------------------------
                                  --------------------
                                  --------------------


                                --------------------------


                                By---------------------------------
                                  --------------------
                                  --------------------


     THE FOREGOING ESCROW AGREEMENT IS HEREBY ACKNOWLEDGED AND JOINED IN AS OF THE DATE FIRST ABOVE WRITTEN BY THE UNDERSIGNED SHAREHOLDERS'
COMMITTEE:


                                ------------------------------------
                                -----------------------


                                ------------------------------------
                                -----------------------


                                ------------------------------------
                                -----------------------

                                                                       EXHIBIT D


         EXCERPTS OF TEXAS BUSINESS CORPORATION ACT (DISSENTERS' RIGHTS)

     5.11       RIGHTS OF DISSENTING SHAREHOLDERS IN THE EVENT OF
CERTAIN CORPORATE ACTIONS.-A. Any shareholder of a domestic corporation shall have the right to dissent from any of the following corporate actions:

     (1) Any plan of merger to which the corporation is a party if shareholder approval is required by Article 5.03 or 5.16 of this Act and the shareholder holds shares of a class or series that was entitled to vote thereon as a class or otherwise;

     (2) Any sale, lease, exchange or other disposition (not including any pledge, mortgage, deed of trust or trust indenture unless otherwise provided in the articles of incorporation) of all, or substantially all, the property and assets, with or without good will, of a corporation requiring the special authorization of the shareholders as provided by this Act;

     (3) Any plan of exchange pursuant to Article 5.02 of this Act in which the shares of the corporation of the class or series held by the shareholder are to be acquired.

     B. Notwithstanding the provisions of Section A of this Article, a shareholder shall not have the right to dissent from any plan of merger in which there is a single surviving or new domestic or foreign corporation, or from any plan of exchange, if (1) the shares held by the shareholder are part of a class shares of which are listed on a national securities exchange, or are held of record by not less than 2,000 holders, on the record date fixed to determine the shareholders entitled to vote on the plan of merger or the plan of exchange, and (2) the shareholder is not required by the terms of the plan of merger or the plan of exchange to accept for his shares any consideration other than (a) shares of a corporation that, immediately after the effective time of the merger or exchange, will be part of a class or series of shares of which are (i) listed, or authorized for listing upon official notice of issuance, on a national securities exchange, or (ii) held of record by not less than 2,000 holders, and (b) cash in lieu of fractional shares otherwise entitled to be received. (Last amended by Ch. 901 L. '91, eff. 8-26-91.)


     5.12 PROCEDURE FOR DISSENT BY SHAREHOLDERS AS TO SAID CORPORATE ACTION.-A. Any shareholder of any domestic corporation who has the right to dissent from any of the corporate actions referred to in Article 5.11 of this Act may exercise that right to dissent only by complying with the following procedures:

     (1) (a)    With respect to proposed corporate action that is
submitted to a vote of shareholders at a meeting, the shareholder shall file with the corporation, prior to the meeting, a written objection to the action, setting out that the shareholder's right to dissent will be exercised if the action is effective and giving the shareholder's address, to which notice thereof shall be delivered or mailed in that event. If the action is effected and the shareholder shall not have voted in favor of the action, the corporation, in the case of action other than a merger, or the surviving or new corporation (foreign or domestic) or other entity that is liable to discharge the shareholder's right of dissent, in the case of a merger, shall, within ten (10) days after the action is effected, deliver or mail to the shareholder written notice that the action has been effected, and the shareholder may, within ten (10) days from the delivery or mailing of the notice, make written demand on the existing, surviving, or new corporation (foreign or domestic) or other entity, as the case may be, for payment of the fair value of the shareholder's shares. The fair value of the shares shall be the value thereof as of the day immediately preceding the meeting, excluding any appreciation or depreciation in anticipation of the proposed action. The demand shall state the number and class of the shares owned by the shareholder and the fair value of the shares as estimated by the shareholder. Any shareholder failing to make demand within the ten (10) day period shall be bound by the action.

     (b) With respect to proposed corporate action that is approved pursuant to Section A of Article 9.10 of this Act, the corporation, in the case of action other than a merger, and the surviving or new corporation (foreign or domestic) or other entity that is liable to discharge the shareholder's right of dissent, in the case of a merger, shall, within ten (10) days after the date the action is effected, mail to each shareholder of record as of the effective date of the action notice of the fact and date of the action and that the shareholder may exercise the shareholder's right to dissent from the action. The notice shall be accompanied by a copy of this Article and any articles or documents filed by the corporation with the Secretary of State to effect the action. If the shareholder shall not have consented to the taking of the action, the shareholder may, within twenty (20) days after the mailing of the notice, make written demand on the existing, surviving, or new corporation (foreign or domestic) or other entity, as the case may be, for payment of the fair value of the shareholder's shares. The fair value of the shares shall be the value thereof as of the date the written consent authorizing the action was delivered to the corporation pursuant to Section A of Article 9. 10 of this Act, excluding any appreciation or depreciation in anticipation of the action. The demand shall state the number and class of shares owned by the dissenting shareholder and the fair value of the shares as estimated by the shareholder.
Any shareholder failing to make demand within the twenty (20) day period shall be bound by the action.

     (2) Within twenty (20) days after receipt by the existing, surviving, or new corporation (foreign or domestic) or other entity, as the case may be, of a demand for payment made by a dissenting shareholder in accordance with Subsection (1) of this Section, the corporation (foreign or domestic) or other entity shall deliver or mail to the shareholder a written notice that shall either set out that the corporation (foreign or domestic) or other entity accepts the amount claimed in the demand and agrees to pay that amount within ninety (90) days after the date on which the action was effected, and, in the case of shares represented by certificates, upon the surrender of the certificates duly endorsed, or shall contain an estimate by the corporation (foreign or domestic) or other entity of the fair value of the shares, together with an offer to pay the amount of that estimate within ninety (90) days after the date on which the action was effected, upon receipt of notice within sixty
(60) days after that date from the shareholder that the shareholder agrees to accept that amount and, in the case of shares represented by certificates, upon the surrender of the certificates duly endorsed.

     (3) If, within sixty (60) days after the date on which the corporate action was effected, the value of the shares is agreed upon between the shareholder and the existing, surviving, or new corporation (foreign or domestic) or other entity, as the case may be, payment for the shares shall be made within ninety (90) days after the date on which the action was effected and, in the case of shares represented by certificates, upon surrender of the certificates duly endorsed. Upon payment of the agreed value, the shareholder shall cease to have any interest in the shares or in the corporation.

     B. If, within the period of sixty (60) days after the date on which the corporate action was effected, the shareholder and the existing, surviving, or new corporation (foreign or domestic) or other entity, as the case may be, do not so agree, then the shareholder or the corporation (foreign or domestic) or other entity may, within sixty (60) days after the expiration of the sixty (60) day period, file a petition in any court of competent jurisdiction in the county in which the principal office of the domestic corporation is located, asking for a finding and determination of the fair value of the shareholder's shares. Upon the filing of any such petition by the shareholder, service of a copy thereof shall be made upon the corporation (foreign or domestic) or other entity, which shall, within ten (10) days after service, file in the office of the clerk of the court in which the petition was filed a list containing the names and addresses of all shareholders of the domestic corporation who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the corporation (foreign or domestic) or other entity. If the petition shall be filed by the corporation (foreign or domestic) or other entity, the petition shall be accompanied by such a list. The clerk of the court shall give notice of the time and place fixed for the hearing of the petition by registered mail to the corporation
(foreign or domestic) or other entity and to the shareholders named on the list at the addresses therein stated. The forms of the notices by mail shall be approved by the court. All shareholders thus notified and the corporation (foreign or domestic) or other entity shall thereafter be bound by the final judgment of the court.

     C. After the hearing of the petition, the court shall determine the shareholders who have complied with the provisions of this Article and have become entitled to the valuation of and payment for their shares, and shall appoint one or more qualified appraisers to determine that value. The appraisers shall have power to examine any of the books and records of the corporation the shares of which they are charged with the duty of valuing, and they shall make a determination of the fair value of the shares upon such investigation as to them may seem proper. The appraisers shall also afford a reasonable opportunity to the parties interested to submit to them pertinent evidence as to the value of the shares. The appraisers shall also have such power and authority as may be conferred on Masters in Chancery by the Rules of Civil Procedure or by the order of their appointment.

     D. The appraisers shall determine the fair value of the shares of the shareholders adjudged by the court to be entitled to payment for their shares and shall file their report of that value in the office of the clerk of the court. Notice of the filing of the report shall be given by the clerk to the parties in interest. The report shall be subject to exceptions to be heard before the court both upon the law and the facts. The court shall by its judgment determine the fair value of the shares of the shareholders entitled to payment for their shares and shall direct the payment of that value by the existing, surviving, or new corporation (foreign or domestic) or other entity, together with interest thereon, beginning 91 days after the date on which the applicable corporate action from which the shareholder elected to dissent was effected to the date of such judgment, to the shareholders entitled to payment. The judgment shall be payable to the holders of uncertificated shares immediately but to the holders of shares represented by certificates only upon, and simultaneously with, the surrender to the existing, surviving, or new corporation (foreign or domestic) or other entity, as the case may be, of duly endorsed certificates for those shares. Upon payment of the judgment, the dissenting shareholders shall cease to have any interest in those shares or in the corporation. The court shall allow the appraisers a reasonable fee as court costs, and all court costs, shall be allotted between the parties in the manner that the court determines to be fair and equitable.

     E. Shares acquired by the existing, surviving, or new corporation (foreign or domestic) or other entity, as the case may be, pursuant to the payment of the agreed value of the shares or pursuant to payment of the judgment entered for the value of the shares, as in this Article provided, shall, in the case of a merger, be treated as provided in the plan of merger and, in all other cases, may be held and disposed of by the corporation as in the case of other treasury shares.

     F. The provisions of this Article shall not apply to a merger if, on the date of the filing of the articles of merger, the surviving corporation is the owner of all the outstanding shares of the other corporations, domestic or foreign, that are parties to the merger.

     G. In the absence of fraud in the transaction, the remedy provided by this Article to a shareholder objecting to any corporate action referred to in Article 5.11 of this Act is the exclusive remedy for the recovery of the value of his shares or money damages to the shareholder with respect to the action. If the existing, surviving, or new corporation (foreign or domestic) or other entity, as the case may be, complies with the requirements of this Article, any shareholder who fails to comply with the requirements of this Article shall not be entitled to bring suit for the recovery of the value of his shares or money damages to the shareholder with respect to the action. (Last amended by Ch. 215, L. '93, eff. 9-1-93.)


     5.13 PROVISIONS AFFECTING REMEDIES OF DISSENTING SHAREHOLDERS.-A. Any shareholder who has demanded payment for his shares in accordance with either Article 5.12 or 5.16 of this Act shall not thereafter be entitled to vote or exercise any other rights of a shareholder except the right to receive payment for his shares pursuant to the provisions of those articles and the right to maintain an appropriate action to obtain relief on the ground that the corporate action would be or was fraudulent, and the respective shares for which payment has been demanded shall not thereafter be considered outstanding for the purposes of any subsequent vote of shareholders.

     B. Upon receiving a demand for payment from any dissenting shareholder, the corporation shall make an appropriate notation thereof in its shareholder records. Within twenty (20) days after demanding payment for his shares in accordance with either Article
5.12 or 5.16 of this act, each holder of certificates representing shares so demanding payment shall submit such certificates to the corporation for notation thereon that such demand has been made. The failure of holders of certificated shares to do so shall, at the option of the corporation, terminate such shareholder's rights under Articles 5.12 and 5.16 of this Act unless a court of competent jurisdiction for good and sufficient cause shown shall otherwise direct. If uncertificated shares for which payment has been demanded or shares represented by a certificate on which notation has been so made shall be transferred, any new certificate issued therefor shall bear similar notation together with the name of the original dissenting holder of such shares and a transferee of such shares shall acquire by such transfer no rights in the corporation other than those which the original dissenting shareholder had after making demand for payment of the fair value thereof.

     C. Any shareholder who has demanded payment for his shares in accordance with either Article 5.12 or 5.16 of this Act may withdraw such demand at any time before payment for his shares or before any petition has been filed pursuant to Article 5.12 or 5.16 of this Act asking for a finding and determination of the fair value of such shares, but no such demand may be withdrawn after such payment has been made or, unless the corporation shall consent thereto, after any such petition has been filed. If, however, such demand shall be withdrawn as hereinbefore provided, or if pursuant to Section B of this Article the corporation shall terminate the shareholder's rights under Article 5.12 or 5.16 of this Act, as the case may be, or if no petition asking for a finding and determination of fair value of such shares by a court shall have been filed within the time provided in
Article 5.12 or 5.16 of this Act, as the case may be, or if after the hearing of a petition filed pursuant to Article 5.12 or 5.16, the court shall determine that such shareholder is not entitled to the relief provided by those articles, then, in any such case, such shareholder and all persons claiming under him shall be conclusively presumed to have approved and ratified the corporate action from which he dissented and shall be bound thereby, the right of such shareholder to be paid the fair value of his shares shall cease, and his status as a shareholder shall be restored without prejudice to any corporate proceedings which may have been taken during the interim, and such shareholder shall be entitled to receive any dividends or other distributions made to shareholders in the interim. (Last amended by Ch. 215, L. '93, eff. 9-1-93.)

                                                                       EXHIBIT E


               EXCERPTS OF TEXAS BANKING CODE (DISSENTERS' RIGHTS)


ART. 342-305.  MERGER--TRUST POWERS

     Any two or more state banks, or if national banks are hereafter authorized by the laws of the United States to participate in such a merger, any one or more state banks and any one or more national banks domiciled in this State, or any state bank and any state or federal savings and loan association or state or federal savings bank authorized by the laws of this state or the United States to participate in a merger, may, with the approval of the Banking Commissioner and the written consent of the owners of record of two-thirds of the capital of each of said institutions, be merged. Said merging institutions shall file with the Banking Commissioner:

     (1) A statement of the plan of merger approved by the board of directors or managers, as appropriate, of each merging institution, by a majority vote of the qualified directors or managers.

     (2) Certificate of merger stating the facts required by Article 30 or Article 62, as appropriate, of this chapter and executed and acknowledged by a majority of the qualified directors or managers of each merging institution.

     The Banking Commissioner shall thereupon investigate the condition of the merging institutions and if the Commissioner finds that the state bank which will result from the merger (hereafter called the "resulting bank") will be solvent and its capital unimpaired; that it will have adequate capital structure; that such merger does not violate the anti-trust laws of this state; and that the resulting bank has in all respects complied with the laws of this State relative to the incorporation of State banks, the Commissioner may approve such merger, and, if the Commissioner so approves, the Commissioner shall deliver to the resulting bank a certified copy of the certificate of merger, which certificate shall constitute the charter and articles of association of the resulting bank. The resulting bank shall be deemed a continuation in entity and identity of each of the institutions involved in the merger; shall be subject to all the liabilities, obligations, duties and relations of each merging institution; and shall without the necessity of any conveyance, assignment or transfer become the owner of all of the assets of every kind and character formerly belonging to the merging institutions; further, provided, that if any merging institution shall at the time of the merger be acting as trustee, guardian, executor, administrator, or in any other fiduciary capacity, the resulting bank shall, without the necessity of any judicial action or action by the creator of such trust, continue such office, trust or fiduciary relationship and shall perform all of the duties and obligations and exercise all of the powers and authority connected with or incidental to such fiduciary relationship in the same manner as though the resulting bank had been originally named or designated as such fiduciary.

     The naming or designating by a testator, or the creator of a living trust, of any one of the merging institutions to act as trustee, guardian, executor or in any other fiduciary capacity shall be considered the naming or designating of the bank resulting from the merger.

     A stockholder may dissent from the merger by following the procedure provided by Article 5.12, Texas Business Corporation Act. That procedure applies to a merger under this article, as if the state bank were a corporation organized under the Texas Business Corporation Act.

Amended by Acts 1985, 69th Leg., ch. 639, Section 7, eff. Aug. 26, 1985; Acts 1989, 71st Leg., ch. 780, Section 33, eff. Sept. 1, 1989.
Redesignated as Chapter III, Art. 5 and amended by Acts 1993, 73rd
Leg., ch. 765, Section 3, eff. Aug. 30, 1993. Amended by Acts 1993, 73rd Leg., ch. 944, Section 2, eff. Aug. 30, 1993.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS


ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Section 351.355(1) and (2) of The General and Business Corporation Law of the State of Missouri provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful, except that, in the case of an action or suit by or in the right of the corporation, the corporation may not indemnify such persons against judgments and fines and no person shall be indemnified as to any claim, issue or matter as to which such person shall have been adjudged to be liable for negligence or misconduct in the performance of his duty to the corporation, unless and only to the extent that the court in which the action or suit was brought determines upon application that such person is fairly and reasonably entitled to indemnity for proper expenses. Section 351.355(3) provides that, to the extent that a director, officer, employee or agent of the corporation has been successful in the defense of any such action, suit or proceeding or any claim, issue or matter therein, he shall be indemnified against expenses, including attorney's fees, actually and reasonably incurred in connection with such action, suit or proceeding. Section 351.355(7) provides that a Missouri corporation may provide additional indemnification to any person indemnifiable under subsection (1) or (2), provided such additional indemnification is authorized by the corporation's articles of incorporation or an amendment thereto or by a shareholder-approved by-law or agreement, and provided further that no person shall thereby be indemnified against conduct which was finally adjudged to have been knowingly fraudulent, deliberately dishonest or willful misconduct. Article XIII of the Restated Articles of Incorporation of registrant provides that registrant shall extend to its directors and certain of its executive officers the indemnification specified in subsections (1) and (2) and the additional indemnification authorized in subsection (7) and that it may extend to other officers, employees and agents such indemnification and additional indemnification.

     Pursuant to a policy of directors' and officers' liability insurance, with total annual limits of $55 million, registrant's officers and directors are insured, subject to the limits, retention, exceptions and other terms and conditions of such policy, against liability for any actual or alleged error, misstatement, misleading statement, act or omission, or neglect or breach of duty by the directors or officers of registrant in the discharge of their duties solely in their capacity as directors or officers of registrant, individually or collectively, or any matter claimed against them solely by reason of their being directors or officers of registrant.

ITEM 21.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

     (a) The following exhibits are filed as part of this Registration Statement:

           (2)(a) Agreement and Plan of Merger, dated May 19, 1994, by and among Dalhart Bancshares, Inc., Dalhart Bancshares of Delaware, Inc., Boatmen's Bancshares, Inc. and Boatmen's Texas, Inc. (Exhibit A to Joint Proxy Statement/Prospectus). The Registrant agrees to furnish supplementally a copy of any omitted schedule to the Commission upon request;

           (2)(b) Agreement to Merge, dated June 30, 1994, between Boatmen's First National Bank of Amarillo and Citizens State Bank of Dalhart, and joined by Boatmen's Bancshares, Inc. (Exhibit B to Joint Proxy Statement/Prospectus);

           (2)(c) Escrow Agreement, dated ------------, 1994, by and among Boatmen's Bancshares, Inc., Boatmen's Texas, Inc., Dalhart Bancshares, Inc., Dalhart Bancshares of Delaware, Inc., Citizens State Bank of Dalhart and ------------ (Exhibit C to Joint Proxy Statement/Prospectus);

           (3)(a) Restated Articles of Incorporation of Boatmen's Bancshares, Inc.;

           (3)(b) Statement in Change of Registered Agent of Boatmen's Bancshares, Inc.;

           (3)(c)     Amended Bylaws of Boatmen's Bancshares, Inc.;

           (5)        Opinion of Lewis, Rice & Fingersh regarding legality;

           (8) Form of Opinion of Lewis, Rice & Fingersh regarding federal income tax consequences;

           (23)(a)    Consent of Ernst & Young LLP;

           (23)(b)    Consent of GRA, Thompson, White & Co., P.A.;

           (23)(c)    Consent of KPMG Peat Marwick LLP;

           (23)(d)    Consent of KPMG Peat Marwick LLP;

           (23)(e)    Consent of KPMG Peat Marwick LLP;

           (23)(f)    Consent of KPMG Peat Marwick LLP;

           (23)(g)    Consent of Frost & Company;

           (23)(h) Consent of Lewis, Rice & Fingersh (in opinion regarding legality);

           (23)(i) Consent of Lewis, Rice & Fingersh (in opinion regarding federal income tax consequences);

           (24)  Power of Attorney;

           (99)(a) Form of Proxy Card for Dalhart Bancshares, Inc. Special Meeting;

           (99)(b)    Form of Letter to Shareholders of Dalhart
                      Bancshares, Inc. to accompany Joint Proxy
                      Statement/Prospectus;

           (99)(c)    Form of Notice of Dalhart Bancshares, Inc. Special
                      Meeting;

           (99)(d) Form of Proxy Card for Citizens State Bank of Dalhart Special Meeting;

           (99)(e) Form of Letter to Shareholders of Citizens State Bank of Dalhart to accompany Joint Proxy
                      Statement/Prospectus;

           (99)(f) Form of Notice of Citizens State Bank of Dalhart Special Meeting;

           (99)(g) Excerpts of the Texas Business Corporation Act (Dissenters' Rights) (Exhibit D to Joint Proxy Statement/Prospectus);

           (99)(h) Excerpts of the Texas Banking Code (Dissenters' Rights) (Exhibit E to Joint Proxy
                      Statement/Prospectus).

           The following exhibits are incorporated herein by reference:

           (2)(d) Agreement and Plan of Merger, dated August 18, 1994, by and among Worthen Banking Corporation, Boatmen's Bancshares, Inc. and BBI Acquisition Co.;

           (4) Rights Agreement, dated as of August 14, 1990, of Boatmen's Bancshares, Inc.;

                      Note: No long-term debt instrument issued by Boatmen's Bancshares, Inc. exceeds 10% of the consolidated total assets of Boatmen's Bancshares, Inc. and its subsidiaries. In accordance with paragraph 4(iii) of
                      Item 601 of Regulation S-K, Boatmen's Bancshares, Inc. will furnish to the S.E.C. upon request copies of long-term debt instruments and related agreements.

     (b) No financial statement schedules are required to be filed herewith pursuant to Item 21(b) or (c) of this Form.


ITEM 22.  UNDERTAKINGS.

     (1)   The undersigned Registrant hereby undertakes as follows:
That prior to any public reoffering of the securities registered hereunder through the use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

     (2)   The undersigned Registrant undertakes that every prospectus
(i) that is filed pursuant to paragraph (1) immediately preceding, or
(ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act of 1933, as amended, and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, as amended, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

     (4) The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

     (5) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, as amended, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934, as amended (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934, as amended) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (6) Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions (see Item 20 -- Indemnification of Directors and Officers), or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy expressed in the Securities Act of 1933, as amended, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities
(other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933, as amended, and will be governed by the final adjudication of such issue.

                           SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of St. Louis, State of Missouri, on September 9, 1994.


                      BOATMEN'S BANCSHARES, INC.



                      By /s/ Andrew B. Craig, III
                         ------------------------------------------------------
                         Andrew B. Craig, III
                         Chairman of the Board and Chief Executive Officer

     Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities indicated on September 12, 1994.





      /s/ Andrew B. Craig, III
- ------------------------------------  Chairman of the Board and Chief Executive
      Andrew B. Craig, III            Officer (principal executive officer)


    /s/ James W. Kienker
- ------------------------------------  Executive Vice President and Chief Financial Officer
        James W. Kienker              (principal financial and accounting officer)


                 *
- ------------------------------------  President and Director
      Samuel B. Hayes, III


                 *
- -----------------------------------   Vice Chairman and Director
      John Peters MacCarthy


                 *
- -----------------------------------  Director
       Richard L. Battram


                 *
- -----------------------------------   Director
     B. A. Bridgewater, Jr.


                 *
- -----------------------------------   Director
      William E. Cornelius


                                    II-5

                 *
- -----------------------------------   Director
          Ilus W. Davis


                 *
- -----------------------------------   Director
       John E. Hayes, Jr.


                 *
- -----------------------------------   Director
         Lee M. Liberman


                 *
- -----------------------------------   Director
        William E. Maritz


                 *
- -----------------------------------   Director
        Andrew E. Newman


                 *
- -----------------------------------   Director
         Jerry E. Ritter


                 *
- -----------------------------------   Director
       William P. Stiritz


                 *
- -----------------------------------   Director
         Albert E. Suter


                 *
- -----------------------------------   Director
      Dwight D. Sutherland


                 *
- -----------------------------------   Director
      Theodore C. Wetterau


    /s/ James W. Kienker
- -----------------------------------
        *Attorney-in-fact

                       INDEX TO EXHIBITS

Number                               Exhibit
- ------                               -------

(2)(a) Agreement and Plan of Merger, dated May 19, 1994, by and among Dalhart Bancshares, Inc., Dalhart
                Bancshares of Delaware, Inc., Boatmen's
                Bancshares, Inc. and Boatmen's Texas, Inc.
                (Exhibit A to the Joint Proxy
                Statement/Prospectus).

(2)(b) Agreement to Merge, dated June 30, 1994, between Boatmen's First National Bank of Amarillo and Citizens State Bank of Dalhart, and joined by Boatmen's Bancshares, Inc. (Exhibit B to the Joint Proxy Statement/Prospectus).

(2)(c)          Escrow Agreement, dated ---------------, 1994, by and
                among Boatmen's Bancshares, Inc., Boatmen's Texas, Inc., Dalhart Bancshares, Inc., Dalhart Bancshares of Delaware, Inc., Citizens State Bank of Dalhart and ----------------------- (Exhibit C to Joint Proxy
                Statement/Prospectus);

(2)(d) Agreement and Plan of Merger, dated August 18, 1994, by and among Worthen Banking Corporation, Boatmen's Bancshares, Inc. and BBI Acquisition Co., Inc., is incorporated herein by reference from the Boatmen's Bancshares, Inc. Current Report on Form 8-K, dated September 2, 1994.

(3)(a)          Restated Articles of Incorporation of Boatmen's
                Bancshares, Inc.

(3)(b)          Statement of Change of Registered Agent of Boatmen's
                Bancshares, Inc.

(3)(c)          Amended Bylaws of Boatmen's Bancshares, Inc.

(4)             Rights Agreement, dated as of August 14, 1990, of
                Boatmen's Bancshares, Inc., is incorporated herein by reference from the Boatmen's Bancshares, Inc.
                Registration Statement on Form 8-A, dated August 14,
                1990.

(5)             Opinion of Lewis, Rice & Fingersh regarding legality.

(8) Form of Opinion of Lewis, Rice & Fingersh regarding federal income tax consequences.

(23)(a)         Consent of Ernst & Young LLP.

(23)(b)         Consent of GRA, Thompson, White & Co., P.A.

(23)(c)         Consent of KPMG Peat Marwick LLP.

(23)(d)         Consent of KPMG Peat Marwick LLP.

(23)(e)         Consent of KPMG Peat Marwick LLP.

(23)(f)         Consent of KPMG Peat Marwick LLP.

(23)(g)         Consent of Frost & Company.

(23)(h) Consent of Lewis, Rice & Fingersh (in opinion regarding legality).

Number                               Exhibit
- ------                               -------

(23)(i) Consent of Lewis, Rice & Fingersh (in opinion regarding federal income tax consequences).

(24)            Power of Attorney.

(99)(a)         Form of Proxy Card for Dalhart Bancshares, Inc. Special
                Meeting.

(99)(b)         Form of Letter to Shareholders of Dalhart Bancshares, Inc.
                to accompany Joint Proxy Statement/Prospectus.

(99)(c)         Form of Notice of Dalhart Bancshares, Inc. Special Meeting.

(99)(d)         Form of Proxy Card for Citizens State Bank of Dalhart
                Special Meeting.

(99)(e) Form of Letter to Shareholders of Citizens State Bank of Dalhart to accompany Joint Proxy Statement/Prospectus.

(99)(f)         Form of Notice of Citizens State Bank of Dalhart Special
                Meeting.

(99)(g) Excerpts of the Texas Business Corporation Act (Dissenters' Rights) (Exhibit D to Joint Proxy Statement/Prospectus).

(99)(h) Excerpts of the Texas Banking Code (Dissenters' Rights) (Exhibit E to Joint Proxy Statement/Prospectus).

 ----------------------------------------
   *Only pages of the manually signed original of the Registration
    Statement are numbered sequentially.